As filed with the Securities and Exchange Commission on April 4, 2014

File No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of
The Securities Exchange Act of 1934

American Realty Capital Centers, Inc.

(Exact name of registrant as specified in its charter)

Maryland	35-2497157
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

405 Park Avenue, 12th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(212) 415-6500

Copies to:

Richard A. Silfen Executive Vice President and General Counsel	Peter M. Fass Steven L. Lichtenfeld
American Realty Capital Properties, Inc.	Proskauer Rose LLP
405 Park Avenue, 12th Floor New York, New York 10022 (212) 415-6500	11 Times Square New York, New York 10036 (212) 969-3445

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	The NASDAQ Global Market

Securities to be registered pursuant to Section 12(g) of the Act:
None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

AMERICAN REALTY CAPITAL CENTERS, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT
CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

Certain information required to be included in this Form 10 is incorporated by reference to specifically identified portions of the body of the information statement of American Realty Capital Centers, Inc., a Maryland corporation (the “Company”), filed herewith as Exhibit 99.1 (the “Information Statement”). None of the information contained in the Information Statement shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.

Item 1.	Business.

The information required by this item is contained under the sections of the Information Statement entitled “Summary,” “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” “The Separation and Distribution,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business and Properties,” “Certain Agreements,” “Certain Relationships and Related Person Transactions” and “Where You Can Find Additional Information.” Those sections are incorporated herein by reference.

Item 1A.	Risk Factors.

The information required by this item is contained under the sections of the Information Statement entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Those sections are incorporated herein by reference.

Item 2.	Financial Information.

The information required by this item is contained under the sections of the Information Statement entitled “Summary — Summary Historical Combined Financial Data,” “Selected Historical Combined Financial Data,” “Unaudited Pro Forma Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Those sections are incorporated herein by reference.

Item 3.	Properties.

The information required by this item is contained under the section of the Information Statement entitled “Our Business and Properties.” That section is incorporated herein by reference.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is contained under the section of the Information Statement entitled “Principal Stockholders.” That section is incorporated herein by reference.

Item 5.	Directors and Executive Officers.

The information required by this item is contained under the section of the Information Statement entitled “Management.” That section is incorporated herein by reference.

Item 6.	Executive Compensation.

The information required by this item is contained under the sections of the Information Statement entitled “Management — Compensation of Our Directors and Officers — Executive Compensation,” “Management — Compensation of Our Directors and Officers — Equity Plan” and “Certain Agreements — Advisory Agreement.” Those sections are incorporated herein by reference.

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Item 7.	Certain Relationships and Related Transactions, and Director Independence.

The information required by this item is contained under the sections of the Information Statement entitled “Management,” “Certain Agreements — Advisory Agreement” and “Certain Relationships and Related Person Transactions.” Those sections are incorporated herein by reference.

Item 8.	Legal Proceedings.

The information required by this item is contained under the section of the Information Statement entitled “Our Business and Properties — Legal Proceedings.” That section is incorporated herein by reference.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The information required by this item is contained under the sections of the Information Statement entitled “Summary,” “The Separation and Distribution,” “Distribution Policy” and “Description of Stock.” Those sections are incorporated herein by reference.

Item 10.	Recent Sales of Unregistered Securities.

In connection with our formation and initial capitalization, on April 2, 2014, the Company issued 100 shares of its common stock, $0.01 par value per share, to a wholly owned subsidiary of ARC Properties Operating Partnership, L.P., the operating partnership of American Realty Capital Properties, Inc., for an aggregate purchase price of $1,000. These shares were issued in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 11.	Description of Registrant’s Securities to be Registered.

The information required by this item is contained under the sections of the Information Statement entitled “The Separation and Distribution” and “Description of Stock.” Those sections are incorporated herein by reference.

Item 12.	Indemnification of Directors and Officers.

The information required by this item is contained under the section of the Information Statement entitled “Material Provisions of Maryland Law and of Our Charter and Bylaws — Indemnification and Limitation of Directors’ and Officers’ Liability.” That section is incorporated herein by reference.

Item 13.	Financial Statements and Supplementary Data.

The information required by this item is contained under the section of the Information Statement entitled “Index to Financial Statements” and in the financial statements and related notes referenced in such section of the Information Statement and included in the Information Statement following the section of the Information Statement entitled “Index to Financial Statements.” That section and such financial statements and related notes are incorporated herein by reference.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 15.	Financial Statements and Exhibits.
(a)	Financial Statements

The information required by this item is contained under the section of the Information Statement entitled “Index to Financial Statements.” That section is incorporated herein by reference.

(b)	Exhibits

See below.

The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit Description
2.1*	Form of Separation and Distribution Agreement among American Realty Capital Centers, Inc., ARCenters Operating Partnership, L.P., American Realty Capital Properties, Inc. and ARC Properties Operating Partnership, L.P.
3.1*	Form of Articles of Amendment and Restatement of American Realty Capital Centers, Inc.
3.2*	Form of Amended and Restated Bylaws of American Realty Capital Centers, Inc.
4.1*	Specimen Common Stock Certificate of American Realty Capital Centers, Inc.
10.1*	Form of Amended and Restated Agreement of Limited Partnership of ARCenters Operating Partnership, L.P.
10.2*	Form of Advisory Agreement between American Realty Capital Centers, Inc. and ARCP Advisors, LLC.
10.3*	Form of Right of First Offer Agreement between American Realty Capital Centers, Inc. and American Realty Capital Properties, Inc.
10.4*	Form of 2014 American Realty Capital Centers, Inc. Equity Plan.
10.5*	Form of Indemnification Agreement between American Realty Capital Centers, Inc. and each of its executive officers and directors.
10.6*	Form of Registration Rights Agreement among American Realty Capital Centers, Inc., ARC Properties Operating Partnership, L.P. and ARCP Advisors, LLC.
10.7*	Form of Licensing Agreement between American Realty Capital Properties, Inc. and American Realty Capital Centers, Inc.
10.8*	Form of Credit Agreement among American Realty Capital Centers, Inc., ARCenters Operating Partnership L.P. and the lenders party thereto.
10.9*	Form of Multi-Year Outperformance Agreement among American Realty Capital Centers, Inc. ARCenters Operating Partnership, L.P. and ARCP Advisors, LLC.
21.1*	List of Subsidiaries of American Realty Capital Centers, Inc.
99.1	Information Statement of American Realty Capital Centers, Inc.
99.2*	Form of Asset Allocation Agreement among American Realty Capital Properties, Inc., ARCP Advisors, LLC, Cole REIT Advisors V, LLC and Cole Corporate Income Advisor II, LLC.

*	To be filed by amendment

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL CENTERS, INC.

By:	/s/ Nicholas S. Schorsch Name: Nicholas S. Schorsch Title: Chief Executive Officer and Chairman of the Board of Directors Date: April 4, 2014

The information in this Information Statement is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Preliminary and Subject to Completion
dated April 4, 2014

INFORMATION STATEMENT

Common Stock

This information statement is being furnished in connection with the distribution by American Realty Capital Properties, Inc., or ARCP, to its stockholders of     % of the outstanding shares of common stock of American Realty Capital Centers, Inc., or ARCenters, which prior to the separation and distribution is an indirect wholly owned subsidiary of ARC Properties Operating Partnership, L.P., or ARCP OP, the operating partnership of ARCP, and that, following the separation and distribution, will hold directly or indirectly certain assets relating primarily to ARCP’s multi-tenant shopping center portfolio. To implement the distribution, ARCP will distribute the shares of ARCenters common stock on a pro rata basis.

For every 10 shares of common stock of ARCP held of record by you as of the close of business on            , 2014, the record date for the distribution, you will receive one share of ARCenters common stock by way of a taxable pro rata special distribution to ARCP stockholders. You will receive cash in lieu of any fractional shares of ARCenters common stock which you would have received after application of the above ratio. As discussed under “The Separation and Distribution — Market For Common Stock — Trading Between the Record Date and Distribution Date,” if you sell your shares of common stock of ARCP in the “regular-way” market after the record date and before the separation and distribution, you also will be selling your right to receive shares of our common stock in connection with the separation and distribution. We expect the shares of ARCenters common stock to be distributed by ARCP to you on            , 2014. We refer to the date of the distribution of shares of ARCenters common stock as the “distribution date.”

No vote of ARCP’s stockholders is required in connection with the separation and distribution.  Therefore, you are not being asked for a proxy, and you are requested not to send us a proxy, in connection with the separation and distribution. You do not need to pay any consideration, exchange or surrender your existing shares of common stock of ARCP or take any other action to receive your shares of ARCenters common stock.

There is no current trading market for ARCenters common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of our common stock to begin on the first trading day following the completion of the distribution. We intend to apply to have our common stock authorized for listing on The NASDAQ Global Market under the symbol “ARCM.”

We intend to elect to be taxed as, and to operate in a manner that will allow us to qualify as, a real estate investment trust for federal income tax purposes, or REIT, commencing with our taxable year ending December 31, 2014. To assist us in complying with certain federal income tax requirements applicable to REITs, among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock. See “Description of Stock — Restrictions on Ownership and Transfer” for a detailed description of the ownership and transfer restrictions applicable to our common stock.

In reviewing the information statement, you should carefully consider the matters described in the “Risk Factors” section beginning on page 30.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

This information statement was first mailed to ARCP stockholders on or about            , 2014.

The date of this information statement is            , 2014.

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Presentation of Information

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of all the transactions referred to in this information statement in connection with the separation and distribution.

Unless the context otherwise requires, references in this information statement to “ARCenters,” “our company,” “the company,” “us,” “our” and “we” refer to American Realty Capital Centers, Inc., a Maryland corporation, and its consolidated subsidiaries, including ARCenters Operating Partnership, L.P., a Delaware limited partnership, or ARCenters OP, our operating partnership. References to ARCenters’ historical business and operations or to the “ARCP Multi-Tenant Portfolio” refer to the business and operations of the 65 shopping center properties and 10 single-tenant net lease retail properties owned as of December 31, 2013 that will be transferred from ARCP OP to ARCenters OP in connection with the separation. The audited combined financial statements in this information statement relate to ARCenters’ historical business and operations. Unless the context otherwise requires, references in this information statement to “ARCP” refer to American Realty Capital Properties, Inc., a Maryland corporation, and its consolidated subsidiaries. Unless the context otherwise requires, references in this information statement to “the portfolio,” “our portfolio,” “the properties,” “our properties” or “property portfolio” refer to the 68 shopping center properties and 10 single-tenant net lease retail properties that will be transferred from ARCP OP to our operating partnership in connection with the separation. Except as otherwise indicated or unless the context otherwise requires, all references to ARCenters per share data assume a distribution ratio of one share of ARCenters common stock for each 10 shares of ARCP common stock.

We use certain defined terms throughout this information statement that have the following meanings:

We define “annualized rental income” as rental income under our leases reflecting straight-line rent adjustments associated with contractual rent increases in the leases as required by GAAP, which includes the effect of tenant concessions such as free rent, as applicable. We define “GAAP” as accounting principles generally accepted in the United States. We define “NOI” as rental income from our leases, on a straight-line basis, which includes the effect of tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property expenses. We define “annualized base rent” as the annualized fixed base rental amount in effect under existing leases as of the applicable date. Annualized base rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants. Annualized base rent does not reflect amounts attributable to percentage rent increases, where applicable.

We define “EBITDA” as net income (loss) attributable to our company before interest expense and amortization of loan costs, interest income, income taxes and depreciation and amortization. We define “Adjusted EBITDA” as annualized EBITDA plus adjustments for non-cash general and administrative expenses, one-time or non-recurring revenues or expenses and other adjustments.

We present EBITDA, Adjusted EBITDA and NOI, or Non-GAAP Measures, as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. None of the Non-GAAP Measures should be considered as an alternative to any other performance measure derived in accordance with GAAP or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with GAAP. We believe similarly titled measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA, Adjusted EBITDA and NOI and other similar metrics when reporting their financial results. Our presentation of EBITDA, Adjusted EBITDA and NOI should not be construed to imply that our future results will be unaffected by unusual or nonrecurring items.

The Non-GAAP Measures have limitations as analytical tools, and you should not consider any of these measures in isolation or as a substitute for analyses of our income or cash flows as reported under GAAP. Some of these limitations are:

•	they do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	they do not reflect changes in, or cash requirements for, our working capital needs;

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•	they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•	depreciation and amortization are non-cash expense items that are reflected in our statements of cash flows; and
•	other companies in our industry may calculate these measures differently from the way we do, limiting their usefulness as comparative measures.

In addition, other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. We compensate for these limitations by relying primarily on our GAAP results and using the Non-GAAP Measures only for supplemental purposes. Please see our financial statements and the related notes thereto, included or incorporated by references in this information statement.

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SUMMARY

You should read the following summary together with the more detailed information regarding our company and the historical and pro forma financial statements and related notes appearing elsewhere in this information statement, including under the caption “Risk Factors.” Unless otherwise indicated, the information contained in this information statement is as of January 31, 2014 and assumes the completion of all transactions described in this information statement.

Our Company

ARCenters is a newly formed, externally advised Maryland corporation with the principal objective of acquiring, financing, leasing, owning and developing shopping center properties. Our company invests across three complementary retail asset classes — power centers, grocery-anchored neighborhood centers, or grocery centers, and non-grocery-anchored community centers, or anchored centers. Our strategy is to acquire high-quality, well located, dominant shopping center properties that generate attractive risk-adjusted returns. We will target competitively protected properties in communities that have strong demographics and have historically exhibited favorable trends, such as population and income growth, as evidenced by the fact that the average population and average household income within a three-mile radius of all our portfolio were 69,000 and $71,000, respectively, as of January 31, 2014. We consider competitively protected properties to be located in the most prominent shopping districts in their respective markets, ideally situated at major “Main and Main” intersections. We generally lease our properties to big-box retailers, national and regional supermarket chains and select retailers that offer necessity- and value-oriented items and generate regular consumer traffic.

Our mission will be to own stable, quality power centers, grocery centers and anchored centers that effectively serve the communities in which they are located. Upon completion of the separation and distribution, ARCenters will operate a large, well diversified portfolio which is anticipated to consist of interests in 78 properties, including 35 power centers, 12 grocery centers, 21 anchored centers and 10 single-tenant retail properties, totaling approximately 11.7 million leasable square feet. As of January 31, 2014, our portfolio was approximately 96.3% leased. Although not the focus of our business, we also own controlling interests in 10 single-tenant net lease retail properties that, as of January 31, 2014, were 100% leased. In establishing our portfolio, ARCP considered that certain of its shopping center properties are cross-collateralized with certain of ARCP’s single-tenant net lease retail properties, and adjusted the mix of properties to permit the maximum number of multi-tenant shopping center assets to be transferred to us, while at the same time, minimizing the costs associated with release prices, make-whole payments and defeasance that would be payable to lenders in respect of the separation. This cost-sensitive analysis resulted in 68 shopping center properties and 10 single-tenant retail properties being included in our portfolio and 18 shopping center properties being initially excluded from our portfolio. Our portfolio has proven to be stable and is occupied by some of the largest, most well-recognized names in the retail industry, such as PetSmart, Kohl’s, Dick’s Sporting Goods, Best Buy and Ross Dress for Less.

ARCenters will be a retail real estate company positioned for growth. Our portfolio, which is anticipated to consist of 78 properties in 26 states, will represent significant scale from inception. We believe that our strong balance sheet, focused future pursuit of an investment-grade rating and status as a publicly traded company will provide us with access to multiple sources of capital. Our advisor will focus on growth within our targeted asset classes. Combined, we believe these factors demonstrate that ARCenters will have a unique ability to act as a leading acquirer and owner of power centers, grocery centers and anchored centers and will deliver attractive risk-adjusted returns to our stockholders.

We will not have any employees. All the services that might be provided by employees will be provided to us by ARCP Advisors, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of ARCP OP, which we refer to as our advisor or as ARCP Advisors, pursuant to an advisory agreement. We believe that our advisory structure will result in lower general and administrative costs as a percentage of total asset value than substantially all our peer companies. ARCP Advisors will be staffed by a well-regarded in-place management team of over 190 professionals that has extensive shopping center experience, having acquired approximately $4.0 billion of fragmented shopping center real estate (consisting of approximately 24.5 million leasable square feet), since 2008. ARCenters will also continue to benefit from its continued

relationships with ARCP’s key executives. Nicholas S. Schorsch, ARCP’s Chairman and Chief Executive Officer, David S. Kay, ARCP’s President, Lisa Beeson, ARCP’s Chief Operating Officer, and Brian S. Block, ARCP’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary, hold the same positions with ARCenters. We further believe ARCP Advisors’ management team experience, extensive industry relationships and asset management expertise will enable us to compete effectively for acquisitions and help generate attractive risk-adjusted returns to our stockholders.

Our properties also will receive property management and leasing services from affiliates of ARCP Advisors at no cost to us other than the reimbursement of reasonable expenses. We believe that the properties will be seamlessly integrated into our company due to the continuity of on-site operations, the institutional knowledge of the property management and leasing teams at the affiliates of our advisor and such teams’ deep familiarity with the markets in which our assets are located.

We will derive our revenues primarily from retail tenant leases, including fixed minimum rent leases, percentage rent leases based on tenants’ sales volumes and reimbursements from tenants for certain expenses. We believe ARCP Advisors’ market expertise, targeted leasing strategies and proactive approach to asset management will enable us to maximize the operating performance of our portfolio. ARCP Advisors will continue to implement an active asset management program to increase the long-term value of each of our properties. This may include expanding existing tenants, re-entitling site plans to allow for additional outparcels, which are small tracts of land used for freestanding development not attached to the main buildings, and repositioning tenant mixes to maximize customer traffic, tenant sales and percentage rents. As we grow our portfolio, we will seek to maintain a diverse pool of assets with respect to both geographic distribution and tenant mix, which we believe will help to minimize our portfolio risk.

For the year ended December 31, 2013, our portfolio generated consolidated revenue of $146.8 million, net income of $9.3 million and NOI of $103.2 million. For the year ended December 31, 2012, our portfolio generated consolidated revenue of $107.3 million, net income of $2.2 million and NOI of $74.3 million.

We anticipate pursuing and ultimately achieving an investment-grade credit rating and having access to both secured and unsecured debt markets. Upon completion of the separation and distribution, we expect to have $967.0 million of total debt outstanding, including $567.0 million of existing mortgage debt and $400.0 million of new borrowings made under the $750.0 million senior secured revolving credit and term loan facilities that we anticipate arranging.

We intend to elect to be treated as a REIT, and we intend to conduct our business and own substantially all our assets through our operating partnership, ARCenters OP.

Reasons for the Separation and Distribution

ARCP’s board of directors periodically reviews strategic alternatives. The board determined upon careful review and consideration in accordance with the applicable standard of review under Maryland law that the separation and distribution of ARCenters is in the best interests of ARCP. The board’s determination was based on a number of factors, including those set forth below.

•	Potential for an increased dividend for ARCP stockholders. The separation and distribution is intended to result in ARCP stockholders receiving a combined dividend that exceeds ARCP’s current annualized dividend of $1.00 per share. We currently estimate that ARCenters’ annualized dividend for its first year following the separation and distribution will be approximately $0.73 per share (based on an anticipated distribution of one share of ARCenters common stock for every 10 shares of ARCP common stock). Because ARCP expects to maintain its current annualized dividend of $1.00 per share and after adjusting for the ratio of one share of ARCenters common stock distributed for every 10 shares of ARCP common stock, ARCP stockholders who continue to hold their shares of ARCenters common stock would receive a combined annualized dividend of $1.073 per share, which would result in 7.3% of dividend growth.
•	Potential for a higher aggregate market value for stockholders. The separation and distribution will permit potential investors and the financial community to evaluate the performance of each company separately, which may result in a higher aggregate market value than ARCP’s current value. In particular, we believe current earnings multiples for large shopping center REITs exceed ARCP’s multiple, thereby potentially facilitating value creation.
•	Tailored capital structure for more efficiency. Each company will have the flexibility to create a capital structure tailored to its strategic goals and consistent with its stockholders’ interests. In addition, tailored capital structures should facilitate each company’s ability to grow through acquisitions, mergers, joint ventures and other combinations.
•	Unlock embedded equity. Leverage obtained at the time of the separation and distribution is anticipated to result in an approximately $380.0 million distribution to ARCP and an initial reduction in ARCP’s estimated 2014 net-debt-to-adjusted EBITDA ratio from 7.2x to 7.0x.
•	Continuation of value creation success of ARCP’s management. ARCP is a self-managed, leading net lease REIT, backed by the leadership of its executive management team, which has successfully accumulated and invested capital on a value-accretive basis in fragmented sectors of the commercial real estate market. We believe that the separation and distribution represents a continuation of ARCP’s value creation success, which business strategy can be duplicated on behalf of ARCenters.

The anticipated benefits of the separation and distribution are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated or at all. If the separation and distribution do not result in such benefits, the costs associated with the transaction could have a negative effect on our financial condition and ability to make distributions to our stockholders.

Competitive Strengths

Well diversified, high-quality portfolio located in top markets throughout the U.S.  Our portfolio is anticipated to contain 78 properties consisting of 35 power centers, 12 grocery centers, 21 anchored centers and 10 single-tenant retail properties located in 26 states. The shopping center properties that are part of our initial portfolio fit within our target property acquisition profile as they are stable, produce steady cash flows across market cycles and are occupied by large, well-recognized names in the retail industry. We believe that the breadth of our footprint and the tendency of our properties to be well located within their respective markets will help position our properties as attractive destinations for retailers.

Strong demographics and nationally recognized tenant base.  We will target properties in communities that have strong demographics and have historically exhibited favorable trends, such as population and income growth, as evidenced by the fact that the average population and average household income within a three-mile radius of all our portfolio were 69,000 and $71,000, respectively, as of January 31, 2014. Our portfolio is occupied by some of the largest, most well-recognized names in the retail industry, such as PetSmart, Kohl’s, Dick’s Sporting Goods, Best Buy and Ross Dress for Less. Our grocery tenants include H-E-B Plus!, Publix Super Markets, Whole Foods Market, The Price Chopper, Safeway and Harris Teeter.

Conservative capital structure with capacity to fund future growth.  After accounting for our expected new indebtedness, the aggregate amount of our debt will be approximately 7.7 times our adjusted EBITDA for the pro forma year ended December 31, 2013. We believe that this is a low leverage ratio relative to our peers and is indicative of the strength of our balance sheet.

To provide additional liquidity following the separation and distribution, we anticipate arranging senior secured revolving credit and term loan facilities under which, upon completion of the separation and distribution, and subject to the satisfaction of customary conditions, we expect to have $350.0 million in undrawn borrowing capacity. Further, we expect to have access to multiple other sources of capital, including offerings of our common equity, unsecured corporate debt, preferred stock and additional credit facilities, which we believe will provide us with a competitive advantage over more highly leveraged or privately held retail companies. We may also seek to issue units of limited partnership interest in ARCenters OP, or ARCenters OP Units, to sellers of properties that we may acquire in the future who are interested in deferring recognition of any taxable gain that would otherwise result from a cash sale.

As a publicly traded company with a conservative capital structure and an expected increase in our unencumbered properties over time, we will be focused on a future pursuit of an investment-grade credit rating from the major credit rating agencies.

Poised to be an aggregator in a largely fragmented shopping center sector.  We believe that ownership of shopping centers located in the United States is very fragmented. According to the International Council of Shopping Centers, as of 2012 there were over 100,000 shopping centers located in the United States with an estimated fewer than 5% owned by public companies or large institutional investors. In our view, there is significant room for aggregation in the shopping center sector, and we intend to be a first mover in this strategy.

Benefits of continued relationships with ARCP, including board representation.  We will be advised by ARCP Advisors, which will be staffed with a well-regarded in-place management team of over 190 professionals that has extensive retail shopping center experience, having acquired approximately $4.0 billion of fragmented shopping center real estate (consisting of approximately 24.5 million leasable square feet), since 2008. We anticipate that the management, leasing and development teams at ARCP Advisors initially responsible for our properties will be substantially the same as the personnel currently devoted to our properties. At the asset level, we do not expect that there will be any material changes in the composition of the on-site personnel at our properties in connection with the separation and distribution.

Track record of stable operating performance provides a strong foundation from which to grow cash flow.  Our portfolio has had relatively stable operating metrics. Between December 31, 2010 and December 31, 2013, occupancy in the portfolio averaged 94.9%. As a result of the improvement in our operating metrics, comparable property NOI for our portfolio for the same period rose by 2.1% relative to the year ended December 31, 2012.

We believe that our portfolio of properties has been well maintained by ARCP and by Cole Real Estate Investments, Inc., or Cole, the entity that owned the properties prior to February 7, 2014, or the Merger Date, when Cole merged with and into a wholly owned subsidiary of ARCP. The operational capital expenditures (excluding reimbursable expenses, tenant allowances, leasing commissions and redevelopment and development capital spending) for our portfolio between January 1, 2010 and December 31, 2013 were approximately $2.5 million. We believe that this level of investment is indicative of the historic commitment to maintaining the value and operating performance of the properties to be contributed to us, and that our properties will accordingly be well-positioned to pursue growth opportunities in the future.

We believe that the diversification of our portfolio further contributes to ARCenters’ stable operating performance. Our shopping center properties are located in 24 states and are leased to a variety of tenants across the retail spectrum, including big-box tenants, grocery stores, anchor tenants, national inline tenants and regional and local retailers. As of January 31, 2014, no single tenant was responsible for more than 4.5%, and no single property accounted for more than 7.2%, of our total gross annual base minimum rental revenues. Further, 33.9% of our leasable square footage expires in the next five years, which we believe compares favorably relative to our peers, and 27.3% of our portfolio’s annualized base rent was attributable to tenants having an investment-grade credit rating from at least one major credit rating agency as of January 31, 2014. We believe that the diversity of our portfolio by geographic market and retail tenant helps to insulate us from adverse economic factors that may disproportionately affect a particular geographic region or a particular consumer shopping pattern.

Triple asset class strategy enables efficient, flexible allocation of capital among three complementary categories of retail real estate.  Our company invests across three complementary retail asset classes — power centers, grocery centers and anchored centers — which share similar small shop, anchor and big-box sizes, tenant bases and market area focuses. We believe that this business strategy supports a flexible, opportunistic investment profile in which we can optimize capital deployment into each respective retail asset class throughout market cycles.

Right of first offer on additional high-quality assets from ARCP.  We will enter into a right of first offer agreement with ARCP. The shopping center properties currently held by ARCP and subject to the right of first offer, or the Excluded Properties ROFO, are as follows:

Property Name	City	State	Percentage Legal Ownership	Year Built or Renovated	Percent Leased and Occupied	Total Leasable Square Feet	Weighted Average Rent per Leasable Square Foot(1)	# of Tenants	Anchors and Selected Major Tenants
CVS & Noble Roman	Mishawaka	IN	100.0%	2006	100.0%	12,375	$29.67	2	CVS
CVS & Tres Amigos	Ringgold	GA	100.0%	2007	100.0%	15,029	21.40	2	CVS
Evans Exchange	Evans	GA	100.0%	2009	97.5%	65,077	17.79	4	Food Lion, Walgreens
Evans Exchange	Evans	GA	100.0%	2009	100.0%	131,000	3.78	1	Home Depot
Folsom Gateway II	Folsom	CA	100.0%	2008	97.7%	115,143	25.54	12	Bed Bath & Beyond, PetSmart, DSW
Highlands Ranch	Highland Ranch	CO	100.0%	2007	100.0%	50,511	11.05	2	Ross, Staples
Melrose Park Center	Melrose Park	IL	100.0%	2006	94.8%	113,641	12.06	13	Food 4 Less, Advance Auto Parts
Petco & Portrait Innovations	Lake Charles	LA	100.0%	2008	100.0%	17,678	19.58	2	Petco
PetSmart & Bevmo	Redding	CA	100.0%	1989	100.0%	44,948	11.18	2	PetSmart, Bevmo
PetSmart & Travis Credit Union	Merced	CA	100.0%	1993	100.0%	30,849	14.31	2	PetSmart
Red Oak Village	San Marcos	TX	100.0%	2008	98.2%	176,528	11.18	12	Best Buy, Ross, Marshall’s, PetSmart, Bed Bath & Beyond
Santa Rosa Commons	Pace	FL	100.0%	2008	100.0%	138,850	14.51	17	Publix, TJ Maxx, PetSmart
Shoppes at Port Arthur	Port Arthur	TX	100.0%	2008	100.0%	95,877	14.13	10	Ross, Best Buy, Petco

Sportmart/Charter Fitness(2)	Glendale Heights	IL	100.0%	1987	85.5%	60,820	11.61	2	Sportmart, Charter Fitness
Stearns Crossing	Bartlett	IL	100.0%	1999	91.6%	96,613	12.93	14	Dominick’s
Sunset Valley	Sunset Valley	TX	100.0%	2007	99.2%	148,757	21.99	22	PetSmart, Babies R Us, DSW
University Plaza	Flagstaff	AZ	100.0%	1982	100.0%	165,615	11.48	22	Safeway Stores, Ross, PetSmart, Bed Bath & Beyond
Volusia Square	Daytona Beach	FL	100.0%	2010	96.4%	231,996	11.83	20	Home Depot, HH Gregg, Hobby Lobby, TJ Maxx
Total/Average	18				97.7%	1,711,307	$13.87	161

(1)	Annualized base rent is comprised of leases in place as of January 31, 2014 in addition to executed leases that have not commenced rent due to a later rent start date or a temporary free rent period.
(2)	Preliminary data.

The right of first offer agreement will provide us the first right to acquire each of the subject properties, to the extent the board of directors of ARCP determines to market and sell the property, subject to any prior rights of third parties. We believe the properties listed in the table above fit our desired acquisition criteria.

Unique ability to act as an acquirer, developer and redeveloper of retail assets, driven by strong balance sheet.  We believe that our strong balance sheet will allow us to execute larger internal and external growth strategies than our more highly leveraged competitors will have the capacity to undertake. For example, our properties have benefited from development and redevelopment capital spending and commitments of approximately $6.9 million from January 1, 2010 through January 31, 2014; this spending consists primarily of initiatives to attract new tenants or expand our centers. We will regularly review and seek to identify development and redevelopment opportunities. Furthermore, our advisor’s personnel have substantial experience in the underwriting, structuring, due diligence and integration of real estate acquisition transactions. We believe that the experience of our advisor’s personnel, as well as their ability to focus on our growth strategy following the separation and distribution, means that we will be well-positioned to add value to underperforming assets that we seek to acquire, as well as existing assets that we seek to redevelop and new assets we decide to develop.

Highly aligned management structure.  We have been structured with the intent of ensuring strong management alignment with our stockholders. ARCP OP, the indirect parent of our advisor, will initially own 25.0% of the shares of our common stock outstanding on a fully diluted basis. Additionally, the terms of our advisory agreement with our advisor will take into consideration a best practices structure to provide better alignment with investors, with the fees payable pursuant to the advisory agreement resulting in lower general and administrative costs as a percentage of total asset value than substantially all our peer companies. Furthermore, the incentive fees payable under the advisory agreement will only be payable to the extent that our Core Earnings (as defined below) for the previous 12 months exceeds 9.0% of certain market capitalization metrics described further herein.

Transparent corporate governance.  We will have a governance structure that is intended to provide transparency to investors and promote the long-term interests of stockholders. Some of the significant features of our corporate governance structure will include:

•	Advisor owned by publicly traded company.
•	Non-classified board with of members expected to be independent, with a lead independent director and with of our initial independent directors having no prior affiliations with ARCP.
•	Corporate governance policy that addresses conflicts.
•	Opt out of certain Maryland law antitakeover provisions.

Company Strategies

Drive disciplined external growth through rigorous asset underwriting and acquisition standards.  Our strategy is to apply rigorous asset underwriting and acquisition strategies in order to acquire high-quality, well located, dominant shopping center properties that generate attractive risk-adjusted returns. We believe the types of shopping center properties we seek to acquire will provide better risk-adjusted returns compared to other properties in the retail asset class, as well as other property types in general, due to the anticipated improvement in consumer spending habits resulting from a strengthening economy coupled with the long-term nature of the underlying leases and predictability of cash flows. We will acquire shopping center properties based on market and property characteristics identified by our advisor’s underwriting team, including the following characteristics:

•	Property type. We intend to focus our investment strategy on power centers, grocery-anchored neighborhood centers and non-grocery-anchored community centers. We intend to target a leasing mix where the majority of the base rent is derived from anchor tenants.
º	Power centers. Power centers typically consist of multiple freestanding anchors and only a minimal number of small specialty tenants. Power centers have over 100,000 square feet of gross leasable area. In cases where a shopping center otherwise would be classified as a grocery center, but has over 100,000 square feet of gross leasable area, we typically classify it as a power center.
º	Grocery-anchored neighborhood centers. A grocery-anchored neighborhood center is designed to provide convenience shopping for the day-to-day needs of consumers in the immediate neighborhood and is anchored by a supermarket. Grocery centers tend to produce steady cash flow because they offer necessity-based items that are less subject to market cycles.
º	Non-grocery-anchored community centers. A non-grocery-anchored community center typically offers a wider range of apparel and other soft goods relative to a grocery center and typically includes discount department stores or drug stores as anchor tenants and contains less than 100,000 square feet of gross leasable area.

•	Anchor tenant type. We will target properties with anchor tenants that offer necessity- and value-oriented items that are less impacted by fluctuations in consumers’ disposable income. We believe nationally and regionally recognized anchor tenants that offer necessity- and value-oriented items provide more predictable property-level cash flows as they are typically higher credit quality tenants that generate stable revenues.
•	Lease terms. We intend to acquire properties that feature one or more of the following characteristics in their tenants’ lease structure: properties with long-term leases for anchor tenants; properties under leases that minimize our expenses; and properties with leases which incorporate percentage rent and/or rental escalations that act as an inflation hedge while maximizing operating cash flows. Also, selectively we will look to acquire properties with shorter-term lease structures for inline tenants that have below-market rents that can be renewed at higher market rates. We also have the ability to utilize our integrated platform and our advisor’s operating experience to acquire properties with the capacity to generate incremental cash flow through lease-up and repositioning.
•	Geographic markets. For purposes of diversification, we plan to seek investment opportunities throughout the United States; however, we intend initially to focus on the Southeast, Southwest and coastal regions, which we believe are characterized by attractive property fundamental trends.

Enter new markets with strong demographics and potential for growth.  We expect to expand into new markets that our advisor may identify from time to time as characterized by strong demographics and favorable trends such as population and income growth. Our advisor will analyze such factors as employment level, employment diversification, the trajectory of local industries and trends in educational attainment, in ranking potential new markets for entry. Our advisor also may consider which regions of the United States, and which communities within those regions, would be attractive for our tenants, and focus our expansion based on those criteria.

Maintain a highly selective and robust acquisition pipeline.  We will continue to pursue acquisitions of competitively protected shopping center assets. Through our advisor’s relationships with retailers and its extensive network of market contacts, we expect to continue to source attractive opportunities that meet our investment criteria.

Execute on targeted, value-add development and redevelopment projects to enhance portfolio performance.  While we believe our properties have been well maintained and have benefited from significant capital investment under ARCP’s ownership, and, prior to ARCP’s merger with Cole, under Cole’s ownership, we believe that after the separation and distribution, our properties will benefit from greater executive management focus and capital allocation priorities that are tailored to unlocking and growing their value. Under the prior ownership of ARCP and Cole, our properties benefited from management’s efforts to maintain their market position, but incremental efforts to maximize the market position of these properties were often not pursued given large-scale opportunities that were alternatively available to ARCP and Cole, respectively, that better matched their respective business strategies.

ARCP Advisors will seek to identify investment strategies that will create value for our stockholders, are consistent with our strategic objectives and have attractive risk-return profiles. ARCenters will have a smaller asset base as compared to ARCP, and therefore some strategic initiatives may have a more meaningful impact on ARCenters than they would otherwise have on ARCP. In short, we expect that the personnel of ARCP Advisors will devote substantial executive management attention to value creating investment opportunities that did not fit within ARCP’s business strategies, and these dedicated efforts may position us to generate attractive growth in tenant sales, revenues and NOI from our properties and thus enhance the performance of our portfolio.

Maintain a strong balance sheet with access to multiple sources of capital.  We will emphasize a low leverage capital structure over time. Upon completion of the separation and distribution, we expect to have an initial net-debt-to-adjusted EBITDA ratio of 7.5x based on the debt which we and our portfolio will be subject to at the time of the separation and distribution and the pro forma earnings on our portfolio for the 12 months ended December 31, 2013. We expect to maintain a mix of secured indebtedness related to certain of our properties and unsecured indebtedness which, together with our anticipated ability to complete future equity financings, we expect will fund the growth of our operations.

Drive internal growth through rigorous asset management and capital allocation.  We will seek to identify and pursue internal growth opportunities to enhance the performance of our properties through activities such as re-leasing our spaces at higher rents, increasing our occupancy rates, adding anchors, increasing the productivity of occupied locations through strategic upgrades, re-merchandising and changing the retail use of the space. We believe that capital dedicated to anchor leasing can provide attractive risk-adjusted returns to our company, as such invested capital can be instrumental in enhancing the stability and appeal of our properties, increasing consumer shopping traffic and promoting inline or small-shop leasing, all of which should positively impact the growth in NOI of a retail asset.

Pursue acquisition opportunities in retail assets as part of a growth-oriented strategy.  We believe the following factors, among others, may facilitate acquisition and consolidation opportunities in the national real estate market:

•	Prior to the separation and distribution, ARCP and, prior to ARCP’s merger with Cole, Cole regularly received solicitations of interest from potential sellers of retail assets that might have been attractive acquisition candidates for our company, but were unsuitable for ARCP or Cole (as the case may have been) given their strategic focuses on single-tenant, freestanding commercial real estate properties.
•	Publicly traded REITs continue to announce and execute plans to rationalize their portfolios and sell their respective non-core assets, which may lead to opportunities for us to acquire assets that match our investment criteria.
•	Ownership and management of shopping centers, such as those in our portfolio, is very capital-intensive. In instances where properties are owned by local and/or undercapitalized private owners, some owners may seek to dispose of properties to alleviate concerns about capital burdens.

Property Portfolio(1)

(1)	As of January 31, 2014. Property portfolio includes 10 single-tenant assets that will be transferred to us.
(2)	We define “annualized base rent” as the annualized fixed base rental amount in effect under existing leases as of the applicable date. Annualized base rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants. Annualized base rent does not reflect amounts attributable to percentage rent increases, where applicable.

The following charts show the portfolio compositions of ARCenters and ARCP following the separation and distribution as of January 31, 2014, based on annualized base rent.

Our Properties

Our portfolio is anticipated to include 78 properties, consisting of 35 power centers totaling approximately 8.9 million leasable square feet, 12 grocery centers totaling approximately 1.1 million leasable square feet and 21 anchored centers totaling approximately 1.3 million leasable square feet.

Although not the focus of our business, our portfolio also includes 10 freestanding single-tenant retail properties that, as of January 31, 2014, were 100% leased. These 10 single-tenant retail properties generated only 3.0% of the aggregate annualized base rent from our portfolio.

Our properties are leased to a variety of tenants across the retail spectrum including big-box tenants, grocery stores, anchor tenants, national inline tenants and regional and local retailers. As of January 31, 2014, our top anchors at our power centers include Dick’s Sporting Goods, Ross Dress for Less and PetSmart, our top tenants at our grocery centers include H-E-B Plus!, Publix Super Market and Pick N’ Save and our top anchors at our anchored centers include L.A. Fitness, Best Buy and Kohl’s. Portfolio-wide (including for this purpose our single-tenant properties), our top tenants are PetSmart, with 4.5%, Kohl’s, with 3.3%, Dick’s Sporting Goods, with 3.0%, Best Buy, with 2.7% and Ross Dress for Less, with 2.6% (of our annualized base rent as of January 31, 2014), respectively.

Portfolio-wide, no single tenant was responsible for more than 4.5%, and no single property accounted for more than 7.2%, of our annualized base rent as of January 31, 2014. Further, as of January 31, 2014, 33.9% of our leasable square footage expires in the next five years, which we believe compares favorably relative to our peers.

ARCenters Property Information
(As of January 31, 2014)

Property Type	Number of Properties	Total Leasable Square Footage(1)	Percent Leased and Occupied	Annualized Base Rent per Square Foot(2), (3)	Average Age(4)	Average 3-mile Population(4)	Average 3-mile Household Income(4)
Power Center	35	8,949,372	95.6%	$12.75	9.8	73,544	$71,332
Grocery Center	12	1,142,935	98.6%	15.47	8.4	53,886	69,594
Anchored Center	21	1,255,878	97.6%	14.27	11.0	53,372	77,887
Subtotal/Average	68	11,348,185	96.1%	$13.20	9.8	69,331	$71,882
Single-Tenant	10	375,143	100.0%	11.96	14.2	60,027	53,516
Total/Average	78	11,723,328	96.3%	$13.16	9.9	69,034	$71,295

(1)	Square footage includes construction of three spaces (Fleet Feet, Kirklands and JoAnn Fabrics).
(2)	Annualized base rent is comprised of leases in place as of January 31, 2014 in addition to executed leases that have not commenced due to a later rent start date or a temporary free rent period.
(3)	Per square foot metric based on leased and occupied square footage as of January 31, 2014.
(4)	Weighted by total leasable square footage.

Our History and Relationship with ARCP and ARCP Advisors

We are currently (prior to the separation and distribution) an indirect wholly owned subsidiary of the operating partnership of ARCP, a REIT listed on The NASDAQ Global Select Market. ARCP, through ARCP OP, created us to concentrate its ownership of substantially all its shopping center properties. The following chart summarizes the key similarities and distinctions between us and ARCP:

	ARCenters	ARCP
Investment Focus	Multi-tenant shopping centers, encompassing power centers, grocery centers and anchored centers.	Single-tenant, freestanding commercial properties primarily subject to net leases with high credit quality tenants.
Tenant Mix	Big-box retailers, national and regional supermarket chains and select national retailers that offer necessity- and value-oriented items.	Diverse tenant mix, including big-box retailers, dollar stores, restaurants, drugstores, healthcare, corporate headquarters, distribution centers and manufacturing facilities.
Investment Type	Direct property investments.	Direct property investments.
Current Geography	Shopping center properties concentrated in 24 states primarily within the Midwestern, Southeastern and Southwestern United States.	Nationwide focus, with properties dispersed over 49 states, the District of Columbia and Puerto Rico.
Management	Externally advised by ARCP Advisors, LLC.	Self-managed.

Upon completion of the separation and distribution, we will reimburse ARCP approximately $           million for organizational expenses in connection with our formation transactions.

Currently, ARCP owns     % of the outstanding common units of ARCP OP on a fully diluted basis, with the remaining     % of the outstanding common units of ARCP OP being owned by ARCP OP’s other limited partners, including an entity affiliated with certain officers and directors of ARCP. ARCP OP currently owns 100% of our outstanding shares of common stock.

We anticipate that prior to the separation and distribution, we will incur $400.0 million of indebtedness under the $750.0 million senior secured revolving credit and term loan facilities that we intend to arrange, the net proceeds of which are expected to be used to make a $380.0 million distribution to ARCP OP, and the remainder to pay fees and expenses relating to such financing and the separation and distribution, as well as to provide working capital to us. Accordingly, at the time of the separation and distribution, we will remain obligated to repay all amounts due under this draw even though we will have retained only a small portion of the proceeds from such financing.

Pursuant to the separation and distribution agreement, ARCP OP will distribute 75.0% of our outstanding shares of common stock on a fully diluted basis to ARCP and the other limited partners of ARCP OP on a pro rata basis. As a result of this distribution, ARCP will directly hold     % of our outstanding shares of common stock on a fully diluted basis and the other limited partners of ARCP OP will directly hold, collectively,           % of our outstanding shares of common stock on a fully diluted basis. ARCP OP will retain the remaining 25.0% of our outstanding shares of common stock on a fully diluted basis. Additionally, ARCP will effect the distribution to its stockholders, on a pro rata basis, of its entire direct    % stake (on a fully diluted basis) in our outstanding shares of common stock.

After giving effect to the distributions described above,     % of our outstanding shares of common stock on a fully diluted basis will be held directly by ARCP’s stockholders, 25.0% will be held directly by ARCP OP and     % will be held directly by the limited partners (other than ARCP) of ARCP OP.

We will not have any employees. All the services which might be provided by employees will be provided to us pursuant to an advisory agreement with ARCP Advisors. Certain officers and employees of ARCP Advisors also are responsible for the internal management of ARCP.

Advisory Agreement

In connection with the separation and distribution, we will enter into an advisory agreement with our advisor. Pursuant to the advisory agreement, our advisor will implement our business strategy and perform certain services for us, subject to oversight by our board of directors. Our advisor will be responsible for, among other duties, (1) performing all our day-to-day functions, (2) determining our investment strategy and guidelines under the direction of our board of directors, (3) sourcing, analyzing and executing investments, asset sales and financings, (4) performing asset management duties and (5) overseeing the property management duties performed by affiliates of our advisors, which affiliates will perform such duties at no cost to us other than the reimbursement of reasonable expenses.

The initial term of the advisory agreement will be for 20 years, with automatic one-year renewals subject to a 180-day prior written notice of the termination period. During the initial term of the advisory agreement, it may be terminated by us only for cause. Cause is defined in the advisory agreement as:

•	our advisor’s continued material breach of any material provision of the advisory agreement following a period of 60 days after written notice thereof (or 75 days after written notice of such material breach if our advisor, under certain circumstances, has taken steps to cure such breach within 60 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of our advisor, including an order for relief in an involuntary bankruptcy case or our advisor authorizing or filing a voluntary bankruptcy petition;

•	our advisor committing fraud against us, misappropriating or embezzling our funds, or acting grossly negligent in the performance of its duties under the advisory agreement; provided, however, that if any of these actions is caused by an employee of our advisor or one of its affiliates and the advisor takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of the advisor’s knowledge of its commission, the advisory agreement shall not be terminable; and
•	the dissolution of our advisor.

Following the initial term, the advisory agreement may be terminated annually upon the affirmative vote at least two-thirds of our independent directors based upon: (1) our advisor’s unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our advisor are not fair, subject to our advisor’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We will provide our advisor with 180 days’ prior notice of such a termination.

The following table summarizes the fees we will pay to our advisor pursuant to the advisory agreement:

Type	Description
Management Fee	We will pay our advisor a management fee equal to (1) with respect to the first $3.5 billion in average unadjusted book value, or AUBV, of our real estate assets, 0.5% per annum, and (2) with respect to any amount by which the AUBV of our real estate assets exceeds $3.5 billion, 0.4% per annum, in either case calculated and payable monthly in advance. The management fee is payable in cash.
Incentive Fee	Our advisor will be entitled to an incentive fee with respect to each calendar quarter (or part thereof that the advisory agreement is in effect) in arrears. The incentive fee will be an amount, not less than zero, equal to the difference between: (1) the product of (x) 20.0% and (y) the difference between (i) our Core Earnings (as defined below) for the previous 12-month period, and (ii) the product of (A) (x) if we have completed one or more public offerings of our common stock in the previous 12-month period, the weighted average of the issue price per share of our common stock of all such public offerings (with respect to the separation and distribution, assumed to be the 10-day volume-weighted average price, or VWAP, per share of our common stock over the 10 consecutive trading days immediately following the separation and distribution), or, (y) if we have not completed any public offerings of our common stock in the previous 12-month period and more than 12 months have elapsed since the date of the separation and distribution, the 252-day VWAP per share of our common stock over the 252 consecutive trading days immediately preceding the date of calculation, in either case multiplied by the weighted average number of all shares of common stock outstanding (including any restricted shares of common stock and other shares of common stock underlying awards granted under the Equity Plan) in the previous 12-month period, and (B) 9.0% and (2) the sum of any incentive fee paid to our advisor with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero. Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, incentive fees, acquisition fees, financing fees, depreciation and amortization and any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our advisor and our independent directors and after approval by a majority of our independent directors.
The following example illustrates how we would calculate our quarterly incentive fee in accordance with the advisory agreement. Our actual results may differ materially from the following example.
Assume the following:
• Core Earnings for the 12-month period equals $120,000,000;
• 106,000,000 shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during the 12-month period is 106,000,000;
• weighted average issue price per share of common stock in previous 12-month period is $11.50;

Type	Description
• incentive fees paid during the first three quarters of such 12-month period are $1,300,000; and
• Core Earnings for the 12 most recently completed calendar quarters is $200,000,000.

Under these assumptions, the quarterly incentive fee payable to our advisor would be $758,000, as calculated below:
1. Core Earnings for the 12-month period	$120,000,000
2. Weighted average issue price per share of common stock in previous 12-month period of $11.50 multiplied by the weighted average number of shares of common stock outstanding of 106,000,000 multiplied by 9.0%	$109,710,000
3. Excess of Core Earnings over amount calculated in 2 above	$10,290,000
4. 20.0% of the amount calculated in 3 above	$ 2,058,000

5.

Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such 12-month period ($2,058,000 – $1,300,000); the quarterly incentive fee is payable to our advisor as Core Earnings for the 12 most recently completed quarters is greater than zero

$ 758,000
Pursuant to the calculation formula, if Core Earnings increases and the weighted average share price and weighted average number of shares of common stock outstanding remain constant, the incentive fee will increase.
For purposes of calculating the incentive fee prior to the completion of a 12-month period following the completion of the separation and distribution, Core Earnings will be calculated on the basis of the number of days that the advisory agreement has been in effect on an annualized basis.
One-half of each quarterly installment of the incentive fee will be payable in shares of our common stock so long as the ownership of such additional number of shares by our advisor would not violate the 9.8% stock ownership limit set forth in our charter, after giving effect to any waiver from such limit that our board of directors may grant to our advisor in the future. The remainder of the incentive fee will be payable in cash.
The number of shares to be issued to our advisor will be equal to the dollar amount of the portion of the quarterly installment of the incentive fee payable in shares divided by the average of the closing prices of our common stock on The NASDAQ Global Market for the five trading days prior to the date on which such quarterly installment is paid.

Under our Equity Plan, as further described herein, our compensation committee (or our board of directors, if no such committee is designated by the board) will be authorized to approve grants of restricted shares of common stock and other equity-based awards to our advisor and to employees, officers and directors of the advisor who are providing services to us. In addition, under the Multi-Year Outperformance Agreement we will enter into with our advisor and ARCenters OP, which we refer to as the OPP, as further described herein, our advisor will be issued units in ARCenters OP referred to as LTIP Units that may be earned based on our performance.

We believe our relationship with ARCP and ARCP Advisors benefits us because we believe the quality and depth of management expertise and experience available to us from ARCP Advisors could not be duplicated without a significant increase in our overhead costs.

Asset Allocation Agreement

Our advisor will become party to an asset allocation agreement with ARCP and the advisors to certain of the non-traded REIT, or NTR, programs sponsored by ARCP, or the ARCP NTRs. If an investment opportunity becomes available that may be suitable for any of us and one or more of the ARCP NTRs, and for which more than one of such entities has sufficient uninvested funds, then ARCP, our advisor and the advisors of the ARCP NTRs will examine the following factors, among others, in determining the entity for which the investment opportunity is most appropriate:

•	the investment objective of each entity;
•	the anticipated operating cash flows of each entity and the cash requirements of each entity;
•	the effect of the potential acquisition both on diversification of each entity’s investments by type of property, geographic area and tenant concentration;
•	the amount of funds available to each entity and the length of time such funds have been available for investment;
•	the policy of each entity relating to leverage of properties;
•	the income tax effects of the purchase to each entity; and
•	the size of the investment.

Based on examination of each of the foregoing factors, if ARCP, our advisor and the advisors of the ARCP NTRs determine that the investment opportunity may be equally appropriate for any of us or one or more of the ARCP NTRs, then the entity that has had the longest period of time elapse since it was offered an investment opportunity of a similar size and type will first be offered such investment opportunity.

If, in the judgment of ARCP, our advisor and the advisors of the ARCP NTRs, a subsequent development causes any such investment to be more appropriate for an entity other than the entity to which the investment was initially allocated, ARCP, our advisor and the advisors of the ARCP NTRs may determine that another ARCP NTR will make the investment.

The foregoing investment allocation policy is subject to: (a) a right of first offer retained by ARCP with respect to all opportunities to acquire real estate and real estate-related assets or portfolios with a purchase price greater than $100.0 million, the majority of whose aggregate asset value is composed of single-tenant real estate and real estate-related assets; and (b) a right of first offer retained by our advisor, on our behalf, with respect to all opportunities to acquire real estate and real estate-related assets or portfolios, the majority of whose aggregate asset value is composed of multi-tenant retail real estate and real estate-related assets.

Right of First Offer Agreement

We will also enter into a right of first offer agreement with respect to the multi-tenant shopping center properties that will be retained by ARCP following the separation and distribution, subject in each case to any prior rights granted to third parties.

Summary Risk Factors

You should carefully read and consider the risk factors set forth under “Risk Factors,” as well as all other information contained in this information statement. If any of the risks described in this information statement were to occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline. Risks include the following:

•	We will be dependent on our advisor and its key personnel, especially Messrs. Schorsch, Kay and Block and Ms. Beeson, who provide services to us through the advisory agreement, and we may not find a suitable replacement for our advisor if the advisory agreement is terminated, or for these key personnel if they leave or otherwise become unavailable to us.
•	Payment of fees to our advisor reduces cash available for investment and distribution, and may exceed the average of internalized expenses of our industry peers.
•	Our due diligence review of acquisition opportunities or other transactions may not identify all pertinent risks, which could materially affect our business, financial condition, liquidity and results of operations.
•	We may be unable to identify, acquire, develop or operate properties successfully, which could harm our financial condition and ability to pay distributions to you.
•	Increases in interest rates could increase our debt payments.
•	ARCP may not be able to transfer its interests in certain properties that are subject to certain debt arrangements due to the need to obtain the consent of third parties.
•	We may be unable to make required payments on our debt, and our charter and bylaws do not limit the amount of debt we may incur.
•	Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations.
•	There are various conflicts of interest in our relationship with ARCP and our advisor, which could result in decisions that are not in the best interests of our stockholders.
•	Our separation and distribution agreement, our advisory agreement and other agreements entered into in connection with the separation and distribution were not negotiated on an arm’s-length basis, and we may pursue less vigorous enforcement of their terms because of conflicts of interest with certain of our executive officers and directors and key employees of our advisor.
•	Our advisory agreement with our advisor may be difficult to terminate.
•	The existence of our long-term non-cancellable advisory agreement may adversely impact the value we could obtain in a merger or business combination transaction.
•	Our advisor and its key employees, who are our executive officers, face competing demands relating to their time and this may adversely affect our operations.
•	Real estate investments are relatively illiquid.
•	Our efforts to identify environmental liabilities may not be successful.
•	Our properties may develop harmful mold or contain asbestos, which could lead to liability for adverse health effects and costs of remediating the problem.
•	Our charter, the partnership agreement of our operating partnership and Maryland law contain provisions that may delay or prevent a change of control transaction.
•	We are a holding company with no direct operations. As a result, we will rely on funds received from our operating partnership to pay liabilities and dividends, our stockholders’ claims will be structurally subordinated to all liabilities of our operating partnership and our stockholders will not have any voting rights with respect to our operating partnership’s activities, including the issuance of additional ARCenters OP Units.
•	Our board of directors may create and issue a class or series of common or preferred stock without stockholder approval.

•	We cannot be certain that an active trading market for our common stock will develop or be sustained after the separation and distribution, and, following the separation and distribution, our stock price may fluctuate significantly.
•	An increase in market interest rates may have an adverse effect on the market price of our securities.
•	Substantial sales of our common stock may occur in connection with the separation and distribution, which could cause our stock price to decline.
•	We have no history operating as an independent company, and our pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of future results.
•	If we do not qualify to be taxed as a REIT, or if we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face substantial tax liability, which would substantially reduce funds available for distribution to our stockholders.
•	The distribution of our common stock will not qualify for tax-free treatment and may be taxable to you as a dividend; however, the tax impact will not be able to be calculated until after the end of the 2014 calendar year.
•	There is no existing market for our common stock and a trading market that will provide you with adequate liquidity may not develop for our common stock. In addition, once our common stock begins trading, the market price of our shares may fluctuate widely.
•	Securities eligible for future sale, including the 25% of our company that ARCP OP will own on a fully-diluted basis, may adversely affect the market price of our common stock.
•	Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

Our Financing Strategy

As part of our separation from ARCP, we (i) will acquire our portfolio subject to mortgage indebtedness secured by 36 of our initial properties, which totaled $576.8 million as of December 31, 2013 and (ii) anticipate being the obligor under $400.0 million drawn under the $750.0 million senior secured revolving credit and term loan facilities that we intend to arrange, which we anticipate will be incurred immediately prior to the distribution. Initially, 71.8% of our mortgage debt will bear interest at fixed rates and the remaining 28.2% will bear interest at the variable rate of LIBOR plus 2.25% to 2.75% per annum. We intend to continue to use a mix of fixed and variable rate debt, and we may, if appropriate, enter into interest rate hedges related to our variable rate debt. No assurances can be given that we will obtain any credit facility or if we do what the terms will be.

Our objective, over time, is to effectively deleverage our portfolio by acquiring additional shopping center properties and applying less leverage than we will have initially upon completion of the separation and distribution. Alternatively, we may deleverage via retaining excess cash to reduce our net debt. We may also issue common units in our operating partnership to acquire properties from sellers who seek a tax-deferred transaction.

As a publicly traded company with a conservative capital structure and an expected increase in our unencumbered properties over time, we will be focused on a future pursuit of an investment-grade credit rating from the major credit rating agencies.

Structure and Formation of Our Company

Prior to or concurrently with the separation and distribution, we will engage in certain formation transactions, which are designed to consolidate the ownership of a portfolio of interests in 78 properties currently owned by ARCP OP into our operating partnership, provide for our external management, facilitate the separation and distribution, provide us with our initial capital and enable us to qualify as a REIT commencing with our taxable year ending December 31, 2014.

In connection with our formation transactions, the following transactions have occurred or will occur concurrently with or prior to completion of the separation and distribution:

1.	ARCenters was incorporated as a Maryland corporation on March 11, 2014. On April 2, 2014, ARCenters issued 100 shares of its common stock to a taxable REIT subsidiary, or TRS, of ARCP OP.
2.	Our operating partnership, ARCenters OP, was formed as a Delaware limited partnership on , 2014 as a direct or indirect wholly owned subsidiary of Cole REIT III Operating Partnership, L.P., or Cole III. Cole III is a direct or indirect subsidiary of ARCP OP.
3.	Our operating partnership will receive a contribution of direct and indirect interests in a portfolio of 78 properties, including the working capital associated with such properties, owned by ARCP OP and certain of its subsidiaries in exchange for such number of ARCenters OP Units that is equal to the number of shares of our common stock to be issued as described below.
4.	In connection with the contribution of ARCP’s interests in the 78 initial properties, our operating partnership will take title to such properties subject to property-level mortgage debt which had an outstanding principal balance as of December 31, 2013 of approximately $576.8 million.
5.	Cole III will distribute 100% of the ARCenters OP Units to ARCP OP and its wholly owned subsidiary, which is the sole limited partner in Cole III, or Cole OP LP.
6.	Cole OP LP immediately thereafter will distribute the ARCenters OP Units it received to ARCP OP. As a result, 100% of the ARCenters OP Units will be held by ARCP OP.
7.	We will borrow $400.0 million under the $750.0 million senior secured revolving credit and term loan facilities that we intend to arrange and will use the net proceeds to make a $380.0 million distribution to ARCP OP, and the remainder to pay fees and expenses relating to the separation and distribution and such anticipated facilities, as well as to provide initial working capital.
8.	ARCP OP will contribute 100% of the ARCenters OP Units it received to us in exchange for shares of our common stock.
9.	ARCP OP will distribute 75.0% of our outstanding shares of common stock to ARCP and the other limited partners of ARCP OP on a pro rata basis. As a result of this distribution, ARCP will directly hold % of our outstanding shares of common stock on a fully diluted basis and the other limited partners of ARCP OP will directly hold, collectively, % of our outstanding shares of common stock on a fully diluted basis. ARCP OP will retain the remaining 25.0% of our outstanding shares of common stock on a fully diluted basis. Additionally, ARCP will effect the distribution to its stockholders, on a pro rata basis, of its entire direct % (on a fully diluted basis) stake in our outstanding shares of common stock. After giving effect to the distributions described above, % of our outstanding shares of common stock on a fully diluted basis will be held directly by ARCP’s stockholders, 25.0% will be held directly by ARCP OP and % will be held directly by the limited partners (other than ARCP) of ARCP OP.
10.	We will enter into an advisory agreement with ARCP Advisors.
11.	We will enter into a registration rights agreement with ARCP OP and ARCP Advisors.
12.	ARCP Advisors will enter into an asset allocation agreement with ARCP and the advisors to the ARCP NTRs.

13. We will enter into a right of first offer agreement with ARCP.

Upon completion of the separation and distribution:

1.	We expect to have property-level consolidated indebtedness that as of December 31, 2013 had an outstanding principal balance of $576.8 million with a weighted average interest rate of 4.3% per annum. We also anticipate being the obligor under a $400.0 million draw on the $750.0 million senior secured revolving credit and term loan facilities that we anticipate arranging.
2.	We will be responsible for reimbursing the initial transaction cost of the separation and distribution, which is expected to be approximately $ million.

3.	In general, we intend to own our properties and conduct substantially all our business through our operating partnership and its subsidiaries.

Our Structure

Our ownership structure upon completion of the separation and distribution is depicted with the following diagram:

*	The total number of shares of ARCP’s common stock outstanding used in calculating the ownership percentages assumes that all ARCP OP Units held directly or indirectly by each of the officers and directors of ARCP, including LTIP Units in ARCP OP, have been converted into common stock.

Benefits to Related Parties

Upon completion of the separation and distribution, our directors and executive officers and their affiliates will receive material financial and other benefits, as shown below.

Separation and Distribution.  Prior to the completion of the separation and distribution, ARCenters OP indirectly owns 100% of the interests in the entities that own our entire portfolio. In connection with the separation and distribution, we will acquire our portfolio of properties subject to mortgage debt which had an outstanding principal balance of $576.8 million as of December 31, 2013 with a weighted average interest rate of 4.3% per annum.

Senior Secured Revolving Credit and Term Loan Facilities.  Immediately prior to the separation and distribution, ARCenters OP will draw $400.0 million under the $750.0 million senior secured revolving credit and term loan facilities that we intend to arrange. ARCenters OP will distribute $380.0 million of the net proceeds of such draw to ARCP OP.

Registration Rights Agreements.  We will agree to file a shelf registration statement with the SEC covering the resale of: (i) our common stock issued to and retained by ARCP OP in connection with the separation and distribution; (ii) our common stock issuable in exchange for the ARCenters OP Units issuable upon conversion of the LTIP Units earned by our advisor under the OPP; (iii) any shares of our common stock that our advisor may receive pursuant to the incentive fee provisions of the advisory agreement in the future; and (iv) any equity-based awards granted to our advisor under our Equity Plan in the future.

Advisory Agreement.  We will enter into an advisory agreement with ARCP Advisors, an indirect, wholly owned subsidiary of ARCP OP.

Right of First Offer Agreement.  We will enter into a right of first offer agreement with ARCP.

Asset Allocation Agreement.  On our behalf, ARCP Advisors will become party to an asset allocation agreement with ARCP and the advisors to the ARCP NTRs.

Indemnification Agreements.  We will enter into indemnification agreements with our directors and executive officers providing for the indemnification by us for certain liabilities and advancement of expenses incurred as a result of actions brought, or threatened to be brought, against such parties.

Conflicts of Interest

We are dependent on our advisor for our day-to-day management, and we do not have any independent officers or employees. Our executive officers also serve as executive officers of our advisor and ARCP, and will continue to do so. Nicholas S. Schorsch, our Chairman and Chief Executive Officer, David S. Kay, our President, Lisa Beeson, our Chief Operating Officer, and Brian S. Block, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, hold the same positions with ARCP. We did not conduct arm’s-length negotiations with respect to the terms and structuring of our agreements, resulting in the principals of ARCP having the ability to influence the type and level of benefits that they and our other affiliates will receive. We have not obtained third-party appraisals of the properties to be contributed to us in the separation and distribution or fairness opinions in connection with the separation and distribution. Accordingly, our advisory agreement and other agreements with affiliates of ARCP, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated on an arm’s-length basis with unaffiliated third parties. In addition, the ability of our advisor and its officers and personnel to engage in other business activities, including the management of ARCP and other entities, may reduce the time our advisor and its officers and personnel spend managing our properties and us.

Pursuant to the asset allocation agreement, our advisor will acknowledge that certain investment opportunities may be suitable for both us and the ARCP NTRs, which are advised by affiliates of ARCP. If an investment opportunity becomes available that may be suitable for any of us and one or more of the ARCP NTRs, and for which more than one of such entities has sufficient uninvested funds, then ARCP, our advisor and the advisors of the ARCP NTRs will examine the following factors, among others, in determining the entity for which the investment opportunity is most appropriate:

•	the investment objective of each entity;
•	the anticipated operating cash flows of each entity and the cash requirements of each entity;
•	the effect of the potential acquisition both on diversification of each entity’s investments by type of property, geographic area and tenant concentration;
•	the amount of funds available to each entity and the length of time such funds have been available for investment;
•	the policy of each entity relating to leverage of properties;
•	the income tax effects of the purchase to each entity; and
•	the size of the investment.

Based on examination of each of the foregoing factors, if ARCP, our advisor and the advisors of the ARCP NTRs determine that the investment opportunity may be equally appropriate for any of us or one or more ARCP NTRs, then the entity that has had the longest period of time elapse since it was offered an investment opportunity of a similar size and type will first be offered such investment opportunity.

If, in the judgment of ARCP, our advisor and the advisors of the ARCP NTRs, a subsequent development causes any such investment to be more appropriate for an entity other than the entity to which the investment was initially allocated, ARCP, our advisor and the advisors of the ARCP NTRs may determine that another entity will make the investment.

The foregoing investment allocation policy is subject to: (a) a right of first offer retained by ARCP with respect to all opportunities to acquire real estate and real estate-related assets or portfolios with a purchase price greater than $100.0 million, the majority of whose aggregate asset value is composed of single-tenant real estate and real estate-related assets; and (b) a right of first offer retained by our advisor, on our behalf, with respect to all opportunities to acquire real estate and real estate-related assets or portfolios, the majority of whose aggregate asset value is composed of multi-tenant retail real estate and real estate-related assets.

To mitigate any potential conflicts of interest,      of the      initial members of our board of directors are expected to be independent directors, and none of our directors, other than Mr. Schorsch, will be directors of ARCP. Also, our corporate governance policy provides that all decisions related to the right of first offer agreement with ARCP relating to the Excluded Properties ROFO; decisions related to the advisory agreement with ARCP Advisors; and all decisions related to the enforcement of the separation and distribution agreement be approved by a majority of the independent directors. Our directors may utilize the statutory safe-harbor provisions of Maryland law that address transactions between Maryland corporations and its directors or other entities in which such directors have a material financial interest. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might not be in our best interests.

Corporate Information

We were incorporated in Maryland on March 11, 2014. Our principal executive offices are located at 405 Park Avenue, 12th Floor, New York, New York 10022. Our telephone number is (212) 415-6500. Our website is www.ARCentersreit.com. The information that will be found on or accessible through our website is not incorporated into, and does not form a part of, this information statement or any other report or document that we file with or furnish to the SEC. We have included our website address in this information statement as an inactive textual reference and do not intend it to be an active link to our website.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to stockholders of ARCP who will receive ARCenters common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of ARCenters’ securities. The information contained in this information statement is believed by ARCenters to be accurate as of the date set forth on its cover. Changes may occur after that date and neither ARCP nor ARCenters will update the information except in the normal course of their respective disclosure obligations and practices.

Our Tax Status

We intend to elect and qualify as a REIT commencing with our taxable year ending December 31, 2014. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, as amended, or the Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. Additionally, under applicable Treasury Regulations, if ARCP failed to qualify as a REIT in its 2011 or subsequent taxable years, unless ARCP’s failure to qualify as a REIT was subject to relief under U.S. federal income tax laws, we would be prevented from electing to qualify as a REIT prior to the fifth calendar year following the year in which ARCP failed to qualify. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we would be subject to U.S. federal income tax at regular corporate rates and would be precluded from re-electing to be taxed as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and the income of our TRSs will be subject to taxation at regular corporate rates.

Restrictions on Ownership and Transfer of Our Stock

Due to limitations on the concentration of ownership of REIT stock imposed by the Code, among other purposes, our charter provides for restrictions on ownership and transfer of our shares of stock, including, in general, prohibitions on any person actually or constructively owning more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of our common stock or 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class or series of our preferred stock or any other stock of our company. Our board of directors, in its sole discretion and upon receipt of certain representations and undertakings, may exempt a person (prospectively or retroactively) from the ownership limits. Accordingly, we have exempted ARCP OP from this limitation and have agreed that it can hold up to 25.0% of our common stock.

Distribution Policy

We are a newly formed company that has not commenced operations, and as a result, we have not paid any distributions as of the date of this information statement. We intend to pay regular monthly dividends to holders of our common stock and make regular monthly distributions to holders of ARCenters OP Units. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to pay a pro rata initial dividend in respect of the period from the date of the separation and distribution through the end of the then-current fiscal month based on $0.0608 per share for a full month (assuming a distribution rate of one ARCenters share for each 10 shares of ARCP). On an annualized basis, this would be $0.73 per share. We intend to maintain our initial dividend rate for the 12-month period following completion of the separation and distribution unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. We have the ability to fund distributions from any source, including borrowed funds. See “Risk Factors — Risks Related to the Separation and Distribution — We cannot guarantee the timing, amount or payment of dividends on our common stock.”

To qualify as a REIT, we must distribute to our stockholders an amount at least equal to:

(i)	90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with GAAP); plus
(ii)	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less

(iii) any excess non-cash income (as determined under the Code).

Distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and other factors. We expect that, at least initially, our distributions may exceed our net income under GAAP because of non-cash expenses included in net income. To the extent that our cash available for distribution is less than 90% of our REIT taxable income, we may consider various means to cover any such shortfall, including borrowing under our anticipated senior secured revolving credit and term loan facilities or other loans, selling certain of our assets or using a portion of the net proceeds we receive from future offerings of equity, equity-related or debt securities or declaring taxable stock dividends. We cannot assure you that our distribution policy will not change in the future.

Questions and Answers About the Separation and Distribution

What company is making the distribution?	ARCP is making the distribution on a pro rata. After the distribution, ARCP OP will own 25.0% of the outstanding shares of our common stock on a fully diluted basis.
What is the company whose shares are being distributed?	Shares of ARCenters are being distributed. Immediately prior to the separation and distribution, we are an indirect, wholly owned subsidiary of ARCP OP. Following the distribution, we will be an independent publicly traded company that is advised by ARCP, and we intend to conduct our business as a REIT.
Why am I receiving this document?	ARCP is delivering this document to you because you are a holder of ARCP common stock. This document will help you understand how the separation and distribution will affect your investment in ARCP and your investment in ARCenters after the separation and distribution.
How many shares of ARCenters common stock will I receive in the distribution?	Each holder of ARCP common stock will receive one share of our common stock for every 10 shares of ARCP common stock held as of the close of business on , 2014. Cash will be distributed in lieu of fractional shares, as described below.
How many shares of ARCenters common stock will be distributed in the aggregate?	ARCP will distribute all the shares of ARCenters common stock directly owned by ARCP, which will be % of ARCenters’ common stock outstanding immediately prior to the separation and distribution on a fully diluted basis. ARCenters will own 100% of the outstanding common units of ARCenters OP.
Based on the approximately shares of ARCP common stock outstanding on , 2014, and the distribution ratio of one share of ARCenters common stock for every 10 shares of ARCP common stock, approximately shares of our common stock will be distributed to ARCP stockholders. The number of shares that ARCP will distribute to its stockholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of our common stock.
Will ARCP distribute fractional shares of ARCenters common stock in the distribution?	ARCP will not distribute any fractional shares of our common stock to ARCP stockholders. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders.
What is the record date for the distribution?	The record date for the distribution is the close of business on , 2014.
When will the separation and distribution occur?	The distribution date is , 2014. The separation will occur immediately prior to the distribution.

How will the distribution occur?	On the distribution date, ARCP, with the assistance of Computershare Trust Company, N.A., the distribution agent, will electronically issue shares of our common stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. You will not be required to make any payment, surrender or exchange of your shares of ARCP common stock or take any other action to receive your shares of our common stock. If you sell shares of ARCP common stock in the “regular-way” market through the distribution date, you will be selling your right to receive shares of ARCenters common stock in the distribution. Registered stockholders will receive additional information from the distribution agent shortly after the distribution date. Following the distribution, stockholders whose shares are held in book-entry form may request that their shares of ARCenters common stock be transferred to a brokerage or other account at any time, without charge. Beneficial stockholders that hold shares through brokerage firms will receive additional information from their brokerage firms shortly after the distribution date.
What are the conditions to the distribution?	The distribution of our common stock is subject to the satisfaction of the following conditions:
1. our registration statement on Form 10, of which this information statement is a part, shall have become effective, and no stop order relating to the registration statement shall be in effect;
2. the listing of our common stock on The NASDAQ Global Market shall have been approved, subject to official notice of issuance;
3. all necessary consents and approvals from lenders, lessees and other third parties shall have been received; and

4.

no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the separation and distribution agreement, shall be in effect.

ARCP has the right not to complete the distribution if, at any time, its board of directors determines, in its sole discretion, that the distribution is not in the best interests of ARCP or that market conditions are such that it is not advisable to separate ARCenters from ARCP.
What will happen to the listing of ARCP common stock?	ARCP common stock will continue to trade on The NASDAQ Global Select Market after the separation and distribution, and the separation and distribution will have no effect on such listing.
Will the number of shares of ARCP common stock that I own change as a result of the separation and distribution?	No. The number of shares of ARCP common stock that you own will not change as a result of the separation and distribution.

Will the separation and distribution affect the market price of my ARCP stock?	Yes. As a result of the separation and distribution, ARCP expects the trading price of ARCP common stock immediately following the separation and distribution to be lower than the “regular-way” trading price of such shares immediately prior to the separation and distribution because the trading price will no longer reflect 100% of the value of the ARCenters portfolio held by ARCP. Instead, ARCP OP will retain a 25.0% interest in ARCenters and, through certain subsidiaries, will be entitled to receive certain management fees and incentive fees from ARCenters. ARCP believes that following the separation and distribution, assuming the same market conditions and the realization of the expected benefits of the separation and distribution, the ARCP common stock and the ARCenters common stock should have a higher aggregate market value as compared to what the market value of ARCP common stock would be if the separation and distribution had not occurred. There can be no assurance, however, that such a higher aggregate market value will be achieved. This means, for example, that the combined trading prices of 10 shares of ARCP common stock and one share of ARCenters common stock after the separation and distribution may be equal to, greater than or less than the trading price of 10 shares of ARCP common stock before the separation and distribution.
What are the material U.S. federal income tax consequences of the separation and the distribution?	The distribution of our common stock will not qualify for tax-free treatment, and an amount equal to the fair market value of the common stock received by you on the distribution date will be treated as a taxable dividend to the extent of your share of any current and accumulated earnings and profits of ARCP for the year of the separation and distribution. Any fair market value in excess of ARCP’s current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of your adjusted tax basis in ARCP common stock and any remaining excess will be treated as capital gain. Your adjusted tax basis in your common stock of ARCP held at the time of the separation and distribution will be reduced (but not below zero) to the extent the fair market value of our common stock distributed by ARCP to you in the distribution exceeds your share of ARCP’s current and accumulated earnings and profits. Your holding period for such ARCP common stock will not be affected by the separation and distribution. ARCP may designate a portion of the distribution as a capital gain dividend. ARCP will not be able to advise stockholders of the amount of earnings and profits and the amount of capital gain, if any, of ARCP until after the end of the 2014 calendar year.
What is the purpose for effecting the separation and distribution in a manner that does not qualify for tax-free treatment?	We expect that the distribution of ARCenters common stock will generate $ per share of taxable distributions for ARCP stockholders. Due to the nature of our assets and the manner in which they are operated, we do not believe that we would be able to meet the requirements for the separation and distribution to qualify as a tax-free spin-off under the Code.

Nevertheless, we have chosen to pursue the separation and distribution in a manner that does not qualify for tax-free treatment for two strategic reasons. First, we believe that market conditions warrant the separation and distribution of ARCP’s multi-tenant shopping center business at this time, rather than waiting until five years have elapsed since ARCP’s multi-tenant shopping center business was established as a stand-alone corporation (as applicable provisions of the Code would require). Second, we believe that ARCP Advisors can draw on its experience with ARCP’s existing shopping center portfolio to provide ARCenters access to the strongest shopping center advisory platform possible.
In our view, separation and distribution transactions that do not purport to qualify for tax-free treatment are not uncommon in the REIT sector.
The taxable distribution of shares of ARCenters common stock will be included in ARCP’s aggregate 2014 distributions, which may potentially reduce the portion of future distributions that will be taxable.
Where will I be able to trade shares of ARCenters common stock?	We intend to file an application to list our shares of common stock on The NASDAQ Global Market under the ticker symbol “ARCM.” We anticipate that on or prior to the record date for the distribution, trading of shares of our common stock will begin on a “when-issued” basis and will continue up to and including through the distribution date. It is expected that after the distribution of ARCenters common stock, ARCP common stock will continue to be traded on The NASDAQ Global Select Market under the symbol “ARCP.”
Who is the distribution agent?	Computershare Trust Company, N.A.
What will be the nature of ARCenters’ relationship with ARCP following the separation and distribution?	An indirect wholly owned subsidiary of ARCP OP will be our advisor in respect of which it will provide advisory and management services to us in return for the payment of certain fees. ARCP OP will own 25.0% of the outstanding shares of our common stock. Further, four of the executive officers of ARCP will serve as our executive officers.
What kind of obligations will ARCP Advisors have to ARCenters?	ARCP Advisors will have a contractual as opposed to a fiduciary relationship with ARCenters.
Are there risks associated with owning ARCenters common stock?	Yes. As described in the “Risk Factors” section of this information statement, ownership of ARCenters common stock is subject to both general and specific risks relating to ARCenters’ business, the industry in which it operates, its ongoing contractual relationships with ARCP and its status as a separate, publicly traded company. Ownership of ARCenters common stock is also subject to risks relating to the separation and distribution.

Does ARCenters plan to pay dividends?	We intend to make regular monthly distributions of $0.0608 per share, assuming a distribution ratio of one ARCenters share for each 10 shares of ARCP.
To qualify as a REIT, we must distribute to our stockholders an amount at least equal to:

(i)

90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with GAAP); plus

(ii) 90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less
(iii) any excess non-cash income.
Although ARCenters currently expects that it will pay a regular monthly cash dividend, the declaration and payment of any dividends in the future by ARCenters will be subject to the sole discretion of its board of directors and will depend upon many factors.
Where can I find more information about ARCP and ARCenters?	Before the separation and distribution, if you have any questions relating to ARCP’s business performance, you should contact:
American Realty Capital Properties, Inc. 405 Park Avenue, 12th Floor New York, New York 10022 (212) 415-6500 www.arcpreit.com
After the separation and distribution, ARCenters stockholders who have any questions relating to ARCenters’ business performance should contact ARCenters at:
American Realty Capital Centers, Inc. 405 Park Avenue, 12th Floor New York, New York 10022 Attention: Investor Relations (212) 415-6500
www.ARCentersreit.com The ARCenters investor website will be operational as of , 2014.

Summary Historical Combined Financial Data

The following table sets forth the summary historical combined financial data of our business, which was carved out from the financial data of ARCP, as described below. We were formed for the purpose of holding certain assets and assuming certain liabilities of ARCP. Prior to the effective date of the Form 10 registration statement, of which this information statement forms a part, and the completion of the separation and distribution, we did not conduct any business and did not have any material assets or liabilities. The summary historical combined financial data set forth below as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 has been derived from the audited combined financial statements, which are included in this information statement. The summary historical combined financial data as of December 31, 2011 and 2010 and for the period August 27, 2010 (acquisition date of the first property) to December 31, 2010 has been derived from the combined financial statements, which are not included in this information statement.

The historical combined financial statements were carved out from the financial information of ARCP at a carrying value reflective of historical cost in such ARCP records and consists of the ARCP Multi-Tenant Portfolio, which is currently owned by ARCP, and which will be transferred to us upon our separation from ARCP. The historical combined financial results reflect charges for certain corporate expenses which include, but are not limited to, merger and acquisition costs, costs related to asset management, accounting and finance, human resources, security, payroll and benefits, legal, corporate communications, information services and restructuring and reorganization. Costs of the services that were allocated or charged to ARCP Multi-Tenant Portfolio were based on either actual costs incurred or a proportion of costs estimated to be applicable to ARCP Multi-Tenant Portfolio based on a number of factors, most significantly ARCP Multi-Tenant Portfolio percentage of ARCP’s total leasable square footage. We believe these charges are reasonable; however, these results may not reflect what our expenses would have been had we been operating as a separate stand-alone public company. The corporate cost charges for the years ended 2013, 2012 and 2011 were $21.6 million, $3.9 million and $1.9 million, respectively. Corporate costs were not allocated for the period August 27, 2010 (acquisition date of the first property) to December 31, 2010, as management determined these costs were immaterial. In connection with the separation and distribution, we will enter into arrangements with affiliates of ARCP to secure the appropriate support services that we deem necessary to operate as a separate public company. The summary historical combined financial data presented may not be indicative of the results of operations, financial position or cash flows that would have been obtained if we had been an independent, stand-alone entity during the periods shown. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Basis of Presentation.”

The following data should be read in conjunction with our audited combined financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this information statement. The summary historical combined financial data presented below was derived from the audited combined financial statements and do not indicate results expected for any future periods (in thousands).

	Year Ended December 31,			August 27, 2010 (Acquisition date of the first property) to December 31, 2010
	2013	2012	2011
Balance Sheet Data:
Total investment in real estate assets, net	$1,704,276	$1,345,121	$761,068	$207,388
Cash and cash equivalents	$2,204	$7,515	$12,249	$316
Total assets	$1,747,452	$1,384,791	$809,131	$210,385
Notes payable	$576,745	$507,807	$189,957	$43,000
Acquired below market lease intangibles, net	$55,093	$52,577	$33,486	$25,423
Total liabilities	$664,733	$589,000	$238,602	$70,453
Total equity	$1,082,719	$795,791	$570,529	$139,932
Operating Data:
Rental and other property income	$120,013	$86,580	$34,613	$3,471
Tenant reimbursement income	26,809	20,741	8,300	734
Total revenue	146,822	107,321	42,913	4,205
Merger and acquisition-related expenses	16,531	18,478	14,321	4,799
Property operating expenses	34,827	23,672	9,337	855
Property and asset management expenses	8,775	9,385	3,575	343
General and administrative expenses	5,962	2,104	906	159
Depreciation and amortization	46,337	35,712	14,348	1,492
Total operating expenses	112,432	89,351	42,487	7,648
Operating income	34,390	17,970	426	(3,443)
Other income	549	1,726	2	2
Interest expense	(25,504)	(17,546)	(4,474)	(321)
Net income (loss)	$9,435	$2,150	$(4,046)	$(3,762)
Cash Flow Data:
Cash flows provided by (used in) operating activities	$56,897	$57,029	$(11,578)	$(1,272)
Cash flows used in investing activities	$(392,564)	$(567,903)	$(550,679)	$(183,745)
Cash flows provided by financing activities	$330,356	$506,140	$574,190	$185,782
Other Financial Data:
Total NOI from continuing operations(1)	$103,220	$74,264	$30,001	$3,007
FFO(2)	$55,627	$37,249	$10,361	$(2,270)
AFFO(2)	$69,814	$51,345	$22,493	$1,764

(1)	NOI does not represent income from continuing operations as defined by GAAP. We use NOI as a supplemental measure of our operating performance. The definition of NOI, as well as a discussion of its uses and inherent limitations, discussed in the introduction to this information statement under the caption “Presentation of Information.”
(2)	Funds from operations, or FFO, and adjusted funds from operations, or AFFO, do not represent cash flow from operations as defined by GAAP and may not be reflective of our operating performance due to changes in our capital structure in connection with the separation and distribution. We use FFO and AFFO as supplemental measures of our operating performance. Definitions of FFO and AFFO, as well as a discussion of their uses and inherent limitations, are discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

RISK FACTORS

You should carefully consider the following risk factors in conjunction with the other information contained in this information statement in evaluating us and our common stock. Any of the following risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition.

Whenever the risk factors below state that we, our business or our properties may be “adversely affected” or “harmed” or make similar expressions, it means that our liquidity (including our ability to make distributions to our stockholders) or other financial condition, operating results or prospects could be harmed.

Risks Related to Our Business and Properties

We will be dependent on our advisor and its key personnel, especially Messrs. Schorsch, Kay and Block and Ms. Beeson, who provide services to us through the advisory agreement, and we may not find a suitable replacement for our advisor if the advisory agreement is terminated, or for these key personnel if they leave or otherwise become unavailable to us.

We will have no separate facilities and will be completely reliant on our advisor. Our Chairman and Chief Executive Officer, our President, our Chief Operating Officer, and our Executive Vice President, Chief Financial Officer, Treasurer and Secretary are also executives of our advisor. We do not expect to have any employees. Our advisor has significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers and key personnel of our advisor. The officers and key personnel of our advisor will evaluate, negotiate, close and monitor our investments; therefore, our success will depend on their continued service. The departure of any of the officers or key personnel of our advisor could have a material adverse effect on our performance and slow our future growth. We have not obtained and do not expect to obtain “key person” life insurance on any of our key personnel. In addition, any adverse changes in the financial condition of our advisor could hinder its ability to manage us successfully.

Our advisor is not obligated to dedicate any specific personnel exclusively to us. In addition, none of our officers or the officers of our advisor is obligated to dedicate any specific portion of his or her time to our business. Each of them has significant responsibilities to ARCP, and Mr. Schorsch also has significant responsibilities to other investment vehicles currently managed by affiliates of ARCP, including as a result of being part of the senior management or key personnel of the ARCP NTRs and their advisors. ARCP and the ARCP NTRs will have concurrent and/or overlapping fund-raising, acquisition and operational phases as us, which may cause conflicts of interest to arise throughout the life of our company. As a result, these individuals may not always be able to devote sufficient time to the management of our business. Further, when there are turbulent conditions in the real estate markets or distress in the credit markets, the attention of Mr. Schorsch, our advisor’s personnel and the resources of ARCP will also be required by the other investment vehicles managed by affiliates of ARCP. In such situations, we may not receive the level of support and assistance that we may receive if we were internally managed.

Our advisor’s management team will include experienced members of Cole’s former multi-tenant shopping center team who have a detailed understanding of our properties. A large part of our success will depend on the leadership and performance of this management team. If we lose the services of these individuals, we may not be able to successfully manage our business or achieve our business objectives.

In addition, we offer no assurance that our advisor will remain our investment advisor. The initial term of our advisory agreement with our advisor is for 20 years, with automatic one-year renewals subject to a 180-day prior written notice of termination period. If the advisory agreement is terminated and no suitable replacement is found to provide the services provided thereunder, we may not be able to execute our business plan.

Payment of fees to our advisor reduces cash available for investment and distribution, and may exceed the average of internalized expenses of our industry peers.

Our advisor will perform services for us in connection with the selection, acquisition, financing, leasing and management of us and our properties. Our advisor will be paid substantial fees for these services, which reduce the amount of cash available for investment in properties or distribution to stockholders. Such fees and reimbursements include: (i) a management fee payable to our advisor equal to (1) with respect to the first $3.5 billion in AUBV of our real estate assets, 0.5% per annum, and (2) with respect to any amount by which the AUBV of our real estate assets exceeds $3.5 billion, 0.4% per annum, in either case calculated and payable monthly in advance; (ii) quarterly incentive fees equal to the difference between: (1) the product of (x) 20.0% and (y) the difference between (I) our Core Earnings for the previous 12-month period, and (II) the product of (A) (x) if we have completed one or have public offerings of our common stock in the previous 12-month period, the weighted average of the issue price per share of our common stock of all such public offerings (with respect to the separation and distribution, assumed to be the 10-day VWAP per share of our common stock over the 10 consecutive trading days immediately following the separation and distribution), or, (y) if we have not completed any public offerings of our common stock in the previous 12-month period and more than 12 months have elapsed since the date of the separation and distribution, the 252-day VWAP per share of our common stock over the 252 consecutive trading days immediately preceding the date of calculation, in either case multiplied by the weighted average number of all shares of common stock outstanding (including any restricted shares of common stock and other shares of common stock underlying awards granted under the Equity Plan) in the previous 12-month period, and (B) 9.0%, and (2) the sum of any incentive fee paid to our advisor with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero; and (iii) monthly reimbursement of all out-of-pocket costs incurred by our advisor on our behalf and the cost of legal, tax, accounting, auditing and other similar services provided by our advisor. See “Certain Agreements — Advisory Agreement.”

There may be times when the total amount of fees and incentives paid to our advisor exceeds the average of internalized expenses of our industry peers, which may harm our results of operations and our perception in the market.

Our due diligence review of acquisition opportunities or other transactions may not identify all pertinent risks, which could materially affect our business, financial condition, liquidity and results of operations.

Although we intend to conduct due diligence with respect to each acquisition opportunity or other transaction that we pursue, it is possible that our due diligence processes will not uncover all relevant facts, particularly with respect to any assets we acquire from third parties. In some cases, we may be given limited access to information about the investment and will rely on information provided by the target of the investment. In addition, if opportunities are scarce, the process for selecting bidders is competitive, or the time frame in which we are required to complete diligence is short, our ability to conduct a due diligence investigation may be limited, and we would be required to make investment decisions based upon a less thorough diligence process than would otherwise be the case. Accordingly, investments and other transactions that initially appear to be viable may prove to not be so over time, due to the limitations of the due diligence process or other factors.

We may be unable to identify, acquire, develop or operate properties successfully, which could harm our financial condition and ability to pay distributions to you.

We continue to evaluate the market for available properties and may acquire additional properties when attractive opportunities exist. We can provide no assurances that we will be successful in identifying attractive properties that meet our investment criteria or that, once identified, we will be successful in consummating an acquisition. We face significant competition for attractive investment opportunities from other well-capitalized investors, some of which have greater financial resources and a greater access to debt and equity capital to acquire properties than we do. This competition increases as investments in real estate become increasingly attractive relative to other forms of investment. As a result of such competition, we may be unable to acquire certain properties that we deem attractive or the purchase price may be significantly elevated or other terms may be substantially more onerous. In addition, we expect to finance future acquisitions through a combination of borrowings under senior secured revolving credit and term loan facilities that we anticipate will be in place concurrently with, or shortly after, the completion of the separation and distribution, the use of retained cash flows, property-level debt, and offerings of equity and debt securities, which may not be available on advantageous terms, or at all. Any delay or failure on our part to identify, negotiate, finance on favorable terms, consummate and integrate such acquisitions could materially impede our growth. We also may develop or substantially renovate other properties. Acquisition, development and renovation activities are subject to significant risks, including:

•	we may be unable to obtain financing on favorable terms (or at all);
•	changing market conditions, including competition from others, may diminish our opportunities for acquiring a desired property on favorable terms or at all. Even if we enter into agreements for the acquisition of properties, these agreements are likely to be subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;
•	we may spend more time or money than we budget to improve or renovate acquired properties or to develop properties;
•	we may abandon development activities after expending significant resources;
•	we may be unable to quickly and efficiently integrate new properties, particularly if we acquire portfolios of properties, into our existing operations;
•	we may fail to obtain the financial results expected from the properties we acquire or develop, making them unprofitable or less profitable than we had expected;
•	market and economic conditions may result in higher than expected vacancy rates and lower than expected rental rates;
•	when we develop properties, we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations;
•	we may experience difficulty in obtaining any required consents of third parties such as tenants, joint venture partners and mortgage lenders;
•	acquired and developed properties may have defects we do not discover through our inspection processes, including latent defects that may not reveal themselves until many years after we put a property in service; and
•	we may acquire land, properties or entities owning properties which are subject to liabilities and for which, in the case of unknown liabilities, we may have limited or no recourse.

Our board of directors and our advisor will have broad discretion, within the investment criteria established by our board of directors, to make additional investments and to determine the timing of such investments. In addition, our investment policies may be revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Such discretion could result in investments with yield returns inconsistent with expectations. Furthermore, if we guarantee the property’s financing, our loss could exceed our investment in the project.

The realization of any of the above risks could significantly and adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock, ability to satisfy our debt service obligations and ability to pay distributions to you.

We may fail to obtain the financial results expected from the properties we acquire or develop, making them unprofitable or less profitable than we had expected.

We expect to acquire and/or develop a number of properties in the near future. In deciding whether to acquire or develop a particular property, we make certain assumptions regarding the expected future performance of that property. If a number of these properties do not perform as expected, such properties may be unprofitable or less profitable than we expected and our financial performance may be adversely affected.

Some of our properties depend on anchor stores or major tenants to attract shoppers and could be materially adversely affected by the loss of, or a store closure by, one or more of these tenants.

Our properties are typically anchored by specialty retailers, department stores, grocery stores and other large tenants. The value of some of our properties could be materially adversely affected if these major tenants fail to comply with their contractual obligations, seek concessions in order to continue operations, or cease their operations.

For example, among department stores and other large stores — often referred to as “big box” stores — corporate merger activity typically results in the closure of duplicate or geographically overlapping store locations. Other tenants may be entitled to modify the economic or other terms of their existing leases in the event of such closures. The modification could be unfavorable to us as the lessor, and could decrease rents or expense recovery charges.

Additionally, major tenant closures may result in decreased customer traffic, which could lead to decreased sales at our properties. If the sales of stores operating in our properties were to decline significantly due to the closing of anchor stores, adverse economic conditions, or other reasons, tenants may be unable to pay their minimum rents or expense recovery charges. In the event of any default by a tenant or anchor store, we may not be able to fully recover, and/or may experience delays and costs in enforcing our rights as landlord to recover, amounts due to us under the terms of our agreements with such parties.

We may have limited control with respect to some properties that are or that in the future may be partially owned or managed by third parties, which may adversely affect our ability to sell or refinance them or otherwise take actions concerning these properties that would be in the best interests of our stockholders.

We have co-invested and may in the future co-invest with third parties through partnerships, joint ventures, or other entities, acquiring controlling or non-controlling interests in, or sharing responsibility for, managing the affairs of a property, partnership, joint venture or other entity. We may not be in a position to exercise sole decision-making authority regarding any properties that we hold in a partnership or joint venture. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks that would not be present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt, suffer a deterioration in their financial condition, or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals that are inconsistent with our own business interests or goals, and may be in a position to take actions contrary to our policies or objectives.

Such investments may also have the potential risk of creating impasses on decisions, such as a sale or financing, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that may increase our expenses and prevent our officers and/or directors from focusing their time and efforts on our business. Consequently, actions by, or disputes with, partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may, in certain circumstances, be liable for the actions of our third-party partners or co-venturers.

Our revenues are dependent on the level of revenues realized by our tenants, and a decline in their revenues could materially adversely affect our business, results of operations and financial condition.

We are subject to various risks that affect the retail environment generally, including levels of consumer spending, seasonality, changes in economic conditions, unemployment rates, an increase in the use of the Internet by retailers and consumers, and natural disasters. Our tenants may be unable to pay their existing minimum rents or expense recovery charges due to these and other economic and market-based factors. Because substantially all of our income is derived from rentals of real property, our income and cash flow would be adversely affected if a significant number of tenants are unable to meet their obligations or their revenues decline. In addition, a decrease in retail demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates.

Bankruptcy filings by tenants may occur during the course of our operations. We continually seek to re-lease vacant spaces resulting from tenant terminations. The bankruptcy of a tenant, particularly an anchor tenant, may make it more difficult to lease the remainder of a particular property or properties. Future tenant bankruptcies could adversely affect our properties or impact our ability to successfully execute our re-leasing strategy.

Economic and market conditions could negatively impact our business, results of operations and financial condition.

The market in which we operate is affected by a number of factors that are largely beyond our control but may nevertheless have a significant negative impact on us. These factors include, but are not limited to:

•	interest rates and credit spreads;
•	the availability of credit, including the price, terms and conditions under which it can be obtained;
•	a decrease in consumer spending or sentiment and any effect that this may have on retail activity;
•	the actual and perceived state of the real estate market, market for dividend-paying stocks and public capital markets in general;
•	unemployment rates, both nationwide and within the primary markets in which we operate; and
•	our current tenants may, among other things:
º	have difficulty paying us rent as they struggle to sell goods and services to consumers;
º	be unwilling to enter into or renew leases with us on favorable terms or at all;
º	seek to terminate their existing leases with us or seek downward rental adjustment to such leases; or
º	be forced to curtail operations or declare bankruptcy.

The above may have a material adverse effect on our financial condition and results of operations.

In addition, increased inflation may have a pronounced negative impact on the interest expense we pay in connection with our outstanding indebtedness and our general and administrative expenses, as these costs could increase at a rate higher than our rents. Also, inflation may adversely affect our ability to profit from tenant leases with stated rent increases, which could be lower than the increase in inflation at any given time. Inflation could also have an adverse effect on consumer spending which could impact our tenants’ sales and, in turn, our own results of operations.

Deflation may result in a decline in general price levels, often caused by a decrease in the supply of money or credit. The predominant effects of deflation are high unemployment, credit contraction and weakened consumer demand. Restricted lending practices may impact our ability to obtain financing for our properties and may also negatively impact our tenants’ ability to obtain credit. Decreases in consumer demand can have a direct impact on our tenants and the rents we receive.

If we cannot obtain additional capital, our growth will be limited.

We are required to distribute to our stockholders at least 90% of our REIT taxable income, excluding net capital gains, each year to qualify and maintain our qualification as a REIT. As a result, our retained earnings available to fund acquisitions, development, or other capital expenditures are nominal. As such, we rely upon the availability of additional debt or equity capital to fund these activities. Our long-term ability to grow through acquisitions or development, which is an important strategy for us, will be limited if we cannot obtain additional financing or equity capital. Market conditions may make it difficult to obtain financing or equity capital, and we cannot assure you that we will be able to obtain additional debt or equity financing or that we will be able to obtain it on favorable terms.

We may not be able to renew leases or relet space at existing properties, or lease newly developed properties.

When leases for our existing properties expire, the premises may not be relet or the terms of reletting, including the cost of allowances and concessions to tenants, may be less favorable than the current lease terms. Also, we may not be able to lease new properties to an appropriate mix of tenants or for rents that are consistent with our projections. To the extent that our leasing plans are not achieved, our business, results of operations and financial condition could be materially adversely affected.

Our lease agreements with our tenants typically provide for certain cost reimbursement charges; if our operating expenses increase or we are otherwise unable to collect sufficient cost reimbursement payments from our tenants, our business, results of operations and financial condition may be materially adversely affected.

Energy costs, repairs, maintenance and capital improvements to common areas of our properties, janitorial services, administrative, property and liability insurance costs and security costs are typically allocable to our properties’ tenants. Our lease agreements typically provide that the tenant is liable for a portion of such common area maintenance changes, or CAM, and other operating expenses. The majority of our current leases require an equal periodic tenant reimbursement amount for our estimated CAM and operating expenses. In these cases, a tenant will pay a single specified expense reimbursement amount regardless of the actual amount of operating expenses. Typically, the actual CAM and operating expenses are reconciled at the end of the calendar year and tenants are billed if the actual expenses are higher than originally estimated or, tenants receive a refund or credit if actual expenses are lower than originally estimated. Some tenant leases have a cap or other limit on CAM and operating expense reimbursements. In the event that our operating expenses increase, CAM and tenant reimbursements that we receive may not allow us to recover a substantial portion of these operating costs.

In addition, the computation of cost reimbursements from tenants for CAM, insurance and real estate taxes is complex and involves numerous judgments, including interpretation of lease terms and other tenant lease provisions. Unforeseen or underestimated expenses may cause us to collect less than our actual expenses. The amounts we calculate and bill may also be disputed by tenants or become the subject of a tenant audit or even litigation.

In the event that our properties are not fully occupied, we may be required to pay the portion of the CAM expenses allocable to the vacant space(s) that would otherwise typically be paid by the residing tenant(s).

We may be unable to secure funds for future tenant or other capital improvements, which could limit our ability to attract or replace tenants and adversely impact our ability to make cash distributions to our stockholders.

When tenants do not renew their leases or otherwise vacate their space, it is common that, in order to attract replacement tenants, we will be required to expend funds for tenant improvements and other concessions related to the vacated space. Such tenant improvements may require us to incur substantial capital expenditures. We may not be able to fund capital expenditures solely from cash provided from our operating activities because we must distribute at least 90% of our REIT taxable income excluding net capital gains each year to maintain our qualification as a REIT. As a result, our ability to fund tenant and other capital improvements through retained earnings may be limited. If we have insufficient capital reserves, we will have to obtain financing from other sources. We may also have future financing needs for other capital improvements to refurbish or renovate our properties. If we are unable to secure financing on terms we feel are acceptable or at all, we may be unable to make tenant and other capital improvements or we may be required to defer such improvements. If this happens, it may cause one or more of our properties to suffer from a greater risk of obsolescence or a decline in value, as a result of fewer potential tenants being attracted to the property or existing tenants not renewing their leases. If we do not have access to sufficient funding in the future, we may not be able to make necessary capital improvements to our properties, pay other expenses or pay distributions to our stockholders.

The bankruptcy of a tenant may adversely affect the income produced by and the value of our properties.

The bankruptcy or insolvency of a tenant may adversely affect the income produced by our properties. We cannot assure you that any tenant that files for bankruptcy protection will continue to pay rent. If any tenant becomes a debtor in a case under the Bankruptcy Reform Act of 1978, as amended, we cannot evict the tenant solely because of the bankruptcy. The bankruptcy court also might authorize the tenant to reject and terminate its lease with us, which would generally result in any unpaid, pre-bankruptcy rent being treated as an unsecured claim. An unsecured claim may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. In addition, our claim against the tenant for unpaid, future rent would be subject to a statutory cap equal to the greater of (1) one year of rent or (2) 15% of the remaining rent on the lease (not to exceed three years of rent). This cap might be substantially less than the remaining rent actually owed under the lease. Additionally, a bankruptcy court may require us to turn over to the estate all or a portion of any deposits, amounts in escrow, or prepaid rents. Our claim for unpaid, pre-bankruptcy rent, our lease termination damages and claims relating to damages for which we hold deposits or other amounts that we were forced to repay would likely not be paid in full.

Certain leases at 25 of our initial properties are subject to ground leases under which a tenant may be entitled to remove certain improvements upon the expiration of the respective ground lease.

Certain leases at 25 of our properties are subject to ground leases under which the tenant has a fee simple interest in the improvements located on land that we own. We only own a long-term leasehold interest in such improvements. In some cases, the tenant may have the right to remove certain improvements upon the expiration of the ground lease, which could adversely affect both the value of the property and our ability to re-let it, and thereby could harm our results of operations.

We will not recognize any increase in the value of the improvements subject to our ground leases and may only receive a portion of compensation paid in any eminent domain proceeding with respect to any of our ground leased properties.

Unless we purchase a fee interest in the improvements that are subject to our ground leases, we will not have any economic interest in the improvements at the expiration of our ground leases and therefore we will not share in any increase in value of the improvements beyond the term of a ground lease, notwithstanding our capital outlay to purchase our interest in the land upon which the improvement is located, and will lose our right to use the improvement. Furthermore, if the state or federal government seizes a property subject to a ground lease under its eminent domain power, we may only be entitled to a portion of any compensation awarded for the seizure.

We face a wide range of competition that could affect our ability to operate profitably.

Our properties compete with other retail properties and other forms of retailing, such as catalogs and e-commerce websites. Competition may also come from strip centers, outlet centers, lifestyle centers, and malls, and both existing and future development projects. The presence of competitive alternatives affects our ability to lease space and the level of rents we can obtain. New construction, renovations and expansions at competing sites could also negatively affect our properties. We also compete with other retail property developers to acquire prime development sites. In addition, we compete with other retail property companies for tenants and qualified management. If we are unable to successfully compete, our business, results of operations and financial condition could be materially adversely affected.

Competing owners, operators and developers may have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage. In the future, competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Further, as a result of their greater resources, those entities may have more flexibility than we do in their ability to offer rental concessions to attract tenants. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, results of operations, cash flow, per share trading price of our common stock, ability to satisfy our debt service obligations and ability to pay distributions to you may be adversely affected.

We may suffer economic harm as a result of allocating resources to unprofitable efforts to enter new markets.

The properties in our initial portfolio, including single-tenant properties, are located in 26 states, and as we grow our business we will expand our operations into markets where we do not currently operate. We may fail to accurately gauge conditions in a new market prior to entering it, and therefore may not achieve our anticipated results in the new market. If this occurs, our cash flow from operations may be adversely affected.

We will become subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared and we may not be able to accurately report our financial results.

Following the separation and distribution, we will become subject to reporting and other obligations under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404(a) requires annual management assessments of the effectiveness of our internal controls over financial reporting. These reporting and other obligations will place significant demands on our management, administrative, operational, internal audit and accounting resources and will cause us to incur significant expenses. We may need to upgrade our systems or create new systems; implement additional financial and management controls, reporting systems and procedures; expand our internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

Our advisor is increasingly dependent on information technology, and potential cyber-attacks, security problems or other disruption and expanding social media vehicles present new risks.

Our advisor will rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, personal identifying information, reservations, billing and operating data. Our advisor may purchase some of our information technology from vendors, on whom its systems will depend, and will rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential operator and other customer information. Our advisor will depend upon the secure transmission of this information over public networks. Our advisor’s networks and storage applications will be subject to unauthorized access by hackers or others through cyber-attacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means, or may be breached due to operator error, malfeasance or other system disruptions. In some cases, it will be difficult to anticipate or immediately detect such incidents and the damage caused thereby. Any significant breakdown, invasion, destruction, interruption or leakage of our advisor’s systems could harm us.

In addition, the use of social media could cause us to suffer brand damage or information leakage. Negative posts or comments about us on any social networking website could damage our reputation. In addition, employees or others might disclose non-public sensitive information relating to our business through external media channels. The continuing evolution of social media will present us with new challenges and risks.

Risks Related to Our Debt Financing

Increases in interest rates could increase our debt payments.

Upon completion of the separation and distribution, we expect to have $976.8 million of outstanding indebtedness, including approximately $54.7 million of variable interest rate debt, and we expect to incur additional indebtedness, including additional variable-rate debt. Increases in interest rates increase our interest costs on our variable-rate debt as well as any future fixed rate debt we may incur, and interest we pay reduces our cash available for distributions to our stockholders.

An environment of rising interest rates could lead holders of our common stock to seek higher yields through other investments, which could adversely affect the market price of our common stock. One of the factors that may influence the price of our common stock in public markets is the annual distribution rate we pay as compared with the yields on alternative investments.

Periods of rising interest rates heighten the risks described immediately below under “— We may be unable to make required payments on our debt, and our charter and bylaws do not limit the amount of debt we may incur.”

ARCP may not be able to transfer its interests in certain properties that are subject to certain debt arrangements due to the need to obtain the consent of third parties.

Certain covenants and other restrictions contained in agreements governing indebtedness secured by certain of our properties may require ARCP to obtain lender consent in order to transfer such properties to us prior to completion of the separation. There is no assurance that ARCP will be able to obtain these consents on terms that it determines to be reasonable, or at all. Failure to obtain these consents could require ARCP to retain such properties, which could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to make required payments on our debt, and our charter and bylaws do not limit the amount of debt we may incur.

Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur, and we are subject to risks normally associated with debt financing, including the risk that we may not be able to meet our debt service obligations or refinance our debt as it becomes due. There can be no assurance that we will be able to refinance any maturing indebtedness, that any refinancing would be on terms as favorable as the terms of the maturing indebtedness or that we will be able to otherwise obtain funds by selling assets or raising equity to repay maturing indebtedness. Although we intend to target a low-leverage capital structure, we cannot assure you that we will be successful in achieving this, and we may operate at higher leverage levels for substantial periods of time.

Upon completion of the separation and distribution, we expect to have $967.0 million of total debt outstanding, including $567.0 million of existing mortgage debt and approximately $400.0 million of new debt which we expect will be secured. We are subject to the risks normally associated with debt financing, including the risk that our cash flow from operations will be insufficient to service our debt obligations. In addition, we may incur additional indebtedness in the future in connection with acquisitions, redevelopment projects or other strategic opportunities, or to fund capital expenditure requirements. Increased leverage may make it more difficult for us to withstand adverse economic conditions and reduce our flexibility in responding to changing business, regulatory and economic conditions.

Our debt service costs generally will not be reduced if developments at our properties, such as the entry of new competitors or the loss of major tenants, result in decreased income from our properties. Should such events occur, our operations may be materially adversely affected.

Some of our existing mortgage indebtedness and some of our future indebtedness may be cross-collateralized and, consequently, a default on this indebtedness could cause us to lose part or all of our investment in multiple properties to foreclosure. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on the foreclosure but would not receive any cash proceeds. As a result, we may be required to identify and utilize other sources of cash for distributions to our stockholders of that income.

In addition, changes in economic conditions, our financial condition or operating results or prospects could:

•	result in higher interest rates on our variable-rate debt;
•	reduce the availability of debt financing generally or debt financing at favorable rates;
•	reduce cash available for distribution to stockholders;
•	increase the risk that we could be forced to liquidate assets or repay debt; or
•	create other hazardous situations for us.

Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations.

Upon the separation and distribution, we intend to enter into senior secured revolving credit and term loan facilities; we will also have property-level debt. We may also incur substantial additional indebtedness in the future. Our indebtedness may impose various restrictions and covenants on us that could have material adverse consequences. Failure to comply with the restrictions and covenants in any of our indebtedness would result in a default under the applicable agreements governing such indebtedness and, absent a waiver or an amendment from our lenders, would permit the acceleration thereof. No assurance can be given that we will be successful in obtaining such waiver or amendment. Furthermore, any such default could result in the cross-default of our other indebtedness.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on your investment.

We may seek to selectively manage any exposure that we may have to interest rate risk through interest rate protection agreements geared toward effectively fixing or capping a portion of our variable-rate debt. In addition, we may refinance fixed-rate debt at times when we believe rates and terms are appropriate. Any such efforts to manage these exposures may not be successful. While these derivative financial instruments provide a level of protection against interest rate risks, no hedging strategy can protect us completely. These instruments involve risks, such as the risk that the counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that a court could rule that such agreements are not legally enforceable. These instruments may also generate income that may not be treated as qualifying REIT income.

In addition, the nature and timing of hedging transactions may influence the effectiveness of our hedging strategies. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. There can be no assurance that hedging activities will have the desired beneficial impact on our results of operations or financial condition. Termination of these hedging agreements typically involves costs, such as transaction fees or breakage costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses that may reduce the overall return on your investment.

Adverse changes in any credit rating we may subsequently obtain may affect our borrowing capacity and borrowing terms.

We expect that our outstanding debt will be periodically rated by nationally recognized credit rating agencies. The credit ratings are based upon our operating performance, liquidity and leverage ratios, overall financial position, and other factors viewed by the credit rating agencies as relevant to both our industry and the economic outlook. Our credit rating may affect the amount of capital we can access, as well as the terms of any financing we obtain. Since we depend primarily on debt financing to fund our growth, adverse changes in any credit rating we may subsequently obtain may have a negative effect on our future growth.

Risks Related to Conflicts of Interest

There are various conflicts of interest in our relationship with ARCP and our advisor, which could result in decisions that are not in the best interests of our stockholders.

We are subject to conflicts of interest arising out of our relationship with ARCP and our advisor. Specifically, Mr. Schorsch, our Chairman and Chief Executive Officer, Mr. Kay, our President, Ms. Beeson, our Chief Operating Officer, and Mr. Block, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, hold the same positions with ARCP. Our advisor and our executive officers may have conflicts between their duties to us and their duties to, and interests in, ARCP and the ARCP NTRs. In addition, Mr. Schorsch has duties to various REITs sponsored by American Realty Capital, a family of companies that Mr. Schorsch co-founded in 2007. Our ability to make investments in our target assets is governed by our advisory agreement. If an investment opportunity is suitable for more than one entity, then our advisor, ARCP and the advisors to the ARCP NTRs will need to make an allocation. For a description of the investment allocation procedures to which we are subject, see “Certain Agreements — Asset Allocation Agreement.” There can be no assurance that our advisor, ARCP and the advisor to the ARCP NTRs will apply the investment allocation procedures in a manner that gives us access to favorable investment opportunities.

We may acquire properties in geographic areas where ARCP or the ARCP NTRs own competing properties. Also, we may acquire properties from, or sell properties to, ARCP or the ARCP NTRs. If ARCP or the ARCP NTRs attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant.

We will pay our advisor substantial management fees and incentive fees, some of which are payable regardless of the performance of our portfolio. Our advisor’s entitlement to such fees, which are not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock.

Our separation and distribution agreement, our advisory agreement and other agreements entered into in connection with the separation and distribution were not negotiated on an arm’s-length basis, and we may pursue less vigorous enforcement of their terms because of conflicts of interest with certain of our executive officers and directors and key employees of our advisor.

Because our executive officers and the Chairman of our board of directors are also key employees of our advisor, our separation and distribution agreement, advisory agreement and other agreements entered into in connection with the separation and distribution were not negotiated on an arm’s-length basis, and we did not have the benefit of arm’s-length negotiations of the type normally conducted with an unaffiliated third party. As a result, the terms, including fees and other amounts payable, may not be as favorable to us as an arm’s-length agreement. Furthermore, we may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with our advisor. For example, following the completion of the separation and distribution, we will be entitled to indemnification from ARCP and ARCP OP in the event of breaches of certain provisions of, or misrepresentations made in, the separation and distribution agreement. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements due to our ongoing relationship with our executive officers and directors.

Our advisory agreement with our advisor only may be terminated under limited circumstances.

Our advisory agreement with our advisor only may be terminated under limited circumstances. During the initial term of the advisory agreement, the advisory agreement may be terminated by us only for cause. Following the initial 20-year term, the advisory agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our advisor’s unsatisfactory performance that is materially detrimental to us or (2) a determination that the management fees payable to our advisor are not fair, subject to our advisor’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. Our advisor will be provided 180 days’ prior written notice of any such termination. These provisions may adversely affect our ability to terminate our advisor without cause.

Our advisor is only contractually committed to serve us until the twentieth anniversary of its effective date. Thereafter, the advisory agreement is renewable for one-year terms; provided, however, that our advisor may terminate the advisory agreement annually upon 180 days’ prior written notice. If the advisory agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

Pursuant to the advisory agreement, our advisor will assume responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our advisor maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the advisory agreement, none of our advisor nor its officers, members or personnel, any person controlling or controlled by our advisor or any person providing sub-advisory services to our advisor will be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the advisory agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the advisory agreement. In addition, we have agreed to indemnify our advisor and each of its respective officers, members, managers, directors and personnel, any person controlling or controlled by our advisor and any person providing sub-advisory services to our advisor with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our advisor not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the advisory agreement.

The existence of our long-term non-cancellable advisory agreement may adversely impact the value we could obtain in a merger or business combination transaction.

Our advisory agreement is not terminable upon any sale or other business combination in which we are not the survivor. Because of the fees payable under such agreement and because any potential acquirer of us would likely prefer to manage our portfolio itself, the existence of such agreement or any amounts that such acquirer would be required to pay to our advisor in order to terminate such agreement would likely adversely impact the price any acquirer would be willing to pay for shares of our common stock in any such business combination.

We must pay a minimum advisory fee to our advisor regardless of our performance.

Our advisor is entitled to receive a monthly base fee from us that is based on the AUBV of our real estate assets, regardless of the performance of our portfolio. Our advisor’s entitlement to non-performance-based compensation might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio.

Risks Related to the Real Estate Industry

Real estate investments are relatively illiquid.

Our properties represent a substantial portion of our total consolidated assets, and these investments are relatively illiquid. As a result, our ability to sell one or more of our properties or investments in real estate in response to any changes in economic or other conditions may be limited. If we want to sell a property, we cannot assure you that we will be able to dispose of it in the desired time period or that the sale price of a property will exceed the cost of our investment in that property.

Our efforts to identify environmental liabilities may not be successful.

We believe that our portfolio is in substantial compliance with federal, state and local environmental laws, ordinances and regulations regarding hazardous or toxic substances, but this belief is based on limited testing. Nearly all of the properties in our initial portfolio have been subjected to Phase I or similar environmental site assessments. Each of the site assessments has been completed as part of the due diligence in the acquisition process. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include subsurface investigations or mold or asbestos surveys.

These environmental assessments have not revealed, nor are we aware of, any environmental liability that we believe will have a material adverse effect on our results of operations or financial condition. However, the assessments may have failed to reveal all environmental conditions, liabilities or compliance concerns. Material environmental conditions, liabilities or compliance concerns may have arisen after the review was completed or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability.

As a result, we cannot assure you that:

•	existing environmental studies with respect to the portfolio reveal all potential environmental liabilities;
•	any previous owner, occupant or tenant of a property did not create any material environmental condition not known to us at this or any previous point in time;
•	the current environmental condition of the portfolio will not be affected by tenants and occupants, by the condition of nearby properties, or by other unrelated third parties;
•	future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations or the interpretation thereof) will not result in environmental liabilities; or

•	costs of future environmental compliance will not affect our ability to make distributions to you or that such costs or other remedial measures will not have a material adverse effect on our business, assets or results or operations.

Our properties may develop harmful mold or contain asbestos, which could lead to liability for adverse health effects and costs of remediating the problem.

We are required by federal regulations with respect to our properties to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials, or ACMs, and potential ACMs. In addition, federal, state and local laws require abatement or removal of ACMs in the event of demolition or certain renovations or remodeling, the cost of which may be substantial for certain redevelopments. These regulations also govern emissions of, and exposure to, asbestos fibers in the air, which may necessitate implementation of site-specific maintenance practices. Certain laws also impose liability for the release of ACMs into the air, and third parties may seek recovery from owners or operators of real property for personal injury or property damage associated with ACMs. Asbestos-containing building materials are present at some of our properties and may be present at others. We may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACMs and potential ACMs at our properties as a result of these regulations. The regulations may also affect the value of any of our properties containing ACMs and potential ACMs. To minimize the risk of on-site asbestos being improperly disturbed, we have developed and implemented asbestos operations and maintenance programs to manage asbestos-containing materials and suspected asbestos-containing materials in accordance with applicable legal requirements.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. Some of the properties in our portfolio may contain microbial matter such as mold and mildew. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property.

The presence of ACMs or significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the ACMs or mold from the affected property. In addition, the presence of ACMs or significant mold could expose us to liability to third parties if property damage or health concerns arise.

Compliance with the Americans with Disabilities Act and similar laws may require us to make significant unanticipated expenditures.

Substantially all our properties are required to comply with the Americans with Disabilities Act of 1990, or the ADA. The ADA requires that all public accommodations must meet federal requirements related to access and use by disabled persons. We believe that our properties were built in substantial conformance with the building codes of their respective cities, including in substantial compliance with the applicable ADA requirements at the time of construction. Although we believe that our properties substantially comply with present requirements of the ADA, we have not conducted an audit of all such properties to determine compliance. If one or more properties is not in compliance with the ADA, then we would be required to bring the non-compliant properties into compliance. Compliance with the ADA could require removing access barriers. Non-compliance could result in imposition of fines by the U.S. government or an award of damages and/or attorneys’ fees to private litigants, or both. Additional federal, state and local laws also may require us to modify properties or could restrict our ability to renovate properties. Complying with the ADA or other legislation at non-compliant properties could be very expensive. If we incur substantial costs to comply with such laws, our financial condition, results of operations, cash flow, per share trading price of our common stock, our ability to satisfy our debt service obligations and our ability to pay distributions to you could be adversely affected.

We may incur significant unexpected costs to comply with fire, safety and other regulations, which could adversely impact our financial condition, results of operations, and ability to make distributions.

Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and safety requirements, building codes and land use regulations. If we fail to comply with these requirements, we could be subject to governmental fines or private damage awards. We believe that our properties are currently in material compliance with all applicable regulatory requirements. However, we do not know whether existing requirements will change or whether future requirements, including any requirements that may emerge from pending or future climate change legislation, will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow, the per share trading price of our common stock, our ability to satisfy our debt service obligations and our ability to pay distributions to you.

Litigation may result in unfavorable outcomes.

We may be involved in lawsuits involving premises liability claims and alleged violations of landlord-tenant laws, which may give rise to class action litigation or governmental investigations. Any material litigation not covered by insurance, such as a class action, could result in us incurring substantial costs, harm our financial condition, results of operations, cash flow and ability to pay distributions to you.

We may experience uninsured or underinsured losses.

We intend to maintain property and casualty insurance with respect to our properties with third-party carriers who provide a portion of the coverage for specific layers of potential losses, including commercial general liability, fire, flood, extended coverage and rental loss insurance on all of our properties. In each case, the loss limits and coverage thresholds have been deemed reasonable by our management team (and with the intent to satisfy the requirements of lenders and franchisors). We expect to make decisions with respect to what deductibles, policy limits, and terms are reasonable based on management’s experience, our risk profile, the loss history of our properties, the nature of our properties and our businesses, our loss prevention efforts, and the cost of insurance. We believe the policy specifications and insured limits are adequate given the relative risk of loss, cost of the coverage and standard industry practice. We intend to carry similar insurance with respect to future acquisitions as appropriate.

While we evaluate the credit ratings of each of our insurance companies at the time we enter into or renew our policies, the financial condition of one or more of these insurance companies could significantly deteriorate to the point that they may be unable to pay future insurance claims. This risk has increased as a result of the current economic environment and ongoing disruptions in the financial markets. The inability of any of these insurance companies to pay future claims under our policies may adversely affect our financial condition and results of operations.

Various types of catastrophic losses may not be insurable or may not be economically insurable. If an uninsured loss or a loss in excess of insured limits occurs, or a loss for which there is a large deductible occurs, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue it could generate. In the event of a substantial loss, our insurance coverage may not cover the full current market value or replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors might cause insurance proceeds to be insufficient to fully replace or renovate a property after it has been damaged or destroyed. In such cases, we may choose not to use insurance proceeds to replace a property after it has been damaged or destroyed.

If the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged. If any of our properties were to experience a catastrophic loss, it could seriously disrupt our operations, delay revenue and result in large expenses to repair or rebuild the property. Events such as these could adversely affect our results of operations, our ability to meet our obligations and our ability to make distributions to our stockholders.

Accordingly, there can be no assurance that:

•	the insurance coverage thresholds that we have obtained will fully protect us against insurable losses (i.e., losses may exceed coverage limits);

•	we will not incur large deductibles that will adversely affect our earnings;
•	we will not incur losses from risks that are not insurable or that are not economically insurable; or
•	current coverage thresholds will continue to be available at reasonable rates.

In the future, we may be unable to renew or duplicate our current insurance coverage in adequate amounts or at reasonable prices. Insurance companies may no longer offer coverage against certain types of losses, such as losses due to terrorist acts, environmental liabilities, or other catastrophic events, or, if offered, the expense of obtaining these types of insurance may not be justified. The United States government provides reinsurance coverage to insurance companies following a declared terrorism event under the Terrorism Risk Insurance Program Reauthorization Act, which extended the effectiveness of the Terrorism Risk Insurance Extension Act of 2005, or TRIA. The TRIA is designed to reinsure the insurance industry from declared terrorism events that cause or create in excess of $100 million in damages or losses. The U.S. government could terminate its reinsurance of terrorism, thus increasing the risk of uninsured losses for such acts. If the TRIA is not extended beyond its current expiration date of December 31, 2014, we may incur higher insurance costs and greater difficulty in obtaining insurance that covers terrorism-related damages. Our tenants may also experience similar difficulties. As a result, we may choose in the future not to maintain terrorism insurance on any of our properties. One or more large uninsured or underinsured losses could have a material adverse effect on us as a result of the decision to cease maintenance of terrorism insurance.

Each of our current lenders requires us to maintain certain insurance coverage thresholds, and we anticipate that future lenders will have similar requirements. We believe that we have complied with the insurance maintenance requirements under the current governing loan documents and we intend to comply with any such requirements in any future loan documents. However, a lender may disagree, in which case the lender could obtain additional coverage thresholds and seek payment from us, or declare us in default under the loan documents. In the former case, we could spend more for insurance than we otherwise deem reasonable or necessary or, in the latter case, subject us to a foreclosure on properties collateralizing one or more loans. In addition, a material casualty to one or more properties collateralizing loans may result in the insurance company applying to the outstanding loan balance insurance proceeds that otherwise would be available to repair the damage caused by the casualty, which would require us to fund the repairs through other sources, or the lender foreclosing on the property if there is a material loss that is not insured.

Risks Related to Our Organization and Structure

Our charter, the partnership agreement of our operating partnership and Maryland law contain provisions that may delay or prevent a change of control transaction.

Our charter contains a 9.8% ownership limit. Our charter, subject to certain exceptions, and commencing upon the separation and distribution, limits any person to actual or constructive ownership of no more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock. Our board of directors, in its sole discretion and upon receipt of certain representations and undertakings, may exempt a person (prospectively or retroactively) from the ownership limits. For example, our board of directors has exempted ARCP OP from the ownership limits to the extent that it may hold up to 25.0% of our aggregate outstanding shares of common stock. However, our board of directors may not, among other limitations, grant an exemption from the ownership limits to any person whose ownership, direct or indirect, in excess of the 9.8% ownership limit would cause us to fail to qualify as a REIT. The ownership limits and the other restrictions on ownership and transfer of our stock contained in our charter may delay or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Description of Stock — Restrictions on Ownership and Transfer.”

We are a holding company with no direct operations. As a result, we will rely on funds received from our operating partnership to pay liabilities and dividends, our stockholders’ claims will be structurally subordinated to all liabilities of our operating partnership and our stockholders will not have any voting rights with respect to our operating partnership’s activities, including the issuance of additional ARCenters OP Units.

We are a holding company and will conduct all of our operations through our operating partnership. We do not have, apart from our ownership of our operating partnership, any independent operations. As a result, we will rely on distributions from our operating partnership to pay any dividends we might declare on shares of our common stock. We will also rely on distributions from our operating partnership to meet any of our obligations, including tax liability on taxable income allocated to us from our operating partnership (which might make distributions to the company not equal to the tax on such allocated taxable income).

In addition, because we are a holding company, stockholders’ claims will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, claims of our stockholders will be satisfied only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

After giving effect to the separation and distribution, we will directly or indirectly own all the ARCenters OP Units. However, our operating partnership may issue additional ARCenters OP Units in the future. Such issuances could reduce our ownership percentage in our operating partnership. Because our common stockholders will not directly own any ARCenters OP Units, they will not have any voting rights with respect to any such issuances or other partnership-level activities of our operating partnership.

Our board of directors may create and issue a class or series of common or preferred stock without stockholder approval.

Our board of directors is empowered under our charter to amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue, to designate and issue from time to time one or more classes or series of stock and to classify or reclassify any unissued shares of our common stock or preferred stock without stockholder approval. Our board of directors may determine the relative preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock issued. As a result, we may issue series or classes of stock with voting rights, rights to distributions or other rights, senior to the rights of holders of our common stock. The issuance of any such stock could also have the effect of delaying or preventing a change of control transaction that might otherwise be in the best interests of our stockholders.

Certain provisions in the partnership agreement of our operating partnership may delay or prevent unsolicited acquisitions of us.

Provisions in the partnership agreement of our operating partnership may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions include, among others:

•	redemption rights of qualifying parties;
•	transfer restrictions on the ARCenters OP Units;
•	the ability of the general partner in some cases to amend the partnership agreement without the consent of the limited partners;
•	the right of the limited partners to consent to transfers of the general partnership interest of the general partner and mergers or consolidations of our company under specified limited circumstances; and
•	restrictions relating to our qualification as a REIT under the Code.

Our charter and bylaws and the partnership agreement of our operating partnership also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Material Provisions of Maryland Law and of Our Charter and Bylaws” and “Partnership Agreement.”

Certain rights which are reserved to our stockholders may allow third parties to enter into business combinations with us that are not in the best interest of the stockholders, without negotiating with our board of directors.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of requiring a third party seeking to acquire us to negotiate with our board of directors, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of our company who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock) or an affiliate of an interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and stockholder supermajority voting requirements on these combinations; and
•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

As permitted by the MGCL, our board of directors has by resolution exempted business combinations (1) between us and any person, provided that such business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such person) and (2) between us and ARCP, our advisor, our operating partnership or any of their respective affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time by our board of directors. If this resolution is repealed, or our board of directors does not otherwise approve a business combination with a person other than ARCP, our advisor, our operating partnership or any of their respective affiliates, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Pursuant to a provision in our bylaws, we have opted out of the control share provisions of the MGCL. However, we may, by amendment to our bylaws, opt in to the control shares provisions of the MGCL in the future.

Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain takeover defenses, such as a classified board, some of which we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then-current market price. See “Material Provisions of Maryland Law and of Our Charter and Bylaws — Business Combinations,” “Material Provisions of Maryland Law and of Our Charter and Bylaws — Control Share Acquisitions” and “Material Provision of Maryland Law and of Our Charter and Bylaws — Subtitle 8.”

Our fiduciary duties as sole general partner of our operating partnership could create conflicts of interest.

Upon the completion of the separation and distribution, we, as the sole general partner of our operating partnership, will have fiduciary duties to our operating partnership and the limited partners in the operating partnership, the discharge of which may conflict with the interests of our stockholders. The limited partnership agreement of our operating partnership provides that, in the event of a conflict between the duties owed by our directors to our company and the duties that we owe, in our capacity as the sole general partner of our operating partnership, to such limited partners, our directors are under no obligation to give priority to the interests of such limited partners. In addition, those persons holding ARCenters OP Units will have the right to vote on certain amendments to the limited partnership agreement (which require approval by a majority in interest of the limited partners, including us) and individually to approve certain amendments that would adversely affect their rights, as well as the right to vote on mergers and consolidations of us in our capacity as sole general partner of the operating partnership in certain limited circumstances. These voting rights may be exercised in a manner that conflicts with the interests of our stockholders. For example, we cannot adversely affect the limited partners’ rights to receive distributions, as set forth in the limited partnership agreement, without their consent, even though modifying such rights might be in the best interest of our stockholders generally.

We have never operated as a REIT or as a public company and we cannot assure you that we will successfully and profitably operate our business in compliance with the regulatory requirements applicable to REITs and to public companies.

We have not previously operated as a publicly traded REIT. We cannot assure you that we will be able to successfully operate our company as a REIT or a publicly traded company, including satisfying the requirements to timely meet disclosure requirements and complying with the Sarbanes-Oxley Act, including implementing effective internal controls. Failure to maintain our qualification as a REIT or comply with other regulatory requirements would have an adverse effect on our business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders.

Our board of directors may change significant corporate policies without stockholder approval.

Our investment, financing, borrowing and dividend policies and our policies with respect to other activities, including growth, debt, capitalization and operations, will be determined by our board of directors. These policies may be amended or revised at any time and from time to time at the discretion of the board of directors without a vote of our stockholders. In addition, the board of directors may change our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements. A change in these policies could have an adverse effect on our business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors’ and officers’ liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter requires us to indemnify our directors and officers to the maximum extent permitted by Maryland law for liability actually incurred in connection with any proceeding to which they may be made, or threatened to be made, a party, except to the extent that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or was the result of active and deliberate dishonesty, the director or officer actually received an improper personal benefit in money, property or services, or, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See “Material Provisions of Maryland Law and Our Charter and Bylaws — Indemnification and Limitation of Directors’ and Officers’ Liability.”

Risks Related to the Separation and Distribution

We cannot be certain that an active trading market for our common stock will develop or be sustained after the separation and distribution, and, following the separation and distribution, our stock price may fluctuate significantly.

A public market for our common stock does not currently exist. We anticipate that on or prior to the record date for the distribution, trading of our common stock will begin on a “when-issued” basis and will continue through the distribution date, and we intend to apply to list our shares of common stock on The NASDAQ Global Market under the symbol “ARCM,” to be effective upon completion of the separation and distribution. We cannot assure you that our listing application will be accepted or that, if accepted, an active trading market for our common stock will develop after the separation and distribution or, if one does develop, that it will be sustained. Nor can we predict the prices at which shares of our common stock may trade after the separation and distribution. Similarly, we cannot predict the effect of the separation and distribution on the trading prices of our shares of common stock or whether the combined market value of our common stock and ARCP’s common stock will be less than, equal to, or greater than the market value of ARCP’s common stock prior to the separation and distribution. The market value of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in our operations, earnings estimated by securities analysts or our ability to meet those estimates;
•	publication of research reports about us or the industry;
•	the operating and stock price performance of comparable companies;
•	adverse market reaction to any increased indebtedness we incur in the future;
•	additions or departures of key management personnel at our advisor;
•	actions by institutional stockholders;
•	changes to the regulatory and legal environment under which we operate;
•	speculation in the press or investment community; and
•	domestic and worldwide economic conditions.

In addition, the stock market has experienced price and volume fluctuations that have affected the market prices of many companies in industries similar or related to ours and may have been unrelated to operating performances of these companies. These broad market fluctuations could reduce the market price of our common stock. When the market price of a company’s common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

An increase in market interest rates may have an adverse effect on the market price of our securities.

A factor investors may consider in deciding whether to buy or sell our securities is our dividend rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our securities or seek securities paying higher dividends or interest. The market price of our securities is likely based on the earnings and return that we derive from our investments, income with respect to our properties, and our related distributions to stockholders and not from the market value or underlying appraised value of the properties or investments themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our securities. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common or preferred stock could decrease because potential investors may require a higher dividend yield on our common or preferred stock as market rates on interest-bearing securities, such as bonds, rise.

Substantial sales of our common stock may occur in connection with the separation and distribution, which could cause our stock price to decline.

The shares that ARCP intends to distribute to its stockholders generally may be sold immediately in the public market. Upon completion of the separation and distribution, we expect that we will have an aggregate of approximately      million shares of common stock issued and outstanding, based on the number of outstanding shares of common stock of ARCP as of the record date. The shares of common stock will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, unless the shares of common stock are owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act.

Although we have no actual knowledge of any plan or intention on the part of any 5% or greater stockholder to sell our shares of common stock following the separation and distribution, it is possible that ARCP or some ARCP stockholders, including possibly some of our large stockholders, will sell our common stock that they receive in the distribution. For example, ARCP stockholders may sell our common stock because our business profile or market capitalization as an independent company does not fit their investment objectives or because our common stock is not included in certain indices after the separation and distribution. A portion of ARCP’s stock is held by index funds tied to certain market indices, and if we are not included in these indices at the time of the separation and distribution, these index funds may be required to sell our shares of common stock. The sales of significant amounts of our common stock, or the perception in the market that this will occur, may result in the lowering of the market price of our shares of common stock.

We have no history operating as an independent company, and our pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of future results.

We were formed on March 11, 2014, and have no operating history as a REIT or a public company. We cannot assure you that our management team’s past experience will be sufficient to operate our company successfully as a REIT or a public company. Failure to maintain REIT status would have an adverse effect on our cash available for distribution to stockholders.

The historical information about us in this information statement refers to our business as operated by and integrated with Cole and then ARCP. Our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Cole and then ARCP. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future. Factors which could cause our results to differ from those reflected in such historical and pro forma financial information and which may adversely impact our ability to receive similar results in the future may include, but are not limited to, the following:

•	Prior to the separation and distribution, our business has been operated by Cole and then ARCP as part of its broader corporate organization, rather than as an independent company. Cole or ARCP or one of their respective affiliates performed various corporate functions for us, such as accounting, information technology, and finance. Following the separation and distribution, our advisor will provide some of these functions to us, as described in “Certain Relationships and Related Person Transactions.” Our historical and pro forma financial results reflect allocations of fees and reimbursements payable to our advisor for such functions but may not be indicative of the results of operations that would have been obtained if we had been an independent, stand-alone entity during the periods presented.
•	Generally, our working capital requirements and capital for our general corporate purposes, including acquisitions, research and development and capital expenditures, have historically been satisfied as part of the corporation-wide cash management policies of Cole and then ARCP. Following the separation and distribution, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may not be on terms as favorable to those obtained by Cole and then ARCP, and the cost of capital for our business may be higher than either Cole’s or ARCP’s cost of capital prior to the separation and distribution;
•	Our historical financial information does not reflect the debt we expect to incur in connection with the separation and distribution; and
•	As a public company, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare our financial statements according to the rules and regulations required by the SEC. Complying with these requirements could result in significant costs to us and require us to divert substantial resources, including management time, from other activities.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as an independent company. For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of our business, please refer to “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this information statement.

We may be unable to achieve some of or all the benefits that we expect to achieve from the separation and distribution.

We may not be able to achieve the full strategic and financial benefits that we expect will result from the separation and distribution, or such benefits may be delayed due to a variety of circumstances now all of which may be under our control, or may not occur at all. For example, there can be no assurance that analysts and investors will place a greater value on our company as a stand-alone REIT than on our businesses being a part of ARCP.

The separation and distribution is expected to provide the following benefits, among others: (i) a distinct investment identity allowing investors to evaluate our merits, performance and future prospects as an independent company; (ii) more efficient allocation of capital for both ARCP and for us; (iii) direct access by us to the capital markets; and (iv) the potential for an increased dividend for investors that retain our shares and their ARCP shares.

We may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (i) the separation and distribution will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business and ARCP’s business; (ii) following the separation and distribution, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of ARCP; (iii) following the separation and distribution, our business will be less diversified than ARCP’s business prior to the separation and distribution; and (iv) the other actions required to separate our business from that of ARCP could disrupt our operations. If we fail to achieve some or all of the benefits expected to result from the separation and distribution, or if such benefits are delayed, our business, financial conditions and results of operations could be materially adversely affected.

ARCP’s board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the separation and distribution and the related transactions at any time prior to the distribution date. In addition, the separation and distribution and related transactions are subject to the satisfaction or waiver by ARCP’s board of directors in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met.

The ARCP board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the separation and distribution and the related transactions at any time prior to the distribution date. This means that ARCP may cancel or delay the planned separation and distribution if at any time the board of directors of ARCP determines that it is not in the best interests of ARCP and its stockholders. If ARCP’s board of directors makes a decision to cancel the separation and distribution, stockholders of ARCP will not receive any distribution of our common stock and ARCP will be under no obligation whatsoever to its stockholders to distribute such common shares. In addition, the separation and distribution and related transactions are subject to the satisfaction or waiver by ARCP’s board of directors in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met.

The distribution of our common stock will not qualify for tax-free treatment and may be taxable to you as a dividend; however, the tax impact will not be able to be calculated until after the end of the 2014 calendar year.

The distribution of our common stock will not qualify for tax-free treatment. An amount equal to the fair market value of our common stock received by you, including any fractional shares deemed to be received, on the distribution date will be treated as a taxable dividend to the extent of your share of any current or accumulated earnings and profits of ARCP for the year of the separation and distribution, with the excess treated first as a non-taxable return of capital to the extent of your adjusted tax basis in your ARCP common stock and then as capital gain. The distribution will not include a distribution of cash, except for cash in lieu of fractional shares, and thus you will have to obtain cash from other sources to pay the income tax on this income. In addition, ARCP or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution payable to Non-U.S. Stockholders (as defined under “The Separation and Distribution — Certain U.S. Federal Income Tax Consequences of the Separation and Distribution”), and any such withholding would be satisfied by ARCP or such agent withholding by selling a portion of our stock otherwise distributable to Non-U.S. Stockholders. Such Non-U.S. Stockholders may bear brokerage fees or other costs from this withholding procedure. Your adjusted tax basis in your shares of common stock of ARCP held at the time of the separation and distribution will be reduced (but not below zero) to the extent the fair market value of the shares of ARCenters common stock distributed by ARCP to you in the distribution exceeds your share of ARCP’s current and accumulated earnings and profits. Your holding period for such shares of ARCP common stock will not be affected by the distribution. ARCP will not be able to advise stockholders of the amount of earnings and profits of ARCP until after the end of the 2014 calendar year.

Although ARCP will be ascribing a value to our shares of common stock in the distribution for tax purposes, this valuation is not binding on the Internal Revenue Service, or IRS, or any other taxing authority. These taxing authorities could ascribe a higher valuation to our stock, particularly if our stock trades at prices significantly above the value ascribed to our stock by ARCP in the period following the separation and distribution. Such a higher valuation may cause a larger reduction in the tax basis of your ARCP stock or may cause you to recognize additional dividend or capital gain income. You are urged to consult your tax advisor as to the particular tax consequences to you of the separation and distribution.

The market price of our common stock could be adversely affected by our level of cash distributions.

The market value of the equity securities of a REIT is based primarily upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock.

We cannot guarantee the timing, amount or payment of dividends on our common stock.

Although we expect to pay regular cash dividends following the separation and distribution, the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our board of directors. Our board of directors’ decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, limitations under our financing arrangements, industry practice, legal requirements, regulatory constraints, and other factors that it deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and access capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividend if we commence paying dividends. For more information, please refer to “Distribution Policy.”

There is no guarantee that ARCP will sell us any of the properties that are subject to the right of first offer agreement.

We may not be able to acquire any of the properties that are subject to the right of first offer agreement, either because ARCP does not elect to sell such properties or we are not in a position to acquire the properties when ARCP elects to sell. Our mobility to purchase the properties that are subject to the right of first offer agreement would reduce the pipeline of investment opportunities available to us, and potentially harm our results and operations.

We are dependent on affiliates of our advisor to provide property management and leasing services and it may be difficult to replace these services if we were to lose them.

Following the separation and distribution, we will depend on affiliates of our advisor to provide certain services to us in operating our properties. Prior to the separation and distribution, employees of ARCP and its subsidiaries managed these properties by, among other things, negotiating leases with tenants, promoting the leasing property through advertisements, billing tenants for rent and all other charges, paying the salaries of all employees of ARCP responsible for management of the properties, making such repairs as approved in the budgets, maintenance and payment of any taxes or fees. Following the separation and distribution, these employees will continue to be employed by ARCP and its subsidiaries and will not become employees of ARCenters. As a result, we will initially rely on these employees of ARCP and its subsidiaries to continue providing management and other services to us. The loss of such services could adversely affect our operations. Furthermore, the compensation of these employees will be entirely determined by ARCP and may not be linked to the operating performance of our properties, and the continued service of these employees is not guaranteed.

In connection with the separation and distribution, ARCP will indemnify us for certain liabilities from prior to the separation and distribution, and for liabilities related to ARCP assets. However, there can be no assurance that these indemnities will be sufficient to insure us against the full amount of such liabilities, or that ARCP ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the separation and distribution agreement, ARCP will agree to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that ARCP agrees to retain, and there can be no assurance that ARCP will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from ARCP any amounts for which we are held liable, such indemnification may be insufficient to fully offset the financial impact of such liabilities and/or we may be temporarily required to bear these losses while seeking recovery from ARCP.

No vote of the ARCP stockholders is required in connection with the separation and distribution.

No vote of the ARCP stockholders is required in connection with the separation and distribution. Accordingly, if this transaction occurs and you do not want to receive our common stock in the distribution, your only recourse will be to divest yourself of your ARCP common stock prior to the record date for the distribution.

Risks Related to Our Status as a REIT

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and potentially state and local tax, and would adversely affect our operations and the market price of our common stock.

We intend to elect and qualify to be taxed as a REIT commencing with our taxable year ending December 31, 2014 (i.e., the taxable year of the separation) and intend to operate in a manner that would allow us to continue to qualify as a REIT. However, we may terminate our REIT qualification, if our board of directors determines that not qualifying as a REIT is in our best interests, or inadvertently. Our qualification as a REIT depends upon our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. The REIT qualification requirements are extremely complex and interpretation of the U.S. federal income tax laws governing qualification as a REIT is limited. Furthermore, any opinion of our counsel, including tax counsel, as to our eligibility to qualify or remain qualified as a REIT is not binding on the IRS and is not a guarantee that we will qualify, or continue to qualify, as a REIT. Accordingly, we cannot be certain that we will be successful in operating so we can qualify or remain qualified as a REIT. Our ability to satisfy the asset tests depends on our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income or quarterly asset requirements also depends on our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, if certain of our operations were to be recharacterized by the IRS, such recharacterization would jeopardize our ability to satisfy all requirements for qualification as a REIT. Furthermore, future legislative, judicial or administrative changes to the U.S. federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year, and we do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT qualification. Losing our REIT qualification would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Even if we qualify as a REIT, in certain circumstances, we may incur tax liabilities that would reduce our cash available for distribution to our stockholders.

Even if we qualify and maintain our status as a REIT, we may be subject to U.S. federal, state and local income taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not make sufficient distributions to avoid excise taxes applicable to REITs. We also may decide to retain net capital gain we earn from the sale or other disposition of our property and pay U.S. federal income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also will be subject to corporate tax on any undistributed REIT taxable income. We also may be subject to state and local taxes on our income or property, including franchise, payroll and transfer taxes, either directly or at the level of our operating partnership or at the level of the other companies through which we indirectly own our assets, such as our taxable REIT subsidiaries, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to our stockholders.

To qualify as a REIT we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our investment objectives and reduce our stockholders’ overall return.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to U.S. federal income tax on our undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. It is possible that we might not always be able to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings while we qualify as a REIT.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on our stockholders’ investment.

For so long as we qualify as a REIT, our ability to dispose of property during the first few years following acquisition may be restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or indirectly through any subsidiary entity, including our operating partnership, but generally excluding taxable REIT subsidiaries, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. During such time as we qualify as a REIT, we intend to avoid the 100% prohibited transaction tax by (a) conducting activities that may otherwise be considered prohibited transactions through a taxable REIT subsidiary (but such taxable REIT subsidiary will incur corporate rate income taxes with respect to any income or gain recognized by it), (b) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary, will be treated as a prohibited transaction, or (c) structuring certain dispositions of our properties to comply with the requirements of the prohibited transaction safe harbor available under the Code for properties that, among other requirements, have been held for at least two years. No assurance can be given that any particular property we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding taxable REIT subsidiaries, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

If our operating partnership failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.

If the IRS were to successfully challenge the status of our operating partnership as a partnership or disregarded entity for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the operating partnership could make to us. This also would result in our failing to qualify as a REIT, and becoming subject to a corporate level tax on our income. This substantially would reduce our cash available to pay distributions and the yield on our stockholders’ investment. In addition, if any of the partnerships or limited liability companies through which our operating partnership owns its properties, in whole or in part, loses its characterization as a partnership and is otherwise not disregarded for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our REIT qualification.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

Currently, the maximum tax rate applicable to qualified dividend income payable to U.S. Stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for this reduced rate. Although this does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock. Tax rates could be changed in future legislation.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the IRS’s position regarding whether certain arrangements that REITs have with their stockholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a distribution reinvestment plan inadvertently causing a greater than 5% discount on the price of such stock purchased).

There is no de minimis exception with respect to preferential dividends. Therefore, if the IRS were to take the position that we inadvertently paid a preferential dividend, we may be deemed either to (a) have distributed less than 100% of our REIT taxable income and be subject to tax on the undistributed portion, or (b) have distributed less than 90% of our REIT taxable income and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% Gross Income Tests (as defined herein). To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the Gross Income Tests (as defined herein). As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could increase the cost of our hedging activities because our taxable REIT subsidiaries would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a taxable REIT subsidiary generally will not provide any tax benefit, except for being carried forward against future taxable income of such taxable REIT subsidiary.

Complying with REIT requirements may force us to forgo or liquidate otherwise attractive investment opportunities.

To qualify as a REIT, we must ensure that we meet the Gross Income Tests (as defined herein) annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate assets from our portfolio or not make otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may subject us to U.S. federal income tax and reduce distributions to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. While we intend to elect and qualify to be taxed as a REIT, we may not elect to be treated as a REIT or may terminate our REIT election if we determine that qualifying as a REIT is no longer in our best interests. If we cease to be a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders and on the market price of our common stock.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the market price of our common stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure our stockholders that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. Our stockholders are urged to consult with their tax advisor with respect to the impact of recent legislation on their investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. Our stockholders also should note that our counsel’s tax opinion is based upon existing law, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.

Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and could only cause such changes in our tax treatment if it determines in good faith that such changes are in our best interest.

The share ownership restrictions of the Code for REITs and the 9.8% share ownership limits in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.

In order to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns our shares of stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of stock during at least 335 days of a taxable year for each taxable year, other than the first year for which a REIT election is made. To help insure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of our shares of stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT while we so qualify. Unless exempted by our board of directors, for so long as we qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of stock and more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of the 9.8% ownership limits would result in the termination of our qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to continue to so qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

ERISA Risks

If you fail to meet the fiduciary and other standards under ERISA or the Code as a result of an investment in our common stock, you could be subject to criminal and civil penalties.

Fiduciaries of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should take into account their fiduciary responsibilities in connection with a decision to invest in our common stock. If such fiduciaries breach their responsibilities, including (among other things)

the responsibility to act prudently, to diversify the plan’s assets, and to follow plan documents and investment policies, they may be held liable for plan losses and may be subject to civil or criminal penalties and excise taxes. Similar consequences may result if a plan’s investment in shares of our stock constitutes a so called “prohibited transaction” under ERISA. Section 4975 of the Code contains similar prohibited transaction rules and Section 4975 of the Code can apply to plans or arrangements, such as individual retirement accounts, even if they are not subject to ERISA.

Although it is intended that our underlying assets and our operating partnership’s underlying assets will not constitute “plan assets” of ERISA plans within the meaning of Department of Labor regulations and Section 3(42) of ERISA, there can be no assurance in this regard. If our assets or our operating partnership’s assets constitute plan assets under ERISA, certain transactions in which we might normally engage could constitute prohibited transactions under ERISA or the Code. If our assets or our operating partnership’s assets are plan assets, our managers may be fiduciaries under ERISA.

Governmental employee benefit plans and certain church plans are exempt from ERISA, but these plans may be subject to federal, state or local laws that are similar to the ERISA laws and regulations discussed above.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement and other materials we and ARCP have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements.

Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such factors include, but are not limited to: our ability to meet debt service requirements, the availability of financing, changes in any credit rating we may subsequently obtain, changes in market rates of interest, the ability to hedge interest rate risk, risks associated with the acquisition, development and expansion of properties, general risks related to retail real estate, the liquidity of real estate investments, environmental liabilities, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, the intensely competitive market environment in the retail industry, costs of common area maintenance changes, actual or potential conflict of interest with ARCP, our advisor, the ARCP NTRs, our executive officers and our non-independent directors, insurance costs and coverage, terrorist activities, changes in economic and market conditions and the maintenance of our status as a REIT. Other factors that could cause actual results or events to differ materially from those anticipated include the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In particular, information included under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business and Properties” and “The Separation and Distribution” contain-forward-looking statements.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this information statement. Accordingly, we cannot guarantee future results or performance. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this information statement. Furthermore, we do not intend to update any of our forward-looking statements after the date of this information statement to conform these statements to actual results and performance, except as may be required by applicable law.

THE SEPARATION AND DISTRIBUTION

General

The board of directors of ARCP determined upon careful review and consideration in accordance with the applicable standard of review under Maryland law that the separation and distribution of ARCenters is in the best interests of ARCP.

Accordingly, ARCP will distribute all the shares of our common stock held by it (constituting     % of our outstanding shares of common stock) to holders of ARCP common stock, subject to certain conditions. The distribution of the shares of our common stock will take place on           , 2014. On the distribution date, each holder of ARCP common stock will receive one share of our common stock for every 10 shares of ARCP common stock held at the close of business on the record date, as described below. Immediately following the distribution, ARCP stockholders will own     % of our common stock. You will not be required to make any payment, surrender or exchange your shares of ARCP common stock or take any other action to receive your shares of our common stock.

We will be responsible for reimbursing the initial transaction costs of the separation and distribution, which is expected to be approximately $           million.

The distribution of our common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. We cannot provide any assurances that the distribution will be completed. For a more detailed description of these conditions, see the section entitled “— Conditions to the Distribution” below.

The Number of Shares You Will Receive.  For every 10 shares of ARCP common stock that you owned at the close of business on           , 2014, the record date, you will receive one share of our common stock on the distribution date. ARCP will not distribute any fractional shares of our common stock to its stockholders. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

Transferability of Shares You Receive.  The shares of ARCenters common stock distributed to ARCP stockholders will be freely transferable, except for shares received by persons who may be deemed to be ARCenters “affiliates” under the Securities Act. Persons who may be deemed to be affiliates of ARCenters after the separation and distribution generally include individuals or entities that control, are controlled by or are under common control with ARCenters and may include directors and certain officers or principal stockholders of ARCenters. ARCenters affiliates’ will be permitted to sell their shares of ARCenters common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144.

When and How You Will Receive the Distributed Shares.  ARCP will distribute the shares of our common stock on           , 2014, the distribution date. Computershare Trust Company, N.A. will serve as distribution agent and registrar for our common stock and as distribution agent in connection with the distribution.

If you own ARCP common stock as of the close of business on the record date, the shares of ARCenters common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to stockholders, as is the case in the distribution. Unless specifically requested by a stockholder, no physical stock certificates of ARCenters will be issued.

If you sell shares of ARCP common stock in the “regular-way” market prior to the distribution date, you will be selling your right to receive shares of our common stock in the distribution.

For more information, see the section entitled “— Market for Common Stock — Trading Between the Record Date and Distribution Date” included elsewhere in this information statement.

Commencing on or shortly after the distribution date, if you are the registered holder of your shares of ARCP common stock, the distribution agent will mail to you an account statement that indicates the number of shares of our common stock that have been registered in book-entry form in your name.

Most ARCP stockholders hold their shares of ARCP common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank’s or brokerage firm’s books. If you hold your ARCP common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of our common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares of our common stock held in “street name,” we encourage you to contact your bank or brokerage firm.

If you are the registered holder of your shares of ARCP common stock and are entitled to receive a cash payment in lieu of a fractional share, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. We estimate that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your ARCP stock through a bank or brokerage firm and are entitled to receive a cash payment in lieu of a fractional share, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Separation and Distribution.  After the separation and distribution, we will be a separate, publicly traded company. Immediately following the separation and distribution, we expect to have approximately      stockholders of record, based on the number of registered stockholders of ARCP common stock on         , 2014, and approximately      million shares of our common stock outstanding. The actual number of shares to be distributed will be determined on the record date and will reflect any changes in the number of shares of ARCP common stock between         , 2014 and the record date for the distribution.

Before the separation and distribution, we will enter into a separation and distribution agreement to effect the separation and distribution and provide a framework for our relationship with ARCP after the separation and distribution. This agreement will govern the relationship between us and ARCP subsequent to the completion of the separation and distribution and provide for the allocation of the ARCenters assets, as well as certain liabilities related thereto, attributable to periods prior to, at and after our separation from ARCP.

For a more detailed description of these agreements, see the section entitled “Certain Relationships and Related Person Transactions.”

The distribution will not affect the number of outstanding shares of ARCP common stock or any rights of ARCP stockholders.

Certain U.S. Federal Income Tax Consequences of the Separation and Distribution

The following is a summary of the material U.S. federal income tax consequences of our separation from ARCP, and in particular the distribution by ARCP of our common stock to stockholders of ARCP. For purposes of this section under the heading “Certain U.S. Federal Income Tax Consequences of the Separation and Distribution”: (i) any references to the “separation” shall mean only the distribution of shares of our common stock by ARCP to stockholders of ARCP; (ii) references to “ARCM,” “we,” “our” and “us” mean only American Retail Capital Centers, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated; and (iii) references to ARCP refer to American Realty Capital Properties, Inc. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, which we refer to as the Treasury Regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this information statement, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. Any such change could affect the validity of this discussion.

The summary is also based upon the assumption that ARCP, ARCM and their respective subsidiaries and affiliated entities will operate in accordance with their applicable organizational documents or partnership agreements and the agreements and other documents applicable to our separation from ARCP. This summary is for general information only and is not tax advice. The Code provisions governing the federal income tax treatment of REITs (such as ARCP and ARCM) and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

This discussion does not address (i) U.S. federal taxes other than income taxes or (ii) state, local or non-U.S. taxes. This summary assumes that security holders hold our common stock as a capital asset, which generally means as property held for investment. In addition, this discussion does not purport to address the U.S. federal income or other tax considerations applicable to holders of ARCP common stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;
•	partnerships or entities treated as partnerships for U.S. federal income tax purposes and investors therein, S corporations or other pass-through entities;
•	insurance companies;
•	pension plans or other tax-exempt organizations, except to the extent discussed below;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons that hold their common stock as part of a straddle, hedge, constructive sale or conversion transaction;
•	regulated investment companies;
•	REITs;
•	certain U.S. expatriates;
•	persons whose “functional currency” is not the U.S. dollar; and
•	persons who acquired their ARCP common stock through the exercise of an employee stock option or otherwise as compensation.

No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

For purposes of this discussion, a “U.S. Stockholder” is a stockholder of ARCP that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U. S. person.

A “Non-U.S. Stockholder” is a stockholder of ARCP that is not a U.S. Stockholder and is not an entity treated as a partnership for U.S. federal income tax purposes. If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ARCP stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the separation.

THE FEDERAL INCOME TAX TREATMENT OF THE SEPARATION TO STOCKHOLDERS OF ARCP DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF THE SEPARATION TO ANY PARTICULAR STOCKHOLDER OF ARCP WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU OF THE SEPARATION IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES.

Tax Classification of the Separation in General.  For U.S. federal income tax purposes, the separation will not be eligible for treatment as a tax-free distribution by ARCP with respect to its stock. Accordingly, the separation will be treated as if ARCP had distributed to each ARCP stockholder an amount equal to the fair market value of the ARCM common stock received by such stockholder (including any fractional shares deemed to be received, as described below), determined as of the date of the separation (such amount, the “separation distribution amount”). Accordingly, the U.S. federal income tax consequences of the separation on ARCP’s stockholders generally are the same as the U.S. federal income tax consequences of ARCP’s cash distributions. The discussion below describes the U.S. federal income tax consequences to a U.S. Stockholder, a Non-U.S. Stockholder, and a tax-exempt U.S. Stockholder upon the receipt of ARCM common stock in the separation.

Although ARCP will ascribe a value to the ARCM shares distributed in the separation, this valuation is not binding on the IRS or any other taxing authority. These taxing authorities could ascribe a higher valuation to the distributed ARCM shares, particularly if, following the separation, those shares trade at prices significantly above the value ascribed to those shares by ARCP. Such a higher valuation may affect the distribution amount and thus the U.S. federal income tax consequences of the separation to ARCP’s stockholders.

Any cash received by a stockholder of ARCP in lieu of a fractional share of ARCM common stock should be treated as if such fractional share had been (i) received by the stockholder as part of the separation and then (ii) sold by such stockholder for the amount of cash received. Because (as described below) the basis of the fractional share deemed received by the ARCP stockholder will equal the fair market value of such share on date of the separation, a stockholder of ARCP generally should not recognize additional gain or loss on the transaction described in (ii) of the preceding sentence.

Tax Treatment of Separation to ARCP.  ARCP will be required to recognize any gain, but will not be permitted to recognize any loss, equal to the difference between the fair market value of the ARCM shares that it distributes in the separation and its tax basis in such shares. ARCP’s tax basis in its ARCM shares shall be a carryover basis equal to the adjusted tax basis of the assets transferred to ARCM in the separation.

Tax Basis and Holding Period of ARCM Shares Received by Holders of ARCP Stock.  An ARCP stockholder’s tax basis in shares of ARCM common stock received in the separation (including any fractional shares deemed to be received, as described below) generally will equal the fair market value of such shares on the date of the separation, and the holding period for such shares will begin the day after the date of the separation.

Tax Treatment of the Separation to U.S. Stockholders.  The following discussion describes the U.S. federal income tax consequences to a U.S. Stockholder upon the receipt of ARCM common stock in the separation.

Ordinary Dividends.  The portion of the separation distribution amount received by a U.S. Stockholder that is payable out of ARCP’s current or accumulated earnings and profits for the year of the distribution and that is not designated by ARCP as a capital gain dividend generally will be taken into account by such U.S. Stockholder as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends paid by ARCP are not eligible for taxation at the preferential income tax rates for qualified dividends received by U.S. Stockholders that are individuals, trusts and estates from taxable C corporations.

Non-Dividend Distributions.  A distribution to ARCP’s U.S. Stockholders in excess of ARCP’s current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a U.S. Stockholder to the extent that the amount of such distribution does not exceed the adjusted tax basis of the U.S. Stockholder’s ARCP shares in respect of which the distribution was made. Rather, the distribution will reduce the adjusted tax basis of the U.S. Stockholder’s shares in ARCP. To the extent that such distribution exceeds the adjusted tax basis of a U.S. Stockholder’s ARCP shares, the holder generally must include such distribution in income as long-term capital gain, or short-term capital gain if the U.S. Stockholder’s ARCP shares have been held for one year or less.

Capital Gain Dividends.  A distribution that ARCP designates as a capital gain dividend will generally be taxed to U.S. Stockholders as long-term capital gain, to the extent that such distribution does not exceed ARCP’s actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its ARCP stock.

Corporate U.S. Stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of U.S. Stockholders that are individuals, trusts and estates, and ordinary income rates in the case of stockholders that are corporations.

Tax Treatment of the Separation to Non-U.S. Stockholders.  The following discussion describes the U.S. federal income tax consequences to a Non-U.S. Stockholder upon the receipt of ARCM common stock in the separation.

Ordinary Dividends.  The portion of the separation distribution amount received by a Non-U.S. Stockholder and not designated by ARCP as a capital gain dividend will be treated as a dividend of ordinary income to the extent that (i) it is made out of ARCP’s current or accumulated earnings and profits and (ii) it is not effectively connected with a U.S. trade or business of the Non-U.S. Stockholder. Such dividend to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If income from the investment in the shares of common stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. Stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of ARCP stock.

Non-Dividend Distributions.  The portion of the separation distribution amount received by a Non-U.S. Stockholder that is in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent such portion does not exceed the adjusted tax basis of the Non-U.S Stockholder’s shares. Instead, the Non-U.S. Stockholder will reduce the adjusted tax basis of such shares. To the extent that such portion exceed the adjusted tax basis of a Non-U.S. Stockholder’s shares, it will not give rise to tax liability provided, that: (1) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the U.S.; (2) if the Non-U.S. Stockholder is an individual, such Non-U.S. Stockholder is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (3) (A) ARCP is “domestically controlled,” which generally means that less than 50% in value of its shares continues to be held directly or indirectly by foreign persons during a continuous five year period ending on the date of disposition or, if shorter, during the entire period of its existence, or (B) ARCP’s shares of common stock are “regularly traded” on an established securities market and the selling Non-U.S. Stockholder has not held more than 5% of ARCP’s outstanding shares of common stock at any time during the five-year period ending on the date of the sale.

ARCP believes, but cannot assure you, that it will qualify as “domestically controlled.” However, if ARCP were not domestically controlled, such portion of the separation distribution amount received by a Non-U.S. Stockholder would be subject to tax, unless the shares of common stock were regularly traded on an established securities market and the selling Non-U.S. Stockholder has not directly, or indirectly, owned during the five-year period ending on the date of sale more than 5% in value of ARCP’s shares of common stock. ARCP anticipates that its shares will be “regularly traded” on an established securities market at the time of separation, although no assurance can be given that this will be the case. If such portion of the separation distribution amount received by a Non-U.S. Stockholder were to be subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain.

Capital Gains Dividends and Distributions Attributable to Sale or Exchange of Real Property.  Pursuant to the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, distributions that are attributable to gain from ARCP’s sales or exchanges of United States real property interests, or USRPIs, will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT is not treated as effectively connected income for a Non-U.S. Stockholder if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S.; and (2) the Non-U.S. Stockholder does not own more than 5% of the class of stock at any time during the one year period ending on the date of such distribution. ARCP anticipates that its shares will be “regularly traded” on an established securities market at the time of the separation of ARCM from ARCP, although no assurance can be given that this will be the case.

U.S. Federal Income Tax Withholding on Distributions.  For U.S. federal income tax withholding purposes, ARCP generally will withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder, unless the Non-U.S. Stockholder has provided ARCP with appropriate documentation (1) evidencing that such Non-U.S. Stockholder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN (in which case we will withhold at the lower treaty rate) or (2) claiming that the dividend is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the U.S., generally an IRS Form W-8ECI (in which case we will not withhold tax). ARCP is also generally required to withhold tax at the rate of 35% on the portion of any dividend to a Non-U.S. Stockholder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of a USRPI. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described in the preceding two paragraphs. Therefore, such withheld amounts are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities, including those described above. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.

Tax Treatment of the Separation to Tax-Exempt Entities.  U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, the receipt of the separation distribution amount by a U.S. Stockholder that is a domestic tax-exempt entity should not constitute UBTI unless such U.S. Stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its shares of common stock, or the shares of common stock are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, part or all of the income or gain recognized with respect to ARCP’s stock held by certain domestic tax-exempt entities including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Code Sections 501(c)(7), (9), (17) or (20)), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. In certain circumstances, tax-exempt pension trusts owning more than 10% by value of ARCP’s stock may be required to treat a percentage of the separation distribution amount as UBTI. This rule applies if: (1) at least one tax-exempt pension trust owns more than 25% by value of ARCP’s shares, or (2) one or more tax-exempt pension trusts (each owning more than 10.0% by value of our shares) hold in the aggregate more than 50% by value of ARCP’s shares. The percentage treated as UBTI is ARCP’s gross income (less direct expenses) derived from an unrelated trade or business (determined as if ARCP were a tax-exempt pension trust) divided by ARCP’s gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in ARCP’s charter regarding the ownership, concentration of its common stock, ARCP believes that a tax-exempt pension trust should not become subject to these rules. However, because ARCP’s shares of common stock are publicly traded, ARCP can give no assurance of this.

Time for Determination of the Tax Impact of the Separation.  The actual tax impact of the separation will be affected by a number of factors that are unknown at this time, including ARCP’s final earnings and profits for 2014 (including as a result of the gain, if any, ARCP recognizes in the separation), the fair market value of ARCM’s common stock on the date of the separation and sales of FIRPTA or other capital assets. Thus, a definitive calculation of the U.S. federal income tax impact of the separation will not be possible until after the end of the 2014 calendar year. ARCP will notify its stockholders of the tax attributes of the separation (including the separation distribution amount) on an IRS Form 1099-DIV.

Market For Common Stock

There is currently no public market for our common stock. A condition to the distribution is that the listing of our common stock on The NASDAQ Global Market shall have been approved, subject to official notice of issuance. We intend to apply to have our common stock authorized for listing under the symbol “ARCM.”

Trading Between the Record Date and Distribution Date.  Beginning shortly before the record date and continuing up to and through the distribution date, we expect that there will be two markets in ARCP common stock: a “regular-way” market; and an “ex-distribution” market. Shares of ARCP common stock that trade on the regular way market will trade with an entitlement to shares of our common stock distributed pursuant to the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to shares of our common stock distributed pursuant to the distribution. Therefore, if you sell shares of ARCP common stock in the “regular-way” market through the distribution date, you will be selling your right to receive shares of ARCenters common stock in the distribution. If you own shares of ARCP common stock at the close of business on the record date and sell those shares on the “ex-distribution” market through the distribution date, you will still receive the shares of our common stock that you would be entitled to receive pursuant to your ownership of the shares of ARCP common stock on the record date.

Furthermore, beginning on or shortly before the record date and continuing up to and through the distribution date, we expect that there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of our common stock that will be distributed to ARCP stockholders on the distribution date. If you owned shares of ARCP common stock at the close of business on the record date, you would be entitled to shares of our common stock distributed pursuant to the distribution. You may trade this entitlement to shares of our common stock, without trading the shares of ARCP common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to our common stock will end and “regular-way” trading will begin.

Conditions to the Distribution

The distribution of our common stock is subject to the satisfaction of the following conditions:

1.	our registration statement on Form 10, of which this information statement is a part, shall have become effective, and no stop order relating to the registration statement shall be in effect;

2.	the listing of our common stock on The NASDAQ Global Market shall have been approved, subject to official notice of issuance;
3.	all necessary consents and approvals from lenders, lessees and other third parties shall have been received; and
4.	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the separation and distribution agreement, shall be in effect.

ARCP has the right not to complete the distribution if, at any time, its board of directors determines, in its sole discretion, that the distribution is not in the best interests of ARCP or that market conditions are such that it is not advisable to separate ARCenters from ARCP.

Reasons for the Separation and Distribution

ARCP’s board of directors periodically reviews strategic alternatives. The board determined upon careful review and consideration in accordance with the applicable standard of review under Maryland law that the separation and distribution of ARCenters is in the best interests of ARCP. The board’s determination was based on a number of factors, including those set forth below.

•	Potential for an increased dividend for ARCP stockholders. The separation and distribution is intended to result in ARCP stockholders receiving a combined dividend that exceeds ARCP’s current annualized dividend of $1.00 per share. We currently estimate that ARCenters’ annualized dividend for its first year following the separation and distribution will be approximately $0.73 per share (based on an anticipated distribution of one share of ARCenters common stock for every 10 shares of ARCP common stock). Because ARCP expects to maintain its current annualized dividend of $1.00 per share and after adjusting for the ratio of one share of ARCenters common stock distributed for every 10 shares of ARCP common stock, ARCP stockholders who continue to hold their shares of ARCenters common stock would receive a combined annualized dividend of $1.073 per share, which would result in 7.3% of dividend growth.
•	Potential for a higher aggregate market value for stockholders. The separation and distribution will permit potential investors and the financial community to evaluate the performance of each company separately, which may result in a higher aggregate market value than ARCP’s current value. In particular, we believe current earnings multiples for large shopping center REITs exceed ARCP’s multiple, thereby potentially facilitating value creation.
•	Tailored capital structure for more efficiency. Each company will have the flexibility to create a capital structure tailored to its strategic goals and consistent with its stockholders’ interests. In addition, tailored capital structures should facilitate each company’s ability to grow through acquisitions, mergers, joint ventures and other combinations.
•	Unlock embedded equity. Leverage obtained at the time of the separation and distribution is anticipated to result in an approximately $380.0 million distribution to ARCP and an initial reduction in ARCP’s estimated 2014 net-debt-to-adjusted EBITDA ratio from 7.2x to 7.0x.
•	Continuation of value creation success of ARCP’s management. ARCP is a self-managed, leading net lease REIT, backed by the leadership of its executive management team, which has successfully accumulated and invested capital on a value-accretive basis in fragmented sectors of the commercial real estate market. We believe that the separation and distribution represents a continuation of ARCP’s value creation success, which business strategy can be duplicated on behalf of ARCenters.

The anticipated benefits of the separation and distribution are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated or at all. If the separation and distribution do not result in such benefits, the costs associated with the transaction could have a negative effect on our financial condition and ability to make distributions to our stockholders.

Reason for Furnishing This Information Statement

This information statement is being furnished solely to provide information to stockholders of ARCP who will receive ARCenters common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of ARCenters’ securities. The information contained in this information statement is believed by ARCenters to be accurate as of the date set forth on its cover. Changes may occur after that date and neither ARCP nor ARCenters will update the information except in the normal course of their respective disclosure obligations and practices.

Structure and Formation of Our Company

Prior to or concurrently with the separation and distribution, we will engage in certain formation transactions, which are designed to consolidate the ownership of a portfolio of interests in 78 properties currently owned by ARCP OP into our operating partnership, provide for our external management, facilitate the separation and distribution, provide us with our initial capital and enable us to qualify as a REIT commencing with our taxable year ending December 31, 2014.

In connection with our formation transactions, the following transactions have occurred or will occur concurrently with or prior to completion of the separation and distribution:

1.	ARCenters was incorporated as a Maryland corporation on March 11, 2014. On April 2, 2014, ARCenters issued 100 shares of its common stock to a TRS of ARCP OP.
2.	Our operating partnership, ARCenters OP, was formed as a Delaware limited partnership on , as a direct or indirect wholly owned subsidiary of Cole III. Cole III is a direct or indirect subsidiary of ARCP OP.
3.	Our operating partnership will receive a contribution of direct and indirect interests in a portfolio of 78 properties, including the working capital associated with such properties, owned by ARCP OP and certain of its subsidiaries in exchange for such number of ARCenters OP Units that is equal to the number of shares of our common stock to be issued as described below.
4.	In connection with the contribution of ARCP’s interests in the 78 initial properties, our operating partnership will take title to such properties subject to property-level mortgage debt which had an outstanding principal balance as of December 31, 2013 of $576.8 million.
5.	Cole III will distribute 100% of the ARCenters OP Units to ARCP OP and its wholly owned subsidiary, which is the sole limited partner in Cole III, or Cole OP LP.
6.	Cole OP LP immediately thereafter will distribute the ARCenters OP Units it received to ARCP OP. As a result, 100% of the ARCenters OP Units will be held by ARCP OP.
7.	We will borrow $400.0 million under the $750.0 million senior secured revolving credit and term loan facilities that we intend to arrange and will use the net proceeds to make a $380.0 million distribution to ARCP OP, and the remainder to pay fees and expenses relating to the separation and distribution and such anticipated facilities, as well as to provide initial working capital.
8.	ARCP OP will contribute 100% of the ARCenters OP Units it received to us in exchange for shares of our common stock.
9.	ARCP OP will distribute 75.0% of our outstanding shares of common stock to ARCP and the other limited partners of ARCP OP on a pro rata basis. As a result of this distribution, ARCP will directly hold % of our outstanding shares of common stock on a fully diluted basis and the other limited partners of ARCP OP will directly hold, collectively, % of our outstanding shares of common stock on a fully diluted basis. ARCP OP will retain the remaining 25.0% of our outstanding shares of common stock on a fully diluted basis. Additionally, ARCP will effect the distribution to its stockholders, on a pro rata basis, of its entire direct % (on a fully diluted basis) stake in our outstanding shares of common stock. After giving effect to the distributions described above, % of our outstanding shares of common stock on a fully diluted basis will be held directly by ARCP’s stockholders, 25.0% will be held directly by ARCP OP and % will be held directly by the limited partners (other than ARCP) of ARCP OP.

10.	We will enter into an advisory agreement with ARCP Advisors.
11.	We will enter into a registration rights agreement with ARCP OP and ARCP Advisors.
12.	ARCP Advisors will enter into an asset allocation agreement with ARCP and the advisors to the ARCP NTRs.
13.	We will enter into a right of first offer agreement with ARCP.

Upon completion of the separation and distribution:

1.	We expect to have property-level consolidated indebtedness that as of December 31, 2013 had an outstanding principal balance of $576.8 million with a weighted average interest rate of 4.3% per annum. We also anticipate being the obligor under a $400.0 million draw on the $750.0 million senior secured revolving credit and term loan facilities that we anticipate arranging.
2.	We will be responsible for reimbursing the initial transaction cost of the separation and distribution, which is expected to be approximately $ million.
3.	In general, we intend to own our properties and conduct substantially all our business through our operating partnership and its subsidiaries.

Our Structure

Our ownership structure upon completion of the separation and distribution is depicted with the following diagram:

*	The total number of shares of ARCP’s common stock outstanding used in calculating the ownership percentages assumes that all ARCP OP Units held directly or indirectly by each of the officers and directors of ARCP, including LTIP Units in ARCP OP, have been converted into common stock.

Accounting Treatment of Our Formation Transactions

We will account for the contribution by ARCP OP of our initial portfolio, including the working capital associated therewith, to ARCenters OP in exchange for ARCenters OP Units, and the contribution by ARCP OP of 100% of the ARCenters OP Units it received to us in exchange for        shares of our common stock, as a spin-off in accordance with the Subtopic 505-60, Spinoffs and Reverse Spinoffs.

Based on the guidance in paragraph 2 of 505-60-15, the guidance is applicable to all transactions involving the distribution of nonmonetary assets that constitute a business. A business is defined as “an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members, or participants.” The assets being contributed are 78 properties, including the working capital associated therewith, that constitute inputs and processes applied to those inputs that have the ability to create outputs and therefore meet the definition of a business.

Paragraph 2 of Subtopic 505-60-25 states that the accounting for the distribution of nonmonetary assets to owners of an entity in a spinoff is based on the recorded amount (after reduction, if appropriate, for an indicated impairment of value) if the nonmonetary assets being distributed constitutes a business. Therefore, since the portfolio being distributed constitutes a business, ARCenters will record the distribution of the portfolio of 78 properties, including the working capital associated therewith, at the carrying value of the applicable assets based on ARCP’s carrying value.

DISTRIBUTION POLICY

We intend to pay regular monthly dividends to holders of our common stock and make regular monthly distributions to holders of ARCenters OP Units. We intend to pay a pro rata initial dividend in respect of the period from the date of the separation and distribution through the end of the then-current fiscal month based on $0.0608 per share for a full month based on an anticipated distribution of one share of ARCenters common stock for every 10 shares of ARCP common stock. On an annualized basis, this would be $0.73 per share. We intend to maintain our initial dividend rate for the 12-month period following the completion of the separation and distribution unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Distributions made by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, the capital requirements of our company, any restrictions in the senior secured revolving credit and term loan facilities that we anticipate arranging and meeting the distribution requirements necessary to maintain our qualification as a REIT. Actual distributions may be significantly different from the expected distributions.

The following table describes our pro forma net loss for the 12-month period ended December 31, 2013, and the adjustments we have made thereto in order to estimate our initial cash available for distribution to the holders of our common stock and ARCenters OP Units for the 12-month period ended December 31, 2013. The table reflects our consolidated information, including the ARCenters OP Units. Each ARCenters OP Unit may be exchanged for cash or, at our option, one share of our common stock, beginning 12 months after the separation and distribution.

Minimum Offering
Pro forma net loss for the 12 months ended December 31, 2013%	$(10,255)
Add pro forma real estate depreciation and amortization	107,921
Add amortization of above/below market lease intangibles	658
Add amortization of deferred financing costs	1,338
Less amortization of fair value adjustment assumed mortgage rates	(2,673)
Less net effect of straight-line rents	(5,580)
Pro forma cash flows provided by operations for the 12 months ended December 31, 2013	$91,409
Estimated cash flows used in investing activities for the 12 months ended December 31, 2013	$(7,001)
Estimated cash flows used in financing activities for the 12 months ended December 31, 2013	$(274)
Estimated cash available for distribution for the 12 months ended December 31, 2013	$84,134
Estimated annual distribution to common stockholders for the 12 months ended December 31, 2013	$77,298
Estimated distribution per ARCenters OP Unit for the 12 months ended December 31, 2013	$0.73
Estimated distribution per share of common stock for the 12 months ended December 31, 2013	$0.73
Payout ratio based on estimated cash available for distribution to our holders of common stock/ARCenters OP Units	91.9%

It is possible that our distributions may exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Therefore, a portion of our distributions may represent a return of capital for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations Relating to Our Status as a REIT” for more information.

United States federal income tax law generally requires that a REIT distribute annually to its stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with

GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain, and that it in general pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income, including net capital gain. For more information, see “Material U.S. Federal Income Tax Considerations Relating to Our Status as a REIT.” Although we anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs, under some circumstances we may be required to borrow funds, utilize net proceeds of public offerings, liquidate otherwise attractive investments or make taxable distributions of our stock or other property in order to meet these distribution requirements.

Distributions that you receive (not designated as capital gain dividends) will be taxed as ordinary income to the extent they are paid from our earnings and profits (as determined for U.S. federal income tax purposes). However, distributions that we designate as capital gain dividends generally will be taxable as long-term capital gain to our stockholders to the extent that they do not exceed our actual net capital gain for the taxable year. Some portion of your distributions may not be subject to tax in the year in which they are received because depreciation expense reduces the amount of taxable income, but does not reduce cash available for distribution. The portion of your distribution which is not designated as a capital gain dividend and is in excess of our current and accumulated earnings and profits is considered a return of capital for U.S. federal income tax purposes and will reduce the adjusted tax basis of your investment, but not below zero, deferring such portion of your tax until your investment is sold or our company is liquidated, at which time you will be taxed at capital gains rates. To the extent such portion of your distribution exceeds the adjusted tax basis of your investment, such excess will be treated as capital gain if you hold your shares of common stock as a capital asset for U.S. federal income tax purposes. Please note that each stockholder’s tax considerations are different, therefore, you should consult with your own tax advisor and financial planners prior to making an investment in our stock. You also should review the section entitled “Material U.S. Federal Income Tax Considerations Relating to Our Status as a REIT.”

We cannot assure you that our estimated distributions will be made or sustained. See “Cautionary Statement Regarding Forward-Looking Statements.” Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, our occupancy levels, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.” If our properties do not generate sufficient cash flow to allow cash to be distributed by us, we may be required to fund distributions from working capital, borrowings, the net proceeds of public offerings or reduce such distributions.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table sets forth the selected historical combined financial data of our business, which was carved out from the financial data of ARCP, as described below. We were formed for the purpose of holding certain assets and assuming certain liabilities of ARCP. Prior to the effective date of the Form 10 registration statement, of which this information statement forms a part, and the completion of the separation and distribution, we did not conduct any business and did not have any material assets or liabilities. The selected historical combined financial data set forth below as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 has been derived from our audited combined financial statements, which are included in this information statement. The selected historical combined financial data as of December 31, 2011 and 2010 and for the period August 27, 2010 (acquisition date of the first property) to December 31, 2010 has been derived from our combined financial statements, which are not included in this information statement.

Our historical combined financial statements were carved out from the financial information of ARCP at a carrying value reflective of historical cost in such ARCP records. Our historical combined financial results reflect charges for certain corporate expenses which include, but are not limited to, costs related to property management, human resources, security, payroll and benefits, legal, corporate communications, information services and restructuring and reorganization. Costs of the services that were allocated or charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us based on a number of factors, most significantly our percentage of ARCP’s leasable square footage. We believe these charges are reasonable; however, these results may not reflect what our expenses would have been had we been operating as a separate stand-alone public company. The corporate cost charges for the years ended 2013, 2012, 2011 and the period August 27, 2010 (acquisition date of the first property) to December 31, 2010 were $21.6 million, $3.9 million, $1.9 million and $306,000, respectively. In connection with the separation and distribution, we will enter into arrangements with affiliates of ARCP to secure the appropriate support services that we deem necessary to operate as a separate public company. The selected historical combined financial data presented may not be indicative of the results of operations, financial position or cash flows that would have been obtained if we had been an independent, stand-alone entity during the periods shown. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Basis of Presentation.”

The following data should be read in conjunction with our audited combined financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this information statement. The selected historical combined financial data presented below was derived from our audited combined financial statements (in thousands).

	Year Ended December 31,			August 27, 2010 (Acquisition date of the first property) to December 31, 2010
	2013	2012	2011
Balance Sheet Data:
Total investment in real estate assets, net	$1,704,276	$1,345,121	$761,068	$207,388
Cash and cash equivalents	$2,204	$7,515	$12,249	$316
Total assets	$1,747,452	$1,384,791	$809,131	$210,385
Notes payable	$576,745	$507,807	$189,957	$43,000
Acquired below market lease intangibles, net	$55,093	$52,577	$33,486	$25,423
Total liabilities	$664,733	$589,000	$238,602	$70,453
Total equity	$1,082,719	$795,791	$570,529	$139,932
Operating Data:
Rental and other property income	$120,013	$86,580	$34,613	$3,471
Tenant reimbursement income	26,809	20,741	8,300	734
Total revenue	146,822	107,321	42,913	4,205
Merger and acquisition-related expenses	16,531	18,478	14,321	4,799
Property operating expenses	34,827	23,672	9,337	855
Property and asset management expenses	8,775	9,385	3,575	343
General and administrative expenses	5,962	2,104	906	159
Depreciation and amortization	46,337	35,712	14,348	1,492
Total operating expenses	112,432	89,351	42,487	7,648
Operating income	34,390	17,970	426	(3,443)
Other income	549	1,726	2	2
Interest expense	(25,504)	(17,546)	(4,474)	(321)
Net income (loss)	$9,435	$2,150	$(4,046)	$(3,762)
Cash Flow Data:
Cash flows provided by (used in) operating activities	$56,897	$57,029	$(11,578)	$(1,272)
Cash flows used in investing activities	$(392,564)	$(567,903)	$(550,679)	$(183,745)
Cash flows provided by financing activities	$330,356	$506,140	$574,190	$185,782
Other Financial Data:
Total NOI from continuing operations(1)	$103,220	$74,264	$30,001	$3,007
FFO(2)	$55,627	$37,249	$10,361	$(2,270)
AFFO(2)	$69,814	$51,345	$22,493	$1,764

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements were developed by applying pro forma adjustments to the historical combined financial data which reflect the separation of ARCenters from ARCP as described in this information statement. The unaudited pro forma combined balance sheet gives effect to the contemplated transactions described below as if they had occurred on December 31, 2013. The unaudited pro forma combined statement of operation gives effect to the contemplated transactions described below as if they had occurred on January 1, 2013. All significant pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma combined financial statements, which should be read in conjunction with such unaudited pro forma combined financial statements.

The unaudited pro forma combined financial statements give effect to the following:

•	the impact of the adjustments to record the assets and liabilities expected to be contributed to us from ARCP at fair value as a result of the merger of Cole with and into a subsidiary of ARCP on the Merger Date;
•	the contribution from ARCP to us of the 68 shopping center properties and 10 single-tenant net leased retail properties that will comprise our business, which includes three multi-tenant properties purchased by ARCP subsequent to December 31, 2013 that will be contributed to us in connection with the separation and distribution;
•	an estimated issuance of approximately 105.9 million shares of our common stock on the distribution date. This number of shares is based upon the number of ARCP shares outstanding on March 13, 2014 and a distribution ratio of one share of ARCenters common stock for every 10 shares of ARCP common stock;
•	our anticipated post-separation capital structure includes a $400.0 million draw on the $750.0 million senior secured revolving credit and term loan facilities that we anticipate arranging, as described in this information statement;
•	the impact of agreements among us and ARCP and its affiliates and the provisions contained therein; and
•	the impact of the estimated income statement activity from the Merger Date until May 7, 2014, the estimated transaction date for purposes of the unaudited pro forma presentation herein, or the Transaction Date.

The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have actually been reported had the anticipated transactions reflected in the pro forma adjustments occurred on January 1, 2013 or December 31, 2013, as applicable, nor are they indicative of our future results of operations or financial position.

The historical combined financial statements are derived from the books and records of ARCP and were carved out from ARCP at a carrying value reflective of historical costs in such ARCP records. The historical combined financial results reflect charges for certain corporate costs and we believe such charges are reasonable; however, such results do not necessarily reflect what our expenses would have been had we been operating as a separate stand-alone public company. Costs of the services that were charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us. The historical combined financial data presented may therefore not be indicative of the results of operations, financial position or cash flows that would have been obtained if we had been an independent, stand-alone public company during the periods presented or of our future performance as an independent, stand-alone company. Effective with the separation and distribution, we will assume responsibility for all of these functions and related costs. No pro forma adjustments have been made to our unaudited pro forma combined financial statements to reflect the additional costs and expenses described in this paragraph because they are projected amounts based on judgmental estimates and, as such, are not includable as pro forma adjustments in accordance with the requirements of Rule 11-02 of Regulation S-X.

The unaudited pro forma combined financial statements should be read in conjunction with the information contained in “Selected Historical Combined Financial Data” and the audited combined financial statements and related notes thereto appearing elsewhere in this information statement.

AMERICAN REALTY CAPITAL CENTERS, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
December 31, 2013
(in thousands)

	Historical	Adjustments	Notes	Total
ASSETS
Investment in real estate assets:
Land	$389,480	$43,260	(A)	$432,740
Buildings and improvements	1,222,002	191,789	(A)	1,413,791
Intangible lease assets	198,693	93,498	(A)	292,191
Total investment in real estate assets, at cost	1,810,175	328,547	(A)	2,138,722
Less: accumulated depreciation and amortization	(105,899)	101,737	(A)	(4,162)
Total investment in real estate assets, net	1,704,276	430,284	(A)	2,134,560
Cash and cash equivalents	2,204	4,000	(B)	6,204
Restricted cash	4,637	—		4,637
Prepaid expenses and other assets, net	27,831	—		27,831
Deferred financing costs, net	8,504	(1,237)	(C)	7,267
Total assets	$1,747,452	$433,047		$2,180,499
LIABILITIES AND EQUITY
Notes payable	$576,745	$4,087	(D)	580,832
Line of credit	—	400,000	(D)	400,000
Accounts payable and accrued expenses	19,088	—		19,088
Due to affiliates	334	—		334
Acquired below market lease intangibles, net	55,093	5,277	(A)	60,370
Deferred rent, derivative and other liabilities	13,473	—		13,473
Total liabilities	664,733	409,364		1,074,097
EQUITY:
Common stock, $0.01 par value	—	1,059	(E)	1,059
Capital in excess of par value	—	1,121,910	(E)	1,121,910
Accumulated distributions in excess of earnings	—	(15,137)	(E)	(15,137)
ARCP equity	1,084,149	(1,084,149)	(E)	—
Accumulated other comprehensive loss	(1,292)	—		(1,292)
Noncontrolling interests	(138)	—		(138)
Total equity	1,082,719	23,683		1,106,402
Total liabilities and equity	$1,747,452	$433,047		$2,180,499

The accompanying notes are an integral part of this unaudited pro forma combined balance sheet.

AMERICAN REALTY CAPITAL CENTERS, INC.

NOTES TO THE UNAUDITED PRO FORMA COMBINED BALANCE SHEET
December 31, 2013

(A)	Total investment in real estate asset, net and acquired below market lease intangibles, net:

Reflects adjustments for the following: (1) the acquisition of three multi-tenant properties for an aggregate purchase price of $72.1 million subsequent to December 31, 2013; (2) the impact of the estimated fair value of the total investment in real estate assets, net, of $2.1 billion, as of the Merger Date, determined using a discounted cash flow valuation approach for multi-tenant properties and a direct capitalization approach for single-tenant properties; (3) acquisition accounting adjustments, including the elimination of existing accumulated depreciation recorded prior to the Merger; and (4) an estimate of accumulated depreciation of $4.2 million from the Merger Date to the Transaction Date, based on the respective useful lives of the individual asset and liability classes. Please refer to Note 2 —  Summary of Significant Accounting Policies, to the audited combined financial statements included in this information statement for further discussion regarding the depreciation and amortization of real estate assets and liabilities.

(B)	Cash and cash equivalents

Represents an increase in cash of $4.0 million that is the net remaining cash from the $400.0 million of anticipated indebtedness as discussed in Note D, after the estimated payment of $5.8 million in lender consent fees discussed in Note C, the estimated payment for fees and expenses of $10.2 million representing non-recurring charges discussed in Note E that are directly related to the transaction and the $380.0 million distribution to ARCP OP.

(C)	Deferred financing costs, net

Reflects adjustments for the following: (1) the write-off of existing deferred financing costs of $8.5 million capitalized prior to the Merger Date; (2) the expected incurrence and capitalization of $1.5 million of deferred financing costs related to the contemplated senior secured revolving credit and term loan facilities; and (3) the expected incurrence and capitalization of $5.8 million related to lender consent fees incurred in connection with the merger of Cole and ARCP for existing mortgage loans, net of amortization. The estimated deferred financing costs and lender consent fees are based on ARCP’s previous transactions with the expected financial institutions. Deferred financing costs are to be amortized over an expected weighted average years to maturity of 5.4 years as of the Transaction Date. Please refer to “Summary —  Our Financing Strategy” in this information statement for further information.

(D)	Notes payable

Reflects adjustments for the following: (1) the payoff of $9.8 million of mortgage debt subsequent to December 31, 2013; (2) an adjustment to the fair value of mortgage notes payable of $14.5 million based on the estimated fair value as of the Merger Date, determined using a discounted cash flow analysis at prevailing interest rates as of the Merger Date; and (3) an anticipated $400.0 million to be drawn under our expected $750.0 million senior secured revolving credit and term loan facilities, which is expected to be incurred immediately prior to the Transaction Date. Please refer to “Summary – Our Financing Strategy” in this information statement for further information.

(E)	Total equity

The change in total equity reflects adjustments for the following: (1) the elimination of existing ARCP equity; (2) an estimated issuance of 105.9 million shares of common stock upon the transaction contemplated herein; (3) anticipated transaction costs of $10.2 million that will not be capitalized and represent non-recurring charges, which are primarily comprised of professional fees for investment banking, legal and accounting services and printing fees, that are directly related to the transaction; and (4) the estimated impact of income statement activity from the Merger Date until the Transaction Date as discussed in the unaudited combined pro forma statement of operations for the year ended December 31, 2013 included in this information statement.

AMERICAN REALTY CAPITAL CENTERS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2013
(in thousands)

	Historical	Adjustments	Notes	Total
Revenues:
Rental and other property income	$120,013	$35,358	(A)	$155,371
Tenant reimbursement income	26,809	1,622	(B)	28,431
Total revenue	146,822	36,980		183,802
Expenses:
Merger and acquisition-related expenses	16,531	(16,531)	(C)	—
Property operating expenses	34,827	1,742	(B)	36,569
Property and asset management expenses	8,775	(1,033)	(D)	7,742
General and administrative expenses	5,962	6,354	(E)	12,316
Depreciation and amortization	46,337	61,584	(F)	107,921
Total operating expenses	112,432	52,116		164,548
Operating income	34,390	(15,136)		19,254
Other income (expense):
Other income	549	—		549
Interest expense	(25,504)	(4,409)	(G)	(29,913)
Total other expense	(24,955)	(4,409)		(29,364)
Net income (loss)	9,435	(19,545)		(10,110)
Net income (loss) allocated to noncontrolling interests	145	—		145
Net income (loss) attributable to the Company	$9,290	$(19,545)		$(10,255)
Weighted Average Number of Shares Outstanding – Basic and Diluted			(H)	105,888
Basic and Diluted Loss Per Share				$(0.10)

The accompanying notes are an integral part of this unaudited pro forma combined statement of operations.

AMERICAN REALTY CAPITAL CENTERS, INC.

NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2013

(A)	Rental and other property income

Reflects adjustments to rental and other property income assuming the transaction date was January 1, 2013. Includes adjustments for the following: (1) an increase in revenue of $30.1 million related to properties acquired during the year ended December 31, 2013, (2) an increase in revenue of $5.9 million due to the acquisition of three multi-tenant properties subsequent to December 31, 2013 and (3) a net decrease of $658,000 in revenue due to the net amortization of above-market lease assets and below-market lease liabilities based upon the fair value determined as of the Merger Date.

(B)	Tenant reimbursement income and property operating expenses

Reflects adjustments of $1.2 million to tenant reimbursement income and $1.3 million to property operating expenses assuming all properties were acquired as of January 1, 2013. Also, reflects adjustments for the annualized increase in tenant reimbursement revenue of $444,000 and property operating expenses of $478,000 related to the acquisition of three multi-tenant properties subsequent to December 31, 2013 based on the historical operating results of these properties.

(C)	Merger and acquisition-related expenses

Reflects the elimination of merger and acquisition costs for transactions and acquisitions incurred prior to the Merger Date.

(D)	Property and asset management expenses

Reflects adjustments for a decrease of $1.6 million of allocated property and asset management expenses that were incurred during the year and were eliminated as a result of this Merger. Also reflects an increase of $600,000, assuming all properties were acquired as of January 1, 2013.

(E)	General and administrative expenses

Reflects adjustments for the following: (1) a decrease of $4.2 million in general and administrative expenses related to certain legacy Cole advisory and other fees allocated to the individual properties as discussed in the footnotes to the audited combined financial statements included in this information statement and (2) an increase in general and administrative expenses of $10.4 million related to the management fee to be charged to ARCenters subsequent to the Transaction Date. Refer to “Summary —  Advisory Agreement” in this information statement for a further description of the management fee.

(F)	Depreciation and amortization

Reflects adjustments to depreciation and amortization assuming all properties were acquired as of January 1, 2013. Adjustments herein were calculated for buildings and improvements and in-place intangible lease assets based upon the fair value determined as of the Merger Date and depreciated based on the respective useful lives of the individual asset classes. Please refer to Note 2 — Summary of Significant Accounting Policies, to the audited combined financial statements included in this information statement for further discussion regarding the depreciation of real estate assets.

(G)	Interest expense

Reflects an adjustment of $7.8 million for the year ended December 31, 2013 related to an increase in interest expense due to an anticipated $400.0 million in debt we contemplate becoming obligated on in conjunction with the formation of American Realty Capital Centers. Only for purposes of the unaudited pro forma combined financial statements the new debt is estimated to have an interest rate of one-month LIBOR plus 1.80%. LIBOR was estimated to be 0.16% for the year ended December 31, 2013, for an estimated all-in rate of 1.96%. Reflects additional adjustments for the amortization of an increase in the fair value of debt of $14.5 million, estimated as of the Merger Date, with a weighted average years to maturity of 5.4 years. Additionally, reflects the reduction in interest expense of $531,000 related to the payoff of $9.8 million of mortgage debt subsequent to December 31, 2013, as well as a reduction to interest expense of $1.6 million related to the elimination of deferred financing costs capitalized prior to the Merger Date. Lastly, reflects adjustments for the expected incurrence and capitalization of $1.5 million of deferred financing costs related to the contemplated credit facilities and $5.8 million related to lender consent fees incurred in connection with the merger of Cole with and into a subsidiary of ARCP for existing mortgage loans, net of amortization of $1.3 million. Deferred financing costs are to be amortized over an expected weighted average years to maturity of 5.4 years as of the Transaction Date. For every one-eighth of a percentage change in expected interest rates, interest expense could increase or decrease by $1.2 million annually. Refer to Note C and D to the unaudited pro forma combined balance sheet in this information statement for further information.

(H)	Weighted Average Number of Shares Outstanding — Basic and Diluted

Reflects the estimated number of basic and diluted shares outstanding based on the distribution ratio of one share of ARCenters common stock for every 10 shares of ARCP common stock equivalent as adjusted to arrive at a 25.0% ARCP OP ownership percentage.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected Historical Combined Financial Data” section of this information statement and our audited combined financial statements and the notes thereto. See also “Cautionary Statement Regarding Forward-Looking Statements.

Separation from ARCP

On March 13, 2014, American Realty Capital Properties, Inc., or ARCP, announced its plan to separate certain multi-tenant and single-tenant properties into an independent company, American Realty Capital Centers, Inc. Unless the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “ARCenters,” “our company,” “the company,” “us,” “our” and “we” refer to American Realty Capital Centers, Inc., a Maryland corporation, and its combined subsidiaries, including ARCenters Operating Partnership, L.P., or ARCenters OP. Unless the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “the portfolio,” “our portfolio,” “the properties,” “our properties” or “property portfolio” refer to the 68 shopping center properties and 10 single-tenant net lease retail properties that will be transferred from ARC Properties Operating Partnership, L.P., a Delaware limited partnership, or ARCP OP, the operating partnership of ARCP, to ARCenters OP in connection with the separation. Our mission will be to own stable, quality power centers, grocery centers and anchored centers that effectively serve the communities in which they are located. Our historical combined operations refer to the business and operations of the 65 multi-tenant properties and 10 single-tenant net leased retail properties owned as of December 31, 2013. Upon completion of the separation and distribution, ARCenters will operate a large, well diversified portfolio which is anticipated to consist of interests in 78 properties, including 35 power centers, 12 grocery centers, 21 anchored centers and 10 single-tenant net leased retail properties totaling 11.7 million leasable square feet, which includes three power centers acquired by ARCP subsequent to December 31, 2013. Our portfolio has proven to be stable and is occupied by some of the largest, most well-recognized names in the retail industry, such as PetSmart, Kohl’s, Dick’s Sporting Goods, Best Buy and Ross Dress for Less.

Our assets are expected to consist of interests in 68 shopping center properties with approximately 11.3 million square feet of gross leasable area and 10 single-tenant net leased retail properties with approximately 375,000 square feet of gross leasable area. Included in the above properties is a joint venture arrangement, or the Consolidated Joint Venture, in which our ownership interests in this property are combined under accounting principles generally accepted in the United States of America, or GAAP, in the accompanying combined financial statements.

Overview

We will derive our revenues primarily from retail tenant leases, including fixed minimum rent leases, percentage rent leases based on tenants’ sales volumes and reimbursements from tenants for certain expenses. We believe that ARCP Advisors, LLC, or ARCP Advisors, a Delaware limited liability company and an indirect wholly owned subsidiary of ARCP OP, has market expertise, targeted leasing strategies and proactive approach to asset management that will enable us to maximize the operating performance of our portfolio. ARCP Advisors will continue to implement an active asset management program to increase the long-term value of each of our properties. This may include expanding existing tenants, re-entitling site plans to allow for additional outparcels, which are small tracts of land used for freestanding development not attached to the main buildings, and repositioning tenant mixes to maximize traffic, tenant sales and percentage rents. As we grow our portfolio, we will seek to maintain a diverse pool of assets with respect to both geographic distribution and tenant mix, which we believe will help to minimize our portfolio risk.

We anticipate pursuing and ultimately achieving an investment-grade credit rating and having access to both secured and unsecured debt markets. Upon completion of the separation and distribution, we expect to have $967.0 million of total debt outstanding, including $567.0 million of existing mortgage debt and $400.0 million of new borrowings made under the $750.0 million senior secured revolving credit and term loan facilities that we anticipate arranging.

We intend to elect to be treated as a REIT, and we intend to conduct our business and own substantially all our assets through our operating partnership, ARCenters OP.

Basis of Presentation

Our historical combined financial statements include the allocation of certain assets and liabilities that have historically been held at the ARCP corporate level but which are specifically identifiable or allocable to ARCenters. Cash and cash equivalents, short-term investments and restricted funds held by ARCP were not allocated to ARCenters. Long-term unsecured debt and short-term borrowings were not allocated to ARCenters as none of ARCP’s debt is directly attributable to or guaranteed by ARCenters. All intercompany accounts and transactions have been eliminated in combination. In determining whether we have a controlling financial interest in a joint venture and the requirement to combine the accounts of that entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the other partners or members as well as whether the entity is a variable interest entity of which the we are the primary beneficiary. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as ARCP equity in ARCenters.

The historical combined financial statements do not necessarily include all the expenses that would have been incurred had we been operating as a separate, stand-alone entity and may not necessarily reflect our results of operations, financial position and cash flows had we been a stand-alone company during the periods presented. The historical combined financial statements include charges related to certain ARCP corporate functions, including, but not limited to, merger and acquisition costs, costs related to asset management, accounting and finance, human resources, security, payroll and benefits, legal, corporate communications, information services and restructuring and reorganization. These expenses have been charged based on direct usage or benefit where identifiable, with the remainder charged on a pro rata basis determined by management. Management considers the expense allocation methodology and results to be reasonable for all periods presented. However, the charges may not be indicative of the actual expenses that would have been incurred had ARCenters operated as an independent company for the periods presented.

Significant Accounting Estimates and Critical Accounting Policies

Set forth below is a summary of the significant accounting estimates and critical accounting policies that management believes are important to the preparation of our financial statements. Certain of the accounting estimates are particularly important for an understanding of the financial position and results of operations and require the application of significant judgment by our management. As a result, these estimates are subject to a degree of uncertainty. These significant accounting estimates include:

Revenue Recognition

Upon the acquisition of real estate, certain properties will have leases where minimum rent payments increase during the term of the lease. We will record rental revenue for the full term of each lease on a straight-line basis. When we acquire a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Cost recoveries from tenants are included in tenant reimbursement income in the period the related costs are incurred, as applicable.

Our revenues, which are derived primarily from rental income and tenant reimbursement income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many of the leases provide for rental increases at specified intervals, straight-line basis accounting requires us to record a receivable, and include in revenues, unbilled rent receivables that we will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. We defer the revenue related to lease payments received from tenants in advance of their due dates.

We continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. If the collectability of a receivable is in doubt, we will record an increase in the allowance for uncollectible accounts or record a direct write-off of the receivable in the combined statements of operations and comprehensive income. As of December 31, 2013 and 2012, $315,000 and $167,000, respectively, was recorded as an allowance for doubtful accounts.

Real Estate Investments

We record acquired real estate at cost and make assessments as to the useful lives of depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives. Depreciation is computed using a straight-line method over the estimated useful life of 40 years for buildings, five to 15 years for building fixtures and improvements and the remaining lease term for acquired intangible lease assets.

Allocation of Purchase Price of Business Combinations and Acquired Assets

In accordance with the guidance for business combinations, we determine whether a transaction or other event is a business combination. If the transaction is determined to be a business combination, we determine whether the transaction is considered to be between entities under common control. The acquisition of an entity under common control is accounted for on the carryover basis of accounting whereby the assets and liabilities of the companies are recorded upon the merger on the same basis as they were carried by the companies on the merger date. All other business combinations are accounted for by applying the acquisition method of accounting. Under the acquisition method, we recognize the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquired entity. In addition, we evaluate the existence of goodwill or a gain from a bargain purchase. We will immediately expense acquisition-related costs and fees associated with business combinations and asset acquisitions.

We allocate the purchase price of acquired properties and business combinations accounted for under the acquisition method of accounting to tangible and identifiable intangible assets acquired based on their respective fair values to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, buildings, equipment and tenant improvements on an as-if-vacant basis. We utilize various estimates, processes and information to determine the as-if-vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by us in our analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which typically ranges from six to 18 months. We also estimate costs to execute similar leases including leasing commissions, legal and other related expenses.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values are amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, we initially will consider, and evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The fair value of investments and debt are valued using techniques consistent with those disclosed in Note 4 to Combined Financial Statements — Fair Value Measurements, depending on the nature of the investment or debt. The fair value of all other assumed assets and liabilities based on the best information available.

The value of in-place leases is amortized to expense over the initial term of the respective leases, which range primarily from two to 20 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of its pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Impairment of Long Lived Assets

Periodically, or when circumstances indicate the carrying value of a property may not be recoverable, we assess real estate investments for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We have determined that the significant inputs used to estimate the fair value of the property full within Level 2 or Level 3 of fair value hierarchy. We did not record any impairment charges on real estate investments during the years ended December 31, 2013, 2012 and 2011.

Derivative Instruments

We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions.

We record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of our risk, even though hedge accounting does not apply or we elect not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designed and qualifies for hedge accounting treatment. If we elect not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the combined statements of operations and comprehensive income. If the derivative is designated and qualifies for hedge accounting treatment the change in the estimated fair value of the derivative is recorded in other comprehensive income to the extent that it is effective. Any ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

Income Taxes

ARCenters has historically operated under ARCP’s REIT structure. Subsequent to the transfer of properties to ARCenters OP and the distribution of shares of ARCenters common stock, we expect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code, beginning with the taxable year ending December 31, 2014. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our taxable income to our stockholders, and so long as we distribute at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). REITs are subject to a number of other organizational and operational requirements. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

Results of Operations

Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate investments. The following table summarizes the property statistics of our real estate assets and the Consolidated Joint Venture, as of December 31, 2013, 2012 and 2011:

	Year Ended December 31,
	2013	2012	2011
Number of retail properties	75	59	39
Leasable square feet(1)	11.2 million	8.8 million	5.2 million
Percentage of square feet leases	96.0%	96.2%	96.0%

(1)	Including square feet of the buildings on land that are subject to ground leases.

The following table summarizes our real estate investment activity, including the Consolidated Joint Venture, during the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31,
	2013	2012	2011
Retail properties acquired	16	20	31
Purchase price of acquired properties	$395.8 million	$593.3 million	$554.1 million
Leasable square feet(1)	2.4 million	3.7 million	3.6 million

(1)	Including square feet of the buildings on land that are subject to ground leases.

As shown in the tables above, we and our Consolidated Joint Venture owned 75 retail properties as of December 31, 2013, compared to 59 retail properties as of December 31, 2012. Accordingly, our results of operations for the year ended December 31, 2013, as compared to the year ended December 31, 2012, reflect significant increases in most categories.

Comparison of year Ended December 31, 2013 to year Ended December 31, 2012

Revenue.

Revenue increased $39.5 million to $146.8 million for the year ended December 31, 2013, compared to $107.3 million for the year ended December 31, 2012. Our revenue consisted primarily of rental and other property income from net leased retail properties, which accounted for $120.0 million and $86.6 million of total revenues during the years ended December 31, 2013 and 2012, respectively.

Rental and other property income increased $33.4 million to $120.0 million for the year ended December 31, 2013, compared to $86.6 million for the year ended December 31, 2012. The increase was primarily due to the acquisition of 16 rental income-producing properties subsequent to December 31, 2012.

We also paid certain operating expenses subject to reimbursement by our tenants, which resulted in $26.8 million of tenant reimbursement income during the year ended December 31, 2013, compared to $20.7 million during the year ended December 31, 2012.

Merger and Acquisition-Related Expenses.

Merger and acquisition-related expenses decreased $2.0 million to $16.5 million for the year ended December 31, 2013, compared to $18.5 million for the year ended December 31, 2012. Subsequent to June 20, 2013, the date Cole listed on the New York Stock Exchange, we were no longer required to pay acquisition fees of 2.0% of the contract purchase price of each property or asset acquired.

Property Operating Expenses.

Property operating expenses increased $11.1 million to $34.8 million for the year ended December 31, 2013, compared to $23.7 million for the year ended December 31, 2012. These costs relate to expenses associated with maintaining certain properties, including real estate taxes, insurance and repairs and maintenance expenses. The increase in property expenses are mainly due to our acquisition of properties for which we pay expenses, which in turn are reimbursed by the tenant.

Property and Asset Management Expenses.

Pursuant to the advisory agreement with Cole Capital Advisors, Inc., an Arizona corporation, which we refer to as the Cole advisor, we were required to pay to the Cole advisor a monthly asset management fee equal to one-twelfth of 0.5% of the average invested assets through April 5, 2013 (the Holdings Merger Date). Additionally, we were required to reimburse expenses incurred by the Cole advisor in providing asset management services, subject to limitations as set forth in the advisory agreement with the Cole advisor. Pursuant to the property management agreement with Cole Realty Advisors, Inc., which we refer to as the Cole property manager, we were required to pay to the Cole property manager a property management fee in an amount up to 2.0% of gross revenues from each of our single-tenant properties and up to 4.0% of gross revenues from each of our multi-tenant properties. We also were required to reimburse the Cole property manager for expenses incurred to manage or lease the properties, subject to limitations as set forth in the property management agreement with the Cole property manager.

Property and asset management expenses decreased $610,000 to $8.8 million for the year ended December 31, 2013, compared to $9.4 million for the year ended December 31, 2012. Property management fees increased $1.2 million to $5.7 million for the year ended December 31, 2013 from $4.5 million for the year ended December 31, 2012. The increase in property management fees was primarily due to an increase in cash receipts related to an increase in rental and other property income for the year ended December 31, 2013, from the 16 properties acquired subsequent to December 31, 2012.

Asset management fees decreased $1.8 million to $3.1 million for the year ended December 31, 2013, from $4.9 million for the year ended December 31, 2012. Subsequent to the Holdings Merger Date, we were no longer required to pay these fees.

In addition, during the year ended December 31, 2013, we recorded $271,000 related to reimbursement of expenses incurred by the Cole advisor in performing property and asset management services, compared to $538,000 for the year ended December 31, 2012. The decrease was primarily due to a change in expense reimbursements and fees subsequent to the Holdings Merger Date.

General and Administrative Expenses.

General and administrative expenses increased $3.9 million to $6.0 million for the year ended December 31, 2013, compared to $2.1 million for the year ended December 31, 2012. General and administrative expenses primarily include corporate costs such as salary-related expenses, professional fees such as legal fees, accountant fees and insurance expenses that were allocated to the Company.

Depreciation and Amortization Expenses.

Depreciation and amortization expenses increased $10.6 million to $46.3 million for the year ended December 31, 2013, compared to $35.7 million for the year ended December 31, 2012. The increase was driven by our acquisition of 16 properties for an aggregate purchase price of $395.8 million.

Other Income.

Other income, which included interest income on money market accounts, decreased $1.2 million to $549,000 during the year ended December 31, 2013, compared to $1.7 million during the year ended December 31, 2012. The decrease was primarily due to a gain on the sale of two land parcels of $618,000 during the year ended December 31, 2012.

Interest Expense.

Interest expense increased $8.0 million to $25.5 million for the year ended December 31, 2013, compared to $17.5 million during the year ended December 31, 2012. The increase was due to an increase in the average aggregate amount of notes payable outstanding to $542.5 million during the year ended December 31, 2013, from $349.3 million for the year ended December 31, 2012.

Comparison of the year Ended December 31, 2012 to year Ended December 31, 2011

Revenue.

Revenue increased $64.4 million to $107.3 million for the year ended December 31, 2012, compared to $42.9 million for the year ended December 31, 2011. Our revenue consisted primarily of rental and other property income from net leased retail properties, which accounted for 80.7% of total revenues during both years ended December 31, 2012 and 2011.

Rental and other property income increased $52.0 million to $86.6 million for the year ended December 31, 2012, compared to $34.6 million for the year ended December 31, 2011. The increase was primarily due to the acquisition of 20 rental income-producing properties subsequent to December 31, 2011. We also paid certain operating expenses subject to reimbursement by our tenants, which resulted in $20.7 million of tenant reimbursement income during the year ended December 31, 2012, compared to $8.3 million during the year ended December 31, 2011.

Merger and Acquisition-Related Expenses.

Merger and acquisition-related expenses increased $4.2 million to $18.5 million for the year ended December 31, 2012, compared to $14.3 million for the year ended December 31, 2011. The increase was primarily due to expenses related to the acquisition of 20 properties for an aggregate purchase price of $593.3 million during the year ended December 31, 2012 compared to 31 properties for an aggregate purchase price of $554.1 million during the year ended December 31, 2011. Pursuant to the advisory agreement with the Cole advisor, we were obligated to pay an acquisition fee to the Cole advisor of 2.0% of the contract purchase price of each property or asset acquired. We also were obligated to reimburse the Cole advisor for acquisition expenses incurred in the process of acquiring a property or in the origination or acquisition of a loan, other than for personnel costs for which the Cole advisor received acquisition fees.

Property Operating Expenses.

Property operating expenses increased $14.4 million to $23.7 million for the year ended December 31, 2012, compared to $9.3 million for the year ended December 31, 2011. These costs relate to expenses associated with maintaining certain properties, including real estate taxes, insurance and repairs and maintenance expenses. The increase in property expenses are mainly due to our acquisition of properties for which we pay expenses, which in turn are reimbursed by the tenant.

Property and Asset Management Expenses.

Pursuant to the advisory agreement with the Cole advisor, we were required to pay to the Cole advisor a monthly asset management fee equal to one-twelfth of 0.5% of the average invested assets for both years ended December 31, 2012 and 2011. Additionally, we were required to reimburse expenses incurred by the Cole advisor in providing asset management services, subject to limitations as set forth in the advisory agreement with the Cole advisor. Pursuant to the property management agreement with the Cole property manager, we were required to pay to the Cole property manager a property management fee in an amount up to 2.0% of gross revenues from each of our single-tenant properties and up to 4.0% of gross revenues from each of our multi-tenant properties. We also were required to reimburse the Cole property manager for expenses it incurred relating to managing or leasing the properties, subject to limitations as set forth in the property management agreement with the Cole property manager.

Property and asset management expenses increased $5.8 million to $9.4 million for the year ended December 31, 2012, compared to $3.6 million for the year ended December 31, 2011. Property management fees increased $2.7 million to $4.5 million for the year ended December 31, 2012 from $1.8 million for the year ended December 31, 2011. The increase in property management fees was primarily due to an increase in cash receipts related to an increase in rental and other property income for the year ended December 31, 2012 from the 20 properties acquired subsequent to December 31, 2011.

Asset management fees increased $3.1 million to $4.9 million for the year ended December 31, 2012, from $1.8 million for the year ended December 31, 2011. The increase in asset management fees was primarily due to an increase in the average invested assets to $1.1 billion for the year ended December 31, 2012, from $493.5 million for the year ended December 31, 2011.

In addition, during the year ended December 31, 2012, we recorded $538,000 related to reimbursement of expenses incurred by the Cole advisor in performing property and asset management services, compared to $238,000 for the year ended December 31, 2011. The increase was primarily due to expenses incurred by the Cole advisor related to management of 20 additional rental income-producing properties acquired subsequent to December 31, 2011.

General and Administrative Expenses.

General and administrative expenses increased $1.2 million to $2.1 million for the year ended December 31, 2012, compared to $906,000 for the year ended December 31, 2011. General and administrative expenses primarily include corporate costs such as salary-related expenses, professional fees such as legal fees, accountant fees and insurance expenses that were allocated to the Company.

Depreciation and Amortization Expenses.

Depreciation and amortization expenses increased $21.4 million to $35.7 million for the year ended December 31, 2012, compared to $14.3 million for the year ended December 31, 2011. The increase was driven by our acquisition of 20 properties for an aggregate purchase price of $593.3 million.

Other Income.

Other income was $1.7 million for the year ended December 31, 2012. Other income was primarily comprised of a gain on the sale of two land parcels of $618,000 during the year ended December 31, 2012.

Interest Expense.

Interest expense increased $13.0 million to $17.5 million for the year ended December 31, 2012, compared to $4.5 million during the year ended December 31, 2011. The increase was primarily due to an increase in the average aggregate amount of notes payable outstanding to $349.3 million during the year ended December 31, 2012, from $116.7 million for the year ended December 31, 2011.

Cash Flow For Year Ended December 31, 2013

Operating Activities.

During the year ended December 31, 2013, net cash provided by operating activities was $56.9 million. The level of cash flows used in or provided by operating activities is affected by acquisition and transaction costs, the timing of interest payments, as well as the receipt of scheduled rent payments. Cash flows provided by operating activities was mainly due to adjusted net income of $56.8 million (net income of $9.4 million adjusted for non-cash items, the most significant of which were depreciation and amortization expense and amortization of deferred financing costs).

Investing Activities.

During the year ended December 31, 2013, net cash used in investing activities was $392.6 million, primarily related to the investment in real estate assets of $390.5 million.

Financing Activities.

Net cash provided by financing activities was $330.4 million during the year ended December 31, 2013. This was primarily driven by the change in ARCP equity of $275.3 million and debt borrowings of $59.1 million, partially offset by the payment of earnout liabilities of $2.7 million.

Cash Flow For Year Ended December 31, 2012

Operating Activities.

During the year ended December 31, 2012, net cash provided by operating activities was $57.0 million. The level of cash flows used in or provided by operating activities is affected by acquisition and transaction costs, the timing of interest payments, as well as the receipt of scheduled rent payments. Cash flows provided by operating activities was mainly due to adjusted net income of $37.6 million (net income of $2.2 million adjusted for non-cash items, the most significant of which were depreciation and amortization expense and amortization of deferred financing costs).

Investing Activities.

During the year ended December 31, 2012, net cash used in investing activities was $567.9 million, primarily related to the investment in real estate assets of $569.2 million.

Financing Activities.

Net cash provided by financing activities was $506.1 million during the year ended December 31, 2012. This was primarily driven by the change in ARCP equity of $226.3 million and debt borrowings of $293.9 million, partially offset by the payment of earnout liabilities of $6.9 million and deferred financing costs of $6.8 million.

Liquidity and Capital Resources

In the normal course of business, our principal demands for funds will be for property acquisitions, either directly or through investment interests, for the payment of operating expenses and for the payment of principal and interest on our outstanding indebtedness. We expect to meet our future short-term operating liquidity requirements through net cash provided by our current property operations. Management expects that our properties will generate sufficient cash flow to cover all operating expenses. To provide additional liquidity, we anticipate arranging $750.0 million senior secured revolving credit and term loan facilities under which $400.0 million will be drawn (of which $380.0 million will be distributed to ARCP) and, subject to the satisfaction of customary conditions, we expect to have $350.0 million in undrawn borrowing capacity. Other potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed funds from operations.

Sources of Funds

Funds from Operations and Adjusted Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc., or NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate- related depreciation and amortization, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and AFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in their applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and AFFO measures and the adjustments to GAAP in calculating FFO and AFFO.

We consider FFO and AFFO useful indicators of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. While certain companies may experience significant acquisition activity, other companies may not have significant acquisition activity and management believes that excluding costs such as merger and transaction costs and acquisition-related costs from property operating results provides useful information to investors and provides information that improves the comparability of operating results with other companies who do not have significant merger or acquisition activities. AFFO is not equivalent to our net income or loss as determined under GAAP, and AFFO may not be a useful measure of the impact of long-term operating performance if we continue to have such activities in the future.

We exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments, gains or losses on contingent valuation rights, gains and losses on investments and early extinguishment of debt. In addition, by excluding non-cash income and expense items such as amortization of above- and below- market leases, amortization of deferred financing costs, straight-line rent and non-cash equity compensation from AFFO, we believe we provide useful information regarding income and expense items which have no cash impact and do not provide us liquidity or require our capital resources. By providing AFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our ongoing operating performance without the impacts of transactions that are not related to the ongoing profitability of our portfolio of properties. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies that are not as involved in activities which are excluded from our calculation. Investors are cautioned that AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as it excludes certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.

In calculating AFFO, we exclude expenses, which under GAAP are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us, and therefore such funds will not be available to distribute to investors. All paid and accrued merger and acquisition fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property and certain other expenses. Therefore, AFFO may not be an accurate indicator of our operating performance, especially during periods in which mergers are being consummated or properties are being acquired or certain other expenses are being incurred. AFFO that excludes such costs and expenses would only be comparable to companies that did not have such activities. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments as items which are unrealized and may not ultimately be realized. We view both gains and losses from fair value adjustments as items which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information.

As a result, we believe that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

FFO and AFFO are non-GAAP financial measures and do not represent net income as defined by GAAP. FFO and AFFO do not represent cash flows from operations as defined by GAAP, are not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions, and should not be considered as alternatives to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance. Other REITs may not define FFO in accordance with the current NAREIT definition (as we do) or may interpret the current NAREIT definition differently than we do and/or calculate AFFO differently than we do. Consequently, our presentation of FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.

The below table reflects the items deducted from or added to net loss in our calculation of FFO and AFFO on a pro forma basis for the year ended December 31, 2013 and for the years ended December 31, 2013, 2012 and 2011 (amounts in thousands). Amounts are presented net of any non-controlling interest effect, where applicable.

	Pro Forma	Historical
	Year Ended December 31, 2013	Year Ended December 31,
		2013	2012	2011
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$(10,255)	$9,290	$2,155	$(3,987)
Depreciation and amortization of real property	107,921	46,337	35,712	14,348
Net gain on sale and condemnation of real estate assets	—	—	(618)	—
Funds from operations (FFO)	97,666	55,627	37,249	10,361
Merger and acquisition-related expenses	—	16,531	18,478	14,321
Equity plans stock-based compensation	—	29	—	—
Listing and tender offer expenses	—	985	—	—
Amortization of deferred financing costs	1,338	1,670	1,265	282
Straight-line rent adjustments	(5,580)	(4,415)	(4,107)	(1,447)
Above/below market lease intangibles amortization, net	658	(520)	(1,614)	(1,054)
Amortization of fair value adjustment of assumed mortgage notes	(2,673)	(93)	74	30
Recurring capital expenditures	(2,602)
Adjusted funds from operations (AFFO)	$88,807	$69,814	$51,345	$22,493

Reconciliation of GAAP Net Income to EBITDA

We present EBITDA and Adjusted EBITDA in this information statement as a supplemental measure of our performance that is not required by, or presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance as they allow for comparison of our operating results without regard to financing methods and capital structure.

Neither EBITDA nor Adjusted EBITDA should be considered an isolation of, or as a substitute for, net income (loss) or operating income as indicators of operating performance. EBITDA and Adjusted EBITDA, as calculated with respect to the ARCP Multi-Tenant Portfolio, may not be comparable to similarly titled measures of other companies. In addition, these measures do not necessarily represent funds available for discretionary use and are not necessarily measures of our ability to fund our cash needs.

The calculations of EBITDA and Adjusted EBITDA and reconciliation to net income (loss), which is the most directly comparable GAAP measure, are presented in the table below (in thousands):

	Pro Forma	Historical
	Year Ended December 31, 2013	Year Ended December 31,
		2013	2012	2011
Net income (loss)	$(10,110)	$9,435	$2,150	$(4,046)
Adjustments:
Interest expense	29,913	25,504	17,546	4,474
Depreciation and amortization	107,921	46,337	35,712	14,348
EBITDA	127,724	81,276	55,408	14,776
Management adjustments:
Merger and acquisition-related expenses	—	16,531	18,478	14,321
Listing and tender offer expenses	—	985	—	—
Equity plans stock based compensation	—	29	—	—
Adjusted EBITDA	$127,724	$98,821	$73,886	$29,097

Reconciliation of GAAP Net Income to NOI

We present NOI in this information statement as a supplemental measure of our performance that is not required by, or presented in accordance with GAAP. We believe that NOI is a useful supplemental measure of our operating performance. Other real estate companies may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other real estate companies.

We believe that NOI provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating multi-tenant properties and the impact on operations from trends in occupancy rates, rental rates and operating costs. These measures thereby provide an operating perspective not immediately apparent from GAAP operating or net income. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns.

In addition, management believes that NOI provides useful information to the investment community about our operating performance. However, due to the exclusions noted above, NOI should only be used as a supplemental measure of our financial performance and not as an alternative to GAAP operating income or net income (loss).

The calculations of NOI, and reconciliation to net income (loss), which is the most directly comparable GAAP measure, are presented in the table below (in thousands):

	Pro Forma	Historical
	Year Ended December 31, 2013	Year Ended December 31,
		2013	2012	2011
Net income (loss)	$(10,110)	$9,435	$2,150	$(4,046)
Other income	(549)	(549)	(1,726)	(2)
Interest expense	29,913	25,504	17,546	4,474
Operating income	19,254	34,390	17,970	426
Depreciation and amortization	107,921	46,337	35,712	14,348
Merger and acquisition-related expenses	—	16,531	18,478	14,321
General and administrative expenses	12,316	5,962	2,104	906
NOI	$139,491	$103,220	$74,264	$30,001

Contractual Obligations

As of December 31, 2013, the Company and the Consolidated Joint Venture had $576.7 million of debt outstanding with a weighted average years to maturity of 6.7 years and weighted average interest rate of 4.3%. See Note 5 to Combined Financial Statements — Notes Payable for certain terms of the debt outstanding. Additionally, the ratio of debt to gross real estate and related assets net of gross intangible lease liabilities, as of December 31, 2013, was 33.1%.

Our contractual obligations as of December 31, 2013, were as follows (in thousands):

	Payments due by period(1)
	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years
Principal payments – fixed rate debt(2)(3)	$522,031	$9,835	$5,434	$95,053	$411,709
Interest payments – fixed rate debt	169,116	23,356	45,702	41,517	58,541
Principal payments – variable rate debt	54,781	42,534	12,247	—	—
Interest payments – variable rate debt(4)	1,988	1,480	508	—	—
Total	$747,916	$77,204	$63,891	$136,570	$470,250

(1)	As of December 31, 2013, we had $93.4 million of variable rate debt fixed through the use of interest rate swaps. We used the rates fixed under our swap agreements to calculate the debt payment obligations in future periods.

(2)	Principal payment amounts reflect actual payments based on the face amount of notes payable secured by our wholly owned properties and our Consolidated Joint Venture. As of December 31, 2013, the fair value adjustment, net of amortization, of mortgage notes assumed was $66,000.
(3)	Amortizing principal payments are included in the year the payments will be made.
(4)	The variable rate debt payment obligations in future periods were calculated using a forward curve analysis based on the expected market conditions as of December 31, 2013.

Inflation

We may be adversely impacted by inflation on any leases that do not contain indexed escalation provisions. In addition, our net leases may require the tenant to pay its allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation.

Related-Party Transactions and Agreements

We have entered into agreements with affiliates, whereby we pay or have paid in the past certain fees or reimbursements to ARCP or their affiliates for acquisition fees and expenses, asset management fees and reimbursement of operating costs. Refer to Note 9 to Combined Financial Statements — Related-Party Transactions for a discussion of the various related-party transactions, agreements and fees.

Subsequent Events

Certain events occurred subsequent to December 31, 2013 through the date of this information statement. Refer to Note 11 to Combined Financial Statements — Subsequent Events included in this information statement for further explanation.

Recent Accounting Pronouncements

Refer to Note 2 to Combined Financial Statements — Summary of Significant Accounting Policies for further explanation. There have been no accounting pronouncements issued, but not yet applied by us, that will significantly impact our financial statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

OUR BUSINESS AND PROPERTIES

Our Company

ARCenters is a newly formed, externally advised Maryland corporation with the principal objective of acquiring, financing, leasing, owning and developing shopping center properties. Our company invests across three complementary retail asset classes — power centers, grocery centers and anchored centers. Our strategy is to acquire high-quality, well located, dominant shopping center properties that generate attractive risk-adjusted returns. We will target competitively protected properties in communities that have strong demographics and have historically exhibited favorable trends, such as population and income growth, as evidenced by the fact that the average population and average household income within a three-mile radius of all our portfolio were 69,000 and $71,000, respectively, as of January 31, 2014. We consider competitively protected properties to be located in the most prominent shopping districts in their respective markets, ideally situated at major “Main and Main” intersections. We generally lease our properties to big-box retailers, national and regional supermarket chains and select retailers that offer necessity- and value-oriented items and generate regular consumer traffic. Our tenants carry goods that are less impacted by fluctuations in the broader U.S. economy and consumers’ disposable income, which we believe generates more predictable property-level cash flows.

Our mission will be to own stable, quality power centers, grocery centers and anchored centers that effectively serve the communities in which they are located. Upon completion of the separation and distribution, ARCenters will operate a large, well diversified portfolio which is anticipated to consist of interests in 78 properties, including 35 power centers, 12 grocery centers, 21 anchored centers and 10 single-tenant retail properties, totaling approximately 11.7 million leasable square feet. As of January 31, 2014, our portfolio was approximately 96.3% leased. Although not the focus of our business, we also own interests in 10 single-tenant net lease retail properties that, as of January 31, 2014, were approximately 100% leased. In establishing our portfolio, ARCP considered that certain of its shopping center properties are cross-collateralized with certain of ARCP’s single-tenant net lease retail properties, and adjusted the mix of properties so as to permit the maximum number of multi-tenant shopping center assets to be transferred to us while at the same time minimizing the costs associated with release prices, make-whole payments and defeasance that would be payable to lenders in respect of the separation. This cost-sensitive analysis resulted in 68 shopping center properties and 10 single-tenant retail properties being included in our portfolio and 18 shopping center properties being initially excluded from our portfolio. Our portfolio has proven to be stable and is occupied by some of the largest, most well-recognized names in the retail industry, such as PetSmart, Kohl’s, Dick’s Sporting Goods, Best Buy and Ross Dress for Less.

ARCenters will be a retail real estate company positioned for growth. Our portfolio, which is anticipated to consist of 78 properties in 26 states, will represent significant scale from inception. We believe that our strong balance sheet, focused future pursuit of an investment-grade rating and status as a publicly traded company will provide us with access to multiple sources of capital. Our advisor will focus on growth within our targeted asset classes. Combined, we believe these factors demonstrate that ARCenters will have a unique ability to act as a leading acquirer and owner of power centers, grocery centers and anchored centers and will deliver attractive risk-adjusted returns to our stockholders.

We will not have any employees. All the services that might be provided by employees will be provided to us by ARCP Advisors pursuant to an advisory agreement. We believe that our advisory structure will result in lower general and administrative costs as a percentage of total asset value than substantially all our peer companies. ARCP Advisors will be staffed by a well-regarded in-place management team of over 190 professionals that has extensive retail shopping center experience, having acquired approximately $4.0 billion of fragmented shopping center real estate (consisting of approximately 24.5 million leasable square feet), since 2008. ARCenters will also continue to benefit from its continued relationships with ARCP’s key executives. Nicholas S. Schorsch, ARCP’s Chairman and Chief Executive Officer, David S. Kay, ARCP’s President, Lisa Beeson, ARCP’s Chief Operating Officer, and Brian S. Block, ARCP’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary, hold the same positions with ARCenters. We further believe ARCP Advisors’ management team experience, extensive industry relationships and asset management expertise will enable us to compete effectively for acquisitions and help generate attractive risk-adjusted returns to our stockholders.

Our properties also will receive property management and leasing services from affiliates of ARCP Advisors at no cost to us other than the reimbursement of reasonable expenses. We believe that the properties will be seamlessly integrated into our company due to the continuity of on-site operations, the institutional knowledge of the property management and leasing teams at the affiliates of our advisor and such teams’ deep familiarity with the markets in which our assets are located.

We will derive our revenues primarily from retail tenant leases, including fixed minimum rent leases, percentage rent leases based on tenants’ sales volumes and reimbursements from tenants for certain expenses. We believe ARCP Advisors’ market expertise, targeted leasing strategies and proactive approach to asset management will enable us to maximize the operating performance of our portfolio. ARCP Advisors will continue to implement an active asset management program to increase the long-term value of each of our properties. This may include expanding existing tenants, re-entitling site plans to allow for additional outparcels, which are small tracts of land used for freestanding development not attached to the main buildings, and repositioning tenant mixes to maximize traffic, tenant sales and percentage rents. As we grow our portfolio, we will seek to maintain a diverse pool of assets with respect to both geographic distribution and tenant mix, which we believe will help to minimize our portfolio risk.

For the year ended December 31, 2013, our portfolio generated consolidated revenue of $146.8 million, net income of $9.3 million and NOI of $103.2 million. For the year ended December 31, 2012, our portfolio generated consolidated revenue of $107.3 million, net income of $2.2 million and NOI of $74.3 million.

We anticipate pursuing and ultimately achieving an investment-grade credit rating and having access to both secured and unsecured debt markets. Upon completion of the separation and distribution, we expect to have $967.0 million of total debt outstanding, including $567.0 of existing mortgage debt and $400.0 million of new borrowings made under the $750.0 million senior secured revolving credit and term loan facilities that we anticipate arranging.

We intend to elect to be treated as a REIT, and we intend to conduct our business and own substantially all our assets through ARCenters OP.

Competitive Strengths

Well diversified, high-quality portfolio located in top markets throughout the U.S.  Our portfolio is anticipated to contain 78 properties consisting of 35 power centers, 12 grocery centers, 21 anchored centers and 10 single-tenant retail properties located in 26 states. The shopping center properties that are part of our initial portfolio fit within our target property acquisition profile as they are stable, produce steady cash flows across market cycles, and are occupied by large, well-recognized names in the retail industry. We believe that the breadth of our footprint and the tendency of our properties to be well located within their respective markets will help position our properties as attractive destinations for retailers.

Strong demographics and nationally recognized tenant base.  We will target properties in communities that have strong demographics and have historically exhibited favorable trends, such as population and income growth, as evidenced by the fact that the average population and average household income within a three-mile radius of all our portfolio were 69,000 and $71,000, respectively, as of January 31, 2014. Our portfolio is occupied by some of the largest, most well-recognized names in the retail industry, such as PetSmart, Kohl’s, Dick’s Sporting Goods, Best Buy and Ross Dress for Less. Our grocery tenants include H-E-B Plus!, Publix Super Markets, Whole Foods Market, The Price Chopper, Safeway and Harris Teeter.

Conservative capital structure with capacity to fund future growth.  After accounting for our expected new indebtedness, the aggregate amount of our debt will be approximately 7.7 times our adjusted EBITDA for the pro forma year ended December 31, 2013. We believe that this is a low leverage ratio relative to our peers and is indicative of the strength of our balance sheet.

To provide additional liquidity following the separation and distribution, we anticipate arranging senior secured revolving credit and term loan facilities under which, upon completion of the separation and distribution, and subject to the satisfaction of customary conditions, we expect to have $350.0 million in undrawn borrowing capacity. Further, we expect to have access to multiple other sources of capital, including offerings of our common equity, unsecured corporate debt, preferred stock and additional credit facilities, which we believe will provide us with a competitive advantage over more highly leveraged or privately held retail companies. We may also seek to issue ARCenters OP Units to sellers of properties that we may acquire in the future who are interested in deferring recognition of any taxable gain that would otherwise result from a cash sale.

As a publicly traded company with a conservative capital structure and an expected increase in our unencumbered properties over time, we will be focused on a future pursuit of an investment-grade credit rating from the major credit rating agencies.

Poised to be an aggregator in a largely fragmented shopping center sector.  We believe that ownership of shopping centers located in the United States is very fragmented. According to the International Council of Shopping Centers, as of 2012 there were over 100,000 shopping centers located in the United States with an estimated fewer than 5% owned by public companies or large institutional investors. In our view, there is significant room for aggregation in the shopping center sector, and we intend to be a first mover in this strategy.

Benefits of continued relationships with ARCP, including board representation.  We will be advised by ARCP Advisors, which will be staffed with a well-regarded in-place management team of over 190 professionals that has extensive retail shopping center experience, having acquired approximately $4.0 billion of fragmented shopping center real estate (consisting of approximately 24.5 million leasable square feet), since 2008. We anticipate that the management, leasing and development teams at ARCP Advisors initially responsible for our properties will be substantially the same as the personnel currently devoted to our properties. At the asset level, we do not expect that there will be any material changes in the composition of the on-site personnel at our properties in connection with the separation and distribution.

Track record of stable operating performance provides a strong foundation from which to grow cash flow.  Our portfolio has had relatively stable operating metrics. Between December 31, 2010 and December 31, 2013, occupancy in the portfolio averaged 94.9%. As a result of the improvement in our operating metrics, comparable property NOI for our portfolio for the same period rose by 2.1% relative to the year ended December 31, 2012.

We believe that our portfolio of properties has been well maintained by ARCP and by Cole, the entity that owned the properties prior to the Merger Date. The operational capital expenditures (excluding reimbursable expenses, tenant allowances, leasing commissions and redevelopment and development capital spending) for our portfolio between January 1, 2010 and December 31, 2013 were approximately $2.5 million. We believe that this level of investment is indicative of the historic commitment to maintaining the value and operating performance of the properties to be contributed to us, and that our properties will accordingly be well-positioned to pursue growth opportunities in the future.

We believe that the diversification of our portfolio further contributes to ARCenters’ stable operating performance. Our shopping center properties are located in 24 states and are leased to a variety of tenants across the retail spectrum, including big-box tenants, grocery stores, anchor tenants, national inline tenants and regional and local retailers. As of January 31, 2014, no single tenant was responsible for more than 4.5%, and no single property accounted for more than 7.2%, of our total gross annual base minimum rental revenues. Further, 33.9% of our leasable square footage expires in the next five years, which we believe compares favorably relative to our peers and 27.3% of our portfolio’s annualized base rent was attributable to tenants having an investment-grade credit rating from at least one major credit rating agency as of January 31, 2014. We believe that the diversity of our portfolio by geographic market and retail tenant helps to insulate us from adverse economic factors that may disproportionately affect a particular geographic region or a particular consumer shopping pattern.

Triple asset class strategy enables efficient, flexible allocation of capital among three complementary categories of retail real estate.  Our company invests across three complementary retail asset classes — power centers, grocery centers and anchored centers — which share similar small shop, anchor and big-box sizes, tenant bases and market area focuses. We believe that this business strategy supports a flexible, opportunistic investment profile in which we can optimize capital deployment into each respective retail asset class throughout market cycles.

Right of first offer on additional high-quality assets from ARCP.  We will enter into a right of first offer agreement with ARCP. The shopping center properties currently held by ARCP and subject to the Excluded Properties ROFO are as follows:

Property Name	City	State	Percentage Legal Ownership	Year Built or Renovated	Percent Leased and Occupied	Total Leasable Square Feet	Weighted Average Rent per Leasable Square Foot(1)	# of Tenants	Anchors and Selected Major Tenants
CVS & Noble Roman	Mishawaka	IN	100.0%	2006	100.0%	12,375	$29.67	2	CVS
CVS & Tres Amigos	Ringgold	GA	100.0%	2007	100.0%	15,029	21.40	2	CVS
Evans Exchange	Evans	GA	100.0%	2009	97.5%	65,077	17.79	4	Food Lion, Walgreens
Evans Exchange	Evans	GA	100.0%	2009	100.0%	131,000	3.78	1	Home Depot
Folsom Gateway II	Folsom	CA	100.0%	2008	97.7%	115,143	25.54	12	Bed Bath & Beyond, PetSmart, DSW
Highlands Ranch	Highland Ranch	CO	100.0%	2007	100.0%	50,511	11.05	2	Ross, Staples
Melrose Park Center	Melrose Park	IL	100.0%	2006	94.8%	113,641	12.06	13	Food 4 Less, Advance Auto Parts
Petco & Portrait Innovations	Lake Charles	LA	100.0%	2008	100.0%	17,678	19.58	2	Petco
PetSmart & Bevmo	Redding	CA	100.0%	1989	100.0%	44,948	11.18	2	PetSmart, Bevmo
PetSmart & Travis Credit Union	Merced	CA	100.0%	1993	100.0%	30,849	14.31	2	PetSmart
Red Oak Village	San Marcos	TX	100.0%	2008	98.2%	176,528	11.18	12	Best Buy, Ross, Marshall’s, PetSmart, Bed Bath & Beyond
Santa Rosa Commons	Pace	FL	100.0%	2008	100.0%	138,850	14.51	17	Publix, TJ Maxx, PetSmart
Shoppes at Port Arthur	Port Arthur	TX	100.0%	2008	100.0%	95,877	14.13	10	Ross, Best Buy, Petco
Sportmart/Charter Fitness(2)	Glendale Heights	IL	100.0%	1987	85.5%	60,820	11.61	2	Sportmart, Charter Fitness
Stearns Crossing	Bartlett	IL	100.0%	1999	91.6%	96,613	12.93	14	Dominick’s
Sunset Valley	Sunset Valley	TX	100.0%	2007	99.2%	148,757	21.99	22	PetSmart, Babies R Us, DSW
University Plaza	Flagstaff	AZ	100.0%	1982	100.0%	165,615	11.48	22	Safeway Stores, Ross, PetSmart, Bed Bath & Beyond
Volusia Square	Daytona Beach	FL	100.0%	2010	96.4%	231,996	11.83	20	Home Depot, HH Gregg, Hobby Lobby, TJ Maxx
Total/Average	18				97.7%	1,711,307	$13.87	161

(1)	Annualized base rent is comprised of leases in place as of January 31, 2014 in addition to executed leases that have not commenced rent due to a later rent start date or a temporary free rent period.
(2)	Preliminary data.

The right of first offer agreement will provide us the first right to acquire each of the subject properties, to the extent the board of directors of ARCP determines to market and sell the property, subject to any prior rights of third parties. We believe the properties listed in the table above fit our desired acquisition criteria.

Unique ability to act as an acquirer, developer and redeveloper of retail assets, driven by strong balance sheet.  We believe that our strong balance sheet will allow us to execute larger internal and external growth strategies than our more highly leveraged competitors will have the capacity to undertake. For example, our properties have benefited from development and redevelopment capital spending and commitments of approximately $6.9 million from January 1, 2010 through January 31, 2014; this spending consists primarily of initiatives to attract new tenants or expand our centers. We will regularly review and seek to identify development and redevelopment opportunities. Furthermore, our advisor’s personnel have substantial experience in the underwriting, structuring, due diligence and integration of real estate acquisition transactions. We believe that the experience of our advisor’s personnel, as well as their ability to focus on our growth strategy following the separation and distribution, means that we will be well-positioned to add value to underperforming assets that we seek to acquire, as well as existing assets that we seek to redevelop and new assets we decide to develop.

Highly aligned management structure.  We have been structured with the intent of ensuring strong management alignment with our stockholders. ARCP OP, the indirect parent of our advisor, will initially own 25.0% of the shares of our common stock outstanding on a fully diluted basis. Additionally, the terms of our advisory agreement with our advisor will take into consideration a best practices structure to provide better alignment with investors, with the fees payable pursuant to the advisory agreement resulting in lower general and administrative costs as a percentage of total asset value than substantially all our peer companies. Furthermore, the incentive fees payable under the advisory agreement will only be payable to the extent that our Core Earnings for the previous 12 months exceeds 9.0% of certain market capitalization metrics described further under “Certain Agreements — Advisory Agreement — Incentive Fee.”

Transparent corporate governance.  We will have a governance structure that is intended to provide transparency to investors and promote the long-term interests of stockholders. Some of the significant features of our corporate governance structure will include:

•	Advisor owned by publicly traded company.
•	Non-classified board with of members expected to be independent, with a lead independent director and with of our initial independent directors having no prior affiliations with ARCP.
•	Corporate governance policy that addresses conflicts.
•	Opt out of certain Maryland law antitakeover provisions.

Company Strategies

Drive disciplined external growth through rigorous asset underwriting and acquisition standards.  Our strategy is to apply rigorous asset underwriting and acquisition strategies in order to acquire high-quality, well located, dominant shopping center properties that generate attractive risk-adjusted returns. We believe the types of shopping center properties we seek to acquire will provide better risk-adjusted returns compared to other properties in the retail asset class, as well as other property types in general, due to the anticipated improvement in consumer spending habits resulting from a strengthening economy coupled with the long-term nature of the underlying leases and predictability of cash flows. We will acquire shopping center properties based on market and property characteristics identified by our advisor’s underwriting team, including the following characteristics:

•	Property type. We intend to focus our investment strategy on power centers, grocery-anchored neighborhood centers and non-grocery-anchored community centers. We intend to target a leasing mix where the majority of the base rent is derived from anchor tenants.
º	Power centers. Power centers typically consist of multiple freestanding anchors and only a minimal number of small specialty tenants. Power centers have over 100,000 square feet of gross leasable area. In cases where a shopping center otherwise would be classified as a grocery center, but has over 100,000 square feet of gross leasable area, we typically classify it as a power center.
º	Grocery-anchored neighborhood centers. A grocery-anchored neighborhood center is designed to provide convenience shopping for the day-to-day needs of consumers in the immediate neighborhood and is anchored by a supermarket. Grocery centers tend to produce steady cash flow because they offer necessity-based items that are less subject to market cycles.

º	Non-grocery-anchored community centers. A non-grocery-anchored community center typically offers a wider range of apparel and other soft goods relative to a neighborhood center and typically includes discount department stores or drug stores as anchor tenants and contains less than 100,000 square feet of gross leasable area.
•	Anchor tenant type. We will target properties with anchor tenants that offer necessity- and value-oriented items that are less impacted by fluctuations in consumers’ disposable income. We believe nationally and regionally recognized anchor tenants that offer necessity- and value-oriented items provide more predictable property-level cash flows as they are typically higher credit quality tenants that generate stable revenues.
•	Lease terms. We intend to acquire properties that feature one or more of the following characteristics in their tenants’ lease structure: properties with long-term leases for anchor tenants; properties under leases that minimize our expenses; and properties with leases which incorporate percentage rent and/or rental escalations that act as an inflation hedge while maximizing operating cash flows. Also, selectively we will look to acquire properties with shorter-term lease structures for inline tenants that have below-market rents that can be renewed at higher market rates. We also have the ability to utilize our integrated platform and our advisor’s operating experience to acquire properties with the capacity to generate incremental cash flow through lease-up and repositioning.
•	Geographic markets. For purposes of diversification, we plan to seek investment opportunities throughout the United States; however, we intend initially to focus on the Southeast, Southwest and coastal regions, which we believe are characterized by attractive property fundamental trends.

Enter new markets with strong demographics and potential for growth.  We expect to expand into new markets that our advisor may identify from time to time as characterized by strong demographics and favorable trends such as population and income growth. Our advisor will analyze such factors as employment level, employment diversification, the trajectory of local industries and trends in educational attainment, in ranking potential new markets for entry. Our advisor also may consider which regions of the United States, and which communities within those regions, would be attractive for our tenants, and focus our expansion based on those criteria.

Maintain a highly selective and robust acquisition pipeline.  We will continue to pursue acquisitions of competitively protected shopping center assets. Through our advisor’s relationships with retailers and its extensive network of market contacts, we expect to continue to source attractive opportunities that meet our investment criteria.

Execute on targeted, value-add development and redevelopment projects to enhance portfolio performance.  While we believe our properties have been well maintained and have benefited from significant capital investment under ARCP’s ownership, and, prior to ARCP’s merger with Cole, under Cole’s ownership, we believe that after the separation and distribution, our properties will benefit from greater executive management focus and capital allocation priorities that are tailored to unlocking and growing their value. Under the prior ownership of ARCP and Cole, our properties benefited from management’s efforts to maintain their market position, but incremental efforts to maximize the market position of these properties were often not pursued given large-scale opportunities that were alternatively available to ARCP and Cole, respectively, that better matched their respective business strategies.

ARCP Advisors will seek to identify investment strategies that will create value for our stockholders, are consistent with our strategic objectives and have attractive risk-return profiles. ARCenters will have a smaller asset base as compared to ARCP, and therefore some strategic initiatives may have a more meaningful impact on ARCenters than they would otherwise have on ARCP. In short, we expect that the personnel of ARCP Advisors will devote substantial executive management attention to value creating investment opportunities that did not fit within ARCP’s business strategies, and these dedicated efforts may position us to generate attractive growth in tenant sales, revenues and NOI from our properties and thus enhance the performance of our portfolio.

Maintain a strong balance sheet with access to multiple sources of capital.  We will emphasize a low leverage capital structure over time. Upon completion of the separation and distribution, we expect to have an initial net-debt-to-adjusted EBITDA ratio of 7.5x based on the debt which we and our portfolio will be subject to at the time of the separation and distribution and the pro forma earnings on our portfolio for the 12 months ended December 31, 2013. We expect to maintain a mix of secured indebtedness related to certain of our properties and unsecured indebtedness which, together with our anticipated ability to complete future equity financings, we expect will fund the growth of our operations.

Drive internal growth through rigorous asset management and capital allocation.  We will seek to identify and pursue internal growth opportunities to enhance the performance of our properties through activities such as re-leasing our spaces at higher rents, increasing our occupancy rates, adding anchors, increasing the productivity of occupied locations through strategic upgrades, re-merchandising and changing the retail use of the space. We believe that capital dedicated to anchor leasing can provide attractive risk-adjusted returns to our company, as such invested capital can be instrumental in enhancing the stability and appeal of our properties, increasing consumer shopping traffic and promoting inline or small-shop leasing, all of which should positively impact the growth in NOI of a retail asset.

Pursue acquisition opportunities in retail assets as part of a growth-oriented strategy.  We believe the following factors, among others, may facilitate acquisition and consolidation opportunities in the national real estate market:

•	Prior to the separation and distribution, ARCP and, prior to ARCP’s merger with Cole, Cole regularly received solicitations of interest from potential sellers of retail assets that might have been attractive acquisition candidates for our company, but were unsuitable for ARCP or Cole (as the case may have been) given their strategic focuses on single-tenant, freestanding commercial real estate properties.
•	Publicly traded REITs continue to announce and execute plans to rationalize their portfolios and sell their respective non-core assets, which may lead to opportunities for us to acquire assets that match our investment criteria.
•	Ownership and management of shopping centers, such as those in our portfolio, is very capital-intensive. In instances where properties are owned by local and/or undercapitalized private owners, some owners may seek to dispose of properties to alleviate concerns about capital burdens.

Property Portfolio(1)

(1)	As of January 31, 2014. Property portfolio includes 10 single-tenant assets that will be transferred to us.
(2)	We define “annualized base rent” as the annualized fixed base rental amount in effect under existing leases as of the applicable date. Annualized base rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants. Annualized base rent does not reflect amounts attributable to percentage rent increases, where applicable.

The following charts show the portfolio compositions of ARCenters and ARCP following the separation and distribution as of January 31, 2014, based on annualized base rent.

Our Properties

Our portfolio is anticipated to include 78 properties, consisting of 35 power centers totaling approximately 8.9 million leasable square feet, 12 grocery centers totaling approximately 1.1 million leasable square feet and 21 anchored centers totaling approximately 1.3 million leasable square feet.

Our properties are leased to a variety of tenants across the retail spectrum including big-box tenants, grocery stores, anchor tenants, national inline tenants and regional and local retailers. As of January 31, 2014, our top anchors at our power centers include Dick’s Sporting Goods, Ross Dress for Less and PetSmart, our top tenants at our grocery centers include H-E-B Plus!, Publix Super Markets and Pick N’ Save and our top anchors at our anchored centers include L.A. Fitness, Best Buy and Kohl’s. Portfolio-wide (including for this purpose our single-tenant properties), our top tenants are PetSmart, with 4.5%, Kohl’s, with 3.3%, Dick’s Sporting Goods, with 3.0%, Best Buy, with 2.7% and Ross Dress for Less, with 2.6% (of our annualized base rent as of January 31, 2014), respectively.

No single tenant was responsible for more than 4.5%, and no single property accounted for more than 7.2%, of our annualized base rent as of January 31, 2014. Further, as of January 31, 2014, 33.9% of our leasable square footage expires in the next five years, which we believe compares favorably relative to our peers.

Although not the focus of our business, our portfolio also includes 10 freestanding single-tenant retail properties that, as of January 31, 2014, were 100% leased. These 10 single-tenant retail properties generated only 3.0% of the aggregate annualized base rent from our portfolio.

Additional information on our portfolio of properties is provided in the tables below.

ARCenters Property Information
As of January 31, 2014

Property Name	City	State	Year Built/ Renovated	Percent Leased and Occupied	Number of Tenants(1)	% of Annualized Rent from Junior Anchors and Anchors(1),(2)	Total Annualized Base Rent PSF(1),(3)	Major Tenants
Belleview Plaza	Pensacola	FL	2009	100.0%	8	81.0%	$9.45	Publix, Planet Fitness
Big Lots/Tractor Supply	Northport	AL	1992	100.0%	2	100.0%	4.91	Big Lots, Tractor Supply
Breakfast Pointe	Panama Beach City	FL	2009	98.9%	12	59.8%	14.01	Publix, Office Depot
Camp Creek Marketplace	East Point	GA	2003	95.0%	43	63.0%	15.08	BJ’s Wholesale Club, Marshall’s, Ross, TJ Maxx, Staples, PetSmart, Old Navy, Beauty Master
Capital Plaza	Wake Forest	NC	2003	92.3%	6	69.2%	13.67	PetSmart
Cedar Hill Village	Cedar Hill	TX	2002	97.0%	4	73.2%	16.94	24 Hour Fitness
Century Town Center	Vero Beach	FL	2008	92.4%	8	70.8%	13.72	Marshall’s, Petco
Cleveland Town Center	Cleveland	TN	2008	92.8%	18	59.1%	12.08	Ross, Bed Bath & Beyond, Michael’s, Electronic Express, Books-A-Million
Cordova Commons	Pensacola	FL	1993	100.0%	18	69.7%	15.14	Marshall’s, DSW, The Fresh Market, Ulta Salon, Steinmart, Petco
Cornerstar	Aurora	CO	2008	98.3%	41	67.8%	18.39	24 Hour Fitness, Ace Hardware, Best Buy, Dick’s Sporting Goods, DSW, HomeGoods, Office Depot, Old Navy, Ross, Sprouts, Ulta Salon
Crossroads Marketplace	Warner Robbins	GA	2008	98.5%	11	55.9%	13.37	Best Buy, Bed Bath & Beyond
CVS Bellevue, OH	Bellevue	OH	1998	100.0%	1	100.0%	14.46	CVS
CVS Lake Wales, FL	Lake Wales	FL	1999	100.0%	1	100.0%	23.20	CVS
CVS Lawrenceville, GA	Lawrenceville	GA	2008	100.0%	1	100.0%	28.18	CVS
CVS Madison, NC	Madison	NC	1998	100.0%	1	100.0%	16.19	CVS
CVS/Huntington Bank	Northville	MI	2007	100.0%	2	61.3%	18.05	CVS
Del Monte Plaza	Reno	NV	2011	100.0%	2	100.0%	16.98	Whole Foods, Sierra Trading Post
Denver West Plaza	Lakewood	CO	2002	91.5%	2	100.0%	18.69	Best Buy, Office Depot

Property Name	City	State	Year Built/ Renovated	Percent Leased and Occupied	Number of Tenants(1)	% of Annualized Rent from Junior Anchors and Anchors(1),(2)	Total Annualized Base Rent PSF(1),(3)	Major Tenants
Dimond Crossing	Anchorage	AK	2007	100.0%	8	57.7%	$15.01	PetSmart, Bed Bath & Beyond
East Valley Shopping Center	Saginaw	MI	1996	66.6%	2	100.0%	6.49	Burlington Coat Factory
Eastchase Market	Fort Worth	TX	1996	95.4%	27	67.5%	10.40	AMC Theaters, Burke’s Outlet, Dollar Tree, Little Angels, Marshall’s, Office Depot, Petsense, Ross, Spec’s Liquor
Eastland Center	West Covina	CA	1998	98.1%	44	74.3%	13.48	Target, Walmart, Burlington Coat Factory, Albertson’s, Dick’s Sporting Goods, Ashley Furniture, Marshall’s, Ross, DSW, PetSmart
Fairlane Green	Allen Park	MI	2005	99.0%	33	47.5%	17.68	TJ Maxx, Bed Bath & Beyond, Barnes & Noble, Michael’s, Old Navy
Falcon Valley	Lenexa	KS	2008	100.0%	6	82.5%	13.32	Price Chopper
Gander Mountain & Goodwill	Rogers	MN	2011	100.0%	2	100.0%	11.08	Gander Mountain, Goodwill
Giant Eagle	Lewis Center	OH	2000	100.0%	1	100.0%	13.50	Giant Eagle
Glynn Isles Market	Brunswick	GA	2007	96.0%	23	61.5%	15.43	Dick’s Sporting Goods, Ross, PetSmart, Michael’s, Office Depot
Greenway Commons	Houston	TX	2008	97.9%	15	67.5%	18.14	Costco, L.A. Fitness
Hillside Town Centre	Chicago	IL	2009	92.0%	21	44.9%	15.78	Ross, Home Goods, Michael’s, Staples
Hobby Lobby Center	Greenville	SC	2003	100.0%	5	75.8%	8.46	Hobby Lobby
Indian Lakes Crossing	Virginia Beach	VA	2008	95.8%	8	56.9%	15.30	Harris Teeter
Kingsbury Center	Chicago	IL	2012	100.0%	4	82.0%	30.16	Buy Buy Baby, PetSmart
Kohl’s	Onalaska	WI	1992	100.0%	1	100.0%	6.50	Kohl’s
Kohl’s	Monroe	MI	2006	100.0%	1	100.0%	7.29	Kohl’s
Kohl’s Academy	Hixson	TN	2011	100.0%	2	100.0%	6.51	Kohl’s, Academy Sports
Kohl’s Plaza	Napa	CA	1983	100.0%	7	83.9%	20.43	Kohl’s
Kyle Marketplace	Kyle	TX	2007	97.9%	30	51.4%	15.53	HEB! Plus
Lakeshore Crossing	Gainesville	GA	1994	100.0%	3	93.5%	5.64	Lowe’s
McAlister Square	Burleson	TX	1993	97.0%	18	35.0%	11.31	Academy Sports, Party City
Midtowne Park	Anderson	SC	2008	100.0%	4	87.6%	11.49	Kohl’s, Dick’s Sporting Goods, Staples
Nature Coast Commons(4)	Spring Hill	FL	2009	81.5%	16	72.3%	14.20	Sports Authority, Best Buy, Ross, Office Depot, PetSmart
Naugatuck Valley Shopping Center	Waterbury	CT	2004	84.5%	17	75.9%	12.50	BOB’S Stores, Staples, Stop & Shop, Wal-Mart
Northpoint Shopping Center	Cape Coral	FL	2008	70.3%	7	69.5%	12.31	Bed Bath & Beyond, AC Moore, PetSmart
Oxford Exchange	Oxford	AL	2006	97.0%	31	64.2%	12.05	Hobby Lobby, Dick’s Sporting Goods, Ross, TJ Maxx, Bed Bath & Beyond, PetSmart, Best Buy, Office Max
Peninsula Crossing	Millsboro	DE	2008	99.4%	18	71.6%	9.57	BJ’s Wholesale Club, Lowe’s, PetSmart
PetSmart	Bellingham	WA	1993	100.0%	1	100.0%	11.61	PetSmart
PetSmart/Hallmark	Cincinnati	OH	1998	100.0%	3	80.8%	12.69	PetSmart
Pick N Save Center	Wauwatosa	WI	2012	98.4%	4	81.9%	17.93	Pick N Save
Pinehurst Square West	Bismarck	ND	2006	100.0%	8	73.4%	13.33	Best Buy, PetSmart
Powell Center	Lewis Center	OH	2001	100.0%	5	91.0%	13.11	HomeGoods, Marshall’s, Michael’s
Prairie Market	Oswego	IL	2007	98.5%	17	32.4%	21.46	Aldi, PetSmart
Riverside Centre	St Augustine	FL	2007	100.0%	2	94.5%	7.64	Hobby Lobby
San Tan Marketplace	Gilbert	AZ	2005	98.6%	30	67.7%	15.46	Jo-Ann Fabric, Big Lots, Bed Bath & Beyond, Marshall’s, DSW, Office Max, Downeast Home & Clothing, Old Navy
Shelby Corners	Utica	MI	2008	92.8%	2	100.0%	6.35	Christmas Tree Shops, Buy Buy Baby

Property Name	City	State	Year Built/ Renovated	Percent Leased and Occupied	Number of Tenants(1)	% of Annualized Rent from Junior Anchors and Anchors(1),(2)	Total Annualized Base Rent PSF(1),(3)	Major Tenants
Sherwood Retail Center	Sherwood	AR	2005	100.0%	3	100.0%	$4.78	Gander Mountain, Tractor Supply
Shoppes at Sherbrooke	Lake Worth	FL	2004	94.6%	4	89.4%	17.26	L.A. Fitness
Shoppes at Sugarmill Woods	Homosassa	FL	2008	94.8%	9	78.0%	13.98	Publix
Silverado Plaza	Tucson	AZ	1998	98.6%	11	56.7%	9.66	Safeway
South Plains Crossing	Lubbock	TX	1996	97.5%	12	86.2%	10.38	Hobby Lobby, Spec’s Liquor
Stonebridge Square	Roswell	GA	2001	98.6%	14	62.0%	12.01	Kohl’s, Michael’s
Stonebridge Village	Flowery Branch	GA	2008	94.2%	25	49.3%	15.84	PetSmart, Office Max, Ross, TJ Maxx
Summit at Towne Lake	Woodstock	GA	2009	95.3%	5	73.8%	19.60	L.A. Fitness
Telegraph Plaza	Monroe	MI	2006	92.0%	9	66.0%	11.62	TJ Maxx, PetSmart
The Forum	Fort Myers	FL	2008	96.9%	21	63.2%	15.24	Ross, Best Buy, Bed Bath & Beyond, Staples, Books-A-Million, Petco
The Plaza	Queen Creek	AZ	2007	93.4%	11	57.9%	21.10	L.A. Fitness
The Shoppes on South Main	Bowling Green	OH	2007	96.7%	14	62.1%	9.17	Banner Mattress & Furniture, Dollar General, Petco, Staples, TJ Maxx
The Shops at Prescott Gateway	Prescott	AZ	2012	97.2%	12	33.0%	28.03	Trader Joe’s
Toys R Us/Mr. Hero	Parma	OH	1986	100.0%	2	87.4%	6.55	Toys “R” Us
Tractor Supply	Alamogordo	NM	2011	100.0%	1	100.0%	11.83	Tractor Supply
Tradewinds Shopping Center	Pensacola	FL	1993	91.1%	19	57.7%	9.67	Dollar General, Jo-Ann’s, Shoe Station, TJ Maxx
Valley Bend	Huntsville	AL	2001	100.0%	52	58.5%	14.23	Hobby Lobby, Dick’s Sporting Goods, Ross, Marshall’s, Huntsville Hospital, Barnes & Noble, Bed Bath & Beyond, PetSmart
Walgreens	Springdale	AR	2009	100.0%	1	100.0%	26.80	Walgreens
Waterside Marketplace	Chesterfield	MI	2007	94.9%	17	70.3%	13.56	Dick’s Sporting Goods, Best Buy, TJ Maxx, Bed Bath & Beyond, Old Navy
West Valley Shopping Center	Saginaw	MI	2009	99.1%	16	84.8%	10.23	Dick’s Sporting Goods, TJ Maxx, PetSmart, Barnes & Noble, Babies R Us, DSW, Michael’s, Old Navy
White Oak Village	Richmond	VA	2008	94.8%	48	45.3%	15.07	J.C. Penney, Martin’s, K&G Fashion Superstore, PetSmart, Michael’s, Office Max
Whittwood Town Center	Whittier	CA	2006	99.2%	49	59.1%	7.72	Target, J.C. Penney, Sears, Kohl’s, Von’s, PetSmart, 24 Hour Fitness, Cost Plus
Widewater Village	Uniontown	PA	2008	96.6%	6	49.6%	14.01	PetSmart
Winchester Station	Winchester	VA2005	100.0%	17	70.6%	14.12	HH Gregg, Ross, Bed Bath & Beyond, Michael’s, Old Navy
Total/Average				96.3%	985	67.3%	$13.16

(1)	Number of tenants and annualized base rent are comprised of leases in place as of January 31, 2014 in addition to executed leases that have not commenced rent due to a later rent start date or a temporary free rent period.
(2)	The “Anchor Tenant” classification is used for tenants that are greater than or equal to 20,000 square feet in size. The “Junior Anchor Tenant” classification is used for tenants that are greater than or equal to 10,000 to 19,999 square feet. The “Inline Tenant” classification is used for tenants that are less than 10,000 square feet in size.
(3)	Per square foot metric based on leased and occupied square footage as of January 31, 2014.
(4)	ARCenters holds 95.0% legal ownership.

Debt Information
As of December 31, 2013

	Percentage Legal Ownership	Maturity Date	Interest Rate	Type	Indebtedness ($ in thousands)
					Total(1)	Our Share
Power Centers
Camp Creek Marketplace	100.0%	12/1/18	4.62%	Fixed, Swapped	$42,000
Century Town Center	100.0%	3/6/22	5.49%	Fixed	8,130
Eastland Center	100.0%	7/1/22	4.50%	Fixed	90,000
Fairlane Green	100.0%	3/1/17	5.34%	Fixed, Swapped, Assumed	24,000
Greenway Commons	100.0%	7/5/22	4.10%	Fixed	33,000
Lakeshore Crossing	100.0%	2/1/21	4.50%	Fixed	4,400
Midtowne Park	100.0%	1/6/23	4.27%	Fixed	16,645
Nature Coast Commons	95.0%	11/14/14	2.42%	Consolidated JV, Variable	22,140	$21,033
San Tan Marketplace	100.0%	7/5/17	3.52%	Fixed, Swapped	27,400
South Plains Crossing(2)	100.0%	10/1/14	5.45%	Fixed, Assumed	9,708
Valley Bend	100.0%	6/1/23	3.75%	Fixed	43,500
Waterside Marketplace	100.0%	12/14/14	2.69%	Variable	20,140
White Oak Village	100.0%	9/1/22	3.60%	Fixed	34,250
Whittwood Town Center	100.0%	12/6/20	5.20%	Fixed	43,000
Winchester Station	100.0%	1/10/22	4.75%	Fixed	17,000
Grocery Centers
Belleview Plaza	100.0%	7/10/22	4.40%	Fixed	$4,145
Breakfast Pointe	100.0%	2/1/21	4.50%	Fixed	8,050
Del Monte Plaza	100.0%	5/1/19	4.85%	Fixed	9,953
Falcon Valley	100.0%	2/1/21	4.50%	Fixed	6,375
Indian Lakes Crossing	100.0%	7/10/22	4.40%	Fixed	7,178
Kyle Marketplace	100.0%	3/1/22	4.09%	Fixed	24,750
Prairie Market	100.0%	3/1/16	2.92%	Variable	12,500
Silverado Plaza	100.0%	7/10/22	4.40%	Fixed	4,701
Anchored Centers
Dimond Crossing	100.0%	3/6/22	5.49%	Fixed	$7,980
Kingsbury Center	100.0%	6/1/23	3.97%	Fixed	14,500
The Plaza	100.0%	3/6/22	5.49%	Fixed	7,290
Single-Tenant Retail
CVS Bellevue, OH	100.0%	7/10/22	4.40%	Fixed	$1,011
CVS Lake Wales, FL	100.0%	2/1/21	4.50%	Fixed	1,625
CVS Lawrenceville, GA	100.0%	1/10/22	4.75%	Fixed	2,940
CVS Madison, NC	100.0%	1/6/23	4.27%	Fixed	1,587
Giant Eagle	100.0%	5/1/19	4.85%	Fixed	10,843
Kohl’s	100.0%	2/1/21	4.50%	Fixed	3,550
Kohl’s	100.0%	12/1/16	5.99%	Fixed, Assumed	5,027
PetSmart	100.0%	1/6/23	4.27%	Fixed	2,526
Tractor Supply	100.0%	1/6/23	4.27%	Fixed	1,943
Walgreens	100.0%	1/10/22	4.75%	Fixed	3,025
Total Secured Indebtedness Consolidated Indebtedness Premiums and (Discounts), net Consolidated Indebtedness, net (as reported in the combined financial statements)					$576,812	$21,033

(1)	Total balance as of December 31, 2013.
(2)	Loan was paid off subsequent to December 31, 2013.

Debt Information
As of December 31, 2013(1)

The following listing represents unencumbered assets of our multi-tenant portfolio.

Unencumbered Power Centers	Percentage Legal Ownership
Cleveland Town Center	100.0%
Cornerstar	100.0%
East Valley Shopping Center	100.0%
Eastchase Market	100.0%
Glynn Isles Market	100.0%
Hillside Town Centre	100.0%
Kohl’s Academy	100.0%
McAlister Square	100.0%
Naugatuck Valley Shopping Center	100.0%
Northpoint Shopping Center	100.0%
Oxford Exchange	100.0%
Peninsula Crossing	100.0%
Sherwood Retail Center	100.0%
Stonebridge Square	100.0%
Stonebridge Village	100.0%
Telegraph Plaza	100.0%
The Forum	100.0%
The Shoppes on South Main	100.0%
Tradewinds Shopping Center	100.0%
West Valley Shopping Center	100.0%

Unencumbered Grocery Centers	Percentage Legal Ownership
Cordova Commons	100.0%
Pick N Save Center	100.0%
Shoppes at Sugarmill Woods	100.0%
The Shops at Prescott Gateway	100.0%

Unencumbered Anchored Centers	Percentage Legal Ownership
Capital Plaza	100.0%
Cedar Hill Village	100.0%
Crossroads Marketplace	100.0%
CVS/Huntington Bank	100.0%
Denver West Plaza	100.0%
Gander Mountain & Goodwill	100.0%
Hobby Lobby Center	100.0%
Kohl’s Plaza	100.0%
PetSmart/Hallmark	100.0%
Pinehurst Square West	100.0%
Powell Center	100.0%
Riverside Centre	100.0%
Shelby Corners	100.0%
Shoppes at Sherbrooke	100.0%
Summit at Towne Lake	100.0%
Toys R Us/Mr. Hero	100.0%
Big Lots/Tractor Supply	100.0%
Widewater Village	100.0%

Unencumbered Single-Tenant Centers	Percentage Legal Ownership
N/A	N/A

(1)	List does not include one property (South Plains) which had secured debt that was paid off subsequent to December 31, 2013.

Our Tenants and Anchors
As of January 31, 2014

		Top Tenants Total (based on percentage of total annualized base rent)
Tenant	Number of Tenants(1)	Leased and Occupied Square Feet(2)	Percent of Total Leasable Sq. Ft. in Portfolio	Annualized Base Rent as of 1/31/14(1)	Percent of Total Annualized Base Rent
PetSmart	21	454,554	4.0%	$6,713,036	4.5%
Kohl’s	7	543,842	4.8%	4,928,088	3.3%
Dick’s Sporting Goods	8	385,741	3.4%	4,420,444	3.0%
Best Buy	8	262,265	2.3%	4,062,574	2.7%
Ross	13	364,213	3.2%	3,893,051	2.6%
L.A. Fitness	4	182,542	1.6%	3,614,136	2.4%
BJ’s Wholesale Club	2	238,451	2.1%	2,913,672	2.0%
Hobby Lobby	7	347,717	3.1%	2,834,100	1.9%
Bed Bath & Beyond	11	284,857	2.5%	2,832,872	1.9%
Marshall’s	8	262,584	2.3%	2,680,032	1.8%
TJ Maxx	9	276,146	2.5%	2,598,987	1.8%
24 Hour Fitness	3	142,356	1.3%	2,598,000	1.7%
Michael’s	9	203,452	1.8%	2,504,316	1.7%
Ulta Salon	10	114,405	1.0%	2,468,536	1.7%
Old Navy	9	149,710	1.3%	2,233,592	1.5%
Wal-Mart	2	262,000	2.3%	2,126,388	1.4%
Costco	1	164,182	1.5%	1,899,996	1.3%
Staples	7	125,332	1.1%	1,794,144	1.2%
H-E-B Plus!	1	150,780	1.4%	1,712,796	1.2%
Publix	3	151,480	1.4%	1,670,016	1.1%
Other	842	6,217,530	55.1%	87,989,968	59.3%
Total	985	11,284,139	100.0%	$148,488,744	100.0%

(1)	Number of tenants and annualized base rent are comprised of leases in place as of January 31, 2014 in addition to executed leases that have not commenced rent due to a later rent start date or a temporary free rent period.
(2)	Leased and occupied square feet based on footnote 1 and includes construction of three spaces (Fleet Feet, Kirklands and JoAnn Fabrics).

Lease Expirations

Set forth below is information about lease expirations for our portfolio:

Year	Number of Leases Expiring(2)	Leased and Occupied Square Feet(3)	Annualized Base Rent(2)	Annualized Base Rent Per Square Foot(2),(4)	Percentage of Total Annualized Rental Revenues
Multi-Tenant Inline Tenants(1)
Month-to-Month Leases	9	23,091	$315,664	$13.67	0.2%
2014	47	98,506	1,944,726	19.74	1.3%
2015	80	178,713	4,165,312	23.31	2.8%
2016	111	322,664	6,408,258	19.86	4.3%
2017	109	286,538	6,134,580	21.41	4.1%
2018	144	432,662	9,717,013	22.46	6.5%
2019	82	271,600	6,241,658	22.98	4.2%
2020	20	71,054	1,517,614	21.36	1.0%
2021	30	115,780	2,787,108	24.07	1.9%
2022	23	89,495	2,226,610	24.88	1.5%
2023	22	78,230	1,590,997	20.34	1.1%
2024 and Thereafter	42	205,792	5,544,184	26.94	3.7%

Multi-Tenant Junior Anchor Tenants(1)
Month-to-Month Leases	—	—	—	—	—
2014	1	17,134	45,576	2.66	—
2015	7	97,819	1,446,500	14.79	1.0%
2016	9	130,601	1,735,536	13.29	1.2%
2017	7	102,985	1,664,392	16.16	1.1%
2018	14	200,022	2,864,574	14.32	1.9%
2019	10	140,249	2,024,748	14.44	1.4%
2020	3	40,800	667,596	16.36	0.4%
2021	5	73,624	1,103,040	14.98	0.7%
2022	7	88,237	1,348,752	15.29	0.9%
2023	9	122,731	2,236,152	18.22	1.5%
2024 and Thereafter	7	88,985	1,448,704	16.28	1.0%

Multi-Tenant Anchor Tenants(1)
Month-to-Month Leases	—	—	—	—	—
2014	—	—	—	—	—
2015	5	142,749	1,648,224	11.55	1.1%
2016	17	592,653	5,477,640	9.24	3.7%
2017	13	458,938	4,522,251	9.85	3.1%
2018	25	744,654	10,276,170	13.80	7.0%
2019	27	856,520	9,808,901	11.45	6.6%
2020	13	397,989	4,273,883	10.74	2.9%
2021	11	487,850	5,022,416	10.30	3.4%
2022	16	588,934	5,681,856	9.65	3.8%
2023	13	839,454	6,689,868	7.97	4.5%
2024 and Thereafter	37	2,521,943	25,420,531	10.08	17.1%

Year	Number of Leases Expiring(2)	Leased and Occupied Square Feet(3)	Annualized Base Rent(2)	Annualized Base Rent Per Square Foot(2),(4)	Percentage of Total Annualized Rental Revenues
Single-Tenant Inline, Junior Anchor, Anchor Tenants(1)
Month-to-Month Leases	—	—	$—	$—	—
2014	—	—	—	—	—
2015	—	—	—	—	—
2016	—	—	—	—	—
2017	—	—	—	—	—
2018	—	—	—	—	—
2019	—	—	—	—	—
2020	—	—	—	—	—
2021	1	116,238	1,569,216	13.50	1.1%
2022	—	—	—	—	—
2023	—	—	—	—	—
2024 and Thereafter	9	258,905	2,918,496	11.27	2.0%

Total Portfolio
Month-to-Month Leases	9	23,091	315,664	13.67	0.2%
2014	48	115,640	1,990,302	17.21	1.3%
2015	92	419,281	7,260,036	17.32	4.9%
2016	137	1,045,918	13,621,434	13.02	9.2%
2017	129	848,461	12,321,233	14.52	8.3%
2018	183	1,377,338	22,857,756	16.60	15.4%
2019	119	1,268,369	18,075,307	14.25	12.2%
2020	36	509,843	6,459,093	12.67	4.3%
2021	47	793,492	10,481,780	13.21	7.1%
2022	46	766,666	9,257,218	12.07	6.2%
2023	44	1,040,415	10,517,017	10.11	7.1%
2024 and Thereafter	95	3,075,625	35,331,915	11.49	23.8%

(1)	The “Anchor Tenant” classification is used for tenants that are greater than or equal to 20,000 square feet in size. The “Junior Anchor Tenant” classification is used for tenants that are greater than or equal to 10,000 to 19,999 square feet. The “Inline Tenant” classification is used for tenants that are less than 10,000 square feet in size.
(2)	Number of leases expiring and annualized base rent are comprised of leases in place as of January 31, 2014 in addition to executed leases that have not commenced rent due to a later rent start date or a temporary free rent period.
(3)	Square footage based on footnote 2 and includes construction of three spaces (Fleet Feet, Kirklands and JoAnn Fabrics).
(4)	Per square foot metric based on leased and occupied square footage as of January 31, 2014.

Our Financing Strategy

As part of our separation from ARCP, we (i) will acquire our portfolio subject to mortgage indebtedness secured by 36 of our initial properties, which totaled $576.8 million as of December 31, 2013 and (ii) anticipate being the obligor under $400.0 million drawn under the $750.0 million senior secured revolving credit and term loan facilities that we intend to arrange, which we anticipate will be incurred immediately prior to the distribution. Initially, 71.8% of our mortgage debt will bear interest at fixed rates and the remaining 28.2% will bear interest at the variable rate of LIBOR plus 2.25% to 2.75% per annum. We intend to continue to use a mix of fixed and variable rate debt, and we may, if appropriate, enter into interest rate hedges related to our variable rate debt. No assurances can be given that we will obtain any credit facility or if we do what the terms will be.

Our objective, over time, is to effectively deleverage our portfolio by acquiring additional shopping center properties and applying less leverage than we will have initially upon completion of the separation and distribution. Alternatively, we may deleverage via retaining excess cash to reduce our net debt. We may also issue common units in our operating partnership to acquire properties from sellers who seek a tax-deferred transaction.

As a publicly traded company with a conservative capital structure and an expected increase in our unencumbered properties over time, we will be focused on a future pursuit of an investment-grade credit rating from the major credit rating agencies.

Competition

Our direct competitors include other publicly traded shopping center operating companies, retail real estate companies, commercial property developers and other owners of shopping center assets that engage in similar businesses. Within our property portfolio, we compete for retail tenants and the nature and extent of the competition we face varies from property to property. With respect to specific alternative retail property types, we have faced increased competition over the last several years from both lifestyle malls and strip centers, in addition to other power centers, grocery centers and anchored centers.

We believe the principal factors that retailers consider in making their leasing decisions include:

•	consumer demographics;
•	quality, design and location of properties;
•	total number and geographic distribution of properties;
•	diversity of retailers and anchor tenants;
•	management and operational expertise; and
•	rental rates.

In addition, because our revenue potential is linked to the success of our retailers, we indirectly share exposure to the same competitive factors that our retail tenants experience in their respective markets when trying to attract individual shoppers. These dynamics include general competition from other shopping centers, as well as competition with malls, catalog companies, Internet sales and telemarketing.

Seasonality

The shopping center business is, to some extent, seasonal in nature, with tenants (except for grocery tenants) typically achieving the highest levels of sales during the fourth quarter due to the holiday season, which generally results in higher percentage rent income in the fourth quarter. Additionally, shopping centers achieve a substantial portion of their specialty (temporary retailer) rents during the holiday season. Thus, occupancy levels and revenue production are generally the highest in the fourth quarter of each year. Results of operations realized in any one quarter may not be indicative of the results likely to be experienced over the course of our fiscal year.

Insurance

We plan to carry comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket insurance policy. In addition, it is our practice to carry environmental coverage on properties we believe are at higher risk of environmental issues due to use or location. We will select the policy specifications and insured limits that we believe are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice; however, our insurance coverage may not be sufficient to fully cover our losses. We will not carry insurance for certain losses, including, but not limited to, losses caused by riots or war. Some of our policies, like those covering losses due to terrorism, earthquakes and floods, may be insured subject to limitations involving substantial self-insurance portions and significant deductibles and co-payments for such events. We may reduce or discontinue terrorism, earthquake, flood or other insurance on some of or all our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. In addition, our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases.

Legal Proceedings

We are involved from time to time in various legal proceedings that arise in the ordinary course of our business, including, but not limited to, commercial disputes, environmental matters and litigation in connection with transactions including acquisitions and divestitures. We believe that such litigation, claims and administrative proceedings will not have a material adverse impact on our financial position or our results of operations. We record a liability when a loss is considered probable and the amount can be reasonably estimated.

Environmental Matters

Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on such real estate. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of remediation or removal of such substances may be substantial and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner’s ability to sell such real estate or to borrow using such real estate as collateral. In connection with our ownership and operation of our properties, we may be potentially liable for such costs. The operations of current and former tenants at our properties have involved, or may have involved, the use of hazardous materials or generated hazardous wastes. The release of such hazardous materials and wastes could result in our incurring liabilities to remediate any resulting contamination if the responsible party is unable or unwilling to do so. In addition, many of our properties are located in urban areas, and are therefore exposed to the risk of contamination originating from other sources. While a property owner generally is not responsible for remediating contamination that has migrated onsite from an offsite source, the contaminant’s presence can have adverse effects on the operations and development of our properties.

Most of our properties have been subject, at some time, to environmental assessments that are intended to evaluate the environmental condition of our property and surrounding properties. These environmental assessments generally have included a historical review, a public records review, a visual inspection of the site and surrounding properties, a visual screening for the presence of asbestos-containing materials, polychlorinated biphenyls and underground storage tanks and the preparation and issuance of a written report. They have not, however, included any sampling or subsurface investigations. Soil and/or groundwater testing is conducted at our properties, when necessary, to further investigate any issues raised by the initial assessment that could reasonably be expected to pose a material concern to the property or result in us incurring material environmental liabilities. In each case where the environmental assessments have identified conditions requiring remedial actions required by law, ARCP or Cole has either taken or scheduled the recommended action.

None of the environmental assessments conducted by us at the properties have revealed any environmental liability that we believe would have a material adverse effect on our overall business, financial condition or results of operations. Nevertheless, it is possible that these assessments have not revealed all environmental liabilities or that there are material environmental liabilities of which we are unaware.

Other Policies

The following is a discussion of our investment policies and financing policies. One or more of these policies may be amended or rescinded from time to time without a stockholder vote.

Investment Policies.  We are in the business of owning and operating power centers, grocery centers and anchored centers across the United States and while we emphasize these real estate investments, we may also invest in equity or debt securities of other entities engaged in real estate activities or securities of other issuers. However, any of these investments would be subject to the percentage ownership limitations and Gross Income Tests necessary for REIT qualification. These REIT limitations mean that we cannot make an investment that would cause our real estate assets to be less than 75% of our total assets. We must also derive at least 75% of our gross income directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest from certain types of temporary investments. In addition, we must also derive at least 95% of our gross income from such real property investments, and from dividends, interest and gains from the sale or dispositions of stock or securities or from other combinations of the foregoing.

Subject to REIT limitations, we may invest in the securities of other issuers in connection with acquisitions of indirect interests in real estate. Such an investment would normally be in the form of general or limited partnership or membership interests in special purpose partnerships and limited liability companies that own one or more properties. We may, in the future, acquire all or substantially all of the securities or assets of other REITs, management companies or similar entities where such investments would be consistent with our investment policies.

Financing Policies.  Because our REIT qualification requires us to distribute at least 90% of our taxable income, we expect to access the capital markets to raise the funds necessary to finance operations, acquisitions, development and redevelopment opportunities, and to refinance maturing debt. We expect that we will have to comply with customary covenants contained in any financing agreements, including in the senior secured revolving credit and term loan facilities that we anticipate arranging, which could limit our ratio of debt to total assets or market value. In the future, as we continue to deleverage our balance sheet, we expect to pursue an investment-grade rating, but we cannot assure you that we will be able to do so.

If our board of directors determines to seek additional capital, we may raise such capital by offering equity or debt securities, entering into joint venture arrangements for acquiring or developing new properties, retaining cash flows or a combination of these methods. If our board of directors determines to raise equity capital, it may, without stockholder approval, issue additional shares of common stock or other capital stock. The board of directors may issue a number of shares up to the amount of our authorized capital in any manner and on such terms and for such consideration as it deems appropriate. Such securities may be senior to the outstanding common stock. Such securities also may include additional classes of preferred stock, which may be convertible into common stock. Existing stockholders have no preemptive right to purchase shares in any subsequent offering of our securities. Any such offering could dilute a stockholder’s investment in us.

We expect most future borrowings would be made through ARCenters OP or its subsidiaries. We might, however, incur borrowings that would be reloaned to ARCenters OP. Borrowings may be in the form of bank borrowings, publicly and privately placed debt instruments, or purchase money obligations to the sellers of properties. Any such indebtedness may be secured or unsecured. Any such indebtedness may also have full or limited recourse to the borrower or be cross-collateralized with other debt, or may be fully or partially guaranteed by ARCenters OP. Although we may borrow to fund the payment of dividends, we currently have no expectation that we will regularly do so.

We may also finance acquisitions through the issuance of shares of common stock or preferred stock, the issuance of additional ARCenters OP Units, the issuance of preferred partnership interests in ARCenters OP, the issuance of other securities including unsecured notes and mortgage debt, draws on our anticipated senior secured revolving credit facility or the sale or exchange of ownership interests in properties.

ARCenters OP may also issue ARCenters OP Units or other partnership interests to transferors of properties or other partnership interests, which may permit the transferor to defer gain recognition for tax purposes.

We do not have a policy limiting the number or amount of mortgages that may be placed on any particular property. Mortgage financing instruments, however, usually limit additional indebtedness on such properties. Additionally, unsecured credit facilities, unsecured note indentures and other contracts may limit our ability to borrow and contain limits on the amount of secured indebtedness we may incur.

Typically, we will invest in or form special purpose entities to assist us in obtaining secured permanent financing at attractive terms. Permanent financing may be structured as a mortgage loan on a single property, or on a group of properties, and will generally require us to provide a mortgage lien on the property or properties in favor of an institutional third party, as a joint venture with a third party, or as a securitized financing. For securitized financings, we may create special purpose entities to own the properties. These special purpose entities, which are common in the real estate industry, are intended to be structured so that they would not be consolidated in a bankruptcy proceeding involving a parent company. We will decide upon the structure of the financing based upon the best terms then available to us and whether the proposed financing is consistent with our other business objectives. For accounting purposes, we will include the outstanding securitized debt of special purpose entities owning consolidated properties as part of our consolidated indebtedness.

CERTAIN AGREEMENTS

The following summaries of the terms of certain agreements do not purport to be complete and are subject to and qualified in their entirety by reference to the actual agreements, copies of which are filed as exhibits to the registration statement of which this information statement is a part.

Advisory Agreement

As part of the separation and distribution, we will enter into an advisory agreement with our advisor pursuant to which it will provide for the day-to-day management of our operations. The advisory agreement will require our advisor to manage our business affairs in conformity with the investment guidelines and other policies that are approved by our board of directors, and to engage in acquisitions, dispositions and financings that are approved and monitored by our board of directors. Our advisor’s role as advisor will be under the supervision and direction of our board of directors.

Management Services

Our advisor will be responsible for, among other duties, (1) performing all our day-to-day functions, (2) determining our investment strategy and guidelines under the direction of our board of directors, (3) sourcing, analyzing and executing investments, financings, and dispositions of investments, (4) performing asset management duties, and (5) overseeing the property management duties performed by affiliates of our advisors, which affiliates will perform such duties at no cost to us other than the reimbursement of reasonable expenses. Duties of our advisor may include, without limitation, the following:

•	serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, any modification to which will be approved by a majority of our independent directors;
•	investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring or disposing of investments consistent with the investment guidelines;
•	with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;
•	with respect to prospective lease transactions, conducting negotiations on our behalf with current and prospective tenants;
•	overseeing the property management duties performed by affiliates of our advisor, which affiliates will perform such duties at no cost to us other than the reimbursement of resonable expenses; such duties performed by such affiliates potentially to include but not be limited to overseeing on-site managers and building and maintenance personnel and directing construction and development activities;
•	analyzing prospective opportunities to reposition properties for alternative uses or make capital improvements or in order to retain existing tenants or attract new tenants at our properties;
•	serving as our consultant with respect to decisions regarding any of our financings or borrowings undertaken by us, including (1) sourcing financing alternatives, (2) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (3) advising us with respect to obtaining appropriate financing for our investments;
•	engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to our operations or investments (or potential investments);
•	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;

•	providing executive and administrative personnel, office space and office services required in rendering services to us;
•	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our advisor and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;
•	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;
•	counseling us in connection with policy decisions to be made by our board of directors;
•	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;
•	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our advisor;
•	monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;
•	investing and reinvesting any monies and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital-raising;
•	causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;
•	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
•	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by The NASDAQ Global Market;
•	assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;
•	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our advisor or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;
•	using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

•	advising us with respect to and structuring long-term financing vehicles for our portfolio of properties, and offering and selling securities publicly or privately in connection with any such structured financing;
•	forming an investment committee, which will propose investment guidelines to be approved by a majority of our independent directors;
•	providing us with portfolio management;
•	arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;
•	performing such other services as may be required from time to time for management and other activities relating to our properties and business, as our board of directors shall reasonably request or our advisor shall deem appropriate under the particular circumstances; and
•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Liability and Indemnification

Pursuant to the advisory agreement, our advisor will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our advisor will maintain a contractual as opposed to a fiduciary relationship with us. Under the terms of the advisory agreement, our advisor, its officers, members, managers, and personnel, any person controlling or controlled by our advisor and any person providing sub-advisory services to our advisor will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the advisory agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the advisory agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our advisor, its officers, members, managers, and personnel, any person controlling or controlled by our advisor and any person providing sub-advisory services to our advisor with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our advisor not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the advisory agreement. Our advisor has agreed to indemnify us, our directors, officers, personnel and agents and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our advisor constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the advisory agreement or any claims by our advisor’s personnel relating to the terms and conditions of their employment by our advisor. Our advisor will carry errors and omissions and other customary insurance upon the separation and distribution.

Management Team

Pursuant to the terms of the advisory agreement, our advisor is required to provide us with our management team, including a chief executive officer, president, chief operating officer and chief financial officer, along with appropriate support personnel, to provide the management services to be provided by our advisor to us. None of the officers or employees of our advisor will be dedicated exclusively to us. Members of our management team will be required to devote such time as is necessary and appropriate commensurate with the level of our activity.

Our advisor is required to refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with the investment guidelines, (2) would adversely and materially affect our status as a REIT under the Code; or (3) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter or bylaws. If our advisor is ordered to take any action by our board of directors, our advisor will promptly notify the board of directors if it is our advisor’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our charter or bylaws. Our advisor, its officers, members, manager, and personnel and any person controlling or controlled by our advisor and any person providing sub-advisory services to our advisor will not be liable to us, our board of directors or our stockholders, partners or members, for any act or omission by our advisor, its officers, members, manager or personnel except as provided in the advisory agreement.

Term and Termination

The initial term of the advisory agreement will be for 20 years, with automatic one-year renewals subject to a 180-day prior written notice of the termination period. During the initial term of the advisory agreement, it may be terminated by us only for cause. Cause is defined in the advisory agreement as:

•	our advisor’s continued material breach of any material provision of the advisory agreement following a period of 60 days after written notice thereof (or 75 days after written notice of such material breach if our advisor, under certain circumstances, has taken steps to cure such breach within 60 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of our advisor, including an order for relief in an involuntary bankruptcy case or our advisor authorizing or filing a voluntary bankruptcy petition;
•	our advisor committing fraud against us, misappropriating or embezzling our funds, or acting grossly negligent in the performance of its duties under the advisory agreement; provided, however, that if any of these actions is caused by an employee of our advisor or one of its affiliates and the advisor takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of the advisor’s knowledge of its commission, the advisory agreement shall not be terminable; and
•	the dissolution of our advisor.

Following the initial term, the advisory agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our advisor’s unsatisfactory performance that is materially detrimental to us; or (2) our determination that the management fees payable to our advisor are not fair, subject to our advisor’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We will provide our advisor with 180 days’ prior notice of such a termination. Our advisor may also decline to renew the advisory agreement by providing us with 180 days’ written notice.

Assignment

Our advisor may assign its rights under the advisory agreement without our approval to any affiliate that remains under the control of ARCP. Our advisor may also assign its rights under the advisory agreement without our approval to any publicly traded company that is newly formed through a spin-off, carve-out, split-off or similar distribution of our advisor, its property and affairs to ARCP’s stockholders. Notwithstanding the foregoing, our advisor may not assign its rights under the advisory agreement without our prior written approval to a party in which a “person” or “group” (as defined under applicable federal securities laws) has a 35% or greater ownership interest unless the party is controlled by one or more of the persons who controlled our advisor immediately prior to the assignment.

Management Fee

We do not expect to maintain an office or directly employ personnel. Instead we will rely on the facilities and resources of our advisor to manage our day-to-day operations.

We will pay our advisor a management fee in an amount equal to (1) with respect to the first $3.5 billion in AUBV of our real estate assets, 0.5% per annum and (2) with respect to any amount by which the AUBV of our real estate assets exceeds $3.5 billion, 0.4% per annum, in either case calculated and payable monthly in advance. Our advisor will use the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The management fee is payable independent of the performance of our portfolio.

The management fee of our advisor shall be calculated promptly after the end of each month and such calculation shall be promptly delivered to us. We are obligated to pay the management fee in cash within five business days after delivery to us of the written statement of our advisor setting forth the computation of the management fee for such month.

Incentive Fee

Our advisor will be entitled to an incentive fee with respect to each calendar quarter (or part thereof that the advisory agreement is in effect) in arrears. The incentive fee will be an amount, not less than zero, equal to the difference between: (1) the product of (x) 20.0% and (y) the difference between (i) our Core Earnings (as defined below) for the previous 12-month period, and (ii) the product of (A) (x) if we have completed one or more public offerings of our common stock in the previous 12-month period, the weighted average of the issue price per share of our common stock of all such public offerings (with respect to the separation and distribution, assumed to be the 10-day volume-weighted average price, or VWAP, per share of our common stock over the 10 consecutive trading days immediately following the separation and distribution), or, (y) if we have not completed any public offerings of our common stock in the previous 12-month period and more than 12 months have elapsed since the date of the separation and distribution, the 252-day VWAP per share of our common stock over the 252 consecutive trading days immediately preceding the date of calculation, in either case multiplied by the weighted average number of all shares of common stock outstanding (including any restricted shares of common stock and other shares of common stock underlying awards granted under the Equity Plan) in the previous 12-month period, and (B) 9.0% and (2) the sum of any incentive fee paid to our advisor with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero.

Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, acquisition fees, financing fees, depreciation and amortization and any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our advisor and our independent directors and after approval by a majority of our independent directors.

The following example illustrates how we would calculate our quarterly incentive fee in accordance with the advisory agreement. Our actual results may differ materially from the following example.

Assume the following:

•	Core Earnings for the 12-month period equals $120,000,000;
•	106,000,000 shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during the 12-month period is 106,000,000;
•	weighted average issue price per share of common stock in previous 12-month period is $11.50;
•	incentive fees paid during the first three quarters of such 12-month period are $1,300,000; and
•	Core Earnings for the 12 most recently completed calendar quarters is $200,000,000.

Under these assumptions, the quarterly incentive fee payable to our advisor would be $758,000 as calculated below:

1. Core Earnings for the 12-month period	$120,000,000
2. Weighted average issue price per share of common stock in previous 12-month period of $11.50 multiplied by the weighted average number of shares of common stock outstanding of 106,000,000 multiplied by 9.0%	$109,710,000
3. Excess of Core Earnings over amount calculated in 2 above	$10,290,000
4. 20.0% of the amount calculated in 3 above	$2,058,000
5. Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such 12-month period ($2,058,000 – $1,300,000); the quarterly incentive fee is payable to our advisor as Core Earnings for the 12 most recently completed quarters is greater than zero	$758,000

Pursuant to the calculation formula, if Core Earnings increases and the weighted average share price and weighted average number of shares of common stock outstanding remain constant, the incentive fee will increase.

For purposes of calculating the incentive fee prior to the completion of a 12-month period following the completion of the separation and distribution, Core Earnings will be calculated on the basis of the number of days that the advisory agreement has been in effect on an annualized basis.

One-half of each quarterly installment of the incentive fee will be payable in shares of our common stock so long as the ownership of such additional number of shares by our advisor would not violate the 9.8% stock ownership limits set forth in our charter, after giving effect to any waiver from such limit that our board of directors may grant to our advisor in the future. The remainder of the incentive fee will be payable in cash.

The number of shares to be issued to our advisor will be equal to the dollar amount of the portion of the quarterly installment of the incentive fee payable in shares divided by the average of the closing prices of our common stock on The NASDAQ Global Market for the five trading days prior to the date on which such quarterly installment is paid.

Restricted Common Stock and Other Equity-Based Awards

Under our Equity Plan, our compensation committee (or our board of directors, if no such committee is designated by the board) will be authorized to approve grants of restricted shares of common stock and other equity-based awards to our advisor and the employees, officers and directors of the advisor who are providing services to us. Our advisor may, in the future, allocate a portion of the shares of common stock it receives under these awards or profits interests therein to its officers or other personnel of ARCP in order to provide incentive compensation to them.

We will authorize and reserve a total number of shares equal to 10.0% of the total number of issued and outstanding shares of common stock (on a fully diluted basis assuming the redemption of all ARCenters OP Units for shares of common stock) at any time under the Equity Plan for equity incentive awards. Accordingly, immediately following the completion of the separation and distribution, we will have authorized and reserved      shares under the Equity Plan. See “Management — Compensation of Our Directors and Officers — Equity Plans.”

In addition, under the OPP, our advisor will be issued LTIP Units in ARCenters OP that may be earned based on our performance. See “Management — Compensation of Our Directors and Officers — Advisor Multi-Year Outperformance Agreement.”

Asset Allocation Agreement

Our advisor will become party to an asset allocation agreement with ARCP and the advisors to the ARCP NTRs. If an investment opportunity becomes available that may be suitable for any of us and one or more of the ARCP NTRs, and for which more than one of such entities has sufficient uninvested funds, then ARCP, our advisor and the advisors of the ARCP NTRs will examine the following factors, among others, in determining the entity for which the investment opportunity is most appropriate:

•	the investment objective of each entity;
•	the anticipated operating cash flows of each entity and the cash requirements of each entity;
•	the effect of the potential acquisition both on diversification of each entity’s investments by type of property, geographic area and tenant concentration;
•	the amount of funds available to each entity and the length of time such funds have been available for investment;
•	the policy of each entity relating to leverage of properties;
•	the income tax effects of the purchase to each entity; and
•	the size of the investment.

Based on examination of each of the foregoing factors, if ARCP, our advisor and the advisors of the ARCP NTRs determine that the investment opportunity may be equally appropriate for any of us or one or more ARCP NTRs, then the entity that has had the longest period of time elapse since it was offered an investment opportunity of a similar size and type will first be offered such investment opportunity.

If, in the judgment of ARCP, our advisor and the advisors of the ARCP NTRs, a subsequent development causes any such investment to be more appropriate for an entity other than the entity to which the investment was initially allocated, ARCP, our advisor and the advisors of the ARCP NTRs may determine that another entity will make the investment.

The foregoing investment allocation policy is subject to: (a) a right of first offer retained by ARCP with respect to all opportunities to acquire real estate and real estate-related assets or portfolios with a purchase price greater than $100.0 million, the majority of whose aggregate asset value is composed of single-tenant real estate and real estate-related assets; and (b) a right of first offer retained by our advisor, on our behalf, with respect to all opportunities to acquire real estate and real estate-related assets or portfolios, the majority of whose aggregate asset value is composed of multi-tenant retail real estate and real estate-related assets.

Right of First Offer Agreement

We will enter into a right of first offer agreement with ARCP. The properties currently held by ARCP and subject to the Excluded Properties ROFO are as follows:

Property Name	City	State	Percentage Legal Ownership	Year Built or Renovated	Percent Leased and Occupied	Total Leasable Square Feet	Weighted Average Rent per Leasable Square Foot(1)	# of Tenants	Anchors and Selected Major Tenants
CVS & Noble Roman	Mishawaka	IN	100.0%	2006	100.0%	12,375	$29.67	2	CVS
CVS & Tres Amigos	Ringgold	GA	100.0%	2007	100.0%	15,029	21.40	2	CVS
Evans Exchange	Evans	GA	100.0%	2009	97.5%	65,077	17.79	4	Food Lion, Walgreens
Evans Exchange	Evans	GA	100.0%	2009	100.0%	131,000	3.78	1	Home Depot
Folsom Gateway II	Folsom	CA	100.0%	2008	97.7%	115,143	25.54	12	Bed Bath & Beyond, PetSmart, DSW
Highlands Ranch	Highland Ranch	CO	100.0%	2007	100.0%	50,511	11.05	2	Ross, Staples
Melrose Park Center	Melrose Park	IL	100.0%	2006	94.8%	113,641	12.06	13	Food 4 Less, Advance Auto Parts
Petco & Portrait Innovations	Lake Charles	LA	100.0%	2008	100.0%	17,678	19.58	2	Petco
PetSmart & Bevmo	Redding	CA	100.0%	1989	100.0%	44,948	11.18	2	PetSmart, Bevmo
PetSmart & Travis Credit Union	Merced	CA	100.0%	1993	100.0%	30,849	14.31	2	PetSmart
Red Oak Village	San Marcos	TX	100.0%	2008	98.2%	176,528	11.18	12	Best Buy, Ross, Marshall’s, PetSmart, Bed Bath & Beyond
Santa Rosa Commons	Pace	FL	100.0%	2008	100.0%	138,850	14.51	17	Publix, TJ Maxx, PetSmart
Shoppes at Port Arthur	Port Arthur	TX	100.0%	2008	100.0%	95,877	14.13	10	Ross, Best Buy, Petco
Sportmart/Charter Fitness(2)	Glendale Heights	IL	100.0%	1987	85.5%	60,820	11.61	2	Sportmart, Charter Fitness
Stearns Crossing	Bartlett	IL	100.0%	1999	91.6%	96,613	12.93	14	Dominick’s
Sunset Valley	Sunset Valley	TX	100.0%	2007	99.2%	148,757	21.99	22	PetSmart, Babies R Us, DSW
University Plaza	Flagstaff	AZ	100.0%	1982	100.0%	165,615	11.48	22	Safeway Stores, Ross, PetSmart, Bed Bath & Beyond
Volusia Square	Daytona Beach	FL	100.0%	2010	96.4%	231,996	11.83	20	Home Depot, HH Gregg, Hobby Lobby, TJ Maxx
Total/Average	18				97.7%	1,711,307	$13.87	161

(1)	Annualized base rent is comprised of leases in place as of January 31, 2014 in addition to executed leases that have not commenced rent due to a later rent start date or a temporary free rent period.
(2)	Preliminary data.

The right of first offer agreement will provide us the first right to acquire each of the subject properties, to the extent the board of directors of ARCP determines to market and sell the property, subject to any prior rights of third parties. We believe the properties listed in the table above fit our desired acquisition criteria.

If ARCP decides to offer for sale any property that is subject to the Excluded Properties ROFO, it must give us a written notice describing the sale terms and granting us the right to purchase the asset at a purchase price equal to the price set forth in the offer. We will have 30 days to agree to the terms of the sale, following which ARCP will be free to sell the asset to any person upon substantially the same terms as those contained in the written notice for 180 days, but not for a price less than 95.0% of the offered purchase price. If ARCP desires to accept an offer that is not on substantially same terms as those contained in the written notice or that is less than 95.0% of the offered purchase price during such 180-day period, ARCP must give us written notice of the new terms and we will have 10 days in which to agree to the terms of the sale. If ARCP does not close on the sale or refinancing of the asset within 180 days following the expiration of the initial 30-day period, the right to purchase the asset will be reinstated on the same terms.

The right of first offer agreement will have an initial term of 10 years and will be subject to automatic one-year renewal periods unless one party notifies the other that it does not intend to renew the agreement. The agreement may be terminated by either party (i) upon a default of the other party upon giving notice of such default and the defaulting party fails to cure within 45 days subject to certain exclusions, and (ii) if the other party experiences specified bankruptcy events. Further, the agreement will automatically terminate upon a termination of our advisory agreement or upon a change of control of either us or ARCP, excluding any change of control that may occur as a result of a spin-off, carve-out, split-off or other similar event.

Registration Rights Agreement

We will enter into a registration rights agreement with ARCP OP and ARCP Advisors. See “Shares Eligible for Future Sale — Registration Rights.”

Separation and Distribution Agreement

We will enter into a separation and distribution agreement with ARCP and ARCP OP, on the one hand, and us and ARCenters OP, on the other hand. See “Certain Relationships and Related Person Transactions — Separation and Distribution Agreement.”

Senior Secured Revolving Credit and Term Loan Facilities

In connection with the separation and distribution, we anticipate arranging senior secured revolving credit and term loan facilities in an aggregate amount of $750.0 million. We expect to use the proceeds of the anticipated credit facilities for general corporate purposes, including but not limited to financing acquisitions of properties, funding working capital and capital expenditures and providing a one-time distribution from the proceeds of the facilities in the amount of $380.0 million to ARCP upon completion of the separation and distribution. We expect that following such distribution of the proceeds to ARCP, we will have $350.0 million in undrawn borrowing capacity under the anticipated facilities.

We expect that drawings under the anticipated credit facilities will be subject to customary conditions and limitations, including availability under the borrowing base applicable thereto. In addition, the credit agreement for the anticipated credit facilities is expected to include conditions, representations and warranties, affirmative covenants, negative covenants, financial covenants and events of default that are customary for credit facilities of this type.

MANAGEMENT

Board of Directors

We will operate under the direction of our board of directors. The board is responsible for the management and control of our affairs. The board has retained the advisor to manage our operations and our portfolio of assets, subject to the board’s supervision. Because of the conflicts of interest created by the relationships among us, ARCP, our advisor and each of their affiliates, many of the responsibilities of the board have been delegated to our independent directors, as discussed below and under “— Corporate Governance — Board of Directors and Committees.”

Our board currently consists of one member. Following the declaration by the ARCP board of directors of the dividend of our common stock to be distributed to the stockholders of ARCP, our board will be comprised of      members,      of whom are expected to be determined to be independent directors under the director independence standards of The NASDAQ Stock Market LLC. The Chairman of our board of directors, Nicholas S. Schorsch, serves as the Chief Executive Officer of our company, our advisor and ARCP, and serves as the Chairman of the board of directors of ARCP.

All directors will serve one-year terms, expiring at the first annual meeting of stockholders. The following table sets forth certain information regarding our directors:

Name	Age	Position(s)
Nicholas S. Schorsch	53	Chief Executive Officer and Chairman of the Board of Directors
		Independent Director
		Independent Director
		Independent Director
		Independent Director

Biographical Information of Directors

Nicholas S. Schorsch has served as our Chief Executive Officer and Chairman of our board of directors since             , 2014. Mr. Schorsch also holds the same positions at ARCP, and serves as the Chief Executive Officer of our advisor. Mr. Schorsch has also served as executive chairman of the board of directors of RCS Capital Corporation since February 2013 and as co-chief executive officer of RCS Capital Management, LLC since April 2013. Mr. Schorsch served as chairman of the board of directors of American Realty Capital Trust, or ARCT, from August 2007 until January 2013, when ARCT closed its merger with Realty Income Corporation and, until March 2012, the chief executive officer of ARCT, the ARCT advisor and the ARCT property manager since their formation in August 2007. Mr. Schorsch has served as chairman and chief executive officer of American Realty Capital New York Recovery REIT, Inc., or NYRR, the NYRR property manager and the NYRR advisor since their formation in October 2009. Mr. Schorsch has served as the chief executive officer of American Realty Capital II Advisors, LLC, or the PE-ARC advisor, since its formation in December 2009. Mr. Schorsch has been the chairman and the chief executive officer of American Realty Capital — Retail Centers of America Inc., or ARC RCA, and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Schorsch has been the executive chairman of the board of American Realty Capital Healthcare Trust, Inc., or ARC HT, since March 2014 and previously served as the chairman and the chief executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Schorsch has been chairman and the chief executive officer of Business Development Corporation of America, or BDCA, since its formation in May 2010. Mr. Schorsch has been the chairman and chief executive officer of American Realty Capital Daily Net Asset Value Trust, Inc., or ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Schorsch served as chairman and chief executive officer of American Realty Capital Trust III, Inc., or ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Schorsch has been the chairman and chief executive officer of American Realty Capital Global Trust, Inc., or ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Schorsch also served as the chief executive officer and chairman of the board of directors of American Realty Capital Trust IV, Inc., or ARCT IV, since its formation in February 2012 and as the chief executive officer of the ARCT IV advisor and the ARCT IV property manager since their formations in February 2012, in each case until the closing of the merger of ARCT IV with ARCP in January 2014. Mr. Schorsch also has served as the executive chairman of the board of directors of American Realty Capital Healthcare Trust II, Inc., or ARC HT II, the ARCH HT II advisor and the ARC HT II property manager since March 2014, and previously served as chairman of the board of ARC HT II from its formation in October 2012 until March 2014. Mr. Schorsch has served as the chairman of the board of directors of ARC Realty Finance Trust, Inc., or ARC RFT, and as the chief executive officer of ARC RFT and the ARC RFT advisor since their respective formations in November 2012. Mr. Schorsch has served as chief executive officer and chairman of the board of directors of American Realty Capital Trust V, Inc., or ARCT V, since its formation in January 2013 and as chief executive officer of the ARCT V advisor and the ARCT V property manager since their formation in January 2013. Mr. Schorsch has served as chief executive officer of the PE-ARC II advisor since July 2013. Mr. Schorsch has also served as the chairman of the board of directors of American Realty Capital Hospitality Trust, Inc., or ARC HOST, since its formation in July 2013 and as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Schorsch has served as chief executive officer of the advisor to United Development Funding Income Fund V since September 2013. Mr. Schorsch has also served as chairman of the board of directors of American Realty Capital New York City REIT, Inc., or ARC NYCR, since its formation in December 2013 and as chief executive officer of ARC NYCR, the ARC NYCR advisor and the ARC NYCR property manager, since their respective formations in December 2013. From September 2006 to July 2007, Mr. Schorsch was chief executive officer of an affiliate, American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as president, chief executive officer and vice chairman of American Financial Realty Trust, or AFRT, from its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT (which was listed on the NYSE within one year of its inception) that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial services industry, such as banks and insurance companies. Through American Financial Resource Group, or AFRG, and its successor corporation, AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with transactional value of approximately $5.0 billion, while also operating offices in Europe that focused on sale and leaseback and other property transactions in Spain, France, Germany, Finland, Norway and the United Kingdom. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as chief executive officer and president of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as president of a non-ferrous metal product manufacturing business, Thermal Reduction Corporation. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. Mr. Schorsch attended Drexel University. We believe that Mr. Schorsch’s current experience as Chief Executive Officer and Chairman of the board of directors of ARCP, his current experience as chairman and chief executive officer of NYRR, ARC RCA, ARC DNAV, ARC HT, ARC Global, ARC RFT, ARCT V and ARC NYCR, his current experience as chairman of ARC HT II, ARC HOST and RCS Capital Corporation, his previous experience as president, chief executive officer and vice chairman of AFRT and chairman and chief executive officer of ARCT, ARCT III and ARCT IV, and his significant real estate acquisition and credit underwriting experience, make him well qualified to serve as Chairman of our board of directors.

Corporate Governance — Board of Directors and Committees

Our business is managed by our advisor, subject to the supervision and oversight of our board of directors, which has established investment guidelines described in “Our Business and Properties” for our advisor to follow in its day-to-day management of our business. A majority of our board of directors is “independent,” as determined by the requirements of The NASDAQ Stock Market LLC and the regulations of the SEC. Our directors will keep informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Our board of directors has formed an audit committee, a compensation committee and a nominating and corporate governance committee and has adopted charters for each of these committees. Each of these committees has three directors and is composed exclusively of independent directors, as defined by the listing standards of The NASDAQ Stock Market LLC. Moreover, the compensation committee is composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code.

Audit Committee

The audit committee is comprised of     ,      and     , each of whom is an independent director and “financially literate” under the rules of The NASDAQ Stock Market LLC.      is the chair of our audit committee and has been designated by our board as our audit committee financial expert, as that term is defined by the SEC, which will be disclosed in our proxy statement for our 2015 annual meeting of stockholders.

The committee will assist the board of directors in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	the independent auditor’s qualifications and independence; and
•	the performance of our internal audit function and independent auditor.

The audit committee will also be responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The compensation committee is comprised     ,      and     , each of whom is an independent director.      is the chair of our compensation committee.

The principal functions of the compensation committee will be to:

•	approve and evaluate all compensation plans, policies and programs as they affect our executive officers;
•	review and oversee management’s annual process, if any, for evaluating the performance of our senior officers and review and approve on an annual basis the remuneration of our senior officers;
•	oversee our equity incentive plans, including, without limitation, the issuance of stock options, restricted shares of common stock, restricted stock units, dividend equivalent shares and other equity-based awards;
•	assist the board of directors and the chairman in overseeing the development of executive succession plans; and
•	determine from time to time the remuneration for our non-executive directors.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised of     ,      and     , each of whom is an independent director.      is the chair of our nominating and corporate governance committee.

The nominating and corporate governance committee will be responsible for the following:

•	providing counsel to the board of directors with respect to the organization, function and composition of the board of directors and its committees;
•	overseeing the self-evaluation of the board of directors and the board of director’s evaluation of management;

•	periodically reviewing and, if appropriate, recommending to the board of directors changes to, our corporate governance policies and procedures; and
•	identifying and recommending to the board of directors potential director candidates for nomination.

Investment Committee of Our Board of Directors

Mr. Schorsch and      will serve as members of the investment committee of our board of directors, and Mr. Schorsch will serve as chairman. This committee will generally be responsible for the supervision of our advisor’s compliance with our investment guidelines and will also periodically review our investment portfolio at least on a quarterly basis or more frequently as necessary. In addition, any proposed investment must be approved by a majority of our independent directors (or a committee established by our independent directors for this purpose).

Investment Committee of Our Advisor

Our advisor has an investment committee which will initially be composed of Mr. Schorsch, the chairman of the committee, Mr. Kay and Ms. Beeson. Our advisor’s investment committee will meet periodically, at least every quarter, to discuss investment opportunities. The investment committee will review our investment portfolio and its compliance with our investment guidelines at least on a quarterly basis or more frequently as necessary.

Executive Officers of ARCenters

The following table sets forth certain information regarding our executive officers:

Name	Age	Position(s)
Nicholas S. Schorsch	53	Chief Executive Officer and Chairman of the Board of Directors
David S. Kay	47	President
Lisa Beeson	48	Chief Operating Officer
Brian S. Block	42	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Biographical Information of Executive Officers of ARCenters

The biography of Nicholas S. Schorsch is located in the section “— Biographical Information of Directors” above.

David S. Kay has served as our President since         , 2014. Mr. Kay also serves as President of our advisor and ARCP. Prior to his appointment as President of ARCP in November 2013, Mr. Kay served as Chief Investment Officer and Chief Financial Officer of Capital Automotive Real Estate Services, Inc., or Capital Automotive, a specialty finance company for automotive retail real estate, whose predecessor, Capital Automotive REIT, Mr. Kay co-founded in October 1997. As Chief Financial Officer, Mr. Kay directed Capital Automotive’s initial public offering in 1998, raising $370.0 million, and completed nearly $3.0 billion of real estate acquisitions in the following seven years. In December 2005, Mr. Kay led Capital Automotive through a nearly $4.0 billion privatization transaction. In 2011 and 2009, Mr. Kay oversaw two recapitalizations totaling $3.7 billion of the company’s debt. Prior to forming Capital Automotive REIT, Mr. Kay was employed by the public accounting firm of Arthur Andersen LLP for approximately 10 years. While at Arthur Andersen LLP, Mr. Kay provided clients with consultation regarding mergers and acquisitions, business planning and strategy, and equity financing. He also has extensive experience in capital formation, roll-up transactions and public offerings. Mr. Kay is a member of the board of directors of Summit Hotel Properties, Inc. (NYSE: INN), a premium-branded limited-service and select-service hotel investment company. Mr. Kay received a B.B.A. from James Madison University where he is currently a member of the Executive Advisory Board of the Business School and a member of the Board of the Center for Entrepreneurship. He is also active in many charitable foundations and organizations.

Lisa Beeson has served as our Chief Operating Officer since         , 2014. Ms. Beeson also serves as Chief Operating Officer of our advisor and ARCP. From September 2008 to October 2013, Ms. Beeson held the position of Managing Director and Head of Global Real Estate M&A at Barclays Capital, and previously occupied that same position at Lehman Brothers from September 2006 to September 2008. Prior to joining Lehman Brothers, Ms. Beeson was a Managing Director at Morgan Stanley and Wachovia Securities. Over her 25 years of investment banking, Ms. Beeson has worked on transactions with an aggregate value exceeding $400.0 billion, including in excess of $150.0 billion in the lodging, gaming and various real estate sectors. Ms. Beeson has been the lead advisor on numerous net lease real estate transactions, including representing Spirit Realty Capital, Inc. in its acquisition of Cole Credit Property Trust II, Inc. and advising Corporate Property Associates 16 — Global Incorporated in its sale to WP Carey Inc. Ms. Beeson received her BA in Economics and International Relations from the University of Pennsylvania.

Brian S. Block has served as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since         , 2014. Mr. Block also serves as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of our advisor and ARCP. Mr. Block is a founding partner for AR Capital. Mr. Block has also been instrumental in developing AR Capital’s management and financial infrastructure and positioning the organization for growth. From ARCT’s formation in 2008 to March 2012, he served as Executive Vice President and Chief Financial Officer of ARCT. Prior to the formation of AR Capital, Mr. Block served as the Senior Vice President and Chief Accounting Officer of AFRT from 2002 to 2007. From 2000 to 2002, Mr. Block was the Chief Financial Officer of a venture capital-backed technology, before which he worked in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000. He is a certified public accountant and is a member of the American Institute of Certified Public Accountants and Pennsylvania Institute of Certified Public Accountants. Mr. Block has extensive experience in SEC reporting requirements and REIT tax compliance matters. Mr. Block received an MBA from La Salle University and a B.S. from Albright College. He currently serves on the REIT Committee and Financial Standards Subcommittee of the IPA.

Executive Officers of Our Advisor

The following table sets forth certain information regarding the executive officers of our advisor:

Name	Age	Position(s)
Nicholas S. Schorsch	53	Chief Executive Officer
David S. Kay	47	President
Lisa Beeson	48	Chief Operating Officer
Brian S. Block	42	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Biographical Information of Executive Officers of Our Advisor

The biography of Nicholas S. Schorsch is located in the section “— Biographical Information of Directors” above. The biographies of David S. Kay, Lisa Beeson and Brian S. Block are located in the section “— Biographical Information of Executive Officers of ARCenters” above.

Compensation of Our Directors and Officers

Compensation of Directors

A member of our board of directors who is also an employee of ARCP is referred to as an executive director. Executive directors will not receive compensation for serving on our board of directors. Each non-executive director will receive an annual fee for his or her services of $          , payable in quarterly installments in conjunction with quarterly meetings of the board of directors, plus $           for each board or board committee meeting the director attends in person ($           for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $           for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees will be limited to $           per day ($           for the chairperson of the audit committee if there is a meeting of such committee). Each non-executive director also will receive an annual award of            restricted shares of our common stock. Each of our non-executive directors may elect to forego receipt of all or any portion of the cash or equity compensation payable to them for service as one of our directors and direct that we pay such amounts to a charitable cause or institution designated by such director. We will also reimburse our directors for their travel expenses incurred in connection with their attendance at full board of directors and committee meetings. We have not made any payments to any of our directors to date.

Executive Compensation

Because our advisory agreement provides that our advisor is responsible for managing our affairs, our chief executive officer and each of our other executive officers, each of whom is an executive of ARCP, do not receive cash compensation from us for serving as our executive officers. Instead we will pay our advisor the management fees described in “Certain Agreements — Advisory Agreement — Management Fee” and, in the discretion of the compensation committee of our board of directors, we may also grant our advisor equity based awards pursuant to our Equity Plan described below.

In their capacities as executive officers, each executive officer will devote such portion of his or her time to our affairs as is necessary to enable us to operate our business.

Equity Plan

We will adopt the 2014 American Realty Capital Centers, Inc. Equity Plan (referred to below as the Equity Plan). The Equity Plan will provide for the authority to make grants of stock options, stock appreciation rights, restricted shares of common stock, restricted stock units, dividend equivalent rights and other stock-based awards to our non-executive directors, officers and other employees and to our advisors and consultants, including to our advisor and to individuals who are employees, officers or directors of our advisor or one of its affiliates who are providing services to us to afford an incentive for them to increase their efforts on our behalf and to promote the success of our business. The maximum number of shares that may be made subject to awards under the Equity Plan will be equal to 10.0% of the total number of issued and outstanding shares of common stock (on a fully diluted basis assuming the redemption of all ARCenters OP Units for shares of common stock). Accordingly, immediately following the completion of the separation and distribution, we will have authorized and reserved      shares under the Equity Plan. If any vested awards under the Equity Plan are paid or otherwise settled without the issuance of common stock, or any shares of common stock are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the Equity Plan. If any awards under the Equity Plan are cancelled, forfeited or otherwise terminated without the issuance of shares of common stock (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the Equity Plan. Shares issued under the Equity Plan may be authorized but unissued shares or shares that have been reacquired by us. If the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Equity Plan, then the compensation committee will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award and (iv) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of stock). Awards under the Equity Plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Unless otherwise determined by the compensation committee and set forth in an individual award agreement, upon termination of an award recipient’s services to us, any then unvested awards will be cancelled and forfeited without consideration. Upon a change in control of us (as defined under the Equity Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

In the event that a participant in the Equity Plan is subject to an excise tax on “parachute payments” under Section 280G of the Code as the result of any payments or benefits received by the participant in connection with a change in control of us (as defined under the Equity Plan) we will provide the participant with a gross-up payment, except that such gross-up payment will not be payable if the amount of the parachute payment exceeds the Section 280G threshold by 10.0% or less, in which case the amounts and benefits payable or to be provided to the participant shall be subject to reduction to the extent necessary to avoid the excise tax if the participant would benefit from such reduction as opposed to paying the excise tax.

Advisor Multi-Year Outperformance Agreement

We will enter into a Multi-Year Outperformance Agreement, or the OPP, with our advisor and ARCenters OP. The OPP will provide for a performance-based bonus award to our advisor that is intended to further align our advisor’s interests with those of the company and its stockholders.

Under the OPP, our advisor will be issued LTIP Units in ARCenters OP with a maximum award value on the issuance date equal to 5.0% of our market capitalization, which we refer to as the OPP Cap, on the commencement date of the performance period under the OPP, or the Commencement Date, which amount is anticipated to be $     million if the Commencement Date is         . The LTIP Units will be structured as profits interest in ARCenters OP. Our advisor will be eligible to earn a number of LTIP Units with a value equal to a portion of the OPP Cap upon the first, second and third anniversaries of the Commencement Date based on our level of achievement of certain performance metrics through such date, which performance metrics are anticipated to be based on total return to stockholders, including both share price appreciation and common stock dividends. Subject to our advisor’s continued service through each vesting date,  1/3 of any LTIP Units earned will vest on each of the third, fourth and fifth anniversaries of the Commencement Date.

Until such time as the LTIP Units are fully earned in accordance with the provisions of the OPP, the LTIP Units will be entitled to distributions equal to 10% of the distributions made on ARCenters OP Units. After the LTIP Units are fully earned, they will be entitled to a catch-up distribution and then the same distributions as the ARCenters OP Units. At the time our advisor’s capital account with respect to the LTIP Units is economically equivalent to the average capital account balance of the ARCenters OP Units and has been earned and has been vested for 30 days, the applicable LTIP Units will automatically convert into ARCenters OP Units on a one-to-one basis. See “Partnership Agreement” for a discussion of the LTIP Units in connection with the partnership agreement of ARCenters OP.

The OPP will provide for early calculation and vesting in the event our advisor is terminated or in the event we incur a change in control, in either case prior to the end of the full three-year performance period. The OPP also will provide for accelerated vesting in the event our advisor is terminated or in the event of a change in our control on or following the end of the full three-year performance period.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics that applies to our officers and directors and to our advisor’s officers and any personnel of ARCP when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code of business conduct and ethics to appropriate persons identified in the code of business conduct and ethics; and
•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or NASDAQ regulations.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Following the separation and distribution, we may enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. In addition, our charter provides that our officers and directors are indemnified to the fullest extent permitted by law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our History and Relationship with ARCP and ARCP Advisors

We are currently (prior to the separation and distribution) an indirect wholly owned subsidiary of the operating partnership of ARCP, a REIT listed on The NASDAQ Global Select Market. ARCP, through ARCP OP, created us to concentrate its ownership of substantially all its shopping center properties. The following chart summarizes the key similarities and distinctions between us and ARCP:

	ARCenters	ARCP
Investment Focus	Multi-tenant shopping centers, encompassing power centers, grocery centers and anchored centers.	Single-tenant, freestanding commercial properties primarily subject to net leases with high credit quality tenants.
Tenant Mix	Big-box retailers, national and regional supermarket chains and select national retailers that offer necessity- and value-oriented items.	Diverse tenant mix, including big-box retailers, dollar stores, restaurants, drugstores, healthcare, corporate headquarters, distribution centers and manufacturing facilities.
Investment Type	Direct property investments.	Direct property investments.
Current Geography	Shopping center properties concentrated in 24 states primarily within the Midwestern, Southeastern and Southwestern United States.	Nationwide focus, with properties dispersed over 49 states, the District of Columbia and Puerto Rico.
Management	Externally advised by ARCP Advisors, LLC.	Self-managed.

Upon completion of the separation and distribution, we will reimburse ARCP approximately $           million for organizational expenses in connection with our formation transactions.

Currently, ARCP owns    % of the outstanding common units of ARCP OP on a fully diluted basis, with the remaining    % of the outstanding common units of ARCP OP being owned by ARCP OP’s other limited partners, including an entity affiliated with certain officers and directors of ARCP. ARCP OP currently owns 100% of our outstanding shares of common stock.

We anticipate that prior to the separation and distribution, we will incur $400.0 million of indebtedness under the $750.0 million senior secured revolving credit and term loan facilities that we intend to arrange, the net proceeds of which are expected to be used to make a $380.0 million distribution to ARCP OP, and the remainder to pay fees and expenses relating to such financing and the separation and distribution, as well as to provide working capital to us. Accordingly, at the time of the separation and distribution, we will remain obligated to repay all amounts due under this draw even though we will have retained only a small portion of the proceeds from such financing.

Pursuant to the separation and distribution agreement, ARCP OP will distribute 75.0% of our outstanding shares of common stock on a fully diluted basis to ARCP and the other limited partners of ARCP OP on a pro rata basis. As a result of this distribution, ARCP will directly hold    % of our outstanding shares of common stock on a fully diluted basis and the other limited partners of ARCP OP will directly hold, collectively,           % of our outstanding shares of common stock on a fully diluted basis. ARCP OP will retain the remaining 25.0% of our outstanding shares of common stock on a fully diluted basis. Additionally, ARCP will effect the distribution to its stockholders, on a pro rata basis, of its entire direct    % stake (on a fully diluted basis) in our outstanding shares of common stock.

After giving effect to the distributions described above,     % of our outstanding shares of common stock on a fully diluted basis will be held directly by ARCP’s stockholders, 25.0% will be held directly by ARCP OP and     % will be held directly by the limited partners (other than ARCP) of ARCP OP.

We will not have any employees. All the services which might be provided by employees will be provided to us pursuant to an advisory agreement with ARCP Advisors. Certain officers and employees of ARCP Advisors also are responsible for the internal management of ARCP.

Separation and Distribution Agreement

Before our separation from ARCP, we will enter into a separation and distribution agreement with ARCP and ARCP OP, on the one hand, and us and ARCenters OP, on the other hand, to effect our separation from ARCP and provide a framework for the relationship of the parties after the separation. The separation and distribution agreement will govern the relationship among the parties thereto subsequent to the completion of the separation plan and provide for the allocation between us and ARCP of ARCP’s assets, liabilities and obligations (including tax-related assets and liabilities) attributable to periods prior to the separation of ARCenters from ARCP. The separation and distribution agreement will be filed as an exhibit to the registration statement on Form 10, of which this information statement is a part, and the summary below is qualified in its entirety by reference to the full text of the agreement, which will be incorporated by reference into this information statement.

The separation and distribution agreement will set forth our agreements with ARCP regarding the principal transactions necessary to separate us from ARCP. It also sets forth other agreements that govern certain aspects of our relationship with ARCP after the completion of the separation plan. For purposes of the separation and distribution agreement: (i) the “ARCenters Group” means ARCenters and its subsidiaries and (ii) the “ARCP Group” means ARCP and its subsidiaries other than the ARCenters Group. The “ARCenters Group” and the “ARCP Group,” together, are sometimes referred to herein as the “Groups,” and each a “Group.”

Transfer and Contribution of Assets and Assumption of Liabilities.  The separation and distribution agreement will identify the assets and liabilities to be retained by, contributed by, transferred to, assumed by, accepted by, or assigned to, as the case may be, each of us, ARCenters OP, ARCP and ARCP OP as part of the proposed separation, and will describe when and how these transfers, contributions, assumptions and assignments will occur, although many of the transfers, contributions, assumptions and assignments may have already occurred prior to the parties’ entering into the separation and distribution agreement.

In the separation and distribution agreement, ARCP will agree to contribute to us all the equity interests in the entities owning the initial properties. Additionally, we, along with ARCenters OP, will agree to assume the obligations of ARCP and ARCP OP, respectively, arising under any and all guarantees in favor of lenders or other third parties relating to any debt or other contractual obligations of the entities owning the initial properties or their respective subsidiaries. Except as otherwise to be provided in the separation and distribution agreement, the parties will each retain all their respective other assets and liabilities.

Except as may expressly be set forth in the separation and distribution agreement or any ancillary agreement thereto, all assets will be transferred on an “as is,” “where is” basis without representation or warranty.

Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities as set forth in the separation and distribution agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the separation and distribution agreement are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation and distribution agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Further Assurances.  Each party will, and will cause the other members of its Group to, use commercially reasonable efforts, take promptly, or cause to be taken promptly, all actions, and do promptly, or cause to be done promptly, and assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the separation and distribution agreement and the ancillary agreements thereto and to carry out the intent and purposes of the separation and distribution agreement. In addition, neither party will, nor will either party allow its respective Group members to, without the prior consent of the other party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the transactions contemplated by the separation and distribution agreement and the ancillary agreements thereto. Both parties also will use commercially reasonable efforts to cause third parties, such as lenders, joint venture partners, insurers or trustees, to cooperate with the parties where such cooperation would be necessary in order for a party to fulfill its obligations under the separation and distribution agreement.

The Distribution.  The separation and distribution agreement also will govern the rights and obligations of the parties regarding the proposed distribution. ARCenters OP will agree to issue to ARCP OP, as consideration for the contribution of assets, such number of ARCenters OP Units that is equal to the number of shares of our common stock distributable in the distribution to effectuate the separation. ARCP OP will agree to contribute 100% of the ARCenters OP Units it received to us in exchange for      shares of our common stock. In addition, (a) ARCP OP will agree to distribute 75.0% of our outstanding shares of common stock to ARCP and the other limited partners of ARCP OP on a pro rata basis, and (b) ARCP will agree to cause its agent to distribute on a pro rata basis to ARCP stockholders that hold shares of ARCP common stock as of the close of business on the applicable record date all the shares of our common stock that ARCP then holds.

Additionally, the separation and distribution agreement will provide that the distribution is subject to several conditions that must be satisfied or waived by ARCP in its sole discretion. For further information regarding our separation from ARCP, see “The Separation and Distribution — Conditions to the Distribution.”

Releases and Indemnification.  Except as expressly provided for in the transfer of liabilities, the separation and distribution agreement will provide that we and ARCenters OP, on the one hand, and ARCP and ARCP OP, on the other hand, will generally agree to release the members of the other parties’ respective Group from all liabilities existing or arising from acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed prior to or on the effective date of the separation and distribution.

In addition, the separation and distribution agreement will provide that, except as otherwise provided for in other documents related to the separation, we will indemnify each member of the ARCP Group and its affiliates (other than members of ARCenters Group) and each of their respective current or former directors, officers, agents and employees and their respective heirs, executors, administrators, successors and assigns against losses arising from:

•	any of our liabilities, including the failure of any member of the ARCenters Group or any other person to pay, perform or otherwise promptly discharge any of our liabilities in accordance with their respective terms;
•	any breach by any member of the ARCenters Group of any provision of the separation and distribution agreement or any ancillary agreement thereto, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

ARCP shall indemnify us and our affiliates and representatives against losses arising from:

•	any of ARCP’s liabilities, including the failure of any member of the ARCP Group or any other person to pay, perform or otherwise promptly discharge any of such liabilities in accordance with their respective terms;
•	any breach by any member of the ARCP Group of any provision of the separation and distribution agreement or any ancillary agreement thereto, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

•	(I) all taxes of the entities that directly or indirectly, wholly or jointly, own the initial properties and their respective subsidiaries for all tax periods ending on or before the effective date of the separation and distribution, (II) with respect to any tax period including but not ending on the effective date of the distribution, all taxes of such entities attributable to the portion of such tax period that ends on and includes the effective date of the separation and distribution, and (III) all taxes of any person imposed on such entities as a transferee or successor, by contract or pursuant to any law with respect to obligations or relationships existing on or prior to the effective date of the separation and distribution or by agreements entered into or transactions entered into on or prior to the effective date of the separation and distribution.

Indemnification obligations shall generally be net of any insurance proceeds actually received by the indemnified person. The separation and distribution agreement will provide that the parties will waive any right to exemplary, punitive, special, indirect, consequential, remote or speculative damages provided that any such liabilities with respect to third party claims shall be considered direct damages. The separation and distribution agreement also will contain customary procedures relating to the receipt of any indemnification payments that may constitute non-qualifying REIT income.

Competition.  Each of the parties to the separation and distribution agreement will agree that the asset allocation agreement will include certain restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by ARCP and ARCenters following the distribution. Each of the parties will agree that, subject to the terms of the asset allocation agreement, the business activities of the ARCenters Group and the ARCP Group may overlap or compete with the business of such other entity. Subject to the terms of the asset allocation agreement, each Group will have the right to, and will have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the other Group, (ii) make investments in the same or similar types of investments as the other Group, (iii) do business with any client, customer, vendor or lessor of any of the other Group or (iv) employ or otherwise engage any officer, director or employee of the other Group.

Certain Tax-Related Covenants.  If we are treated as a successor to ARCP under applicable U.S. federal income tax rules, and if ARCP fails to qualify as a REIT, we could be prohibited from electing to be a REIT. Accordingly, ARCP has (i) represented that it has no knowledge of any fact or circumstance that would cause us to fail to qualify as a REIT, (ii) covenanted to use commercially reasonable efforts to cooperate with us as necessary to enable us to qualify for taxation as a REIT and receive customary legal opinions concerning our qualification and status as a REIT, including by providing information and representations to us and our tax counsel with respect to the composition of ARCP’s income and assets, the composition of its stockholders and its organization, operation, and qualification as a REIT; and (iii) covenanted to use its reasonable best efforts to maintain its REIT status for each of its taxable years ending on or before December 31, 2014, unless ARCP obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS, on which ARCenters can rely, substantially to the effect that ARCP’s failure to maintain its REIT status will not prevent us from making a valid REIT election for any taxable year, or otherwise cause us to fail to qualify for taxation as a REIT for any taxable year, under the successor REIT rule referred to above. Additionally, in the separation and distribution agreement, we covenant to use our reasonable best efforts to qualify for taxation as a REIT for our taxable year ending December 31, 2014.

Insurance.  After the effective date of the separation and distribution, ARCP will maintain its currently existing insurance policies related to director and officer liability, which we refer to as the ARCP D&O Policies. Prior to the effective date of the distribution, ARCP and ARCenters will use commercially reasonable efforts to obtain separate insurance policies for ARCenters on substantially similar terms as the ARCP D&O Policies. ARCenters will be responsible for all premiums, costs and fees associated with any new insurance policies placed for the benefit of ARCenters, which, for the avoidance of doubt, will exclude any premiums, costs and fees associated with any run-off insurance policy obtained by ARCP in connection with the separation and distribution.

Dispute Resolution.  In the event of any dispute arising out of the separation and distribution agreement, the parties, each having designated a representative for such purpose, will negotiate in good faith for 30 days to resolve the disputes between the parties. If the parties are unable to resolve any dispute in this manner within 30 days, the parties will be entitled to resolve any such disputes through binding arbitration.

Other Matters Governed by the Separation and Distribution Agreement.  Other matters governed by the separation and distribution agreement include access to financial and other information, confidentiality, assignability and treatment of fractional shares.

Conditions Precedent.  In order to consummate the separation and distribution, we will need to obtain the prior written approval of the transfer to ARCenters from the lenders on the loans encumbering the following 22 assets or groups of assets:

•	Eastland Center, in West Covina, CA;
•	Midtowne Park, in Anderson, SC, PetSmart, in Bellingham, WA, Tractor Supply, in Alamogordo, NM and CVS, in Madison, NC;
•	Nature Coast Commons, in Spring Hill, FL;
•	Belleview Plaza, in Pensacola, FL, Indian Lakes Crossing, in Virginia Beach, VA, Silverado Plaza, in Tucson, AZ and CVS, in Bellevue, OH;
•	CVS, in Lawrenceville, GA;
•	Walgreens, in Springfield, AR;
•	Winchester Station, in Winchester, VA;
•	Del Monte Plaza, in Reno, NV and Giant Eagle, in Lewis Center, OH;
•	Breakfast Pointe, in Panama Beach City, FL, CVS, in Lake Wales, FL, Kohl’s, in Onalaska, WI, Falcon Valley Shopping Center, in Lenexa, KS and Lakeshore Crossing, in Gainesville, GA;
•	Valley Bend, in Huntsville, AL;
•	White Oak Village, in Richmond, VA;
•	Kyle Marketplace, in Kyle, TX;
•	Telegraph Plaza, in Monroe, MI
•	Greenway Commons, in Houston, TX;
•	Prairie Market, in Oswego, IL;
•	Waterside Marketplace, in Chesterfield, MI;
•	The Plaza, in Queen Creek, AZ, Dimond Crossing, in Anchorage, AK and Century Town Center, in Vero Beach, FL;
•	Whittwood Town Center, in Whittier, CA;
•	Kingsbury Center, in Chicago, IL;
•	Camp Creek Marketplace, in East Point, GA;
•	Fairlane Green, in Allen Park, MI; and
•	San Tan Marketplace, in Gilbert, AZ.

Conflicts of Interest

We are dependent on our advisor for our day-to-day management, and we do not have any independent officers or employees. Our executive officers also serve as executive officers of our advisor and ARCP, and will continue to do so. Nicholas S. Schorsch, our Chairman and Chief Executive Officer, David S. Kay, our President, Lisa Beeson, our Chief Operating Officer, and Brian S. Block, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, hold the same positions with ARCP. We did not conduct arm’s-length negotiations with respect to the terms and structuring of our agreements, resulting in the principals of ARCP having the ability to influence the type and level of benefits that they and our other affiliates will receive. We have not obtained third-party appraisals of the properties to be contributed to us in the separation and distribution or fairness opinions in connection with the separation and distribution. Accordingly, our advisory agreement and other agreements with affiliates of ARCP, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated on an arm’s-length basis with unaffiliated third parties. In addition, the ability of our advisor and its officers and personnel to engage in other business activities, including the management of ARCP and other entities, may reduce the time our advisor and its officers and personnel spend managing our properties and us.

Pursuant to the asset allocation agreement, our advisor will acknowledge that certain investment opportunities may be suitable for both us and the ARCP NTRs, which are advised by affiliates of ARCP. If an investment opportunity becomes available that may be suitable for any of us and one or more of the ARCP NTRs, and for which more than one of such entities has sufficient uninvested funds, then ARCP, our advisor and the advisors of the ARCP NTRs will examine the following factors, among others, in determining the entity for which the investment opportunity is most appropriate:

•	the investment objective of each entity;
•	the anticipated operating cash flows of each entity and the cash requirements of each entity;
•	the effect of the potential acquisition both on diversification of each entity’s investments by type of property, geographic area and tenant concentration;
•	the amount of funds available to each entity and the length of time such funds have been available for investment;
•	the policy of each entity relating to leverage of properties;
•	the income tax effects of the purchase to each entity; and
•	the size of the investment.

Based on examination of each of the foregoing factors, if ARCP, our advisor and the advisors of the ARCP NTRs determine that the investment opportunity may be equally appropriate for any of us or one or more ARCP NTRs, then the entity that has had the longest period of time elapse since it was offered an investment opportunity of a similar size and type will first be offered such investment opportunity.

If, in the judgment of ARCP, our advisor and the advisors of the ARCP NTRs, a subsequent development causes any such investment to be more appropriate for an entity other than the entity to which the investment was initially allocated, ARCP, our advisor and the advisors of the ARCP NTRs may determine that another entity will make the investment.

The foregoing investment allocation policy is subject to: (a) a right of first offer usal retained by ARCP with respect to all opportunities to acquire real estate and real estate-related assets or portfolios with a purchase price greater than $100.0 million, the majority of whose aggregate asset value is composed of single-tenant real estate and real estate-related assets; and (b) a right of first offer retained by our advisor, on our behalf, with respect to all opportunities to acquire real estate and real estate-related assets or portfolios, the majority of whose aggregate asset value is composed of multi-tenant retail real estate and real estate-related assets.

To mitigate any potential conflicts of interest,      of the      initial members of our board of directors are expected to be independent directors, and none of our directors, other than Mr. Schorsch, will be directors of ARCP. Also, our corporate governance policy provides that all decisions related to the right of first offer agreement with ARCP relating to the Excluded Properties ROFO; decisions related to the asset allocation agreement with ARCP, ARCP Advisors, Cole REIT Advisors V, LLC and Cole Corporate Income Advisor II, LLC; decisions related to the advisory agreement with ARCP Advisors; and all decisions related to the enforcement of the separation and distribution agreement be approved by a majority of the independent directors. Our directors may utilize the statutory safe-harbor provisions of Maryland law that address transactions between Maryland corporations and its directors or other entities in which such directors have a material financial interest. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might not be in our best interests.

Other Related Party Agreements

In addition to the separation and distribution agreement described above, we will enter into an advisory agreement, a right of first offer agreement and a registration rights agreement, in each case with related parties. For descriptions of these agreements, please see “Certain Agreements.”

PRINCIPAL STOCKHOLDERS

As of the date hereof, all the outstanding shares of our common stock are owned by ARCP OP. The following table sets forth certain information regarding the ownership of our common stock, assuming completion of the separation and distribution, by (1) each person who beneficially owns, directly or indirectly, more than 5.0% of our common stock, (2) each of our directors and executive officers and (3) all of our directors and executive officers as a group. In accordance with SEC rules, each listed person’s beneficial ownership includes: (a) all shares the person actually owns beneficially or of record; (b) all shares over which the person has or shares voting or dispositive control (such as in the capacity of a general partner of an investment fund); and (c) all shares the person has the right to acquire within 60 days. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by such person or entity.

We based the share amounts on each person’s beneficial ownership of ARCP common stock as of            , 2014, unless we indicate some other basis for the share amounts, and assuming a distribution ratio of one share of our common stock for every 10 shares of ARCP common stock. To the extent our directors and officers own ARCP common stock or units of limited partnership interest in ARCP OP (referred to as ARCP OP Units) at the time of the separation and distribution, they will participate in the distribution on the same terms as other holders of ARCP common stock and ARCP OP Units.

Following the separation and distribution, we will have outstanding an aggregate of      shares of common stock based upon      shares of ARCP common stock and ARCP OP Units outstanding on            , 2014, applying the distribution ratio of one share of our common stock for every 10 shares of ARCP common stock and ARCP OP Units held as of the close of business on the record date. Such aggregate number of outstanding shares includes      shares granted to our      independent directors that are subject to certain vesting restrictions.

Except as indicated in the footnotes to the table below, the business address of each beneficial owner listed below is the address of our principal executive office, 405 Park Avenue, 12th Floor, New York, New York 10022.

Name and Address of Beneficial Owner	Shares Owned	Percent of Class
ARC Properties Operating Partnership, L.P.		25.0%
Nicholas S. Schorsch(1)(2)(3)		%
David S. Kay(2)(3)		*
Lisa Beeson(2)(3)		*
Brian S. Block(2)(3)(4)		%
(5)		*
(5)		*
(5)		*
All directors and executive officers as a group ( persons)		%

*	Denotes less than 1.0%
(1)	Based on the assumed distribution ratio. Takes into account Mr. Schorsch’s ownership of ARCP OP Units that are currently exchangeable for cash or, at the option of ARCP OP, shares of ARCP common stock on a one-to-one basis. Excludes Mr. Schorsch’s ownership of ARCP OP Units that will become exchangeable on . ARCP OP Units are exchangeable, except under certain limited circumstances, beginning one year from the date of issuance, which includes the holding period of any units that were converted into OP Units, and have no expiration date.

(2)	Based on the assumed distribution ratio. Excludes the beneficial owner’s ownership of LTIP Units in ARCP OP that are earned and exchangeable upon the occurrence of certain conditions. ARCP OP Units are exchangeable, except under certain limited circumstances, beginning one year from the date of issuance, which includes the holding period of any units that were converted into OP Units, and have no expiration date.
(3)	Based on the assumed distribution ratio. Includes invested shares of ARCP restricted stock issued to the beneficial owner pursuant to the beneficial owner’s employment agreement with ARCP.
(4)	Based on the assumed distribution ratio. Takes into account Mr. Block’s ownership of ARCP OP Units that are currently exchangeable for cash or, at the option of ARCP OP, shares of ARCP common stock on a one-to-one basis. Excludes Mr. Block’s ownership of ARCP OP Units that will become exchangeable on . ARCP OP Units are exchangeable, except under certain limited circumstances, beginning one year from the date of issuance, which includes the holding period of any units that were converted into OP Units, and have no expiration date.
(5)	Consists of restricted shares which vest annually over a -year period in equal installments beginning with the anniversary of the date of grant.

DESCRIPTION OF STOCK

The information in this section summarizes our capital structure and the terms of our governing documents as we expect that they will be at the time of the completion of the separation and distribution. The information is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws.

Our authorized stock consists of 350,000,000 shares, consisting of 250,000,000 shares of common stock, par value $0.01 per share, and 100,000 shares of preferred stock, par value $0.01 per share. Our charter authorizes our board of directors, with the approval of a majority of the entire board and without any action on the part of our stockholders, to amend our charter from time to time to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series. On April 2, 2014, we sold 100 shares of common stock to a subsidiary of ARCP OP for aggregate consideration of $1,000. We will repurchase these shares at their issue price concurrently with the separation and distribution.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the holders of our common stock:

•	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our board of directors and declared by us; and
•	are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of our affairs.

All shares of our common stock now outstanding are fully paid and nonassessable and the shares of common stock subject to the distribution will be fully paid and nonassessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock. Holders of our common stock generally will have no appraisal rights.

Subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock and except as may otherwise be provided in the terms of any class or series of common stock, holders of our common stock are entitled to one vote per share on all matters on which holders of our common stock are entitled to vote at all meetings of our stockholders. The holders of our common stock do not have cumulative voting rights.

The holders of common stock shall vote as a single class on all matters. Holders of shares of our common stock shall be entitled to vote for the election of directors. Directors may be removed from office, with or without cause, by the affirmative vote of stockholders entitled to cast not less than 66 2/3% of the total votes entitled to be cast generally in the election of directors. Vacancies on the board of directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office (although less than a quorum). Any director elected to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.

Power to Reclassify and Issue Stock

Our board of directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to amend our charter from time to time to increase the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we have the authority to issue, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Shares of additional classes or series of stock, as well as additional shares of common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities are then listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of common stock or preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

Meetings and Special Voting Requirements

Subject to our charter restrictions on ownership and transfer of our stock and the terms of each class or series of stock, including with respect to the vote by the stockholders for the election of the directors, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding common stock voting together as a single class can elect all the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. Our charter provides for a lesser percentage for mergers, sales of all or substantially all of our assets or share exchanges. Our charter further provides that (a) except for amendments to the provisions of our charter relating to director removal and the vote required for certain charter amendments, which require the affirmative vote of stockholders entitled to cast two-thirds of the vote entitled to be cast in such matter, we may not amend or repeal the provisions of our charter without the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the company then entitled to vote on such matter and (b) we may not dissolve without the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the company then entitled to vote on such matter.

An annual meeting of our stockholders will be held each year. Special meetings of stockholders may be called upon the request of a majority of our directors, the chairman of the board, the president or the chief executive officer and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast on such matter at the meeting (subject to the stockholders’ compliance with certain procedures set forth in our bylaws). The presence of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.

Stockholders and their representatives shall also be given access to our bylaws, the minutes of stockholder proceedings, our annual statements of affairs and any voting trust agreements on file at our principal office during usual business hours. One or more persons who together are and for at least six months have been stockholders of record of at least five percent of the outstanding shares of any class of our stock are entitled to request of our stockholder list in accordance with Maryland law. The list provided by us will include each stockholder’s name and address and the number of shares owned by each stockholder and will be made available within 20 days of the receipt by us of the request. We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, under Section 856(h) of the Code, a REIT cannot be “closely held.” In this regard, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of shares of our common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or number, whichever is more restrictive, of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock; we refer to these limitations as the “ownership limits.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by number or value, whichever is more restrictive, of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to violate the ownership limits.

Our board of directors may, upon receipt of certain representations, undertakings and agreements and in its sole discretion, exempt (prospectively or retroactively) any person from the ownership limits or establish a different limit, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limits will not then or in the future result in our being “closely held” under Section 856(h) of the Code (without regard to whether the person’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT. In order to be considered by our board of directors for exemption, a person also must not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, actually or constructively, more than a 9.9% interest in the tenant unless the revenue derived by us from such tenant is sufficiently small that, in the opinion of our board of directors, rent from such tenant would not adversely affect our ability to qualify as a REIT. The person seeking an exemption must represent and covenant to the satisfaction of our board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of granting an exemption or creating an excepted holder limit, our board of directors may, but is not be required to, obtain an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT and may impose such other conditions or restrictions as it deems appropriate. For example, our board of directors has exempted ARCP OP from the ownership limits to the extent that it may hold up to 25.0% of our aggregate outstanding shares of common stock.

In connection with granting an exemption from the ownership limits or establishing an excepted holder limit or at any other time, our board of directors may increase or decrease the ownership limits. Any decrease in the ownership limits will not be effective for any person whose percentage ownership of shares of our stock is in excess of such decreased limits until such person’s percentage ownership of shares of our stock equals or falls below such decreased limits (other than a decrease as a result of a retroactive change in existing law, which will be effective immediately), but any further acquisition of shares of our stock in excess of such percentage ownership will be in violation of the applicable limits. Our board of directors may not increase or decrease the ownership limits if, after giving effect to such increase or decrease, five or fewer persons could beneficially own or constructively own in the aggregate more than 49.9% in value of the shares of our stock then outstanding. Prior to any modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT.

Our charter further prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and
•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other foregoing restrictions on ownership and transfer of our stock will be required to immediately give written notice to us or, in the case of a proposed or attempted transaction, give at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The ownership limits and the other restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock after the completion of the separation and distribution would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result, after the completion of the separation and distribution, in:

•	any person violating the ownership limits or such other limit established by our board of directors; or
•	our company being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will automatically be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee will acquire no rights in such shares. The transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the charitable trust. A person who, but for the transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred is referred to as a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in our charter, then our charter provides that the transfer of the shares will be void from the time of such purported transfer.

Shares of stock transferred to a charitable trust are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares of stock at market price, defined generally as the last reported sales price reported on The NASDAQ Global Market (or other applicable exchange), the market price per share of such stock on the day of the event which resulted in the transfer of such shares of stock to the charitable trust) and (2) the market price on the date we, or our designee, accept such offer. We may reduce the amount payable to the charitable trust by the amount of distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust as described below. We may pay the amount of such reduction to the charitable trust for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee of the charitable trust has sold the shares held in the charitable trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner.

If we do not buy the shares, the charitable trustee must, within 20 days of receiving notice from us of the transfer of the shares to the charitable trust, sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock described above. After that, the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares at market price, the market price per share of such stock on the day of the event that resulted in the transfer to the charitable trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the charitable trust for the shares. The charitable trustee may reduce the amount payable to the prohibited owner by the amount of distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to discovery by us that shares of stock have been transferred to a charitable trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the charitable trust upon demand by the charitable trustee. The prohibited owner will have no rights in the shares held by the charitable trust.

The charitable trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the charitable trustee will receive, in trust for the charitable beneficiary, all distributions made by us with respect to such shares and may also exercise all voting rights with respect to such shares. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the charitable trust will be paid by the recipient to the charitable trust upon demand by the charitable trustee. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the charitable trustee will have the authority, at the charitable trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the charitable trust; and
•	to recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible action, then the charitable trustee may not rescind and recast the vote.

If our board of directors determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of all classes or series of our stock, including common stock, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will, upon demand, be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock, or any written statements of information delivered in lieu of certificates, will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar with respect to our common stock is Computershare Trust Company, N.A.

Listing

We intend to apply to have our common stock authorized for listing on The NASDAQ Global Market under the symbol “ARCM.”

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

Our Board of Directors

Our charter and bylaws provide that the number of directors we have may be established only by resolution adopted by the affirmative vote of a majority of our entire board of directors, but may not be fewer than the minimum number permitted under Maryland law nor more than 15. Upon the completion of the separation and distribution, we expect to have      directors. Our bylaws provide that vacancies in our board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Any director may resign at any time. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. Holders of shares of our common stock will have no right to cumulative voting in the election of directors.

Our bylaws require that each director be an individual at least 21 years of age who is not under legal disability and that at least a majority of our directors will be individuals whom our board of directors has determined are “independent” under the standards established by our board of directors and in accordance with the then applicable listing standards of The NASDAQ Stock Market LLC.

Removal of Directors

Our charter provides that any director may be removed from office, with or without cause, by the affirmative vote of the stockholders entitled to cast not less than 66 2/3% of the total votes entitled to be cast generally in the election of directors. This provision may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” or, generally, any person who beneficially owns 10%, directly or indirectly, or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, our board of directors has by resolution exempted business combinations (1) between us and any person, provided that such business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such person) and (2) between us and ARCP, our advisor, our operating partnership or any of their respective affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time by our board of directors. If this resolution is repealed, or our board of directors does not otherwise approve a business combination with a person other than ARCP, our advisor, our operating partnership or any of their respective affiliates, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person that has made or proposed to make the control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are shares of voting stock which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained stockholder approval or share acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless the corporation’s charter provides otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors (if the board is classified) and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors for the removal of a director from the board, (2) vest in the board the exclusive power to fix the number of directors and (3) require, unless called by our chairman, chief executive officer, president or a majority of our directors, the request of stockholders entitled to cast a majority of the votes entitled to be cast at such meeting on such matter to call a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders.

Amendment to Our Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot amend its charter unless advised by its board of directors and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter.

Except for amendments to the provisions of our charter relating to (a) director removal and (b) the vote required to amend the removal provision itself, each of which require the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on such matter, and certain amendments to our charter that require only approval by our board of directors, we may not amend or repeal the provisions of our charter without the affirmative vote of a majority of all the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Extraordinary Transactions

Under Maryland law, a Maryland corporation generally cannot consolidate, merge, sell all or substantially all of its assets or engage in a share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different proportion, which may not be less than a majority of all the votes entitled to be cast on the matter, is specified in the corporation’s charter. As permitted by Maryland law, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Also, many of our operating assets are held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Our charter provides that, in the case of any reorganization, share exchange, consolidation, conversion or merger of us with or into another person in which shares of our common stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including cash), each holder of a share of our common stock will be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including cash).

Appraisal Rights

Our charter provides that our stockholders will not be entitled to exercise appraisal rights unless a majority of our entire board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights.

Dissolution

Our dissolution must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of a majority of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that nominations of individuals for election to the board or proposals of other business may be made at an annual meeting (1) pursuant to the company’s notice of meeting, (2) by or at the direction of our board of directors, or (3) by any stockholder of record both at the time of giving of notice pursuant to the bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws currently require the stockholder to provide notice to the secretary containing the information required by our bylaws not earlier than 5:00 p.m., Eastern Time, on the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to the board may be made at a special meeting, (1) by or at the direction of the board of directors, (2) by a stockholder who has requested that a special meeting be called for the purpose of electing directors in accordance with our bylaws and has supplied the information required by our bylaws about each individual whom such stockholder proposes to nominate for election as a director or (3) provided that the special meeting has been called for the purpose of electing directors, by any stockholder who is a holder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who complies with the notice procedures set forth in our bylaws. Such stockholder may nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice containing the information required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our board of directors to be elected at the meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

If the applicable exemption in our bylaws is repealed and the applicable resolution of our board of directors is repealed, the control share acquisition provisions and the business combination provisions of the MGCL, respectively, as well as the provisions in our charter and bylaws, as applicable, on removal of directors and the filling of director vacancies and the restrictions on ownership and transfer of shares of stock, together with the advance notice and stockholder-requested special meeting provisions of our bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in our control that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Following the separation and distribution, we may enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. In addition, our charter provides that our officers and directors are indemnified to the fullest extent permitted by law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

Prior to the separation and distribution, there has been no market for our common stock. Therefore, future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices.

Upon completion of the separation and distribution, we will have      shares of common stock outstanding. The shares of ARCenters common stock distributed to ARCP stockholders will be freely transferable, except for shares received by persons who may be deemed to be ARCenters “affiliates” under the Securities Act. Persons who may be deemed to be affiliates of ARCenters after the separation and distribution generally include individuals or entities that control, are controlled by or are under common control with ARCenters and may include directors and certain officers or principal stockholders of ARCenters. ARCenters’ affiliates will be permitted to sell their shares of ARCenters common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144.

Redemption/Exchange Rights

Pursuant to the partnership agreement of ARCenters OP, persons that own the ARCenters OP Units will have the right to redeem their ARCenters OP Units. When a limited partner exercises this right with respect to ARCenters OP Units, the partnership must redeem the ARCenters OP Units for cash or, at our option, common stock, on a one-for-one basis. These redemption rights generally may be exercised by the limited partners at any time after one year following the issuance of the ARCenters OP Units. See “Partnership Agreement — Redemption Rights.” Upon completion of the separation and distribution, no limited partners of ARCenters OP (other than ARCenters) will hold ARCenters OP Units.

Rule 144

In general, Rule 144 provides that if (i) one year has elapsed since the date of acquisition of common stock from us or any of our affiliates and (ii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements under such rule. In general, Rule 144 also provides that if (i) six months have elapsed since the date of acquisition of common stock from us or any of our affiliates, (ii) we have been a reporting company under the Exchange Act for at least 90 days and (iii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s public information requirements, but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

In addition, under Rule 144, if (i) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of common stock from us or any of our affiliates and (ii) the holder is, or has been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s volume limitations, manner of sale provisions, public information requirements and notice requirements.

Registration Rights

We have agreed to file a shelf registration statement with the SEC on the first anniversary of the completion of the separation and distribution, and thereafter use our best efforts to have the registration statement declared effective, covering the resale of: (i) our common stock issued to and retained by ARCP OP in connection with the separation and distribution; (ii) our common stock issuable in exchange for the ARCenters OP Units issuable upon conversion of the LTIP Units earned by our advisor under the OPP; (iii) any shares of our common stock that our advisor may receive pursuant to the incentive fee provisions of the advisory agreement in the future; and (iv) any equity-based awards granted to our advisor under our Equity Plan in the future.

We have agreed that we will file a registration statement with respect to such common stock if ARCP OP or ARCP Advisors, or any successor to either entity, requests such a registration, provided that such entity requests registration of at least 100,000 shares of common stock, and provided that only one such registration may occur each year and no more than two such registrations may occur in total. Upon such request, we will use our best efforts to have the registration statement declared effective. In addition, unless the shelf registration is effective, ARCP OP and ARCP Advisors will have “piggyback” registration rights, subject to certain volume and marketing limitations imposed by the underwriter of the offering with respect to which the rights are exercised. Upon effectiveness of any such registration statement, whether a shelf registration, a demand registration or a registration with respect to which piggyback rights are successfully exercised, those persons may sell such shares covered by the registration statement in the secondary market without being subject to the volume limitations or other requirements of Rule 144. We will bear expenses incident to the registration requirements other than any selling commissions, SEC or state securities registration fees, and transfer taxes or certain other fees or taxes relating to such shares.

Registration rights may be granted to future sellers of properties to ARCenters OP who may receive, in lieu of cash, common stock, ARCenters OP Units or other securities convertible into common stock.

Grants Under Our Equity Plan

We will adopt the Equity Plan, which will provide for the authority to make grants of stock options, stock appreciation rights, restricted shares of common stock, restricted stock units, dividend equivalent rights and other stock-based awards to our non-executive directors, officers and other employees and to our advisors and consultants, including to our advisor and to individuals who are employees, officers or directors of our advisor or one of its affiliates who are providing services to us. Upon completion of the separation and distribution, we will have reserved for issuance an aggregate of      shares of our common stock under the Equity Plan.

LTIP Units of ARCenters OP

We will enter into the OPP with ARCenters OPP and our advisor under which our advisor will be issued LTIP Units of ARCenters OP. As described below under “Partnership Agreement”, any LTIP Units that become fully earned and vested in accordance with the provisions of the OPP will automatically convert on a one-to-one basis into ARCenter OP Units at the time our advisor’s capital account with respect to the LTIP Units is economically equivalent to the average capital account balance of the ARCenters OP Units and has been earned and has been vested for 30 days. The ARCenters OP Units will then be exchangeable for shares of common stock on a one-to-one basis pursuant to an exchange agreement to be entered into.

PARTNERSHIP AGREEMENT

A summary of the material provisions of the Amended and Restated Agreement of Limited Partnership of ARCenters Operating Partnership, L.P., which we refer to as the partnership agreement, is set forth below. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act and the partnership agreement. We have filed a copy of the partnership agreement as an exhibit to the registration statement of which this prospectus is a part.

General

Upon completion of the offering and the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, either directly or through subsidiaries. We are the sole general partner of our operating partnership and we own a general partner interest in our operating partnership. Pursuant to the partnership agreement, we will have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees, make distributions to partners, and to cause changes in the operating partnership’s business activities. We are also a limited partner of our operating partnership, and we will own, either directly or through subsidiaries, 100% of the outstanding ARCenters OP Units. In addition, 100% of the LTIP Units of ARCenters OP will be issued to our advisor.

All holders of ARCenters OP Units (including us in our capacity as a limited partner) are entitled to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to their respective percentage interests in our operating partnership. The ARCenters OP Units will not be listed on any exchange or quoted on any national market system.

The LTIP Units of ARCenters OP issued to our advisor are structured as a profits interest in ARCenters OP with all the rights, privileges and obligations associated with an ARCenters OP Unit, subject to certain exceptions. The LTIP Units are subject to vesting, forfeiture and restrictions on transfers as provided in the OPP. See “— Management — Compensation of Our Directors and Officers — Advisor Multi-Year Outperformance Agreement.” Until such time as the LTIP Units are fully earned in accordance with the provisions of the OPP, the LTIP Units are entitled to distributions equal to 10% of the distributions on ARCenters OP Units. After the LTIP Units are fully earned, they are entitled to a catch-up distribution and then the same distributions as ARCenters OP Units. At the time our advisor’s capital account with respect to the LTIP Units is economically equivalent to the average capital account balance of the ARCenters OP Units and has been earned and has been vested for 30 days, the LTIP Units will automatically convert into ARCenters OP Units on a one-to-one basis. The ARCenters OP Units will then be exchangeable for shares of common stock on a one-to-one basis pursuant to an exchange agreement to be entered into.

Provisions in the partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. Such provisions also make it more difficult for third parties to alter the management structure of our operating partnership without the concurrence of our board of directors. These provisions include, among others:

•	redemption rights of qualifying parties;
•	transfer restrictions on the ARCenters OP Units;
•	the ability of the general partner in some cases to amend the partnership agreement without the consent of the limited partners; and
•	the right of the limited partners to consent to transfers of our general partner interest and mergers or consolidations involving us under specified limited circumstances.

Transferability of Interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us or our subsidiaries);
•	as a result of such transaction, all limited partners (other than us or our subsidiaries) will receive for each ARCenters OP Unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common stock, each holder of ARCenters OP Units (other than those held by us or our subsidiaries) shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or
•	we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than us or our subsidiaries) receive for each ARCenters OP Unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than ARCenters OP Units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for ARCenters OP Units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (1) transfer all or any portion of our general partner interest to any of our wholly owned subsidiaries that (i) is taxable as a corporation for U.S. federal income tax purposes and (ii) is a taxable REIT subsidiary, and following such transfer may withdraw as the general partner and (2) engage in a transaction required by law or by the rules of any national securities exchange or OTC interdealer quotation system on which our common stock are listed.

Capital Contribution

The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares as additional capital to the operating partnership. If we contribute additional capital to the operating partnership, we will receive additional ARCenters OP Units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we can revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests we own.

Redemption Rights

Pursuant to the partnership agreement, any future limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their ARCenters OP Units in exchange for cash or, at the option of the operating partnership, our common stock on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. The number of shares of our common stock issuable upon redemption of limited partnership interests held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect the operating partnership to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the share ownership limits in our charter;
•	result in our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);
•	result in our being “closely held” within the meaning of Code Section 856(h);
•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Code Section 856(d)(2)(B);
•	cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any management company failing to qualify as an eligible independent contractor under the Code; or
•	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

REIT Qualifications

The partnership agreement will require that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any U.S. federal income tax liability associated with our retained net capital gain) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Code Section 7704.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;
•	all expenses relating to offerings and registration of securities;
•	all expenses associated with any repurchase by us of any securities;
•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;
•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body;
•	all expenses associated with compensation of our employees;

•	all expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing compensation to our employees;
•	all expenses incurred by us relating to any issuance or redemption of partnership interests; and
•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of the corporation. At the same time, we have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to the corporation.

The limited partners of our operating partnership expressly will acknowledge that, as general partner, we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively.

Distributions

The partnership agreement will provide that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the operating partnership, including any partner loans, any remaining assets of the operating partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the operating partnership (including depreciation and amortization deductions) for each taxable year generally will be allocated to us and the limited partners in accordance with the respective percentage interests in the operating partnership. All the foregoing allocations are subject to compliance with the provisions of Code Sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder. To the extent Treasury Regulations promulgated pursuant to Code Section 704(c) permit, the general partner shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term

The operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);
•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;
•	the redemption of all ARCenters OP Units unless we decide to continue the partnership by the admission of one or more limited partners; or
•	an election us in our capacity as the general partner.

Tax Matters

Our partnership agreement will provide that we will be the tax matters partner of the operating partnership and, as such, we will have authority to handle tax audits and to make tax elections under the Code and Treasury Regulations promulgated thereunder on behalf of the operating partnership.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO
OUR STATUS AS A REIT

The following summary discusses the material U.S. federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of our shares of common stock.

This discussion is based upon the Code, the Treasury Regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this information statement, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. Any such change could affect the validity of this discussion.

This discussion does not address (i) U.S. federal taxes other than income taxes or (ii) state, local or non-U.S. taxes. This summary assumes that security holders hold our common stock as a capital asset, which generally means as property held for investment. In addition, this discussion does not purport to address the U.S. federal income or other tax considerations applicable to holders of our common stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;
•	partnerships or entities treated as partnerships for U.S. federal income tax purposes and investors therein, S corporations or other pass-through entities;
•	insurance companies;
•	pension plans or other tax-exempt organizations, except to the extent discussed below;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons that hold their common stock as part of a straddle, hedge, constructive sale or conversion transaction;
•	regulated investment companies;
•	REITs;
•	certain U.S. expatriates;
•	persons whose “functional currency” is not the U.S. dollar; and
•	persons who hold our common stock through the exercise of an employee stock option or otherwise as compensation.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our shares, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

We intend to elect and qualify to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder commencing with our taxable year ending December 31, 2014. Furthermore, we intend to continue operating as a REIT so long as our board of directors determines that REIT qualification remains in our best interest. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Code Sections 856 through 860, and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

In connection with the distribution of our common stock, we will receive an opinion of Proskauer Rose LLP to the effect that (i) commencing with our taxable year ending December 31, 2014, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) our operating partnership will be taxed as a partnership or a disregarded entity and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation for U.S. federal income tax purposes beginning with its first taxable year. This opinion is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP will not review these operating results for compliance with the applicable requirements under U.S. federal income tax laws.

Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.

General

The term “REIT taxable income” means the taxable income as computed for a corporation which is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);
•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;
•	deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 75% or the 95% Gross Income Tests, the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly asset tests, the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;
•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and
•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to our stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders.

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.
•	If we fail to satisfy either the 75% Gross Income Test or the 95% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect our profitability.

•	We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.
•	We may be subject to the corporate “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.
•	If we have net income from prohibited transactions such income would be subject to a 100% tax. See “— REIT Qualification Tests — Prohibited Transactions.”
•	We will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.
•	If we fail to satisfy any other provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders. Such penalties generally would not be deductible by us.
•	If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset for up to a 10-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary that do not reflect arm’s-length terms.
•	The earnings of our subsidiaries that are C corporations, including any subsidiary we may elect to treat as a taxable REIT subsidiary, will generally be subject to U.S. federal corporate income tax.
•	We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests

Organizational Requirements

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(3)	that would be taxable as a domestic corporation but for its qualification as a REIT;
(4)	that is neither a financial institution nor an insurance company;
(5)	that meets the gross income, asset and annual distribution requirements;
(6)	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;
(7)	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);
(8)	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and
(9)	that uses a calendar year for U.S. federal income tax purposes.

Organizational requirements (1) through (5) must be met during each taxable year for which REIT qualification is sought, while conditions (6) and (7) do not have to be met until after the first taxable year for which a REIT election is made. We intend to adopt December 31 as our year end, thereby satisfying condition (9).

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.   A REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, and will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which we own an interest is treated as our assets and items of income for purposes of Asset Tests and Gross Income Tests (each as defined below).

We expect to control our subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a Gross Income Test or Asset Test (each as defined below), and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own certain assets through subsidiaries that we intend to be treated as “qualified REIT subsidiaries.” A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a taxable REIT subsidiary, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and Gross Income Tests (each as defined below). A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.” While we intend to hold all of our investments through the operating partnership, we also may hold investments separately, through qualified REIT subsidiaries. Because a qualified REIT subsidiary must be wholly owned by a REIT, any such subsidiary utilized by us would have to be owned by us, or another qualified REIT subsidiary, and could not be owned by the operating partnership unless we own 100% of the equity interest in the operating partnership.

We may from time to time own certain assets through entities that we wholly own and which are disregarded as separate from us for U.S. federal income tax purposes. If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the Asset and Gross Income Tests, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Income Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.  We expect to own an interest in one or more taxable REIT subsidiaries or may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary generally may engage in any business, including investing in assets and engaging in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. In addition, if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio are not satisfied, a taxable REIT subsidiary generally may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed 50% of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset tests described below. However, no more than 25% of the gross value of a REIT’s assets may be comprised of securities of one or more taxable REIT subsidiaries. See “— Asset Tests.”

Share Ownership Requirements

The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely held,” which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specifically defined for this purpose. However, these two requirements do not apply until after the first taxable year an entity elects REIT status.

Our charter contains certain provisions intended, among other purposes, to enable us to meet requirements (6) and (7) above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% (in value or numbers, whichever is more restrictive) of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock, as well as in certain other circumstances. See the section entitled “Description of Stock — Restrictions on Ownership and Transfer” in this information statement. Additionally, our charter contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Tests

At the close of each calendar quarter of the taxable year, we must satisfy four tests based on the composition of our assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test.  At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property), (2) shares in other qualifying REITs and (3) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— 25% Asset Test.”

Upon separation from ARCP, we will own interests in the real properties described in the section entitled “Our Business and Properties” in this information statement. In addition, we intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.

25% Asset Test.  Except as described below, the remaining 25% of our assets generally may be invested without restriction, which we refer to as the 25% Asset Test. However, if we invest in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either (1) 5% of the value of our assets as to any one issuer; or (2) 10% of the outstanding securities by vote or value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

We believe that our holdings of real estate assets and other securities will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. We may make real estate related debt investments, provided, that the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% Asset Test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5.0% of the total value of the REIT’s assets or more than 10.0% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (2) $10 million; provided, however, that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (1) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of (1) $50,000, or (2) an amount determined (under regulations) by multiplying (x) the highest rate of tax for corporations under Code Section 11, by (y) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Income Tests

For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting, or the Gross Income Tests.

75% Gross Income Test.  At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from (1) rents from real property, (2) interest on obligations secured by mortgages on real property or on interests in real property, (3) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (4) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (5) other specified investments relating to real property or mortgages thereon, and (6) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

95% Gross Income Test.  At least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (1) sources which satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.

Rents from Real Property.  Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test if such lease is respected as a true lease for U.S. federal income tax purposes (see “— Characterization of Property Leases”)

and subject to the rules discussed below. Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or through a taxable REIT subsidiary. With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). Our board of directors intends to hire qualifying independent contractors or to utilize our taxable REIT subsidiaries to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not (1) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant.

Amounts received as rent from a taxable REIT subsidiary are not excluded from rents from real property by reason of the related party rules described above, if the activities of the taxable REIT subsidiary and the nature of the properties it leases meet certain requirements. The taxable REIT subsidiaries will pay regular corporate tax rates on any income they earn. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

Interest Income.  It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test, provided, that in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we committed to acquire the loan, or agreed to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then the interest income will be apportioned between the real property and the other collateral, and our income from the loan will qualify for purposes of the 75% Gross Income Test only to the extent that the interest is allocable to the real property. For purposes of the preceding sentence, however, pursuant to IRS guidance we do not need to re-determine the fair market value of real property in connection with a loan modification that is occasioned by a default or made at a time when we reasonably believe the modification to the loan will substantially reduce a significant risk of default on the original loan, and any such modification will not be treated as a prohibited transaction. All of our loans secured by real property will be structured so that the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

Dividend Income.  We may receive distributions from taxable REIT subsidiaries or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividends to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests.

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the Gross Income Tests. Although we intend to take these actions to prevent a violation of the Gross Income Tests, we cannot guarantee that such actions will in all cases prevent such a violation.

Foreclosure Property.  Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated, and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we believe we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, we intend to elect to treat the related property as foreclosure property.

Satisfaction of the Gross Income Tests.  Our share of income from the properties primarily will give rise to rental income and gains on sales of the properties, substantially all of which generally will qualify under the 75% Gross Income and 95% Gross Income Tests. Our anticipated operations indicate that it is likely that we will have little or no non-qualifying income to cause adverse U.S. federal income tax consequences. As described above, we may establish one or more taxable REIT subsidiaries with which we could enter into leases for any properties in which we may invest. The gross income generated by our taxable REIT subsidiaries would not be included in our gross income. However, we would realize gross income from these subsidiaries in the form of rents. In addition, any dividends from our taxable REIT subsidiary to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for such year if we satisfy the IRS that (1) the failure was due to reasonable cause and not due to willful neglect, (2) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (3) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements

In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (1) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:

•	“residual interests” in real estate mortgage investment conduits or taxable mortgage pools;
•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and
•	loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash, and debt securities purchased at a discount.

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

Failure to Qualify

If we fail to qualify as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, or to the extent we fail to distribute 100% of our REIT taxable income, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions

As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;
•	generally has been held for at least two years;
•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;
•	in some cases, was held for production of rental income for at least two years;
•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and
•	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we may eventually sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions. See “— Organizational Requirements — Ownership of Interests in Taxable REIT Subsidiaries.”

Characterization of Property Leases

Upon separation from ARCP, we will own and intend to acquire and own shopping center properties subject to net leases. Our leases have been structured, and we currently intend to structure our leases so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, we generally expect that:

•	our operating partnership and the lessee will intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;
•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the properties covered by the lease during the term of the lease;
•	the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the properties other than the cost of certain capital expenditures, and will dictate through our advisor, who will work for the lessee during the terms of the leases, and how the properties will be operated and maintained;

•	the lessee will bear all of the costs and expenses of operating the properties, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;
•	the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the properties during the term of the lease;
•	in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the properties subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;
•	the lessee will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the properties or (B) the lessee’s use, management, maintenance or repair of the properties;
•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease;
•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through our advisor, which works for the lessees during the terms of the leases, operates the properties;
•	we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the properties during the term of its leases; and
•	upon termination of each lease, the applicable property will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the IRS were to recharacterize our leases as service contracts, partnership agreements or otherwise, rather than true leases, or disregard the leases altogether for tax purposes, all or part of the payments that we receive from the lessees would not be considered rent and might not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we would not be able to satisfy either the 75% Gross Income Test or the 95% Gross Income Tests and, as a result, could lose our REIT qualification.

Tax Aspects of Investments in Partnerships

General.  Upon separation from ARCP, we will hold direct or indirect interests in one or more partnerships, including the operating partnership. We intend to operate as an UPREIT, which is a structure whereby we would own a direct interest in the operating partnership, and the operating partnership would, in turn, own the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership if the operating partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in other entities taxable as partnerships for such purposes.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law, for U.S. federal income tax purposes the operating partnership will be treated as a partnership, if it has two or more partners, or a disregarded entity, if it is treated as having one partner. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of Partnerships and their Partners.  Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations promulgated thereunder. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder. For a description of allocations by the operating partnership to the partners, see the section entitled “Partnership Agreement” in this prospectus.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property generally will have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.

For U.S. federal income tax purposes, our depreciation deductions generally will be computed using the straight-line method. Commercial buildings, structural components and improvements are generally depreciated over 40 years. Shorter depreciation periods apply to other properties. Some improvements to land are depreciated over 15 years. With respect to such improvements, however, taxpayers may elect to depreciate these improvements over 20 years using the straight-line method. For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.

Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition on such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Taxation of U.S. Stockholders

Taxation of Taxable U.S. Stockholders.  As long as we qualify as a REIT, distributions paid to our U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) will be ordinary income.

Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his, her or its common stock by the amount of such distribution, and then as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Stockholder’s basis in our stock, this will increase the U.S. Stockholder’s gain, or reduce the U.S. Stockholder’s loss, on any subsequent sale of the stock.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20.0% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In such instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain, provided that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from C corporations (including any taxable REIT subsidiaries);
(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and
(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a regular, domestic C corporation, such as any taxable REIT subsidiaries, and specified holding period and other requirements are met.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Corporate stockholders cannot claim the dividends-received deduction for such dividends unless we lose our REIT qualification. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

We have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any dividend on shares of our preferred stock will be taxable as a dividend, regardless of whether any portion is paid in stock.

In general, the sale of our common stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Stockholder’s basis in the common stock sold. However, any loss from a sale or exchange of common stock by a U.S. Stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Stockholder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations.

Currently, the maximum tax rate applicable to individuals and certain other non-corporate taxpayers on net capital gain recognized on the sale or other disposition of shares is 20%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, as discussed above with respect to “qualified dividend income,” this reduced tax rate will not apply to dividends paid by us.

Cost Basis Reporting.  U.S. federal income tax information reporting rules may apply to certain transactions in our shares. Where such rules apply, the “cost basis” calculated for the shares involved will be reported to the IRS and to you. Generally these rules apply to all shares purchased. For “cost basis” reporting purposes, you may identify by lot the shares that you transfer or that are redeemed, but if you do not timely notify us of your election, we will identify the shares that are transferred or redeemed on a “first in/first out” basis.

Information reporting (transfer statements) on other transactions may also be required under these rules. Generally, these reports are made for certain transactions. Transfer statements are issued between “brokers” and are not issued to the IRS or to you.

Stockholders should consult their tax advisors regarding the consequences of these rules.

Taxation of Tax-Exempt Stockholders.  U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, our distributions to a U.S. Stockholder that is a domestic tax-exempt entity should not constitute UBTI unless such U.S. Stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its shares of common stock, or the shares of common stock are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, part or all of the income or gain recognized with respect to our stock held by certain domestic tax-exempt entities including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Code Sections 501(c)(7), (9), (17) or (20)), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If we would be “closely held” (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneficiaries, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (1) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (2) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in our charter regarding the ownership, concentration of our common stock, we believe that a tax-exempt pension trust should not become subject to these rules. However, because our shares of common stock are publicly traded, we can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.

Backup Withholding and Information Reporting.  We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non-foreign status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Taxation of Non-U.S. Stockholders

General.  The rules governing the U.S. federal income taxation of Non-U.S. Stockholders are complex, and as such, only a summary of such rules is provided in this information statement. Non-U.S. investors should consult with their own tax advisors and financial planners to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our REIT.

Distributions — In General.  Distributions paid by us that are not attributable to gain from our sales or exchanges of USRPIs and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If income from the investment in the shares of common stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. Stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder’s shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in the “— Sales of Shares” portion of this section below.

Distributions Attributable to Sale or Exchange of Real Property.  Pursuant to FIRPTA, distributions that are attributable to gain from our sales or exchanges of USRPIs will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT is not treated as effectively connected income for a Non-U.S. Stockholder if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S.; and (2) the Non-U.S. Stockholder does not own more than 5% of the class of stock at any time during the one year period ending on the date of such distribution. We anticipate that our shares will be “regularly traded” on an established securities market for the foreseeable future, although no assurance can be given that this will be the case.

U.S. Federal Income Tax Withholding on Distributions.  For U.S. federal income tax withholding purposes, we generally will withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder, unless the Non-U.S. Stockholder provides us with appropriate documentation (1) evidencing that such Non-U.S. Stockholder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN (in which case we will withhold at the lower treaty rate) or (2) claiming that the dividend is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the U.S., generally an IRS Form W-8ECI (in which case we will not withhold tax). We are also generally required to withhold tax at the rate of 35% on the portion of any dividend to a Non-U.S. Stockholder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of an interest in U.S. real property. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described in the preceding two paragraphs. Therefore, such withheld amounts are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities, including those described in the preceding two paragraphs. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.

Sales of Shares.  Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be subject to U.S. federal income taxation; provided, that: (1) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the U.S.; (2) if the Non-U.S. Stockholder is an individual, such Non-U.S. Stockholder is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (3) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares continues to be held directly or indirectly by foreign persons during a continuous five year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) our shares of common stock are “regularly traded” on an established securities market and the selling Non-U.S. Stockholder has not held more than 5% of our outstanding shares of common stock at any time during the five-year period ending on the date of the sale.

We believe, but cannot assure you, that we will qualify as “domestically controlled.” However, if we were not domestically controlled, a Non-U.S. Stockholder’s sale of shares of common stock would be subject to tax, unless the shares of common stock were regularly traded on an established securities market and the selling Non-U.S. Stockholder has not directly, or indirectly, owned during the five-year period ending on the date of sale more than 5% in value of our shares of common stock. We anticipate that our shares will be “regularly traded” on an established securities market for the foreseeable future, although no assurance can be given that this will be the case. If the gain on the sale of shares were to be subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, and the purchaser of such shares of common stock may be required to withhold 10% of the gross purchase price.

If the proceeds of a disposition of common stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non-U.S. Stockholder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Under Treasury Regulations, if the proceeds from a disposition of common stock paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Stockholder, and (B) information reporting will not apply if the Non-U.S. Stockholder certifies its non-U.S. status and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certification pertains. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.

Medicare Tax

Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of shares of our common stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of such shares.

Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to

(a) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. These rules generally will apply to payments of dividends on our common stock made after June 30, 2014 and generally will apply to payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2016. We will not pay any additional amounts in respect of any amounts withheld. U.S. Stockholders and Non-U.S. Stockholders are encouraged to consult their tax advisors regarding the particular consequences to them of this legislation and guidance.

Other Tax Considerations

State, Local and Foreign Taxes.  We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in shares of our common stock.

Legislative Proposals.  You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of shares of our common stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form 10 with the SEC, of which this information statement forms a part, with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the separation and distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.

We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

INDEX TO FINANCIAL STATEMENTS

American Realty Capital Centers, Inc.

ARCP Multi-Tenant Portfolio

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
American Realty Capital Properties, Inc.

We have audited the accompanying balance sheet of American Realty Capital Centers, Inc. (a Maryland corporation) (the “Company”) as of April 2, 2014. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of American Realty Capital Centers, Inc. as of April 2, 2014 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Phoenix, Arizona
April 4, 2014

AMERICAN REALTY CAPITAL CENTERS, INC.

BALANCE SHEET

April 2, 2014
ASSETS
Cash	$1,000
STOCKHOLDER'S EQUITY
Common Stock ($0.01 par value, 1,000 shares authorized, 100 issued and outstanding)	$1
Capital in excess of par value	999
Total Equity	$1,000

The accompanying notes are an integral part of this balance sheet.

AMERICAN REALTY CAPITAL CENTERS, INC.

NOTES TO BALANCE SHEET

NOTE 1 — ORGANIZATION AND BUSINESS

American Realty Capital Centers, Inc. (“ARCenters” or the “Company”) was incorporated as an Maryland corporation on March 11, 2014, for purposes of holding certain multi-tenant shopping centers of American Realty Capital Properties, Inc. (“ARCP”) and its subsidiaries. The Company has no material assets or any operations. The Company's sole equity interest holder is ARCP, a self-administered and self-managed, real estate company, formed in Maryland and headquartered in New York, New York.

NOTE 2 — BASIS OF PRESENTATION

The Company's balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Statements of Operations, Changes in Stockholder's Equity and of Cash Flows have not been presented because this entity has had no activity.

NOTE 3 — STOCKHOLDER’S EQUITY

The Company has been capitalized with the issuance of 100 shares of common stock, $0.01 par value per share, for a total of $1,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
American Realty Capital Properties, Inc.

We have audited the accompanying combined balance sheets of ARCP Multi-Tenant Portfolio (the “Company”) as of December 31, 2013 and 2012, and the related combined statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits of the basic combined financial statements included the financial statement schedule listed in the index to the financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of ARCP Multi-Tenant Portfolio as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Phoenix, Arizona
April 4, 2014

ARCP MULTI-TENANT PORTFOLIO

COMBINED BALANCE SHEETS
(in thousands)

	December 31, 2013	December 31, 2012
ASSETS
Investment in real estate assets:
Land	$389,480	$312,743
Buildings and improvements	1,222,002	932,600
Intangible lease assets	198,693	155,092
Total investment in real estate assets, at cost	1,810,175	1,400,435
Less: accumulated depreciation and amortization	(105,899)	(55,314)
Total investment in real estate assets, net	1,704,276	1,345,121
Cash and cash equivalents	2,204	7,515
Restricted cash	4,637	2,569
Prepaid expenses and other assets, net	27,831	19,985
Deferred financing costs, net	8,504	9,601
Total assets	$1,747,452	$1,384,791
LIABILITIES AND EQUITY
Notes payable	$576,745	$507,807
Accounts payable and accrued expenses	19,088	10,789
Due to affiliates	334	680
Acquired below market lease intangibles, net	55,093	52,577
Deferred rent, derivative and other liabilities	13,473	17,147
Total liabilities	664,733	589,000
Commitments and contingencies
EQUITY
ARCP equity	1,084,149	799,570
Accumulated other comprehensive loss	(1,292)	(3,990)
Noncontrolling interests	(138)	211
Total equity	1,082,719	795,791
Total liabilities and equity	$1,747,452	$1,384,791

The accompanying notes are an integral part of these combined financial statements.

ARCP MULTI-TENANT PORTFOLIO

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Year Ended December 31,
	2013	2012	2011
Revenues:
Rental and other property income	$120,013	$86,580	$34,613
Tenant reimbursement income	26,809	20,741	8,300
Total revenue	146,822	107,321	42,913
Expenses:
Merger and acquisition-related expenses	16,531	18,478	14,321
Property operating expenses	34,827	23,672	9,337
Property and asset management expenses	8,775	9,385	3,575
General and administrative expenses	5,962	2,104	906
Depreciation and amortization	46,337	35,712	14,348
Total operating expenses	112,432	89,351	42,487
Operating income	34,390	17,970	426
Other income (expense):
Other income	549	1,726	2
Interest expense	(25,504)	(17,546)	(4,474)
Total other expense	(24,955)	(15,820)	(4,472)
Net income (loss)	9,435	2,150	(4,046)
Net income (loss) allocated to noncontrolling interests	145	(5)	(59)
Net income (loss) attributable to the Company	$9,290	$2,155	$(3,987)
Other comprehensive income:
Unrealized gain (loss) on interest rate swaps	2,698	(2,961)	(1,029)
Total other comprehensive income (loss)	2,698	(2,961)	(1,029)
Total comprehensive income (loss) attributable to the Company	$11,988	$(806)	$(5,016)

The accompanying notes are an integral part of these combined financial statements.

ARCP MULTI-TENANT PORTFOLIO

COMBINED STATEMENTS OF CHANGES IN EQUITY
(in thousands)

	ARCP Equity	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests	Total Equity
Balance, January 1, 2011	$139,932	$—	$—	$139,932
Comprehensive loss	(3,987)	(1,029)	(59)	(5,075)
Contributions from noncontrolling interests	—	—	482	482
Contributions from ARCP, net	435,190	—	—	435,190
Balance, December 31, 2011	571,135	(1,029)	423	570,529
Comprehensive income (loss)	2,155	(2,961)	(5)	(811)
Distributions to noncontrolling interests	—	—	(207)	(207)
Contributions from ARCP, net	226,280	—	—	226,280
Balance, December 31, 2012	799,570	(3,990)	211	795,791
Comprehensive income	9,290	2,698	145	12,133
Distributions to noncontrolling interests	—		(494)	(494)
Contributions from ARCP, net	275,289	—	—	275,289
Balance, December 31, 2013	$1,084,149	$(1,292)	$(138)	$1,082,719

The accompanying notes are an integral part of these combined financial statements.

ARCP MULTI-TENANT PORTFOLIO

COMBINED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$9,435	$2,150	$(4,046)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	29,248	21,779	8,709
Amortization of intangibles and deferred financing costs, net	18,146	13,658	4,897
Gain on sale of land parcel	—	(618)	—
Bad debt expense	450	248	123
Changes in assets and liabilities:
Prepaid expenses and other assets, net	(8,296)	8,347	(27,842)
Accounts payable and accrued expenses	8,299	31	9,423
Deferred rent and other liabilities	(39)	11,095	(3,167)
Due to affiliates	(346)	339	325
Net cash provided by (used in) operating activities	56,897	57,029	(11,578)
Cash flows from investing activities:
Investment in real estate and related assets	(390,496)	(569,150)	(548,529)
Proceeds from sale of land parcel	—	688	—
Change in restricted cash	(2,068)	559	(2,150)
Net cash used in investing activities	(392,564)	(567,903)	(550,679)
Cash flows from financing activities:
Contributions from ARCP, net	275,289	226,280	435,190
Proceeds from notes payable	59,081	293,887	142,108
Repayment of notes payable	(274)	(111)	(44)
Deferred financing costs paid	(573)	(6,760)	(3,546)
Payment of earnout liabilities	(2,673)	(6,949)	—
Contributions from noncontrolling interests	—	—	482
Distributions to noncontrolling interests	(494)	(207)	—
Net cash provided by financing activities	330,356	506,140	574,190
Net (decrease) increase in cash and cash equivalents	(5,311)	(4,734)	11,933
Cash and cash equivalents, beginning of year	7,515	12,249	316
Cash and cash equivalents, end of year	$2,204	$7,515	$12,249
Supplemental disclosures of non-cash investing and financing activities:
Fair value of mortgage notes assumed in real estate acquisitions at date of assumption	$10,224	$24,000	$4,863
Net unrealized gain (loss) on interest rate swaps	$2,698	$(2,961)	$(1,029)
Supplemental cash flow disclosures:
Interest paid	$23,620	$15,106	$3,772

The accompanying notes are an integral part of these combined financial statements.

ARCP MULTI-TENANT PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS

American Realty Capital Centers, Inc. (“ARCenters”) is a newly formed, externally advised Maryland corporation that was created to hold certain multi-tenant shopping centers of American Realty Capital Properties, Inc. (“ARCP”) and its subsidiaries. Prior to or concurrently with the separation, ARCenters will engage in certain formation transactions to consolidate the ownership of a portfolio of interests in 78 properties that are currently owned by ARCP’s operating partnership, ARC Properties Operating Partnership, L.P. (“ARCP OP”) into ARCenters’ operating partnership, ARCenters Operating Partnership, L.P. (“ARCenters OP”). References to ARCP Multi-Tenant Portfolio’ historical business and operations refer to the business and operations of the 65 multi-tenant properties and 10 single-tenant net leased retail properties (“ARCP Multi-Tenant Portfolio”) owned as of December 31, 2013 that will be transferred to ARCenters. The terms “the Company,” “our Company,” “we,” “us” or “our” refer to ARCP Multi-Tenant Portfolio. Prior to being owned by ARCP OP and during the years ended December 31, 2013, 2012 and 2011, the transferred properties were wholly owned by a subsidiary of Cole Real Estate Investments, Inc. (formerly known as Cole Credit Property Trust III, Inc.) (“Cole”). On February 7, 2014, Cole was merged with and into a subsidiary of ARCP (“ARCP Merger Sub”), with ARCP Merger Sub surviving as a wholly owned subsidiary of ARCP (the “ARCP Merger”). All references herein to ARCP refer to either the historical operations of Cole or ARCP, unless otherwise noted.

Pursuant to the separation and distribution agreement, ARCP will distribute a portion of the shares of common stock of ARCenters on a pro rata basis to ARCP’s stockholders as of the record date, with ARCP OP retaining a 25.0% interest. ARCenters is currently operated as a subsidiary of ARCP, which operates as a real estate investment trust (“REIT”). ARCenters is expected to operate as a REIT subsequent to the separation and distribution.

To date, ARCenters has not conducted any business as a separate company and has no material assets or liabilities. The operations of the properties to be transferred to ARCenters by ARCP are presented as if the transferred properties were the ARCenters’ properties for all historical periods described and at the carrying value of such assets and liabilities reflected in ARCP’s books and records.

In connection with the separation and distribution, ARCenters will enter into certain agreements with ARCP and/or ARCP OP, including a separation and distribution agreement, a right of first offer agreement, a registration rights agreement and a licensing agreement. ARCenters will not have any employees. All the services that might be provided by employees will be provided to ARCenters by ARCP Advisors, LLC (“ARCP Advisors”), a Delaware limited liability company and an indirect wholly owned subsidiary of ARCP OP, pursuant to an advisory agreement.

ARCenters’ assets are expected to consist of interests in 68 shopping center properties with approximately 11.3 million square feet of gross leasable area and 10 single-tenant properties with approximately 375,000 square feet of gross leasable area.

ARCenters will derive its revenues primarily from retail tenant leases, including fixed minimum rent leases, percentage rent leases based on tenants’ sales volumes and reimbursements from tenants for certain expenses. ARCenters will seek to enhance the value of its properties by, and among other things, expanding existing tenants, re-entitling site plans to allow for additional outparcels, which are small tracts of land used for freestanding development not attached to the main buildings, and repositioning tenant mixes to maximize traffic, tenant sales and percentage rents.

ARCenters intends to elect to be treated as a REIT for federal income tax purposes, and intends to conduct its business and own substantially all its assets through its operating partnership, ARCenters OP.

ARCP MULTI-TENANT PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying combined financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis of Presentation

The accompanying combined financial statements include the accounts of ARCP Multi-Tenant Portfolio presented on a combined basis as the ownership interests are currently under common control and ownership of ARCP.

The combined financial statements include the accounts of the Company and an ARCP consolidated joint venture arrangement (the “Consolidated Joint Venture”). The Company owns a 100% interest in all real estate assets with the exception of the Consolidated Joint Venture, in which the Company owns a 95% interest. The portions of the Consolidated Joint Venture arrangement not owned by ARCenters are presented as noncontrolling interests.

The historical combined financial statements include charges related to certain ARCP corporate functions, including, but not limited to, merger and acquisition costs, costs related to asset management, accounting and finance, human resources, security, payroll and benefits, legal, corporate communications, information services and restructuring and reorganization. These expenses have been charged based on direct usage or benefit where identifiable, with the remainder charged on a pro rata basis determined by management. Management considers the expense allocation methodology and results to be reasonable for all periods presented. However, the charges may not be indicative of the actual expenses that would have been incurred had ARCenters operated as an independent company for the periods presented.

The Company combined the accounts of its Consolidated Joint Venture, which held real estate assets with an aggregate book value of $28.5 million and $29.8 million as of December 31, 2013 and 2012, respectively.

All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, investments in real estate, business combinations, and derivative financial instruments and hedging activities, as applicable.

Real Estate Investments

The Company records acquired real estate at cost and makes assessments as to the useful lives of depreciable assets. The Company considers the period of future benefit of the asset to determine the appropriate useful lives. Depreciation is computed using a straight-line method over the estimated useful life of 40 years for buildings, five to 15 years for building fixtures and improvements and the remaining lease term for acquired intangible lease assets.

Impairment of Long-Lived Assets

Periodically, or when circumstances indicate the carrying value of a property may not be recoverable, the Company assesses real estate investments for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If

ARCP MULTI-TENANT PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. The Company did not record any impairment charges on real estate investments during the years ended December 31, 2013, 2012 and 2011.

Allocation of Purchase Price of Business Combinations including Acquired Properties

In accordance with the guidance for business combinations, the Company determines whether a transaction or other event is a business combination. If the transaction is determined to be a business combination, the Company determines whether the transaction is considered to be between entities under common control. The acquisition of an entity under common control is accounted for on the carryover basis of accounting whereby the assets and liabilities of the companies are recorded upon the merger on the same basis as they were carried by the companies on the merger date. All other business combinations are accounted for by applying the acquisition method of accounting. Under the acquisition method, the Company recognizes the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquired entity. In addition, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company will immediately expense acquisition-related costs and fees associated with business combinations and asset acquisitions.

The Company allocates the purchase price of acquired properties and businesses accounted for under the acquisition method of accounting to tangible and identifiable intangible assets acquired based on their respective fair values to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, buildings, equipment and tenant improvements on an as-if-vacant basis. The Company utilizes various estimates, processes and information to determine the as-if-vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates and the value of in-place leases.

The Company has acquired, and may continue to acquire, certain properties subject to contingent consideration arrangements that may obligate the Company to pay additional consideration to the seller based on the outcome of future events (the “Contingent Payments”). Additionally, the Company may acquire certain properties for which it funds certain contingent consideration amounts into an escrow account pending the outcome of certain future events. The outcome may result in the release of all or a portion of the escrow funds to the Company or the seller or a combination thereof. Contingent consideration arrangements are based on a predetermined formula and have set time periods regarding the obligation to make future payments, including funds released to the seller from escrow accounts, or the right to receive escrowed funds as set forth in the respective purchase and sale agreement. Contingent consideration arrangements, including amounts funded through an escrow account, are recorded upon acquisition of the respective property at their estimated fair value, and any changes to the estimated fair value, subsequent to acquisition, are reflected in the accompanying combined statements of operations. The determination of the amount of contingent consideration arrangements is based on the probability of several possible outcomes as identified by management. The respective amounts recorded are carried at fair value, with any changes in fair value included in net income.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the Company in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which typically ranges from six to 18 months. The Company also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

ARCP MULTI-TENANT PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values are amortized as an increase to rental income over the remaining term of the lease and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, the Company initially will consider, and evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The fair value of investments and debt are valued using techniques consistent with those disclosed in Note 4 — Fair Value Measurements, depending on the nature of the investment or debt. The fair value of all other assumed assets and liabilities based on the best information available.

The value of in-place leases is amortized to expense over the initial term of the respective leases, which range primarily from two to 20 years. In no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, the Company utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Intangible lease assets consisted of the following (dollars in thousands):

	Weighted Average Life Remaining (in years)	As of December 31,
		2013	2012
In-place leases, net of accumulated amortization of $35,133 and $19,185, respectively	7.3	$116,452	$97,499
Acquired above-market leases, net of accumulated amortization of $10,116 and $4,727, respectively	7.4	36,992	33,681
		$153,444	$131,180

ARCP MULTI-TENANT PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Amortization expense related to the in-place lease assets for the years ended December 31, 2013, 2012 and 2011 was $17.1 million, $13.9 million and $5.7 million, respectively. Amortization expense related to the acquired above market lease assets for the years ended December 31, 2013, 2012 and 2011 was $5.5 million, $3.4 million and $1.3 million, respectively, and was recorded as a reduction to rental and other rental related revenue in the combined statements of operations.

Estimated amortization expense of the intangible lease assets as of December 31, 2013 for each of the five succeeding fiscal years is as follows (in thousands):

	Amortization
Year Ending December 31,	In-Place Leases	Above Market Leases
2014	$19,568	$6,248
2015	$18,159	$6,012
2016	$15,344	$5,309
2017	$13,159	$4,800
2018	$10,672	$4,022

Acquired below-market lease intangibles consisted of the following (dollars in thousands):

	Weighted Average Life Remaining (in years)	As of December 31,
		2013	2012
Acquired below-market leases, net of accumulated amortization of $13,737 and $8,017, respectively	6.9	$55,093	$52,577

The increase in real estate investment revenue resulting from the amortization of the intangible lease liabilities for the years ended December 31, 2013, 2012 and 2011 was $6.0 million, $5.0 million and $2.4 million, respectively.

Estimated amortization of the intangible lease liabilities as of December 31, 2013 for each of the five succeeding fiscal years is as follows (in thousands):

Year Ending December 31,	Amortization of Below-Market Leases
2014	$6,925
2015	$6,717
2016	$6,440
2017	$5,936
2018	$4,984

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturities when purchased of three months or less to be cash equivalents. The Company considers investments in highly liquid money market accounts to be cash equivalents.

ARCP MULTI-TENANT PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Restricted Cash

Restricted cash was primarily composed of $4.2 million and $2.4 million, as of December 31, 2013 and 2012, respectively, in escrow accounts held by lenders for tenant and capital improvements, leasing commissions, repairs and maintenance and other lender reserves for certain properties, in accordance with each respective lender’s loan agreement. Also included in restricted cash was $412,000 and $145,000 as of December 31, 2013 and 2012, respectively, held by lenders in a lockbox account. As part of certain debt agreements, rents from certain encumbered properties are deposited directly into a lockbox account, from which the monthly debt service payment is disbursed to the lender and the excess is disbursed to the Company.

Concentration of Credit Risk

As of December 31, 2013, the Company had cash on deposit, including restricted cash, at four financial institutions, at one of which the Company had deposits of $2.4 million, which is in excess of federally insured levels; however, the Company has not experienced any losses in such accounts. The Company limits significant cash deposits to accounts held by financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits.

As of December 31, 2013, no single tenant accounted for greater than 10% of the Company’s 2013 gross annualized rental revenues. Tenants in the discount store industry accounted for 10% of the of the Company’s 2013 gross annualized rental revenues. Additionally, the Company has certain geographic concentrations in its property holdings. In particular, as of December 31, 2013, three of the Company’s properties were located in California and eight of the Company’s properties were located in Georgia, accounting for 12.3% and 11.4%, respectively, of the Company’s 2013 gross annualized rental revenues.

Deferred Costs, Net

Deferred costs, net consists of deferred financing costs net of accumulated amortization and deferred leasing costs net of accumulated amortization.

Deferred financing costs represent commitment fees, legal fees and other costs associated with obtaining commitments for financing. These costs are amortized to interest expense over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined the financing will not close. Amortization of deferred financing costs, including any write-offs, was $1.7 million, $1.3 million and $282,000 during the years ended December 31, 2013, 2012 and 2011, respectively, and was recorded in interest expense in the combined statements of operations.

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

The Company records all derivatives on the combined balance sheets at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives

ARCP MULTI-TENANT PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designed and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the combined statements of operations and comprehensive income (loss). If the derivative is designated and qualifies for hedge accounting treatment the change in the estimated fair value of the derivative is recorded in other comprehensive income to the extent that it is effective. Any ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

Revenue Recognition

Upon the acquisition of real estate, certain properties will have leases where minimum rent payments increase during the term of the lease. The Company will record rental revenue for the full term of each lease on a straight-line basis. When the Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Cost recoveries from tenants are included in tenant reimbursement income in the period the related costs are incurred, as applicable.

The Company’s revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many of the leases provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. Straight-line rent receivables are included in prepaid expenses and other assets on the combined balance sheets.

The Company continually reviews receivables related to rent and unbilled rent receivables and determines collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. If the collectability of a receivable is in doubt, the Company will record an increase in the allowance for uncollectible accounts or record a direct write-off of the receivable in the combined statements of operations and comprehensive income (loss). As of December 31, 2013 and 2012, the Company recorded an allowance for uncollectible accounts of $315,000 and $167,000, respectively. In addition, the Company wrote-off $450,000 and $248,000 for the years ended December 31, 2013 and 2012, respectively, to bad debt, which is included in the accompanying combined statements of operations in property operating expenses.

Contingent Rental Income

The Company owns certain properties that have associated leases that require the tenant to pay contingent rental income based on a percentage of the tenant’s sales after the achievement of certain sales thresholds, which may be monthly, quarterly or annual targets. As a lessor, the Company defers the recognition of contingent rental income until the specified target that triggered the contingent rental income is achieved, or until such sales upon which percentage rent is based are known.

ARCP MULTI-TENANT PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income Taxes

The Company has historically operated under ARCP’s REIT structure. Subsequent to the transfer of properties to ARCenters OP and the distribution of shares of ARCenters common stock, ARCenters expects to be taxed as a REIT for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, beginning with the taxable year ending December 31, 2014. If ARCenters qualifies for taxation as a REIT, ARCenters generally will not be subject to federal corporate income tax to the extent it distributes its taxable income to its stockholders, and so long as it distributes at least 90% of its annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). REITs are subject to a number of other organizational and operational requirements. Even if ARCenters qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

During the years ended December 31, 2013, 2012 and 2011, the Company recognized state income and franchise taxes of $38,000, $27,000 and $5,000, respectively, which are included in general and administrative expenses in the accompanying combined statements of operations and comprehensive loss.

Interest

Interest is charged to interest expense as it accrues. No interest costs were capitalized during the years ended December 31, 2013, 2012 and 2011.

Reportable Segments

The Company has determined that it has one reportable segment, with activities related to investing in real estate. The Company’s investments in real estate generate rental revenue and other income through the leasing of properties, which comprised 100% of its total consolidated revenues. Although the Company's investments in real estate will be geographically diversified throughout the United States, management evaluates operating performance on an individual property level. The Company's properties have been aggregated into one reportable segment.

Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (“FASB”) issued guidance regarding disclosures about offsetting assets and liabilities, which requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The guidance was effective for fiscal years and interim periods beginning on or after January 1, 2013 with retrospective application for all comparative periods presented. The adoption of this guidance, which is related to disclosure only, did not have a material impact on the Company’s combined financial position, results of operations or cash flows. Refer to Note 6 — Derivative Instruments for the Company’s disclosure of information about offsetting and related arrangements.

In July 2012, the FASB issued revised guidance intended to simplify how an entity tests indefinite-lived intangible assets for impairment. The amendments allow an entity to initially assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. An entity is no longer required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative test unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments were effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this guidance did not have a material impact on the Company’s combined financial position, results of operations or cash flows.

In February 2013, the FASB issued guidance which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. The guidance was

ARCP MULTI-TENANT PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

effective for annual and interim periods beginning after December 15, 2012. The adoption of this guidance, which is related to disclosure only, did not have a material impact on the Company’s combined financial position, results of operations or cash flows. Refer to Note 6 — Derivative Instruments and Hedging Activities for the Company’s disclosure of the information about the amounts reclassified out of accumulated other comprehensive income by component.

In February 2013, the FASB issued new accounting guidance clarifying the accounting and disclosure requirements for obligations resulting from joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. The Company does not expect the adoption of this guidance to have a material impact on the Company’s combined financial position, results of operations or cash flows.

NOTE 3 — REAL ESTATE ACQUISITIONS

2013 Property Acquisitions

During the year ended December 31, 2013, the Company acquired interests in 16 retail properties for an aggregate purchase price of $395.8 million (the “2013 Acquisitions”). The Company purchased the 2013 Acquisitions with net proceeds from Cole’s prior offerings and borrowings. The Company allocated the purchase price of these properties to the fair value of the assets acquired and liabilities assumed. The following table summarizes the purchase price allocation (in thousands):

December 31, 2013
Land	$76,737
Building and improvements	284,121
Acquired in-place leases	35,279
Acquired above-market leases	8,790
Acquired below-market leases	(8,793)
Fair value adjustment of assumed note payable	(362)
Total purchase price	$395,772

The Company recorded revenue of $6.5 million and net loss of $763,000 for the year ended December 31, 2013 related to the 2013 Acquisitions.

The following information summarizes selected financial information of the Company as if all the 2013 Acquisitions had been completed on January 1, 2012 for each period presented below. The table below presents the Company’s estimated revenue and net income, on a pro forma basis, for the years ended December 31, 2013 and 2012 (in thousands):

	Year Ended December 31,
	2013	2012
Pro forma basis (unaudited):
Revenue	$178,545	$135,323
Net income	$33,069	$9,019

The unaudited pro forma information for the year ended December 31, 2013 was adjusted to exclude $2.8 million of property-related acquisition costs recorded during the year ended December 31, 2013. These costs were recognized in the unaudited pro forma information for the year ended December 31, 2012. The unaudited pro forma information is presented for informational purposes only and may not be indicative of

ARCP MULTI-TENANT PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

NOTE 3 — REAL ESTATE ACQUISITIONS  – (continued)

what actual results of operations would have been had the transactions occurred at the beginning of 2012, nor does it purport to represent the results of future operations.

2012 Property Acquisitions

During the year ended December 31, 2012, the Company acquired interests in 20 retail properties for an aggregate purchase price of $593.3 million (the “2012 Acquisitions”). The Company purchased the 2012 Acquisitions with net proceeds from Cole’s prior offerings and borrowings.The Company allocated the purchase price of the 2012 Acquisitions to the fair value of the assets acquired and liabilities assumed. The following table summarizes the purchase price allocation (in thousands):

December 31, 2012
Land	$154,888
Building and improvements	389,321
Acquired in-place leases	51,200
Acquired above-market leases	22,035
Acquired below-market leases	(24,147)
Total purchase price	$593,297

The Company recorded revenue of $30.6 million and a net loss of $10.4 million for the year ended December 31, 2012 related to the 2012 Acquisitions.

The following information summarizes selected financial information of the Company as if all the 2012 Acquisitions had been completed on January 1, 2011 for each period presented below. The table below presents the Company’s estimated revenue and net income, on a pro forma basis, for the years ended December 31, 2012 and 2011 (in thousands):

	Year Ended December 31,
	2012	2011
Pro forma basis (unaudited):
Revenue	$133,655	$98,095
Net income	$27,751	$(9,235)

The unaudited pro forma information for the year ended December 31, 2012 was adjusted to exclude $15.8 million of acquisition costs recorded during the year ended December 31, 2012. These costs were recognized in the unaudited pro forma information for the year ended December 31, 2011. The unaudited pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2011, nor does it purport to represent the results of future operations.

NOTE 4 — FAIR VALUE MEASUREMENTS

U.S. GAAP defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. U.S. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

ARCP MULTI-TENANT PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

NOTE 4 — FAIR VALUE MEASUREMENTS  – (continued)

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3 — Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:

Cash and cash equivalents and restricted cash — The Company considers the carrying values of these financial assets to approximate fair value because of the short period of time between their origination and their expected realization.

Notes payable — The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. The estimated fair value of the Company’s debt was $568.9 million and $539.2 million as of December 31, 2013 and December 31, 2012, respectively, compared to the carrying value of $576.7 million and $507.8 million as of December 31, 2013 and December 31, 2012, respectively. The fair value of the Company’s debt is estimated using Level 2 inputs.

Derivative instruments — The Company’s derivative instruments represent interest rate swaps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. The Company includes the impact of credit valuation adjustments on derivative instruments measured at fair value.

Contingent consideration arrangements — The contingent consideration arrangements are carried at fair value and are valued using Level 3 inputs. The fair value of the Contingent Payments is determined based on the estimated timing and probability of successfully leasing vacant space subsequent to the Company’s acquisition of certain properties. The estimated fair value of these arrangements totaled $3.6 million and $5.3 million as of December 31, 2013 and 2012, respectively, and is included in the accompanying combined balance sheets in deferred rent, derivative and other liabilities. During the year ended December 31, 2013, the Company incurred $1.7 million of additional liability related to contingent consideration arrangements, made payments of $2.7 million of Contingent Payments and decreased the fair value of the outstanding contingent consideration arrangements by $798,000. During the year ended December 31, 2012, the Company incurred $6.0 million of additional liability related to contingent consideration arrangements, made payments of $6.9 million and increased the fair value of the outstanding contingent consideration arrangements by $789,000. The change in fair value is included in the accompanying combined statements of operations in other income.

Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, on disposition of the financial assets and liabilities. As of December 31, 2013 and 2012, there have been no transfers of financial assets or liabilities between levels.

ARCP MULTI-TENANT PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

NOTE 4 — FAIR VALUE MEASUREMENTS  – (continued)

In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company’s financial liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2013 and 2012 (in thousands):

	Balance as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Interest rate swaps	$(1,292)	$—	$(1,292)	$—
Earnout agreements	(3,606)	—	—	(3,606)
Total liabilities	$(4,898)	$—	$(1,292)	$(3,606)

	Balance as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Interest rate swaps	$(3,990)	$—	$(3,990)	$—
Earnout agreements	(5,341)	—	—	(5,341)
Total liabilities	$(9,331)	$—	$(3,990)	$(5,341)

NOTE 5 — NOTES PAYABLE

As of December 31, 2013, the Company and the Consolidated Joint Venture had $576.7 million of debt outstanding with a weighted average years to maturity of 6.7 years and weighted average interest rate of 4.3.%. The following table summarizes the debt activity during the year ended and balances as of December 31, 2013 (in thousands):

		During the Year Ended December 31, 2013
	Balance as of December 31, 2012	Debt Issuance and Assumptions	Repayments	Other(1)	Balance as of December 31, 2013
Fixed rate debt	$454,107	$67,861	$(274)	$270	$521,964
Variable rate debt	53,700	1,081	—	—	54,781
Total	$507,807	$68,942	$(274)	$270	$576,745

(1)	Represents fair value adjustment of assumed mortgage note payable, net of amortization.

As of December 31, 2013, the fixed rate debt included $93.4 million of variable rate debt subject to interest rate swap agreements which had the effect of fixing the variable interest rates per annum through the maturity date of the loan. In addition, the fixed rate debt included mortgage notes assumed with an aggregate face amount of $39.2 million and an aggregate fair value of $39.1 million at the date of assumption. The fixed rate debt has interest rates ranging from 3.52% to 5.99% per annum. The variable rate debt has variable interest rates ranging from LIBOR plus 0.225% to 0.275% per annum. The aggregate balance of gross real estate and related assets, net of gross intangible lease liabilities, securing the fixed and variable rate debt outstanding was $1.0 billion as of December 31, 2013. Each of the mortgage notes payable is secured by the respective properties on which the debt was placed. Certain notes payable contain covenants, representations, warranties and borrowing conditions customary for similar credit arrangements. These notes also include usual and customary events of default and remedies for agreements of this nature. Based on the Company’s analysis

ARCP MULTI-TENANT PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

NOTE 5 — NOTES PAYABLE  – (continued)

and review of its results of operations and financial condition, the Company believes it was in compliance with the covenants of such notes payable as of December 31, 2013.

The following table summarizes the scheduled aggregate principal repayments for the Company’s outstanding debt as of December 31, 2013 for each of the five succeeding fiscal years and the period thereafter (in thousands):

Year Ending December 31,	Principal Repayments(1)
2014	$52,368
2015	691
2016	16,990
2017	51,742
2018	43,311
Thereafter	411,710
Total	$576,812

(1)	Principal repayment amounts reflect actual payments based on the face amount of notes payable secured by the Company’s wholly owned properties and the Consolidated Joint Venture. As of December 31, 2013, the fair value adjustment, net of amortization, of mortgage notes assumed was approximately $66,000.

NOTE 6 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risks. The following table summarizes the terms of the Company’s executed swap agreements designated as hedging instruments (in thousands):

	Balance Sheet Location	Outstanding Notional Amount as of December 31, 2013	Interest Rates(1)	Effective Dates	Maturity Dates	Fair Value of Liabilities
						December 31, 2013	December 31, 2012
Interest Rate Swaps	Deferred rent, derivative and other liabilities	$93,400	3.61% to 5.34%	12/1/2011 to 7/5/2012	3/1/2017 to 12/1/2018	$(1,292)	$(3,990)

(1)	The interest rates consist of the underlying index swapped to a fixed rate and the applicable interest rate spread.

Additional disclosures related to the fair value of the Company’s derivative instruments are included in Note 4 — Fair Value Measurements. The notional amount under the interest rate swap agreements is an indication of the extent of the Company’s involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.

Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designates the interest rate swaps as cash flow hedges, to hedge the variability of the anticipated cash flows on its variable rate notes payable. The change in fair value of the effective portion of the derivative instruments that are designated as hedges is recorded in other comprehensive income. Any ineffective portion of the change in fair value of the derivative instruments is recorded in interest expense. The Company has not recorded any change in fair value of derivative instruments to interest expense during the years ended December 31, 2013, 2012 and 2011.

ARCP MULTI-TENANT PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

NOTE 6 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES  – (continued)

The following table summarizes the unrealized gains and losses on the Company’s derivative instruments and hedging activities for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	Amount of Income (Loss) Recorded in Other Comprehensive Income
	Year Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2013	2012	2011
Interest Rate Swaps	$2,698	$(2,961)	$(1,029)

The Company has an agreement with each of its derivative counterparies providing that if the Company defaults on certain of its unsecured indebtedness, then the Company could also be declared in default on its derivative obligations resulting in an acceleration of payment. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparty. The Company believes it mitigates its credit risk by entering into agreements with creditworthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the respective credit quality of the Company and the counterparty. During the years ended December 31, 2013, 2012 and 2011, there were no termination events or events of default related to the interest rate swaps.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may become subject to litigation, claims or commitments. The Company is not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to the Company’s business, to which the Company is a party or to which the Company’s properties are subject.

Environmental Matters

In connection with the ownership and operation of real estate, the Company potentially may be liable for costs and damages related to environmental matters. The Company owns certain properties that are subject to environmental remediation. In each case, the seller of the property, the tenant of the property and/or another third party has been identified as the responsible party for environmental remediation costs related to the respective property. Additionally, in connection with the purchase of certain of the properties, the respective sellers and/or tenants have indemnified the Company against future remediation costs. In addition, the Company carries environmental liability insurance on its properties that provides limited coverage for remediation liability and pollution liability for third-party bodily injury and property damage claims. Accordingly, the Company does not believe that it is reasonably possible that the environmental matters identified at such properties will have a material effect on its results of operations, financial condition or liquidity, nor is it aware of any environmental matters at other properties which it believes are reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

NOTE 8 — EQUITY

As of December 31, 2013 and 2012, a noncontrolling entity partner had an ownership interest in the Consolidated Joint Venture. Due to various standards as set forth by U.S. GAAP, the Company combined the accounts of the Consolidated Joint Venture in the accompanying combined financial statements. Income (loss) attributable to this noncontrolling interest was $145,000, $(5,000) and $(59,000) for the years ended December 31, 2013, 2012 and 2011, respectively.

NOTE 9 — RELATED-PARTY TRANSACTIONS

As discussed in Note 1 — Organization and Business, the accompanying combined financial statements present the operations of the Company as carved out from the financial statements of ARCP. During the years ended December 31, 2012 and 2011 and the period January 1, 2013 through April 5, 2013 the Company was externally managed and incurred fees and expenses payable to the Company’s then advisor, Cole Capital Advisors, Inc. (“CR III Advisors”), an Arizona corporation, which is an affiliate of Cole, in connection with

ARCP MULTI-TENANT PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

NOTE 9 — RELATED-PARTY TRANSACTIONS  – (continued)

the acquisition, management and financing of the Company’s portfolio. On April 5, 2013, Cole consummated a merger with Cole Holdings Corporation, an Arizona corporation and the parent company of CR III Advisors, which had the effect of making Cole internally managed (the “Holdings Merger”). On June 20, 2013, Cole listed its common stock on The New York Stock Exchange (the “Listing”). Subsequent to the Holdings Merger and the Listing, the Company no longer incurred certain fees and expenses to CR III Advisors, as discussed further below.

Acquisitions and Operations

CR III Advisors or its affiliates received acquisition and advisory fees of up to 2.0% of the contract purchase price of each asset for the acquisition, development or construction of properties and was reimbursed for acquisition expenses incurred in the process of acquiring properties, so long as the total acquisition fees and expenses relating to the transaction did not exceed 6.0% of the contract purchase price. Subsequent to the Listing, the Company no longer incurred these fees.

The Company paid CR III Advisors a monthly asset management fee of 0.0417%, which was one-twelfth of 0.5%, of the Company’s average invested assets for that month. The Company reimbursed costs and expenses incurred by CR III Advisors in providing asset management services. Subsequent to the Holdings Merger, the Company no longer incurred these fees.

The Company paid Cole Realty Advisors, Inc. (“Cole Realty Advisors”), its then property manager, which is affiliated with CR III Advisor, fees for the management and leasing of the Company’s properties. Property management fees were up to 2.0% of gross revenue for single-tenant properties and 4.0% of gross revenue for multi-tenant properties and leasing commissions were at prevailing market rates; provided, however, that the aggregate of all property management and leasing fees paid to affiliates of the Company’s advisor plus all payments to third parties were not to exceed the amount that other nonaffiliated management and leasing companies generally charge for similar services in the same geographic location. Cole Realty Advisors was permitted to subcontract its duties for a fee, provided that the fee was less than the fee provided for in the property management agreement. The Company reimbursed Cole Realty Advisors’ costs of managing and leasing the properties.

The Company reimbursed CR III Advisors for all expenses it paid or incurred in connection with the services provided to the Company, subject to certain limitations. The Company did not reimburse CR III Advisors for personnel costs in connection with services for which CR III Advisors received acquisition fees and real estate commissions.

If CR III Advisors, or its affiliates, provided substantial services, as determined by the Company’s independent directors, in connection with the origination or refinancing of any debt financing obtained by the Company that was used to acquire properties, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company paid CR III Advisors or its affiliates a financing coordination fee equal to 1.0% of the amount available and/or outstanding under such financing; provided however, that CR III Advisors or its affiliates were not entitled to a financing coordination fee in connection with the refinancing of any loan secured by any particular property that was previously subject to a refinancing in which CR III Advisors or its affiliates received such a fee. Financing coordination fees payable from loan proceeds from permanent financing were paid to CR III Advisors or its affiliates as the Company acquired and/or assumed such permanent financing. Subsequent to the Holdings Merger, the Company no longer incurred these fees.

ARCP MULTI-TENANT PORTFOLIO

NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

NOTE 9 — RELATED-PARTY TRANSACTIONS  – (continued)

The Company recorded fees and expense reimbursements as shown in the table below for services provided by CR III Advisors and its affiliates related to the services described above during the periods indicated (in thousands):

	January 1, 2013 to April 5, 2013	Year Ended December 31,
	2013	2012	2011
Acquisitions and Operations:
Acquisition fees and expenses(1)	$1,315	$12,765	$11,752
Asset management fees and expenses	$3,047	$4,931	$1,827
Property management and leasing fees and expenses(2)	$5,022	$3,792	$1,376
Operating expenses	$212	$499	$253
Financing coordination fees	$—	$3,173	$1,068

(1)	Acquisition fees and expenses were incurred during the period January 1, 2013 to the Listing.
(2)	Property management fees were incurred for the entire year ended December 31, 2013.

NOTE 10 — OPERATING LEASES

The Company’s properties are leased to tenants under operating leases for which the terms and expirations vary. The leases frequently have provisions to extend the lease agreement and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. As of December 31, 2013, the weighted average remaining lease term, including the Consolidated Joint Venture’s leases, was 7.3 years.

The future minimum rental income from the Company’s investment in real estate assets under non-cancelable operating leases as of December 31, 2013 is as follows (in thousands):

Year Ending December 31,	Amount
2014	$140,410
2015	136,738
2016	124,524
2017	114,056
2018	96,690
Thereafter	415,448
Total	$1,027,866

NOTE 11 — SUBSEQUENT EVENTS

Real Estate Acquisitions

Subsequent to December 31, 2013, ARCP acquired three multi-tenant properties for an aggregate purchase price of $72.2 million that are expected to be transferred to the Company upon separation.

Real Estate Financing

On March 14, 2014, ARCP defeased one note payable with a principal balance of $9.6 million that was secured by a property expected to be transferred to us upon separation.

ARCP Merger

On February 7, 2014, the ARCP Merger was consummated. See Note 1 for further information regarding the ARCP Merger.

ARCP MULTI-TENANT PORTFOLIO

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
(in thousands)

Description(a)	Encumbrances	Initial Costs to Company		Total Adjustments to Basis	Gross Amount at Which Carried at December 31, 2013(b)(c)	Accumulated Depreciation(d)(e)	Date Acquired	Date Constructed
		Land	Buildings & Improvements
Real Estate Held for Investment the Company has Invested in under Operating Leases
Belleview Plaza Pensacola, FL	$4,145	$1,033	$6,039	$455	$7,527	$364	12/13/2011	2009
Big Lots/Tractor Supply Northport, AL	—	1,029	1,975	—	3,004	58	3/4/2013	1992
Breakfast Pointe Panama Beach City, FL	8,050	2,938	11,444	152	14,534	1,006	11/18/2010	2009
Camp Creek Marketplace East Point, GA	42,000	5,907	63,695	480	70,082	4,834	5/13/2011	2003
Capital Plaza Wake Forest, NC	—	2,221	4,633	—	6,854	37	9/23/2013	2003
Cedar Hill Village
Cedar Hill, TX	—	899	6,626	—	7,525	57	9/26/2013	2002
Century Town Center Vero Beach, FL	8,130	4,112	8,549	339	13,000	671	6/9/2011	2008
Cleveland Town Center Cleveland, TN	—	1,623	14,831	130	16,584	907	12/20/2011	2008
Cornerstar Auora, CO	—	12,432	97,186	—	109,618	114	12/31/2013	2008
Crossroads Marketplace Warner Robbins, GA	—	2,128	8,517	44	10,689	522	12/20/2011	2008
CVS
Bellevue, OH	1,011	175	1,777	—	1,952	97	11/4/2011	1998
Lake Wales, FL	1,625	1,173	1,715	—	2,888	136	11/1/2010	1999
Lawrenceville, GA	2,940	2,387	2,117	—	4,504	154	7/8/2011	2008
Madison, NC	1,587	269	1,654	—	1,923	74	4/26/2012	1998
CVS/Huntington Bank Northville, MI	—	3,695	—	—	3,695	—	8/17/2011	(f)
Del Monte Plaza Reno, NV	9,953	3,429	12,252	155	15,836	693	11/2/2011	2011
Denver West Plaza Lakewood, CO	—	2,369	9,847	—	12,216	687	7/22/2011	2002
Dimond Crossing Anchorage, AK	7,980	5,753	8,769	27	14,549	554	9/27/2011	2007
Eastchase Market Fort Worth, TX	—	7,817	21,489	—	29,306	32	12/11/2013	1996
Eastland Center West Covina, CA	90,000	41,559	102,941	2,391	146,891	4,853	5/14/2012	1998
Fairlane Green Allen Park, MI	24,000	14,975	27,109	177	42,261	1,832	2/22/2012	2005
Falcon Valley Lenexa, KS	6,375	1,946	8,992	40	10,978	749	12/23/2010	2008
Gander Mountain & Goodwill Rogers, MN	—	2,165	3,366	—	5,531	21	11/25/2013	2011
Giant Eagle Lewis Center, OH	10,843	2,345	15,440	—	17,785	931	10/5/2011	2000
Glynn Isles Market Brunswick, GA	—	2,578	31,677	—	34,255	2,029	9/29/2011	2007
Greenway Commons Houston, TX	33,000	35,421	28,002	261	63,684	1,473	3/23/2012	2008

ARCP MULTI-TENANT PORTFOLIO

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (continued)
(in thousands)

Description(a)	Encumbrances	Initial Costs to Company		Total Adjustments to Basis	Gross Amount at Which Carried at December 31, 2013(b)(c)	Accumulated Depreciation(d)(e)	Date Acquired	Date Constructed
		Land	Buildings & Improvements
Hillside Town Centre Chicago, IL	$—	$7,677	$16,199	$—	$23,876	$732	9/28/2012	2009
Hobby Lobby Center Greenville, SC	—	2,173	3,858	—	6,031	276	7/22/2011	2003
Indian Lakes Crossing Virginia Beach, VA	7,178	7,010	6,172	—	13,182	319	1/31/2012	2008
Kingsbury Center Chicago, IL	14,500	5,978	18,444	58	24,480	380	4/19/2013	2012
Kohl’s Monroe, MI	5,027	880	4,044	—	4,924	268	6/30/2011	2006
Kohl’s Onalaska, WI	3,550	1,541	5,148	—	6,689	444	12/13/2010	1992
Kohl’s Academy Hixson, TN	—	1,297	8,935	—	10,232	266	11/13/2012	2011
Kohl’s Plaza Napa, CA	—	1,573	15,630	(42)	17,161	982	8/23/2011	1983
Kyle Marketplace Kyle, TX	24,750	5,954	36,810	357	43,121	2,043	12/30/2011	2007
Lakeshore Crossing Gainesville, GA	4,400	2,314	5,802	191	8,307	521	9/15/2010	1994
Midtowne Park Anderson, SC	16,645	5,765	18,119	—	23,884	991	12/20/2011	2008
Nature Coast Commons Spring Hill, FL	22,140	6,114	18,875	887	25,876	1,641	6/11/2011	2009
Naugatuck Valley Shopping Center Waterbury, CT	—	16,375	16,580	—	32,955	57	11/8/2013	2004
Northpoint Shopping Center Cape Coral, FL	—	1,244	8,152	(69)	9,327	617	4/13/2011	2008
Oxford Exchange Oxford, AL	—	3,946	37,509	522	41,977	2,982	4/18/2011	2006
Peninsula Crossing Millsboro, DE	—	2,812	30,713	—	33,525	109	11/27/2013	2008
PetSmart Bellingham, WA	2,526	1,019	2,286	—	3,305	109	4/30/2012	1993
PetSmart/Hallmark Cincinnati, OH	—	942	3,417	—	4,359	211	2/14/2012	1998
Pick N Save Center Wauwatosa, WI	—	2,787	12,081	—	14,868	353	12/21/2012	2012
Pinehurst Square West Bismarck, ND	—	3,690	5,564	—	9,254	623	1/28/2011	2006
Powell Center Lewis Center, OH	—	3,442	10,166	—	13,608	15	12/6/2013	2001
Prairie Market Oswego, IL	12,500	12,997	10,840	107	23,944	982	12/3/2010	2007
Riverside Centre St. Augustine, FL	—	1,368	3,148	267	4,783	253	6/8/2011	2007
San Tan Marketplace Gilbert, AZ	27,400	10,800	40,312	165	51,277	2,008	3/30/2012	2005
Shelby Corners Utica, MI	—	957	2,753	195	3,905	217	7/8/2011	2008

ARCP MULTI-TENANT PORTFOLIO

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (continued)
(in thousands)

Description(a)	Encumbrances	Initial Costs to Company		Total Adjustments to Basis	Gross Amount at Which Carried at December 31, 2013(b)(c)	Accumulated Depreciation(d)(e)	Date Acquired	Date Constructed
		Land	Buildings & Improvements
Sherwood Retail Center Sherwood, AR	$—	$2,143	$3,198	$—	$5,341	$179	6/4/2012	2005
Shoppes at Sherbrooke Lake Worth, FL	—	3,161	5,609	56	8,826	282	4/27/2012	2004
Shoppes at Sugarmill Woods Homosassa, FL	—	882	5,381	113	6,376	320	12/13/2011	2008
Silverado Plaza Tucson, AZ	4,701	1,893	6,914	29	8,836	401	12/22/2011	1998
South Plains Crossing Lubbock, TX	9,708	3,203	10,944	—	14,147	249	4/12/2013	1996
Stonebridge Square Roswell, GA	—	5,124	16,642	—	21,766	139	9/23/2013	2001
Stonebridge Village Flowery Branch, GA	—	7,135	18,683	—	25,818	167	9/12/2013	2008
Summit at Towne Lake Woodstock, GA	—	1,676	9,993	—	11,669	58	10/15/2013	2009
Telegraph Plaza Monroe, MI	—	1,076	5,059	214	6,349	426	6/30/2011	2006
The Forum Fort Myers, FL	—	8,091	20,504	—	28,595	1,599	7/22/2011	2008
The Plaza Queen Creek, AZ	7,290	2,659	9,523	—	12,182	722	8/12/2011	2007
The Shops at Prescott Gateway Prescott, AZ	—	2,760	9,289	—	12,049	56	10/9/2013	2012
The Shoppes on South Main Bowling Green, OH	—	1,670	7,389	—	9,059	14	12/18/2013	2007
Toys R Us/Mr. Hero Parma, OH	—	1,192	2,151	—	3,343	145	4/11/2012	1986
Tractor Supply Alamogordo, NM	1,943	529	2,188	—	2,717	100	4/20/2012	2011
Valley Bend Huntsville, AL	43,500	9,051	55,664	37	64,752	1,520	12/19/2012	2001
Walgreens Springdale, AR	3,025	1,099	3,535	—	4,634	236	6/29/2011	2009
Waterside Marketplace Chesterfield, MI	20,140	8,078	15,727	1,515	25,320	2,182	12/20/2010	2007
West/East Valley Shopping Center Saginaw, MI	—	299	3,111	283	3,693	129	12/31/2012	2009
Saginaw (east), MI	—	729	19,679	277	20,685	808	12/31/2012	1996
Whittwood Town Center Whittier, CA	43,000	35,268	64,535	724	100,527	7,196	8/27/2010	2006
White Oak Village Richmond, VA	34,250	12,243	44,405	153	56,801	1,701	8/30/2012	2008
Widewater Village Uniontown, PA	—	1,785	4,208	—	5,993	248	4/30/2012	2008
Winchester Station Winchester, VA	17,000	4,743	24,731	9	29,483	1,489	9/29/2011	2005
TOTAL:	$576,812	$389,522	$1,211,261	$10,699	$1,611,482	$60,650

(a)	As of December 31, 2013, we owned 65 shopping center properties and 10 single-tenant, freestanding properties.

ARCP MULTI-TENANT PORTFOLIO

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION – (continued)
(in thousands)

(b)	The aggregate cost for federal income tax purposes is approximately $1.7 billion.
(c)	The following is a reconciliation of total real estate carrying value for the years ended December 31, 2013:

Year Ended December 31, 2013
Balance, beginning of period	$1,244,756
Additions
Acquisitions	360,858
Improvements	5,868
Balance, end of period	$1,611,482
(d)	The following is a reconciliation of accumulated depreciation for the years ended December 31, 2013:

Year Ended December 31, 2013
Balance, beginning of period	$31,402
Additions
Acquisitions — Depreciation Expense for Building & Tenant Improvements Acquired	28,665
Improvements — Depreciation Expense for Tenant Improvements & Building Equipment	583
Balance, end of period	$60,650
(e)	The Company’s assets are depreciated or amortized using the straight-line method over the useful lives of the assets by class. Generally, tenant improvements are amortized over the respective lease term and buildings are depreciated over 40 years.
(f)	Subject to ground lease and therefore date constructed is not applicable.